UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

SB ONE BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

MERGER PROPOSAL

YOUR VOTE IS IMPORTANT

Dear Fellow Shareholder:

On March 11, 2020, the board of directors of SB One Bancorp (which we refer to as “SB One”) unanimously approved a merger agreement between SB One and Provident Financial Services, Inc. (which we refer to as “Provident Financial”). SB One is holding an annual meeting of its shareholders to vote on the proposals necessary to complete the merger between SB One and Provident Financial, among other items. If the merger agreement is approved and the merger is subsequently completed, SB One will merge with and into Provident Financial, SB One’s separate corporate existence will cease and Provident Financial will continue as the surviving corporation. Following the completion of the merger, SB One Bank, a New Jersey-chartered commercial bank and wholly-owned subsidiary of SB One, will merge with and into Provident Bank, a New Jersey-chartered savings bank and wholly-owned subsidiary of Provident Financial, with Provident Bank being the surviving bank.

Under the terms of the merger agreement, each outstanding share of SB One common stock will be converted into the right to receive 1.357 shares of Provident Financial common stock. On March 11, 2020, which was the last trading date preceding the public announcement of the proposed merger, the trading price of Provident Financial’s common stock was $16.28, which, after giving effect to the 1.357 exchange ratio, would result in merger consideration with an implied value of approximately $22.09 per share. As of April 30, 2020 the most reasonably practicable date prior to the mailing of this Proxy Statement/Prospectus, the trading price of Provident Financial’s common stock was $14.35, which, after giving effect to the 1.357 exchange ratio, would result in merger consideration with an implied value of approximately $19.47 per share. The common stock of Provident Financial trades on the New York Stock Exchange under the symbol “PFS.” The common stock of SB One trades on the Nasdaq Global Select Market under the symbol “SBBX.” The market price of both Provident Financial common stock and SB One common stock will fluctuate before the completion of the merger; therefore, we urge you to obtain current market quotations for Provident Financial common stock and SB One common stock.

The maximum number of shares of Provident Financial common stock estimated to be issuable upon completion of the merger is 12,868,088. Following the completion of the merger, former SB One shareholders will hold approximately 16.3% of Provident Financial’s common stock.

The market value of the stock consideration will fluctuate with the market price of Provident Financial common stock and will not be known at the time SB One shareholders vote on the merger. However, SB One may terminate the Merger Agreement if, at any time during the five business-day period commencing on the date on which the last required regulatory approval is obtained for consummation of this merger and the bank merger have been obtained (disregarding any waiting period) (the “Determination Date”) if both of the following conditions are satisfied:

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(i) the number obtained by dividing (x) the volume weighted average price of Provident Financial common stock on the New York Stock Exchange for the five consecutive full trading days ending on the trading day immediately prior to the Determination Date, rounded to the nearest one-tenth of a cent, by (y) the volume weighted average price of Provident Financial common stock on the New York Stock Exchange for the five consecutive full trading day period ending on the last trading day immediately preceding the date of the first public announcement of the entry into the Merger Agreement (the “Purchaser Ratio”), is less than 0.80; and

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(ii) (x) the Purchaser Ratio is less than (y) the number obtained by dividing the average of the NASDAQ Bank Index closing prices for the five consecutive full trading days ending on the Determination Date by the average of the NASDAQ Bank Index closing prices for the five consecutive trading day period ending on the last trading day immediately preceding the date of the first public announcement of the entry into the Merger Agreement, and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to as the “Index Ratio”).

However, if SB One chooses to exercise this termination right, Provident Financial has the option, within five business days of receipt of notice from SB One, to adjust the merger consideration and prevent termination under this provision, provided that any adjustment to the merger consideration pursuant to this provision shall be paid in cash.

Your board of directors has unanimously determined that the merger agreement and the merger are in the best interests of SB One and its shareholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the merger, “FOR” the advisory, non-binding proposal to approve the merger-related executive compensation to SB One’s named executive officers and “FOR” the approval of the other proposals described in this Proxy Statement/Prospectus. The merger cannot be completed unless a majority of the votes properly cast vote to approve the merger agreement and the merger.

Your vote is important. To ensure your representation at the annual meeting, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The SB One annual meeting will be held on June 24, 2020 at 9:00 a.m., local time at the offices of SB One, located at 95 State Route 17, Paramus, New Jersey 07652. SB One shareholders may also attend the SB One annual meeting online at https://web.lumiagm.com/268977681 by entering the password “sb2020” (case sensitive) and their control number and vote their shares electronically.

The Proxy Statement/Prospectus provides you with detailed information about the proposed merger, the annual meeting and the documents related to the merger. It also contains or references information about Provident Financial and SB One and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 16 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Voting procedures are described in this Proxy Statement/Prospectus. Your vote is important and I urge you to cast it promptly.

Sincerely,

Anthony Labozzetta

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

The shares of Provident Financial common stock to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This Proxy Statement/Prospectus is dated May 7, 2020, and is first being mailed to SB One’s shareholders on or about May 13, 2020

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This Proxy Statement/Prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Provident Financial, constitutes a prospectus of Provident Financial under the Securities Act of 1933, as amended, which we refer to in this Proxy Statement/Prospectus as the “Securities Act,” with respect to the shares of Provident Financial common stock to be issued to SB One shareholders, as required by the Merger Agreement. This Proxy Statement/Prospectus also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to in this document as the “Exchange Act,” and a notice of meeting with respect to the annual meeting of shareholders of SB One.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from the information contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated May 7, 2020. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement/Prospectus to SB One shareholders nor the issuance by Provident Financial of its common stock in connection with the Merger will create any implication to the contrary.

This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this Proxy Statement/Prospectus regarding Provident Financial has been provided by Provident Financial and information contained in this document regarding SB One has been provided by SB One.

REFERENCES TO ADDITIONAL INFORMATION

Both Provident Financial and SB One file annual, quarterly and special reports, proxy statements and other business and financial information electronically with the SEC. In addition, this Proxy Statement/Prospectus incorporates important business and financial information about Provident Financial from documents filed with the SEC that are not included in or delivered with this Proxy Statement/Prospectus. You can obtain any of the documents filed with or furnished to the SEC by Provident Financial or SB One at no cost from the SEC’s website at www.sec.gov. You will also be able to obtain these documents, free of charge, from Provident Financial at www.providentbank.com under the “Investor Relations” tab and then under “SEC Filings,” or from SB One by accessing SB One’s website at www.sbone.bank under the “About Us- Investor Relations” tab and then under “SEC Filings.” These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

Provident Financial Services, Inc. 239 Washington Street Jersey City, New Jersey 07302 Attention: Investor Relations Department (732) 590-9306	SB One Bancorp 95 State Route 17 Paramus, New Jersey 07652 Attention: Corporate Secretary (844) 256-7328

To obtain timely delivery of these documents, you must request the information no later than June 17, 2020 in order to receive them before SB One’s annual meeting of shareholders.

This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

You should rely only on the information contained in, or incorporated by reference into, this Proxy Statement/Prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated May 7, 2020 and you should assume that the information in this Proxy Statement/Prospectus is accurate only as of such date unless the information specifically indicates that another date applies.

SB ONE BANCORP

95 State Route 17

Paramus, New Jersey 07652

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 24, 2020

NOTICE IS HEREBY GIVEN that an annual meeting of the shareholders of SB One Bancorp will be held on June 24, 2020, at 9:00 a.m., local time at the offices of SB One, located at 95 State Route 17, Paramus, New Jersey 07652. SB One shareholders may also attend the SB One annual meeting online at https://web.lumiagm.com/268977681 by entering the password “sb2020” (case sensitive) and their control number and vote their shares electronically. The annual meeting will be held to consider and vote upon the following matters:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger by and between Provident Financial Services, Inc. and SB One Bancorp (the “Merger Agreement”), dated as of March 11, 2020, pursuant to which SB One Bancorp will merge with and into Provident Financial Services, Inc. (the “Merger”), and to approve the Merger (the “Merger Proposal”);

2. To consider and vote upon an advisory, non-binding proposal to approve the compensation payable to the named executive officers of SB One in connection with the Merger (the “Compensation Proposal”);

3. To approve one or more adjournments of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Merger Proposal or to approve the Compensation Proposal (the “Adjournment Proposal”);

4. To elect three directors to serve three-year terms or until their respective successors have been elected and appointed;

5. To vote on a non-binding advisory resolution on the compensation of our named executive officers;

6. To ratify the appointment of BDO USA, LLP as the registered public accounting firm for the year ending December 31, 2020; and

7. To transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

The Merger is described in more detail in this Proxy Statement/Prospectus, which you should read carefully in its entirety before voting. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus.

Only SB One shareholders of record as of the close of business on May 5, 2020 are entitled to notice of and to vote at the annual meeting of shareholders or any adjournments of the annual meeting.

The SB One board of directors unanimously recommends that holders of SB One common stock vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal, “FOR” the Adjournment Proposal and “FOR” approval of the other proposals described in this Proxy Statement/Prospectus.

Your vote is important. We cannot complete the transactions contemplated by the Merger Agreement unless holders of SB One common stock approve the Merger Proposal. The affirmative vote of a majority of all the votes properly cast by the holders of SB One common stock is required to approve the Merger Proposal.

To ensure your representation at the annual meeting of shareholders, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to SB One in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares of SB One common stock are represented at the annual meeting. This will not prevent you from voting at the annual meeting, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted by following the instructions provided in the Proxy Statement/Prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

BY ORDER OF THE BOARD OF DIRECTORS

Tracy Lehman

Secretary

Paramus, New Jersey

May 7, 2020

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL RECEIVE A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES UNDER SEPARATE COVER.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THIS PROXY STATEMENT/PROSPECTUS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 24, 2020—THIS PROXY STATEMEN/PROSPECTUS AND SB ONE’S 2019 ANNUAL REPORT ON FORM 10-K ARE EACH AVAILABLE AT http://www.snl.com/IRW/CustomPage/4015338/Index?keyGenPage=203214.

LEGAL MATTERS	140

EXPERTS	140

SHAREHOLDER PROPOSALS	140

WHERE YOU CAN FIND MORE INFORMATION	141

PROVIDENT FINANCIAL SERVICES, INC. FILINGS	141

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

The following are answers to certain questions that you may have regarding the Merger and the annual meeting. We urge you to read carefully the remainder of this Proxy Statement/Prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this Proxy Statement/Prospectus.

GENERAL QUESTIONS ABOUT THE MERGER

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A.

Provident Financial Services, Inc. and SB One Bancorp have agreed to merge under the terms of an Agreement and Plan of Merger by and between Provident Financial and SB One, dated as of March 11, 2020, that is described in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A. In order to complete the Merger, the shareholders of SB One must vote to approve and adopt the Merger Proposal. SB One will hold an annual meeting of its shareholders to obtain this approval. The SB One annual meeting will be held on June 24, 2020 at 9:00 a.m., local time at the offices of SB One, located at 95 State Route 17, Paramus, New Jersey 07652. SB One shareholders may also attend the SB One annual meeting online at https://web.lumiagm.com/268977681 by entering the password “sb2020” (case sensitive) and their control number and vote their shares electronically. This Proxy Statement/Prospectus contains important information about the Merger, the Merger Agreement, the annual meeting, and other related matters, and you should read it carefully.

Q:	WHO IS BEING ASKED TO APPROVE THE MERGER?

A:	SB One shareholders are being asked to vote to approve the Merger Proposal.

Under New Jersey law, the Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of a majority of all the votes properly cast by the holders of SB One common stock. By this Proxy Statement/Prospectus, SB One’s board of directors is soliciting proxies from SB One’s shareholders to obtain this approval at the annual meeting of SB One shareholders, as discussed further below.

Q:	WHAT WILL SB ONE SHAREHOLDERS RECEIVE IN THE MERGER?

A:

If the Merger Proposal is approved and the Merger is subsequently completed, each outstanding share of SB One common stock will be converted into the right to receive 1.357 shares (the “Exchange Ratio”) of Provident Financial common stock, plus cash in lieu of fractional shares (the “merger consideration”).

On March 11, 2020, which was the last trading date preceding the public announcement of the proposed Merger, Provident Financial’s common stock price was $16.28, which, after giving effect to the 1.357 exchange ratio, would result in merger consideration with an implied value of approximately $22.09 per share. As of April 30, 2020, the most reasonably practicable date prior to the mailing of this Proxy Statement/Prospectus, Provident Financial’s common stock price was $14.35, which, after giving effect to the 1.357 exchange ratio, would result in merger consideration with an implied value of approximately $19.47.

For more information, see “The Merger—Consideration to be Received in the Merger.”

Q:	ARE SB ONE SHAREHOLDERS ENTITLED TO DISSENTERS’ OR APPRAISAL RIGHTS?

A:

No. Because SB One common stock is traded on the Nasdaq Global Select Market, New Jersey law does not provide for dissenters’ or appraisal rights in connection with the Merger. SB One is incorporated under New Jersey law.

Q:	WHAT WILL HAPPEN TO SB ONE AS A RESULT OF THE MERGER?

A:

At the effective time of the Merger, SB One will merge into Provident Financial, and SB One will cease to exist. Following the Merger, SB One Bank, a New Jersey-chartered commercial bank and wholly-owned subsidiary of SB One, will merge with and into Provident Bank, a New Jersey-chartered savings bank and wholly-owned subsidiary of Provident Financial, with Provident Bank being the surviving bank.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:

We expect the Merger will be completed when all of the conditions to completion contained in the Merger Agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the Merger Proposal by SB One shareholders. We currently expect to complete the Merger during the third quarter of 2020. However, because fulfillment of some of the conditions to completion of the Merger, such as the receipt of required regulatory approvals, is not entirely within our control, we cannot predict the actual timing.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:

If the Merger is not completed, SB One shareholders will not receive any consideration for their shares of common stock in connection with the Merger. Instead, SB One will remain an independent company and its common stock will continue to be listed and traded on the Nasdaq Global Select Market. Under specified circumstances, SB One may be required to pay to Provident Financial a fee with respect to the termination of the Merger Agreement. For more information, please review the sections entitled “The Merger —Terminating the Merger Agreement” and “Termination Fee”.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SB ONE SHAREHOLDERS?

A:

As a condition to the respective obligations of Provident Financial and SB One to each complete the Merger, Provident Financial will receive a legal opinion from Luse Gorman, PC, which we refer to as Luse Gorman, and SB One will receive a legal opinion from Hogan Lovells US LLP, which we refer to as Hogan Lovells, each dated as of the closing date, and each to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, which we refer to as the Code. If you are a United States holder of SB One common stock, generally you should not recognize a gain or loss with respect to the exchange of shares of SB One common stock for shares of Provident Financial common stock in the Merger except with respect to cash received in lieu of a fractional share of Provident Financial common stock.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”.

The tax consequences of the Merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, we urge you to consult your tax advisor to determine the tax consequences of the Merger to you.

Q:	WHAT WILL HAPPEN TO SB ONE EQUITY AWARDS IN THE MERGER?

A:

At the effective time of the Merger, each SB One stock option, whether vested or unvested, that is outstanding and unexercised will be cancelled and converted automatically into the right to receive an amount of cash equal to the product of (i) the excess of (A) the product of (x) the 1.357 exchange ratio and (y) the Provident Closing Price (as defined below), over (B) the exercise price of such SB One stock option, and (ii) the number of shares of SB One common stock subject to said SB One stock option. The Provident Closing Price means the average of the closing sales price of a share of Provident Financial common stock for the ten consecutive trading days ending on the fifth trading day preceding the closing date. Provident Financial, SB One or any SB One subsidiary, as directed by Provident Financial, will pay the stock option consideration, less required withholding taxes, within five business days following the closing date.

Each share of SB One restricted stock outstanding immediately prior to the effective time will fully vest (with any performance-based vesting condition to be determined based upon either: (i) the actual performance of the performance goals as of a date reasonably proximate to the effective time of the Merger based upon pro-rated performance metrics through such date; or (ii) if actual performance is not determinable, achievement at target level) and will be converted at the effective time of the Merger into the right to receive 1.357 shares of Provident Financial common stock, with cash payable in lieu of any fractional shares, and any accrued but unpaid dividends or distributions on such share of SB One restricted stock. The surviving corporation will issue the restricted stock consideration, less applicable tax withholdings, within five business days following the closing date.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT PROVIDENT FINANCIAL AND SB ONE?

A:

You can find more information about Provident Financial and SB One from the various sources described under the section entitled “Where You Can Find More Information” at the end of this Proxy Statement/Prospectus.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL SHAREHOLDERS MEETING

Q:	WHEN AND WHERE WILL SB ONE SHAREHOLDERS MEET?

A:

SB One will hold an annual meeting of its shareholders on June 24, 2020, at 9:00 a.m., local time at the offices of SB One, located at 95 State Route 17, Paramus, New Jersey 07652. SB One shareholders may also attend the SB One annual meeting online at https://web.lumiagm.com/268977681 by entering the password “sb2020” (case sensitive) and their control number and vote their shares electronically.

Q:	WHO CAN VOTE AT THE ANNUAL MEETING?

A:	Holders of record of SB One common stock at the close of business on May 5, 2020, which is the record date for the annual meeting, are entitled to vote at the annual meeting.

Q:	HOW CAN I ATTEND THE ANNUAL MEETING?

A:

SB One shareholders may attend the SB One annual meeting in person at the offices of SB One, located at 95 State Route 17, Paramus, New Jersey 07562. Due to the COVID-19 pandemic, attendance at the SB One annual meeting may be discouraged, restricted or even prohibited by governmental order. We are requesting that shareholders consider the requirements of federal and state governmental agencies when deciding whether or not to attend the annual meeting in person.

Alternatively, SB One shareholder may attend the SB One annual meeting via the Internet at https://web.lumiagm.com/268977681. If you are a shareholder of record as of May 5, 2020, the record date for the annual meeting, you should click on “I have a login,” enter the control number found on your proxy card or Notice of Internet Availability of Proxy Materials you previously received, and enter the password “sb2020” (the password is case sensitive).

If you hold your shares of SB One common stock in “street name” through a broker, bank or other nominee, in order to participate in the annual meeting you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of SB One common stock you held as of the record date, your name and email address. You then must submit a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. Eastern time on June 16, 2020.

If we change the location of the annual meeting, or determine to conduct the meeting solely via a virtual format, we will announce this by means of a press release and/or in a Current Report on Form 8-K that we file with the SEC.

Q:	HOW MANY VOTES MUST BE REPRESENTED AT THE ANNUAL MEETING OR BY PROXY AT THE SB ONE ANNUAL MEETING TO HAVE A QUORUM?

A:	The holders of a majority of the outstanding shares of SB One common stock, present at the annual meeting or represented by proxy, will constitute a quorum at the annual meeting.

Q:	WHAT MATTERS ARE SB ONE SHAREHOLDERS BEING ASKED TO APPROVE AT THE SB ONE ANNUAL MEETING PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS?

A:	SB One shareholders are being asked to approve and adopt the Merger Agreement and approve the Merger. We refer to this proposal as the “Merger Proposal.”

SB One shareholders are also being asked to vote in favor of a non-binding proposal to approve the compensation payable to the named executive officers of SB One in connection with the Merger. We refer to this proposal as the “Compensation Proposal.”

SB One shareholders are also being asked to approve one or more adjournments of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Merger Proposal or to approve the Compensation Proposal. We refer to this proposal as the “Adjournment Proposal.”

SB One shareholders are also being asked to elect three directors to serve three-year terms or until their respective successors have been elected and appointed.

SB One shareholders are also being asked to vote on a non-binding advisory resolution on the compensation of our named executive officers. We refer to this proposal as the “Say-on-Pay Proposal”.

SB One shareholders are also being asked to ratify the appointment of BDO USA, LLP as the registered public accounting firm for the year ending December 31, 2020. We refer to this proposal as the “Auditor Ratification Proposal”.

Finally, SB One shareholders are also being asked to transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Q:	WHAT VOTE BY SB ONE SHAREHOLDERS IS REQUIRED TO APPROVE THE PROPOSALS?

A:	Merger Proposal

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Standard: Assuming a quorum is present at the SB One annual meeting, approval of the Merger Proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal.

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Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the Merger Proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). SB One shareholders must approve the Merger Proposal in order for the Merger to occur. If SB One shareholders fail to approve the Merger Proposal, the Merger will not occur.

Compensation Proposal

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Standard: Approval of the Compensation Proposal (a non-binding proposal) will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal.

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Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the Compensation Proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum).

Adjournment Proposal

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Standard: Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes properly cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal.

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Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the Adjournment Proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum).

Election of Directors

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Standard: Directors will be elected by a plurality of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “FOR” votes cast are elected as directors up to the maximum number of directors to be chosen at the SB One annual meeting. Accordingly, the three nominees receiving the most “FOR” votes will be elected as directors.

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Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the election of directors, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum).

Auditor Ratification Proposal

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Standard: Approval of the Auditor Ratification proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal.

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Effect of abstentions: If you mark “ABSTAIN” on your proxy card, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum).

Say-on-Pay Proposal

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Standard: Approval of the Say-on-Pay proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal.

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Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the Say-on-Pay Proposal, it will not count as a vote properly cast and will have no effect on the proposal.

Q:	ARE THERE ANY VOTING AGREEMENTS WITH EXISTING SB ONE SHAREHOLDERS?

A:

Yes. In connection with entering into the Merger Agreement, each of the directors of SB One and certain SB One executive officers, in their capacities as shareholders, have entered into separate voting agreements, which we refer to as the SB One voting agreements, pursuant to which they agreed to vote their beneficially owned shares of SB One common stock in favor of the Merger Proposal and against alternative transactions. As of the record date for the annual meeting, directors and certain executive officers of SB One, together with their affiliates, had sole or shared voting power over 1,426,390 shares of common stock of SB One, or approximately 15% of the SB One common stock outstanding and entitled to vote at the annual meeting, that are subject to the SB One voting agreements.

Q:	HOW MAY SB ONE SHAREHOLDERS VOTE THEIR SHARES FOR THE ANNUAL MEETING PROPOSALS PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS?

A:	If you are an SB One shareholder of record as of the record date, you can ensure that your shares of SB One common stock are voted at the annual meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it to SB One using the enclosed postage-paid envelope;

•	telephone, by calling toll free 1-800-776-9437 and following the recorded instructions; or

•	the Internet, by accessing the website www.voteproxy.com and following the instructions on the website.

If you intend to submit your proxy through the Internet or by telephone, you must do so by 11:59 p.m. Eastern Time on June 23, 2020, the day before the annual meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the annual meeting. SB One shareholders may also vote during the annual meeting as described below.

If you hold your shares of SB One common stock in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee how to vote in accordance with the instructions you have received from your broker, bank or other nominee.

Q:	WHAT ARE BROKER NON-VOTES?

A:

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee may vote the shares with respect to matters that are considered to be “routine” under New York Stock Exchange Rules (“NYSE”), which govern NYSE brokerage members, but may not vote the shares with respect to “non-routine” matters. The Merger Proposal, the Compensation Proposal, the Adjournment Proposal, the Election of Directors and the Say-on-Pay Proposal are considered “non-routine” and the Auditor Ratification Proposal is considered “routine” under current NYSE rules.

A broker, bank, or other nominee WILL NOT be able to vote your shares with respect to the Merger Proposal or any of the other proposals considered “non-routine” without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker, bank, or other nominee to ensure that all shares of SB One common stock that you own are voted at the annual meeting.

Q:	WILL SB ONE SHAREHOLDERS BE ABLE TO VOTE THEIR SHARES AT THE ANNUAL MEETING?

A:

Yes. Submitting a proxy will not affect the right of any shareholder to vote at the annual meeting. SB One shareholders of record on May 5, 2020 may vote during the annual meeting by (a) attending the annual meeting online at https://web.lumiagm.com/268977681 by entering the password “sb2020” (case sensitive) and their control number or (b) voting in person.

If your shares are held in “street name” through a bank, broker or other nominee, in order to vote during the annual meeting you must first obtain a “legal proxy” from your bank, broker or other nominee and register with American Stock Transfer & Trust Company, LLC as described above in order for you to participate in the annual meeting. You then may vote by following the instructions provided to you by American Stock Transfer & Trust Company.

Q:	MAY AN SB ONE SHAREHOLDER CHANGE OR REVOKE HIS OR HER VOTE AFTER SUBMITTING A PROXY?

A:

Yes. If you are a holder of record of SB One common stock and you have previously submitted your proxy, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the annual meeting:

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delivering a written notice bearing a date later than the date of your proxy card to the corporate secretary of SB One, stating that you revoke your proxy, which notice must be received by SB One prior to the beginning of the annual meeting;

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completing, signing, dating and returning to the corporate secretary of SB One a new proxy card relating to the same shares of SB One common stock and bearing a later date, which new proxy card must be received by SB One prior to the beginning of the annual meeting;

•	casting a new vote through the Internet or by telephone at any time before 11:59 P.M. Eastern Time on June 23, 2020, the day before the annual meeting; or

•	attending the annual meeting and voting at the annual meeting. Any earlier proxy will be revoked. However, simply attending the annual meeting without voting will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow their directions to change your vote.

Q:	WHAT SHOULD A SHAREHOLDER DO IF HE OR SHE RECEIVES MORE THAN ONE SET OF VOTING MATERIALS?

A:

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement/Prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a holder of record and your shares of common stock are registered in more than one name, you will receive more than one proxy card. These should each be voted and/or returned separately in order to ensure that all of your shares of SB One common stock are voted. See section entitled “Annual Meeting of SB One Shareholders—Voting and Revocability of Proxies.”

Q:	WHAT DOES SB ONE’S BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE SEVEN PROPOSALS?

A:

SB One’s board of directors has unanimously determined that the Merger Agreement and the Merger are in the best interests of SB One and its shareholders and unanimously recommends that SB One shareholders vote “FOR” the Merger Proposal. In addition, SB One’s board of directors unanimously recommends that SB One shareholders vote “FOR” approval of the Compensation Proposal, “FOR” the Adjournment Proposal, “FOR” the proposal to elect three directors to serve three-year terms or until their respective successors have been elected and appointed, “FOR” the Say-on-Pay Proposal, and “FOR” the Auditor Ratification proposal.

Q:	ARE THERE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR APPROVAL OF THE MERGER-RELATED PROPOSALS?

A:	Yes. You should read and carefully consider the risk factors set forth in the section of this Proxy Statement/Prospectus entitled “Risk Factors” beginning on page 16.

Q:	WHY ARE SB ONE SHAREHOLDERS BEING ASKED TO APPROVE, ON AN ADVISORY, NON-BINDING BASIS, CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION?

A:

The federal securities laws require SB One to seek a non-binding advisory vote with respect to certain payments that may be made to SB One’s named executive officers under certain existing agreements in connection with the Merger.

Q:	WHAT WILL HAPPEN IF SB ONE SHAREHOLDERS DO NOT APPROVE THE COMPENSATION PROPOSAL AT THE ANNUAL MEETING?

A:

The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on SB One. Therefore, if the Merger Proposal is approved by SB One’s shareholders, the compensation described in the Compensation Proposal could still be paid to the SB One named executive officers, if and to the extent required or allowed under applicable law, even if SB One’s shareholders do not approve the Compensation Proposal.

Q:	WILL THE MERGER-RELATED EXECUTIVE COMPENSATION BE PAID PURSUANT TO THE COMPENSATION PROPOSAL IF THE MERGER IS NOT CONSUMMATED?

A:	No. Payment of the Merger-related executive compensation pursuant to the Compensation Proposal is contingent upon the consummation of the Merger.

Q:	SHOULD SB ONE SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:

No. SB One shareholders SHOULD NOT send in any stock certificates now. If the Merger Proposal is approved, transmittal materials, with instructions for their completion, will be provided to SB One shareholders under separate cover and the stock certificates should be sent at that time. If your shares of SB One common stock are held in book-entry form, you will not be required to take any additional actions. Promptly following the completion of the Merger, shares of SB One common stock held in book-entry form will automatically be exchanged for the Merger consideration.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF SB ONE COMMON STOCK BEFORE THE ANNUAL MEETING?

A:

The record date for SB One shareholders entitled to vote at the annual meeting is earlier than both the date of the annual meeting and the completion of the Merger. If you transfer your shares of SB One common stock after the record date but before the annual meeting, you will, unless special arrangements are made, retain your right to vote at the annual meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	WHAT DO SB ONE SHAREHOLDERS NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this Proxy Statement/Prospectus, we are requesting you vote by mail, by telephone, by Internet or by attending the annual meeting and voting at the annual meeting. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote your SB One shares at the annual meeting as you direct. If you sign and send in a proxy card and do not indicate how you wish to vote, the proxy will be voted “FOR” each of the annual meeting proposals. Alternatively, you can follow the telephone or Internet voting instructions on your proxy card.

Q:	IF I AM AN SB ONE SHAREHOLDER, WHO CAN HELP ANSWER MY QUESTIONS?

A:

If you have any questions about the Merger or the annual meeting, or if you need additional copies of this Proxy Statement/Prospectus or the enclosed proxy card, you should contact SB One’s corporate secretary in writing at 95 State Route 17, Paramus, New Jersey, Attn: Tracy Lehman, or by telephone (844) 256-7328.

SUMMARY

The following summary highlights selected information in this Proxy Statement/Prospectus and may not contain all the information that may be important to you. You should read carefully this entire Proxy Statement/Prospectus, including any Provident Financial document incorporated by reference in this Proxy Statement/Prospectus, and its annexes, because this section may not contain all of the information that may be important to you in determining how to vote. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information.”

The Companies

Provident Financial Services, Inc.

239 Washington Street

Jersey City, New Jersey 07302

(732) 590-9306

Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering “commitment you can count on” since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. Provident Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company. The Provident Bank Foundation has supported all of its markets and communities with assistance with housing, education, health and home care for over 15 years. At December 31, 2019, Provident Financial had total assets of $9.8 billion, total deposits of $7.1 billion and total stockholders’ equity of $1.4 billion.

SB One Bancorp

95 State Route 17

Paramus, New Jersey 07652

(765) 747-2800

SB One Bancorp is the holding company for SB One Bank, a full-service, commercial bank that operates regionally with 18 branch locations in New Jersey and New York. Established in 1975, SB One Bank’s strength is in its ability to build strong personal relationships with its customers and to serve the communities in which it operates. In addition to its branches and loan production offices, SB One Bank offers a full-service insurance agency, SB One Insurance Agency, Inc. and wealth services through SB One Wealth. SB One Bank reinforces its commitment to the communities in which it lives and serves through the SB One Foundation, Inc. which supports various local charitable organizations. At December 31, 2019, SB One had total assets of $2.0 billion, total deposits of $1.5 billion and total shareholders’ equity of $199.2 million.

Annual Meeting of SB One Shareholders; Required Vote (page 42)

An annual meeting of SB One shareholders is scheduled to be held on June 24, 2020 at 9:00 a.m. local time at the offices of SB One, located at 95 State Route 17, Paramus, New Jersey 07652. SB One shareholders may also attend the SB One annual meeting online at https://web.lumiagm.com/268977681 by entering the password “sb2020” (case sensitive) and their control number and vote their shares electronically. At the annual meeting, you will be asked to vote on a proposal to approve the Merger Proposal pursuant to which SB One will merge with and into Provident Financial. You will also be asked to vote on the Compensation Proposal, and the Adjournment Proposal.

You will also be asked to vote on a proposal to elect three directors to serve three-year terms or until their respective successors have been elected and appointed. You will also be asked to vote on a proposal to vote on a non-binding advisory resolution on the compensation of our named executive officers. Finally, you will also be asked to vote on the ratification of the appointment of BDO USA, LLP as the registered public accounting firm for the year ending December 31, 2020. You may also be asked to vote on the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Only SB One shareholders of record as of the close of business on May 5, 2020 are entitled to notice of, and to vote at, the SB One annual meeting and any adjournments or postponements of the meeting.

The holders of a majority of the outstanding shares of SB One common stock, present at the annual meeting or represented by proxy, will constitute a quorum at the annual meeting.

Assuming a quorum is present, approval of the Merger Proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on the proposal, without regard to abstentions or broker non-votes. Additionally, assuming a quorum is present, approval of the Compensation Proposal and the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on the applicable proposal, without regard to abstentions or broker non-votes.

Directors will be elected by a plurality of the votes cast at the annual meeting. Approval of the Say-on-Pay Proposal will require the affirmative vote of a majority of the shares voted on the proposal, without regard to abstentions or broker non-votes. Approval of the Auditor Ratification Proposal will require the affirmative vote of a majority of the shares voted on the proposal, without regard to abstentions.

As of May 5, 2020, the record date for the annual meeting, there were 9,432,466 shares of SB One common stock outstanding and entitled to vote. As of the record date, the directors and executive officers of SB One, as a group, beneficially owned 1,428,695 shares of SB One common stock, not including shares that may be acquired upon the exercise of stock options, representing approximately 15% of the outstanding shares of SB One common stock. In connection with entering into the Merger Agreement, each of the directors of SB One and certain SB One executive officers, in their capacities as shareholders, entered into the SB One voting agreements, pursuant to which they agreed to vote their beneficially owned shares of SB One common stock in favor of the Merger Proposal and against alternative transactions. As of the record date, these directors and executive officers of SB One, together with their affiliates, had sole or shared voting power over 1,426,390 shares of common stock of SB One, or approximately 15% of the SB One common stock outstanding and entitled to vote at the annual meeting, that are subject to the SB One voting agreements.

The Merger and the Merger Agreement (page 46)

The merger of SB One with and into Provident Financial is governed by the Merger Agreement. The Merger Agreement provides that if all of the conditions are satisfied or waived, SB One will be merged with and into Provident Financial, with Provident Financial as the surviving entity. We encourage you to read the Merger Agreement, which is included as Annex A to this Proxy Statement/Prospectus and is incorporated by reference into this Proxy Statement/Prospectus. You should read the Merger Agreement completely and carefully as it is the legal document that governs the Merger.

What SB One Bancorp Shareholders Will Receive in the Merger (page 66)

Under the Merger Agreement, each share of SB One common stock will be exchanged for 1.357 shares of Provident Financial common stock plus cash in lieu of fractional shares. On March 11, 2020, which is the last trading day preceding the public announcement of the proposed Merger, Provident Financial’s common stock price was $16.28, which, after giving effect to the 1.357 exchange ratio, would result in merger consideration with an implied value of approximately $22.09 per share. As of April 30, 2020, the most reasonably practicable date prior to the mailing of this Proxy Statement/Prospectus, Provident Financial’s common stock price was $14.35, which, after giving effect to the 1.357 exchange ratio, would result in merger consideration with an implied value of approximately $19.47 per share.

For more information, see “The Merger—Consideration to be Received in the Merger.”

Comparative Market Prices (page 66)

The following table shows the closing price per share of Provident Financial common stock and the equivalent price per share of SB One common stock, giving effect to the Merger, on March 11, 2020, which is the last day on which shares of Provident Financial common stock traded preceding the public announcement of the proposed Merger, and on April 30, 2020, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus. The equivalent price per share of SB One common stock was computed by multiplying the price of a share of Provident Financial common stock by the 1.357 exchange ratio. See “The Merger—Consideration to be Received in the Merger.”

	Provident Financial Common Stock	Equivalent Price Per Share of SB One Common Stock
March 11, 2020	$16.28	$22.09
April 30, 2020	$14.35	$19.47

Recommendation of SB One Board of Directors (page 45)

The SB One board of directors has unanimously approved the Merger Agreement and the proposed Merger. The SB One board believes that the Merger Agreement, including the Merger, is in the best interests of SB One and its shareholders, and therefore unanimously recommends that SB One shareholders vote “FOR” the Merger Proposal. In reaching this decision, SB One’s board of directors considered a variety of factors, which are described in the section captioned “The Merger—SB One’s Reasons for the Merger; Recommendation of SB One’s Board of Directors.”

In addition, the SB One board of directors unanimously recommends that SB One shareholders vote “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal. The SB One board of directors also unanimously recommends that SB One shareholders vote “FOR” the election of each of the nominees for director, “FOR” the Auditor Ratification Proposal and “FOR” the Say-on-Pay Proposal.

Opinion of SB One’s Financial Advisor (page 53)

In connection with the Merger, SB One’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated March 11, 2020, to the SB One board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of SB One common stock of the exchange ratio in the proposed Merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is included as Annex B to this Proxy Statement/Prospectus. The opinion was for the information of, and was directed to, the SB One board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion does not address the underlying business decision of SB One to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the SB One board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of SB One common stock or any shareholder of any other entity as to how to vote or act in connection with the Merger or any other matter. We encourage you to read the full text of KBW’s written opinion.

Regulatory Matters Relating to the Merger (page 67)

Under the terms of the Merger Agreement, the Merger and subsequent bank merger whereby SB One Bank will merge with and into Provident Bank, require the approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance (the “New Jersey Department”) and the approval, or waiver of formal application and approval requirements, from the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Provident Financial has filed applications with the FDIC and the New Jersey Department to obtain the necessary regulatory approvals and will file a waiver request with the Federal Reserve. As of the date of this Proxy Statement/Prospectus, Provident Financial has not yet received any approvals or waivers from these regulators. While neither Provident Financial nor SB One knows of any reason why the parties would not obtain the approvals or waiver in a timely manner, Provident Financial and SB One cannot be certain when or if such required regulatory approvals or waiver will be obtained.

Conditions to Completing the Merger (page 76)

The completion of the Merger is subject to the fulfillment of a number of conditions, including:

•	approval of the Merger Agreement by SB One shareholders;

•	the absence of any order, decree, injunction, statute, rule or regulation that enjoins or prohibits the consummation of the Merger;

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receipt of all required regulatory approvals or waivers and the expiration of all statutory waiting periods, with none of the regulatory approvals containing any burdensome condition on Provident Financial;

•	effectiveness of the registration statement of which this Proxy Statement/Prospectus is a part;

•	authorization for listing on the New York Stock Exchange of the shares of Provident Financial common stock to be issued in the Merger;

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subject to the materiality standards provided in the Merger Agreement, the continued accuracy of representations and warranties made by Provident Financial and SB One on the date of the Merger Agreement;

•	each party shall have obtained any necessary approvals, authorizations and consents, required to consummate the Merger, except as would not have a material adverse effect on the other party;

•	performance in all material respects by each of Provident Financial and SB One of its respective obligations under the Merger Agreement, unless waived by the other party; and

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receipt by Provident Financial and SB One of an opinion from their respective legal counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Terminating the Merger Agreement (page 89)

The Merger Agreement may be terminated by mutual consent of Provident Financial and SB One at any time prior to the completion of the Merger. Additionally, subject to conditions and circumstances described in the Merger Agreement, either Provident Financial or SB One may terminate the Merger Agreement if, among other things, any of the following occur:

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there is a material breach by the other party of any representation or warranty contained in the Merger Agreement, which breach cannot be cured prior to January 31, 2021 or has not been cured within 30 days after the giving of written notice to such party of such breach, except that neither party has the right to terminate the Merger Agreement unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the Merger Agreement under certain closing conditions;

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there is a material failure to perform or comply with any of the covenants or agreements contained in the Merger Agreement, which breach cannot be cured prior to January 31, 2021 or has not been cured within 30 days after the giving of written notice to such party of such breach, except that neither party has the right to terminate the Merger Agreement unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the Merger Agreement under certain closing conditions;

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the Merger has not been consummated by January 31, 2021, or such later date as agreed to by the parties, unless the failure to complete the Merger by that time was due to such party’s material breach of any representation, warranty, covenant or other agreement provided in the Merger Agreement;

•	SB One shareholders do not approve the Merger Proposal at the SB One annual meeting; or

•	a required regulatory approval is denied or a governmental authority prohibits the consummation of the Merger or imposes a burdensome condition on Provident Financial.

SB One may terminate the Merger Agreement, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

•	(i) the Purchaser Ratio is less than 0.80; and

•	(ii) (x) the Purchaser Ratio is less than (y) the Index Ratio;

However, if SB One chooses to exercise this termination right, Provident Financial has the option, within five business days of receipt of notice from SB One, to adjust the merger consideration and prevent termination under this provision, provided that any adjustment to the merger consideration pursuant to this provision shall be paid in cash.

Provident Financial also may terminate the Merger Agreement if: (x) the SB One Board (i) withdraws, qualifies, amends or modifies its recommendation to approve the Merger, or makes any statement, filing or release, in connection with its shareholders’ meeting or otherwise, inconsistent with its recommendation to approve the Merger, (ii) materially breaches its obligation to call, give notice of and commence its shareholders’ meeting, (iii) approves, recommends or enters into an acquisition agreement with respect to an acquisition proposal (as defined in the Merger Agreement), (iv) fails to publicly recommend against a publicly announced acquisition proposal within five (5) Business Days of being requested to do so by Provident Financial, (v) fails to publicly reconfirm its recommendation of the Merger within five (5) business days of being requested to do so by Provident Financial, except during a period in which the SB One Board is evaluating an acquisition proposal to comply with its fiduciary duties to the SB One’s shareholders, or (vi) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions, or (y) there has been a material breach of SB One’s non-solicitation obligations.

Termination Fee (page 90)

Under certain circumstances described in the Merger Agreement, in connection with the termination of the Merger Agreement, SB One will owe Provident Financial a $9.0 million termination fee. See “The Merger—Termination Fee” for a list of the circumstances under which a termination fee is payable.

Interests of Certain Persons in the Merger that are Different from Yours (page 71)

Certain directors and executive officers of SB One have interests in the Merger that are different from, or in addition to, the interests of SB One shareholders generally. These include:

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Certain directors and executive officers of SB One hold outstanding SB One equity awards and pursuant to the Merger Agreement will receive both accelerated vesting thereof and payments with respect thereto in connection with the Merger;

•	three current SB One board members will be joining the Provident Financial board of directors upon completion of the Merger;

•

all current SB One board members (excluding the directors who are appointed to the Provident Financial and Provident Bank boards of directors) will be invited to join a Provident Financial advisory board to serve for an initial term of two years;

•	continued employment has been offered by Provident Bank to SB One’s President and Chief Executive Officer;

•	severance or other payments that certain executive officers may receive under existing employment or change-in-control agreements; and

•	provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of SB One for events occurring before the Merger.

The SB One board of directors was aware of and considered these interests, among others, in evaluating and recommending to the SB One shareholders that they approve the Merger Agreement and the Merger. For a more detailed discussion of these interests, see “The Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

Agreement Not to Solicit Other Offers (page 85)

SB One has agreed that it will not, and will cause its subsidiaries and its representatives not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Provident Financial) any information or data with respect to SB One or any of its subsidiaries or otherwise relating to an acquisition proposal (it being understood that issuing any press release or furnishing any documents filed or furnished by SB One pursuant to the requirements of Exchange Act would not constitute a violation of SB One’s non-solicitation obligations under the Merger Agreement) (iii) without the prior written consent of Provident Financial, release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SB One is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

However, SB One may take any of the actions described in the above clauses (ii) and (iv) if, among other things, SB One has received a bona fide unsolicited written acquisition proposal that did not result from a breach of its non-solicitation obligations and SB One’s board of directors’ determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined in the Merger Agreement) and it is required to take such actions to comply with its fiduciary duties to SB One’s shareholders under applicable law. For more information, see “The Merger—Agreement Not to Solicit Other Offers”.

Accounting Treatment of the Merger (page 67)

The Merger will be accounted for using the acquisition method in accordance with U.S. generally accepted accounting principles.

Comparison of Shareholder Rights (page 94)

When the Merger is completed, SB One shareholders who receive shares of Provident Financial common stock will become Provident Financial stockholders and their rights will be governed by Delaware law and by Provident Financial’s certificate of incorporation and bylaws. The rights of SB One shareholders will change as a result of the Merger due to differences in Provident Financial’s and SB One governing documents, as well as Provident Financial being governed by Delaware law. See “Comparison of Shareholder Rights” for a summary of the material differences between the respective rights of SB One shareholders and Provident Financial stockholders.

No Appraisal or Dissenters’ Rights (page 44)

Appraisal or dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in that extraordinary transaction. Under the New Jersey law, holders of SB One common stock are not entitled to appraisal rights in the Merger with respect to their shares of SB One common stock because SB One common stock is listed on a national securities exchange.

Material U.S. Federal Income Tax Consequences of the Merger (page 68)

As a condition to the respective obligations of Provident Financial and SB One to each complete the Merger, Provident Financial will receive a legal opinion from Luse Gorman, and SB One will receive a legal opinion from Hogan Lovells, each dated as of the closing date, and each to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, U.S. holders of SB One common stock generally will not recognize any gain or loss on the exchange of shares of SB One common stock for shares of Provident Financial common stock. However, a U.S. holder of SB One common stock generally will recognize gain or loss with respect to cash received instead of a fractional share of Provident Financial common stock that a U.S. holder would otherwise be entitled to receive.

This tax treatment may not apply to all SB One shareholders. Determining the actual tax consequences of the Merger to SB One shareholders can be complicated. SB One shareholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the Merger to SB One shareholders in greater detail, please see the section “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Risk Factors (page 16)

You should consider all the information contained in or incorporated by reference into this Proxy Statement/Prospectus in deciding how to vote for the proposals presented in the Proxy Statement/Prospectus. In particular, you should consider the factors described under “Risk Factors.”

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the section titled “Cautionary Statement About Forward-Looking Statements,” you should consider carefully the risk factors described below in deciding how to vote. You should also read and consider the other information in this Proxy Statement/Prospectus and the other Provident Financial documents incorporated by reference into this Proxy Statement/Prospectus. For more information, see “Where You Can Find More Information,” beginning on page 141.

The economic impact of the COVID-19 outbreak has adversely affected, and is likely to continue to adversely affect, the business and results of operations for each of Provident Financial and SB One and the combined company following the completion of the Merger.

In December 2019, a coronavirus was reported in China, and, in March 2020, the World Health Organization declared COVID-19 a pandemic. On March 12, 2020 the President of the United States declared the COVID-19 outbreak in the United States a national emergency. The COVID-19 pandemic has caused significant economic dislocation in the United States as many state and local governments have ordered non-essential businesses to close and residents to shelter in place at home. This has resulted in an unprecedented slow-down in economic activity and a related increase in unemployment. Since the COVID-19 outbreak, more than 30 million people have filed claims for unemployment, and stock markets have declined in value and in particular bank stocks have significantly declined in value. In response to the COVID-19 outbreak, the Federal Reserve has reduced the benchmark fed funds rate to a target range of 0% to 0.25%, and the yields on 10 and 30-year treasury notes have declined to historic lows. Various state governments and federal agencies are requiring lenders to provide forbearance and other relief to borrowers (e.g., waiving late payment and other fees). The federal banking agencies have encouraged financial institutions to prudently work with affected borrowers and recently passed legislation has provided relief from reporting loan classifications due to modifications related to the COVID-19 outbreak. Certain industries have been particularly hard-hit, including the travel and hospitality industry, the restaurant industry and the retail industry. Finally, the spread of the coronavirus has caused Provident Financial and SB One to modify their business practices, including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences. Both Provident Financial and SB One have many employees working remotely and each may take further actions as may be required by government authorities or that each determines is in the best interests of their employees, customers and business partners.

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the COVID-19 outbreak on Provident Financial’s and SB One’s businesses. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, Provident Financial, SB One and the combined company could be subject to any of the following risks, any of which could have a material, adverse effect on its respective business, financial condition, liquidity, and results of operations:

•	demand for products and services may decline, making it difficult to grow assets and income;

•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	each party’s allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect their net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to either Provident Financial or SB One;

•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on Provident Financial’s or SB One’s assets may decline to a greater extent than the decline in their cost of interest-bearing liabilities, reducing their net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of Provident Financial’s or SB One’s quarterly cash dividend;

•	Provident Financial’s or SB One’s investment portfolio may suffer a substantial decrease in value;

•	Provident Financial’s wealth management revenues may decline with continuing market turmoil;

•	Provident Financial’s or SB One’s cyber security risks are increased as the result of an increase in the number of employees working remotely; and

•

Provident Financial and SB One rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on Provident Financial or SB One.

These factors, among others, together or in combination with other events or occurrences not yet known or anticipated, could adversely affect the operations of the combined company. The Merger and efforts to integrate the businesses of Provident Financial and SB One may also be delayed and adversely affected by the COVID-19 pandemic and become more costly.

Because the price of Provident Financial common stock will fluctuate, SB One shareholders cannot be certain of the market value of the merger consideration.

Upon completion of the Merger, each share of SB One common stock will be converted into the right to receive 1.357 shares of Provident Financial common stock. The dollar value of the Provident Financial common stock that SB One shareholders will receive upon completion of the Merger will depend upon the market value of Provident Financial common stock at the time of completion of the Merger, which may be lower or higher than the closing price of Provident Financial common stock on the last full trading day preceding public announcement that Provident Financial and SB One entered into the Merger Agreement, the last full trading day prior to the date this Proxy Statement/Prospectus was mailed or the date of the SB One annual meeting. The market values of Provident Financial common stock and SB One common stock have varied since Provident Financial and SB One entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations or prospects of Provident Financial and SB One, market assessments of the Merger, regulatory considerations, market and economic considerations, and other factors, most of which are beyond Provident Financial’s and SB One’s control. Accordingly, at the time of the SB One annual meeting, SB One shareholders will not necessarily know or be able to calculate the value of the merger consideration they would be entitled to receive upon completion of the Merger. You should obtain current market quotations for shares of Provident Financial common stock and for shares of SB One common stock.

SB One will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on SB One. These uncertainties may impair SB One’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others who deal with SB One to seek to change existing business relationships with SB One. SB One employee retention and recruitment may be particularly challenging prior to the effective time of the Merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the Merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect SB One’s and Provident Financial’s financial results. In addition, the Merger Agreement requires that SB One operate in the usual, regular and ordinary course of business and restricts SB One from taking certain actions prior to the effective time of the Merger or termination of the Merger Agreement without Provident Financial’s consent in writing. These restrictions may prevent SB One from pursuing attractive business opportunities that may arise prior to the completion of the Merger.

Failure to complete the Merger could negatively impact the stock price and future business and financial results of Provident Financial and SB One.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Merger. Please see the section entitled “The Merger—Conditions to Complete the Merger.” These conditions to complete the Merger may not be fulfilled and, accordingly, the mergers may not be completed. In addition, if the Merger is not completed by January 31, 2021, either Provident Financial or SB One may choose to terminate the Merger Agreement at any time after such date if the failure to consummate the transactions contemplated by the Merger Agreement is not caused by any breach of the Merger Agreement by the party electing to terminate the Merger Agreement, before or after SB One shareholders approval of the Merger Proposal.

If the Merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market prices of Provident Financial common stock and SB One common stock may decline significantly, particularly to the extent that the current market prices reflects a market assumption that the Merger will be consummated. If the consummation of the Merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each party may be materially adversely affected.

In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, as well as the costs and expenses of filing, printing and mailing this Proxy Statement/Prospectus and all filing and other fees paid to the SEC and other regulatory agencies in connection with the Merger. If the Merger is not completed, the parties would have to recognize these expenses without realizing the expected benefits of the Merger. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the Merger, including the diversion of management attention from pursuing other opportunities and the constraints in the Merger Agreement on the ability to make significant changes to each party’s ongoing business during the pendency of the Merger, could have a material adverse effect on each party’s business, financial condition and results of operations.

Additionally, Provident Financial’s or SB One’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger, and the market price of Provident Financial common stock might decline to the extent that the current market price reflects a market assumption that the Merger will be completed. If the Merger Agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the Merger.

Provident Financial may be unable to successfully integrate SB One’s operations or otherwise realize the expected benefits from the Merger, which could adversely affect Provident Financial’s results of operations and financial condition.

The Merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include:

•	integrating personnel with diverse business backgrounds;

•	converting customers to new systems;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of SB One who are expected to be retained by Provident Financial. Provident Financial may not be successful in retaining these employees for the time period necessary to successfully integrate SB One’s operations with those of Provident Financial. The diversion of management’s attention and any delay or difficulty encountered in connection with the Merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Provident Financial following the Merger.

The success of the Merger will depend, in part, on Provident Financial’s ability to realize the anticipated benefits and cost savings from combining the business of SB One with Provident Financial. If Provident Financial is unable to successfully integrate SB One, the anticipated benefits and cost savings of the Merger may not be realized fully or may take longer to realize than expected. For example, Provident Financial may fail to realize the anticipated increase in earnings and cost savings anticipated to be derived from the Merger. In addition, as with regard to any merger, a significant decline in asset valuations or cash flows may also cause Provident Financial not to realize expected benefits.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire SB One.

Until the completion of the Merger, with some exceptions, SB One is prohibited from soliciting, initiating, knowingly encouraging or participating in any discussion of or otherwise considering any inquiry or proposal that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Provident Financial. In addition, SB One has agreed to pay a $9.0 million termination fee to Provident Financial in specified circumstances. These provisions could discourage other companies that may have an interest in acquiring SB One from considering or proposing such an acquisition even though those other companies might be willing to offer greater value to SB One’s shareholders than Provident Financial has offered in the Merger. The payment of the termination fee could also have a material adverse effect on SB One’s financial condition.

SB One’s directors and executive officers have interests that are different from, or in addition to, interests of SB One shareholders generally.

You should be aware that certain directors and executive officers of SB One have interests in the Merger that are different from, or in addition to, the interests of SB One shareholders generally. These include: (i) certain directors and executive officers of SB One hold outstanding SB One equity awards and pursuant to the Merger Agreement will receive both accelerated vesting thereof and payments with respect thereto in connection with the Merger; (ii) three current SB One board members will be joining the Provident Financial board of directors upon completion of the Merger; (iii) all current SB One board members (excluding the directors who are appointed to the Provident Financial and Provident Bank boards of directors) will be invited to join a Provident Financial advisory board to serve for an initial term of two years; (iv) continued employment has been offered by Provident Bank to SB One’s President and Chief Executive Officer; (v) severance or other payments that certain executive officers may receive under existing employment or change-in-control agreements; and (vi) provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of SB One for events occurring before the Merger. For a more detailed discussion of these interests, see “The Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

SB One shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

SB One shareholders currently have the right to vote in the election of the SB One board of directors and on various other matters affecting SB One. Upon the completion of the Merger, each SB One shareholder will become a shareholder of Provident Financial with a percentage ownership of the combined organization that is significantly smaller than the shareholder’s percentage ownership of SB One. It is expected that the former shareholders of SB One as a group will receive shares in the Merger constituting approximately 16.3% of the outstanding shares of Provident Financial common stock immediately after the Merger, representing less than a majority of the ownership and voting power of Provident Financial. As a result, SB One shareholders will have significantly less influence on the management and policies of Provident Financial than they now have on the management and policies of SB One.

The shares of Provident Financial common stock to be received by SB One shareholders as a result of the Merger will have different rights from shares of SB One common stock.

Following completion of the Merger, SB One shareholders who receive the merger consideration will no longer be shareholders of SB One but will instead be stockholders of Provident Financial. There will be differences between the current rights of SB One shareholders and the rights of Provident Financial stockholders that may be important to SB One shareholders. See “Comparison of Shareholder Rights” for a discussion of the different rights associated with Provident Financial common stock and SB One common stock.

The opinion received by SB One’s board of directors from SB One’s financial advisor prior to the signing of the Merger Agreement does not reflect changes in circumstances subsequent to the date of the opinion.

KBW, SB One’s financial advisor in connection with the Merger, delivered to the board of directors of SB One an opinion dated March 11, 2020 as to the fairness, from a financial point of view, of the exchange ratio in the Merger. The opinion does not speak as of the time the Merger will be completed or any date other than the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Provident Financial or SB One, changes in general market and economic conditions or regulatory or other factors such as the worsening COVID-19 pandemic. Any such changes may materially alter or affect the relative values of Provident Financial and SB One.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

Before the Merger may be completed, various approvals and consents must be obtained from regulatory entities. These regulators may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Any such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of Provident Financial following the Merger.

Either Provident Financial or SB One may terminate the Merger Agreement if the Merger has not been completed by January 31, 2021, unless the failure of the Merger to be completed has resulted from the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement.

Goodwill incurred in the Merger may negatively affect Provident Financial’s financial condition.

To the extent that the value of the shares of Provident Financial common stock issued or to be issued in the Merger exceeds the fair value of the net assets of SB One, including identifiable intangibles, that amount will be reported as goodwill by Provident Financial. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the Merger could adversely impact the carrying value of the goodwill recognized in the Merger, and in turn negatively affect Provident Financial’s financial condition.

The price of Provident Financial common stock might decrease after the Merger.

Upon completion of the Merger, holders of SB One common stock will become shareholders of Provident Financial. Provident Financial common stock could decline in value after the Merger. For example, during the twelve-month period ending on April 30, 2020 (the most recent practicable date before the printing of this Proxy Statement/Prospectus), the closing price of Provident Financial common stock varied from a low of $9.69 to a high of $26.77 and ended that period at $14.35. The market value of Provident Financial common stock fluctuates based upon general market conditions, Provident Financial’s business and prospects and other factors. Further, the market price of Provident Financial common stock after the Merger may be affected by factors different from those currently affecting the common stock of Provident Financial or SB One. The businesses of SB One and Provident Financial differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of SB One and Provident Financial. For a discussion of the businesses of SB One and Provident Financial and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this Proxy Statement/Prospectus and referred to under “Where You Can Find More Information” beginning on page 141.

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations of Provident Financial after the Merger may differ materially.

The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Provident Financial’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the SB One identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based on the actual purchase price and the fair value of the assets and liabilities of SB One as of the date of the completion of the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

SB One shareholders do not have appraisal or dissenters’ rights in the Merger.

Appraisal or dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in that extraordinary transaction. Under the New Jersey law, holders of SB One common stock are not entitled to appraisal rights in the Merger with respect to their shares of SB One common stock because SB One common stock is listed on a national securities exchange.

Risks Relating to SB One’s Business

If the bank regulators impose limitations on SB One’s commercial real estate lending activities, SB One’s earnings could be adversely affected.

In 2006, the FDIC, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (collectively, the “Agencies”) issued joint guidance entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” (the “CRE Guidance”). Although the CRE Guidance did not establish specific lending limits, it provides that a bank’s commercial real estate lending exposure may receive increased supervisory scrutiny where total non-owner occupied commercial real estate loans, including loans secured by apartment buildings, investor commercial real estate and construction and land loans, represent 300% or more of an institution’s total risk-based capital and the outstanding balance of the commercial real estate loan portfolio has increased by 50% or more during the preceding 36 months. SB One’s level of non-owner occupied commercial real estate equaled 247% of SB One Bank’s total risk-based capital at December 31, 2019.

In December 2015, the Agencies released a new statement on prudent risk management for commercial real estate lending (the “2015 Statement”). In the 2015 Statement, the Agencies express concerns about easing commercial real estate underwriting standards, direct financial institutions to maintain underwriting discipline and exercise risk management practices to identify, measure and monitor lending risks, and indicate that the Agencies will continue “to pay special attention” to commercial real estate lending activities and concentrations going forward. If the FDIC, SB One Bank’s primary federal regulator were to impose restrictions on the amount of commercial real estate loans SB One can hold in its portfolio, or require higher capital ratios as a result of the level of commercial real estate loans SB One holds, SB One’s earnings would be adversely affected.

SB One’s allowance for loan losses may not be adequate to cover actual losses.

Like all financial institutions, SB One maintains an allowance for loan losses to provide for loan defaults and nonperformance. SB One’s allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses could materially and adversely affect the results of SB One’s operations. In addition to periodic reviews by an independent loan review function, risks within the loan portfolio are analyzed on a continuous basis by management and by the SB One board of directors. A risk system, consisting of multiple-grading categories, is utilized as an analytical tool to assess risk and the appropriate level of loss reserves. Along with the risk system, management further evaluates risk characteristics of the loan portfolio under current economic conditions and considers such factors as the financial condition of the borrowers, past and expected loan loss experience and other factors management feels deserve recognition in establishing an adequate reserve. This risk assessment process is performed at least quarterly and any necessary adjustments are realized in the periods in which they become known. The amount of future losses is susceptible to changes in economic, operating and other conditions, including impacts of the COVID-19 pandemic and changes in interest rates that may be beyond SB One’s control, and these losses may exceed current estimates. State and federal regulatory agencies, as an integral part of their examination process, review SB One’s loans and allowance for loan losses and have in the past required an increase in its allowance for loan losses. Although SB One believes that its allowance for loan losses is adequate to cover probable and reasonably estimated losses, SB One cannot assure you that it will not further increase the allowance for loan losses, including as a result of the COVID-19 pandemic and the related adverse local and national economic consequences or otherwise, or that its regulators will not require SB One to increase this allowance. Either of these occurrences could adversely affect SB One’s earnings.

If SB One’s non-performing assets increase, its earnings will be negatively impacted.

At December 31, 2019, SB One’s non-performing assets (“NPAs”) (which consist of non-accrual loans, loans 90 days or more delinquent, performing troubled debt restructurings and foreclosed real estate assets) totaled $16.7 million, which was a decrease of $9.1 million or 35.3% from December 31, 2018. However, SB One can give no assurance that its NPAs will decrease and SB One may experience further increases in NPAs in the future, including as a result of the COVID-19 pandemic and the related adverse local and national economic consequences or otherwise. SB One’s NPAs adversely affect its net income in various ways. SB One does not record interest income on non-accrual loans or real estate owned. SB One must reserve for estimated credit losses, which are established through a current period charge to the provision for loan losses, and from time to time, if appropriate, SB One must write down the value of properties in the other real estate owned portfolio to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs, including taxes, insurance and maintenance related to SB One’s other real estate owned. Further, the resolution of NPAs requires the active involvement of management, potentially distracting them from the overall supervision of SB One’s operations and other income-producing activities.

SB One’s earnings may not grow if SB One is unable to successfully attract core deposits and lending opportunities and exploit opportunities to generate fee-based income.

SB One has experienced growth, and its future business strategy is to continue to expand. Historically, the growth of SB One’s loans and deposits has been the principal factor in the increase in its net-interest income. In the event that SB One is unable to execute its business strategy of continued growth in loans and deposits, SB One’s earnings could be adversely impacted. SB One’s ability to continue to grow depends, in part, upon its ability to expand its market share, to successfully attract core deposits and identify loan and investment opportunities, as well as opportunities to generate fee-based income. SB One’s ability to manage growth successfully will also depend on whether it can continue to efficiently fund asset growth and maintain asset quality and cost controls, as well as on factors beyond SB One’s control, such as economic conditions and interest-rate trends.

SB One does not have any control over the commissions its insurance business expects to earn on the sale of insurance products, which are based on premiums and commission rates set by insurers and the conditions prevalent in the insurance market.

The revenues of SB One’s fee-based insurance business are derived primarily from commissions from the sale of insurance policies, which commissions are generally calculated as a percentage of the policy premium. Commission rates and premiums can change based on the prevailing economic and competitive factors that affect insurance underwriters, including as a result of the COVID-19 pandemic and the related adverse local and national economic consequences or otherwise. In addition, the insurance industry has been characterized by periods of intense price competition due to excessive underwriting capacity and periods of favorable premium levels due to shortages of capacity. SB One cannot predict the timing or extent of future changes in commission rates or premiums or the effect any of these changes will have on the operations of its insurance business.

Changes in interest rates could adversely affect SB One’s results of operations and financial condition.

SB One’s profitability, like that of most financial institutions, depends substantially on its net interest income, which is the difference between the interest income earned on SB One’s interest-earning assets and the interest expense paid on SB One’s interest-bearing liabilities. Increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans. In addition, as market interest rates rise, SB One will have competitive pressures to increase the rates it pays on deposits, which will result in a decrease of SB One’s net interest income.

SB One also is subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities as borrowers refinance to reduce borrowing costs. Under these circumstances, SB One is subject to reinvestment risk to the extent that it is unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities.

SB One may experience impairments of goodwill or other intangible assets in the future.

As of December 31, 2019, SB One’s consolidated balance sheet included goodwill of $27.3 million and other intangible assets of $1.7 million. SB One’s business acquisitions typically result in goodwill and other intangible assets, which affect the amount of future period amortization expense and possible impairment expense. SB One makes estimates and assumptions in valuing such intangible assets that affect SB One’s consolidated financial statements. In accordance with GAAP, SB One’s goodwill and indefinite-lived intangible assets are not amortized, but are tested for impairment annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that an asset might be impaired. Impairment testing incorporates the current market price of SB One’s common stock, the estimated fair value of its assets and liabilities, and certain information of similar companies. Impairment testing may be based on valuation models that estimate fair value. In preparing the valuation models, SB One considers a number of factors, including operating results, business plans, economic conditions, future cash flows, and transactions and market data. There are inherent uncertainties related to these factors and SB One’s judgment in applying them to the impairment analyses, including as a result of the COVID-19 pandemic and the related adverse local and national economic consequences or otherwise. It is possible that future impairment testing could result in a decline in fair value of SB One’s goodwill or other intangible assets, which may be less than the carrying value, and, as a result may adversely affect SB One’s financial condition. If SB One determines that impairment exists at a given point in time, its earnings and the book value of goodwill or other related intangible asset will be reduced by the amount of the impairment. If SB One records an impairment loss related to its goodwill or other intangible assets, it could have a material adverse effect on SB One’s business, financial condition, results of operations, cash flows and the trading price of SB One’s securities. Notwithstanding the foregoing, the results of impairment testing on SB One’s goodwill or other intangible assets have no impact on SB One’s tangible book value or regulatory capital levels.

SB One operates in a highly-regulated environment and are subject to extensive government supervision and regulation that affects its operations and may adversely impact its business.

SB One is subject to extensive federal and state supervision and regulation that govern nearly all aspects of its operations and can have a material impact on its business. Financial regulatory authorities have significant discretion regarding the supervision, regulation and enforcement of banking laws and regulations.

Banking and insurance laws, regulations and policies are subject to amendment by Congress, the State of New Jersey and federal and state financial regulatory agencies. Changes to statutes, regulations or policies, including changes in the administrative interpretation of regulations or policies, could materially impact SB One’s business. These changes could impose additional costs on SB One and limit the types of financial products and services that SB One may offer its customers. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose significant compliance costs. Failure to comply with any laws, regulations or policies could result in sanctions by financial regulatory agencies, including civil money penalties, private lawsuits or reputational damage, any of which could adversely affect SB One’s business or results of operations. While SB One has policies and procedures designed to prevent such violations, there can be no assurance that violations will not occur.

Since the 2008 global financial crisis, financial institutions have been subject to increased scrutiny from Congress, state legislatures and federal and state financial regulatory agencies. The Dodd-Frank Act, among other laws and regulations, has increased SB One’s costs of doing business and resulted in decreased revenues and net income. Several mandates of the Dodd-Frank Act are still subject to further rulemaking and could have adverse implications on the financial industry, the competitive environment and SB One’s ability to conduct business. SB One cannot provide assurance that future changes in laws, regulations and policies will not adversely affect its business.

State and federal financial regulatory agencies periodically conduct examinations of SB One’s business, including for compliance with laws and regulations, and SB One’s failure to comply with any supervisory actions to which SB One is or becomes subject as a result of such examinations may adversely affect its business.

Federal and state financial regulatory agencies periodically conduct examinations of SB One’s business, including SB One’s compliance with laws and regulations. If, as a result of an examination, an agency were to determine that the financial, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of any of SB One’s operations had become unsatisfactory, or violates any law or regulation, federal financial agencies may take several different remedial or enforcement actions it deems appropriate to correct any deficiency. Such actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in the bank’s capital, to restrict the bank’s growth, to assess civil monetary penalties against the bank’s officers or directors, to remove officers and directors and, if the FDIC concludes that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate SB One’s deposit insurance. The Department, as the supervisory and regulatory authority for state-chartered banks, has similar enforcement powers with respect to SB One’s banking business and insurance agency. The CFPB has the authority to take enforcement actions, including cease-and-desist orders or civil monetary penalties against SB One if it finds that SB One offers consumer financial products and services in violation of federal consumer financial protection laws.

If SB One were unable to comply with future regulatory directives, or if SB One were unable to comply with the terms of any future supervisory requirements to which it may become subject, then SB One could become subject to a variety of supervisory actions and orders, including cease and desist orders, prompt corrective actions, MOUs, and/or other regulatory enforcement actions. If SB One’s financial regulators were to take such supervisory actions, then SB One could, among other things, become subject to greater restrictions on its ability to develop any new business, as well as restrictions on its existing business, and SB One could be required to raise additional capital, dispose of certain assets and liabilities within a prescribed period of time, or both. Failure to implement remedial measures as required by financial regulatory agencies could result in additional orders or penalties from federal and state regulators, which could result in one or more of the remedial actions described above. The terms of any supervisory action and associated consequences with any failure to comply with any supervisory action could have a material negative effect on SB One’s business, operating flexibility and overall financial condition.

There is a risk that SB One may not be repaid in a timely manner, or at all, for loans it makes.

The risk of non-payment (or deferred or delayed payment) of loans is inherent in commercial banking. Such non-payment, or delayed or deferred payment of loans to SB One, if they occur, may have a material adverse effect on SB One’s earnings and overall financial condition. Additionally, in compliance with applicable banking laws and regulations, SB One maintains an allowance for loan losses created through charges against earnings. As of December 31, 2019, SB One’s allowance for loan losses was $10.3 million. As a result of the impact of the COVID-19 outbreak, SB One may have to increase its allowance for loan losses if borrowers experience financial difficulties beyond deferment periods, which will adversely SB One’s net income. SB One’s marketing focus on small to medium-size businesses may result in the assumption by SB One of certain lending risks that are different from or greater than those which would apply to loans made to larger companies. SB One seeks to minimize its credit risk exposure through credit controls, which include evaluation of potential borrowers’ available collateral, liquidity and cash flow. However, there can be no assurance that such procedures will actually reduce loan losses.

Uncertainty surrounding the elimination of LIBOR and the proposed transition to SOFR may adversely affect SB One’s business.

The U.S. dollar-denominated London Interbank Offered Rate (“LIBOR”) is used to calculate interest rates for numerous types of debt obligations. The U.K. Financial Conduct Authority (“FCA”) has determined that LIBOR should no longer be used as a benchmark rate. In anticipation of the elimination of LIBOR, the U.S. Federal Reserve established Alternative Reference Rates Committee (“ARRC”) to select a replacement for U.S. Dollar LIBOR. ARRC, comprised of a group of large domestic banks and regulators, has voted to use a benchmark, known as the Secured Overnight Financing Rate (“SOFR”). SOFR is based on short-term loans backed by Treasury securities, known as repurchase agreements or “repo” trades. ARRC has announced a paced transition plan for this new rate, including specific steps and timeliness designed to encourage adoption of SOFR. As of December 31, 2019, the Company has exposure of $417.7 million in notional amount of financial assets and liabilities in investments and derivatives, including off-balance sheet instruments, which are LIBOR-based. The Company has not determined the extent to which the elimination of LIBOR and the transition to SOFR will have any material impact on these instruments.

SB One is in competition with many other financial service providers, including larger commercial banks which have greater resources than SB One.

The banking industry within SB One’s trade area is highly competitive. SB One’s principal market area is also served by branch offices of large commercial banks and thrift institutions. In addition, the Gramm-Leach-Bliley Financial Modernization Act of 1999 permits other financial entities, such as insurance companies and securities firms, to acquire or form financial institutions, thereby further increasing competition. A number of SB One’s competitors have substantially greater resources than SB One does to expend upon advertising and marketing, and their substantially greater capitalization enables them to make much larger loans. SB One’s success depends upon its ability to serve small business clients in a more responsive manner than the large and mid-size financial institutions against whom SB One competes in its principal market area. In addition to competition from larger institutions, SB One also faces competition for individuals and small businesses from recently formed banks seeking to compete as “home town” institutions. Most of these new institutions have focused their marketing efforts on the smaller end of the small business market SB One serves

SB One depends on its executive officers and key personnel to continue the implementation of SB One’s long-term business strategy and could be harmed by the loss of their services.

SB One believes that its continued growth and future success will depend in large part upon the skills of its management team. The competition for qualified personnel in the financial services industry is intense, and the loss of SB One’s key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect its business. SB One cannot assure you that it will be able to retain its existing key personnel or attract additional qualified personnel. SB One has employment agreements and/or change in control agreements with its Chief Executive Officer, Chief Financial Officer, Chief Banking Officer, Chief Operating Officer, Senior Executive Vice President of Regional Banking, Market Executive and Chief Executive Officer of SB One Insurance, and the loss of the services of one or more of SB One’s executive officers and key personnel could impair its ability to continue to develop its business strategy.

Changes in local economic conditions could adversely affect SB One’s loan portfolio.

SB One’s success depends to a great extent upon the general economic conditions of the local markets that it serves. Unlike larger banks that are more geographically diversified, SB One provides banking and financial services primarily to customers in the New Jersey and New York markets in which SB One has branches, so any decline in the economy of this specific region could have an adverse impact on SB One.

The ability of SB One’s borrowers to repay their loans, SB One’s financial results, the credit quality of SB One’s existing loan portfolio, and the ability to generate new loans with acceptable yield and credit characteristics has been and may continue to be adversely affected by changes in prevailing economic conditions, including impacts of the COVID-19 outbreak, declines in real estate values, changes in interest rates, adverse employment conditions and the monetary and fiscal policies of the federal government. SB One cannot assure you that negative trends or developments would not have a significant adverse effect on SB One.

SB One cannot predict how changes in technology will impact SB One’s business.

The financial services market, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, automation, internet-based banking, telephone banking, and debit cards and so-called “smart cards.”

SB One’s ability to compete successfully in the future will depend on whether SB One can anticipate and respond to technological changes. To develop these and other new technologies, SB One will likely have to make additional capital investments. Although SB One continually invests in new technology, SB One cannot assure you that it will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

The risks presented by acquisitions could adversely affect SB One’s financial condition and results of operations.

From time to time SB One may pursue growth through strategic acquisitions of assets or companies. Acquisitions are subject to many risks, including potential loss of significant customers or key personnel of the acquired business as a result of the change in ownership, difficulty integrating the operations of the acquired business or achieving targeted efficiencies, the incurrence of substantial costs and expenses related to the acquisition effort, and diversion of management’s attention from other aspects of SB One’s business operations. For example, SB One may face integration challenges as it continues to fully integrate the operations of Community Bank of Bergen County, NY and Enterprise Bank NJ, both of which were acquired in 2018.

Acquisitions may also cause SB One to incur debt or result in dilutive issuances of its equity securities. SB One’s acquisitions may cause large one-time expenses or create goodwill or other intangible assets that could result in significant impairment charges in the future. SB One also makes various estimates and assumptions in order to determine purchase price allocation and estimate the fair value of assets acquired and liabilities assumed. If SB One’s estimates or assumptions used to value these assets and liabilities vary from actual or future projected results, SB One may be exposed to losses, including impairment losses, which could be material.

SB One does not provide any assurance that it will be able to successfully integrate the operations of any acquired businesses into its operations or achieve the expected benefits of any acquisitions. The failure to successfully integrate newly acquired businesses or achieve the expected benefits of strategic acquisitions in the future could have an adverse effect on SB One’s financial condition, results of operations or cash flows. SB One may not complete a potential acquisition for a variety of reasons, but it may nonetheless incur material costs in the preliminary stages of evaluating and pursuing such an acquisition that it cannot recover.

SB One faces cybersecurity risks and risks associated with security breaches which have the potential to disrupt its operations, cause material harm to its financial condition, result in misappropriation of assets, compromise confidential information and/or damage its business relationships and can provide no assurance that the steps SB One and its service providers take in response to these risks will be effective.

SB One faces cybersecurity risks and risks associated with security breaches or disruptions such as those through cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to emails, social engineering and phishing schemes or persons inside SB One’s organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusions, including by computer hackers, nation-state affiliated actors, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. These incidents may result in disruption of SB One’s operations, material harm to its financial condition, cash flows and the market price of its common stock, misappropriation of assets, compromise or corruption of confidential information collected in the course of conducting its business, liability for stolen information or assets, increased cybersecurity protection and insurance costs, regulatory enforcement, litigation and damage to its stakeholder relationships. These risks require continuous and likely increasing attention and other resources from SB One to, among other actions, identify and quantify these risks, upgrade and expand its technologies, systems and processed to adequately address them and provide periodic training for its employees to assist them in detecting phishing, malware and other schemes. Such attention diverts time and other resources from other activities and there is no assurance that SB One’s efforts will be effective.

In the normal course of business, SB One collects and retains certain personal information provided by its customers, employees and vendors. SB One also relies extensively on computer systems to process transactions and manage its business. SB One can provide no assurance that the data security measures designed to protect confidential information on its systems established by SB One will be able to prevent unauthorized access to this personal information. There can be no assurance that SB One’s efforts to maintain the security and integrity of the information SB One and its service providers collect and its and their computer systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed not be detected and, in fact, may not be detected. Accordingly, SB One may be unable to anticipate these techniques to implement adequate security barriers or other preventative measures, and thus it is impossible for SB One to entirely mitigate this risk.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this document are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Provident Financial’s or SB One’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “projections,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the Merger or the bank merger, including future financial and operating results of Provident Financial, SB One or the combined company following the Merger, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the Merger, financing plans and the availability of capital, the likelihood of success and impact of litigation and other statements that are not historical facts. These statements are only predictions based on Provident Financial’s and SB One’s current expectations and projections about future events. There are important factors that could cause Provident Financial’s and SB One’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors.”

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. In addition to factors previously disclosed in Provident Financial’s and SB One’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	the effects of the COVID-19 pandemic on the economy generally and on Provident Financial and SB One in particular;

•	the inability to close the Merger and the bank merger in a timely manner;

•	failure to obtain applicable regulatory approvals and meet other closing conditions to the Merger on the expected terms and schedule;

•	the potential impact of announcement or consummation of the proposed Merger with SB One on relationships with third parties, including customers, employees, and competitors;

•	business disruption following the Merger;

•	difficulties and delays in integrating the Provident Financial and SB One businesses or fully realizing cost savings and other benefits;

•	Provident Financial’s potential exposure to unknown or contingent liabilities of SB One;

•	the challenges of integrating, retaining, and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the Merger;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	changes in Provident Financial’s stock price before closing, including as a result of the financial performance of SB One prior to closing;

•

operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which Provident Financial and SB One are highly dependent;

•

changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action and other changes pertaining to banking, securities, taxation, housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve;

•

changes in interest rates, which may affect Provident Financial’s or SB One’s net income, prepayment penalty income, and other future cash flows, or the market value of Provident Financial’s or SB One’s assets, including its investment securities;

•	potential changes to the federal tax code;

•	changes in accounting principles, policies, practices, or guidelines;

•	changes in Provident Financial’s ability to access the capital markets;

•	natural disasters, war, terrorist activities or pandemics; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting Provident Financial’s or SB One’s operations, pricing, and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond Provident Financial’s or SB One’s control.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

For any forward-looking statements made in this document or in any documents incorporated by reference into this document, Provident Financial and SB One claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of the applicable document incorporated by reference in this document. Except to the extent required by applicable law, Provident Financial and SB One do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the Merger or other matters addressed in this document and attributable to Provident Financial, SB One, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF

PROVIDENT FINANCIAL SERVICES, INC.

The following selected consolidated financial information for the fiscal years ended December 31, 2015 through December 31, 2019 is derived from audited financial statements of Provident Financial. This information is only a summary, and you should read it in conjunction with Provident Financial’s consolidated financial statements and the related notes contained in Provident Financial’s periodic reports filed with the SEC that have been incorporated by reference into this Proxy Statement/Prospectus. For more information, see “Where You Can Find More Information,” beginning on page 141.

	At December 31,
	2019	2018	2017	2016	2015
	(in thousands)
Selected Consolidated Financial Data:
Total assets	$9,808,578	$9,725,769	$9,845,274	$9,500,465	$8,911,657
Loans, net(1)	7,277,360	7,195,026	7,265,523	6,941,603	6,476,250
Held to maturity debt securities	453,629	479,425	477,652	488,183	473,684
Available for sale debt securities	976,919	1,063,079	1,037,154	1,039,837	964,014
Deposits	7,102,609	6,830,122	6,714,166	6,553,629	5,923,987
Borrowed funds	1,125,146	1,442,282	1,742,514	1,612,745	1,707,632
Shareholders’ equity	1,413,840	1,358,980	1,298,661	1,251,781	1,196,065

(1)	Loans are shown net of allowance for loan losses, deferred fees and unearned discount.

	For the Year Ended December 31,
	2019	2018	2017	2016	2015
	(in thousands except per share data)
Selected Consolidated Operating Data:
Total interest income	$371,470	$359,829	$323,846	$302,315	$291,781
Total interest expense	73,497	59,153	45,644	43,748	41,901

Net interest income	297,973	300,676	278,202	258,567	249,880
Provision for loan losses	13,100	23,700	5,600	5,400	4,350

Net interest income after provision for loan losses	284,873	276,976	272,602	253,167	245,530
Non-interest income	63,794	58,676	55,697	55,393	55,222
Non-interest expense	201,579	191,735	187,822	183,778	180,589

Income before income tax expense	147,088	143,917	140,477	124,782	120,163
Income tax expense	34,455	25,530	46,528	36,980	36,441

Net income	$112,633	$118,387	$93,949	$87,802	$83,722

Earnings per share:
Basic	$1.74	$1.82	$1.46	$1.38	$1.33
Diluted	$1.74	$1.82	$1.45	$1.38	$1.33

	For the Year Ended December 31,
	2019	2018	2017	2016	2015
Selected Financial Ratios and Other Data:(1)
Return on average assets	1.15%	1.22%	0.99%	0.95%	0.96%
Return on average equity	8.07%	8.93%	7.28%	7.12%	7.12%
Average net interest rate spread	3.10%	3.20%	3.07%	2.98%	3.07%
Net interest margin(2)	3.35%	3.39%	3.21%	3.11%	3.20%
Average interest-earnings assets to average interest-bearing liabilities	1.31%	1.29%	1.27%	1.25%	1.24%
Non-interest income to average total assets	0.65%	0.60%	0.58%	0.60%	0.64%
Non-interest expenses to average total assets	2.05%	1.97%	1.97%	1.99%	2.07%
Efficiency ratio(3)	55.72%	53.36%	56.25%	58.54%	59.19%
Non-performing loans to total loans	0.55%	0.35%	0.48%	0.61%	0.68%
Non-performing assets to total assets	0.44%	0.28%	0.42%	0.53%	0.62%
Allowance for loan losses to non-performing loans	138.14%	216.28%	172.34%	145.95%	137.92%
Allowance for loan losses to total loans	0.76%	0.77%	0.82%	0.88%	0.94%
Leverage capital(4)	10.34%	10.24%	9.65%	9.25%	9.25%
Total risk-based capital(4)	13.47%	13.27%	12.67%	12.50%	12.57%
Average equity to average assets	14.20%	13.61%	13.53%	13.38%	13.53%
Number of full-service offices	83	84	84	87	87
Number of full-time equivalent employees	992	1,002	1,006	1,001	1,008

(1)	Averages presented are daily averages.
(2)	Net interest income divided by average interest earning assets.
(3)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Leverage capital ratios are presented as a percentage of quarterly average tangible assets. Risk-based capital ratios are presented as a percentage of risk-weighted assets.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF SB ONE BANCORP

The following selected consolidated financial information for the fiscal years ended December 31, 2015 through December 31, 2019 is derived from audited financial statements of SB One. This information is only a summary, and you should read it in conjunction with SB One’s consolidated financial statements and the related notes contained in Annex E to this Proxy Statement/Prospectus.

	As of and for the Year Ended December 31,
(Dollars in thousands, except per share data))	2019	2018	2017	2016	2015
SUMMARY OF INCOME:
Interest income	$82,309	$56,709	$35,699	$29,160	$23,644
Interest expense	23,249	12,629	6,611	4,762	3,568

Net interest income	59,060	44,080	29,088	24,398	20,076
Provision for loan losses	2,531	1,437	1,586	1,291	636

Net interest income after provision for loan losses	56,529	42,643	27,502	23,107	19,440
Other income	14,345	10,749	8,285	7,829	6,453
Other expenses	41,235	40,410	25,617	22,585	20,553

Income before income tax expense (benefit)	29,639	12,982	10,170	8,351	5,340

Income tax expense (benefit)	7,096	3,059	4,479	2,828	1,640

Net income	$22,543	$9,923	$5,691	$5,523	$3,700

WEIGHTED AVERAGE NUMBER OF SHARES:(1)
Basic	9,349,907	7,874,676	5,359,430	4,619,124	4,559,316
Diluted	9,381,577	7,921,269	5,404,381	4,651,108	4,591,822

PER SHARE DATA:
Basic earnings per share	$2.41	$1.26	$1.06	$1.20	$0.81
Diluted earnings per share	2.40	1.25	1.05	1.19	0.81
Cash dividends(2)	0.29	0.29	0.22	0.16	0.16
BALANCE SHEET:
Loans, net	$1,618,579	$1,466,000	$813,365	$688,561	$537,833
Total assets	2,001,657	1,795,703	979,383	848,728	684,503
Total deposits	1,525,041	1,353,939	762,491	660,921	517,856
Total shareholders’ equity	199,229	185,444	94,193	60,072	53,941
Average assets	1,884,344	1,426,455	914,747	770,470	627,298
Average shareholders’ equity	193,332	149,895	79,329	57,518	52,715
PERFORMANCE RATIOS:
Return on average assets	1.20%	0.70%	0.62%	0.72%	0.59%
Return on average shareholders’ equity	11.66%	6.62%	7.17%	9.60%	7.02%
Average equity/average assets	10.26%	10.51%	8.67%	7.47%	8.40%
Net interest margin	3.36%	3.36%	3.39%	3.37%	3.45%
Efficiency ratio(3)	56.17%	73.70%	68.54%	70.08%	77.47%
Other income to net interest income plus other income	19.54%	19.60%	22.17%	24.29%	24.32%
Dividend payout ratio	11.88%	22.80%	20.95%	13.45%	19.75%
CAPITAL RATIOS:(4)
Tier I capital to average assets	10.16%	12.06%	11.86%	10.41%	9.45%
Tier I capital to total risk-weighted assets	11.65%	12.34%	14.26%	12.87%	11.74%
Total capital to total risk-weighted assets	12.27%	12.94%	15.17%	13.86%	12.79%
Common equity Tier 1 capital to total risk-weighted assets	11.65%	12.34%	14.26%	12.87%	11.74%
ASSET QUALITY RATIOS:
Non-accrual loans to total loans	0.70%	1.40%	0.73%	0.84%	0.98%
Non-performing assets to total assets(5)	0.83%	1.43%	0.94%	1.10%	1.49%
Net loan charge-offs to average total loans	0.01%	—%	0.13%	0.03%	0.14%
Allowance for loan losses to total loans at period end	0.63%	0.60%	0.89%	0.96%	1.03%
Allowance for loan losses to non-performing loans(6)	46.33%	40.61%	105.51%	95.93%	81.43%

(1)	The weighted average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends.
(2)	Cash dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends, if any.
(3)	Efficiency ratio is total other expenses divided by net interest income and total other income.
(4)	Bank capital ratios.
(5)	NPAs include non-accrual loans, loans past due 90 days and still accruing, troubled debt restructured loans still accruing and foreclosed real estate.
(6)	Non-performing loans include non-accrual loans, loans past due 90 days and still accruing and troubled debt restructured loans still accruing.

SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA

The following table shows selected financial information on a pro forma combined basis giving effect to the Merger (which is known as “pro forma” information) as if the Merger had become effective as of the date presented, in the case of the balance sheet information, and at the beginning of the period presented, in the case of the income statement information. The pro forma information reflects the acquisition method of accounting.

Provident Financial anticipates that the Merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of Provident Financial following the Merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Provident Financial would have been had these companies been combined during these periods.

The exchange ratio of 1.357 was used in preparing this selected pro forma information. You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” and with the historical information in this document on which it is based.

At December 31, 2019
(in thousands)
Pro forma combined balance sheet data
Total assets	$11,797,799
Total loans, net	8,907,806
Deposits	8,622,117
Total shareholders’ equity	1,601,912

Year Ended December 31, 2019
(in thousands, except per share data)
Pro forma condensed combined income statement data
Interest income	$448,904
Interest expense	96,005

Net interest income	352,899
Provision for loan losses	15,631

Net interest income after provision for loan losses	337,268
Non-interest income	78,139
Non-interest expense	244,172

Income before income taxes	171,235
Provision for income taxes	40,135

Net income	$131,100

Pro forma per share data:
Basic earnings	$1.70
Diluted earnings	$1.69

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL

INFORMATION RELATING TO THE SB ONE MERGER

The following unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the proposed Merger. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Provident Financial and SB One as of December 31, 2019 and assumes that the Merger was completed on that date. The unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 2019 combines the historical financial information of Provident Financial and SB One and gives effect to the Merger as if it had been completed as of January 1, 2019. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the Merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain reclassifications have been made to SB One’s historical financial information in order to conform to Provident Financial’s presentation of financial information.

The actual value of Provident Financial common stock to be recorded as consideration in the Merger will be based on the closing price of Provident Financial common stock at the time of the Merger completion date. The proposed Merger is expected to be completed in the third quarter of 2020, but there can be no assurance that the Merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of Provident Financial common stock to be issued in connection with the Merger was based on Provident Financial’s closing price of $15.01 as of April 9, 2020.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of SB One at their fair value, and represents the pro forma estimates by Provident Financial based on available fair value information as of the date of the Merger Agreement.

The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the Merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of SB One’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Provident Financial’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to SB One’s shareholders’ equity, including results of operations from December 31, 2019 through the date the Merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Provident Financial anticipates that the Merger will provide the combined company with financial benefits that include reduced operating expenses. These cost savings are not included in these pro forma statements and there can be no assurance that expected cost savings will be realized. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the period.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Provident Financial, which are incorporated in this Proxy Statement/Prospectus by reference, and of SB One, which are included in the Proxy Statement/Prospectus.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth above and should not be considered indicative of the market value of Provident Financial common stock or the actual or future results of operations of Provident Financial for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition

as of December 31, 2019

(in thousands)

	Provident Financial	SB One	Pro Forma Adjustments		Pro Forma Provident Financial
Assets
Cash and due from banks	$131,555	$9,525	$(18,490	)(1)	$122,590
Short-term investments	55,193	34,161			89,354

Total cash and cash equivalents	186,748	43,686	(18,490)		211,944

Available for sale debt securities, at fair value	976,919	200			977,119
Held to maturity debt securities	453,629	212,181	(900	)(2)	664,910
Equity securities, at fair value	825	4,012			4,837
Federal Home Loan Bank and other bank stock	57,298	12,498			69,796
Loans	7,332,885	1,628,846	1,600	(3)	8,963,331
Less: Allowance for loan losses	55,525	10,267	(10,267	)(3)	55,525

Net loans	7,277,360	1,618,579	11,867		8,907,806

Foreclosed assets, net	2,715	3,793			6,508
Banking premises and equipment, net	55,210	19,080			74,290
Right of use assets, net	—	4,644			4,644
Accrued interest receivable	29,031	6,175			35,206
Goodwill	420,562	27,322	(12,447	)(4)	435,437
Core deposit intangible	1,753	1,717	7,983	(5)	11,453
Other intangible assets	14,142	—	—		14,142
Mortgage servicing rights	562	—	—		562
Bank-owned life insurance	195,533	37,209			232,742
Other assets	136,291	10,561	(448	)(6)	146,404

Total assets	$9,808,578	$2,001,657	$(12,436)		$11,797,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand deposits	$5,384,868	$747,995			$5,602,214
Savings deposits	983,714	217,346			1,731,709
Certificates of deposit of $100,000 or more	438,551	237,686	779	(7)	677,016
Other time deposits	295,476	315,702			611,178

Total deposits	7,102,609	1,518,729	779		8,622,117

Mortgage escrow deposits	26,804	6,312	—		33,116
Borrowed funds	1,125,146	233,114	17	(8)	1,358,277
Other liabilities	140,179	16,404			156,583
Subordinated debentures	—	27,869	(2,075	)(9)	25,794

Total liabilities	8,394,738	1,802,428	(1,279)		10,195,887

Stockholders’ equity:
Preferred stock	—	—			—
Common stock	832	151,165	(151,038	)(10)	959
Additional paid-in capital	1,007,303	—	190,482	(11)	1,197,785
Retained earnings	695,273	54,706	(57,243	)(12)	692,736
Accumulated other comprehensive income (loss)	3,821	(1,510)	1,510	(12)	3,821
Treasury stock	(268,504)	(5,132)	5,132	(12)	(268,504)
Unallocated common stock held by Employee Stock Ownership Plan	(24,885)	—			(24,885)
Deferred compensation obligation under Rabbi Trust	—	1,852	(1,852	)(12)	—
Stock held by Rabbi Trust	—	(1,852)	1,852	(12)	—
Common stock acquired by the Directors’ Deferred Fee Plan	(3,833)	—	—		(3,833)
Deferred compensation—Directors Deferred Fee Plan	3,833	—	—		3,833

Total stockholders’ equity	1,413,840	199,229	(11,157)		1,601,912

Total liabilities and stockholders’ equity	$9,808,578	$2,001,657	$(12,436)		$11,797,799

Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition

As of December 31, 2019

Footnotes to Financial Statements

(1) Adjustment to record combined merger related expenses and cash-out of SB One options		(18,490)
(2) Adjustment to record held to maturity securities at fair value		(900)
(3) Adjustment to record loans at fair value
Interest rate adjustment to record loans at fair value	15,300
Gross credit mark on loans	(13,700)

Adjustment to loans		1,600
Eliminate existing SB One allowance for loan loss	10,267

Adjustments to allowance for loan losses		10,267

Fair value adjustment to net loans		11,867

(4) Excess of purchase price less SB One tangible equity, elimination of existing SB One goodwill, net fair value adjustments and creation of core deposit intangible (“CDI”). SB One tangible equity:
Total stockholders’ equity	199,229
CDI	(1,717)
Goodwill	(27,322)

Tangible equity		$170,190

Purchase price	190,609
Tangible equity of SB One	(170,190)

Excess of purchase price over tangible equity of SB One	20,419
Net fair value adjustments	(5,544)

Preliminary pro forma goodwill resulting from merger		14,875
SB One goodwill		27,322

Net adjustment to goodwill		$(12,447)
(5) Adjustment to record CDI
Estimated CDI at 1% of non-time deposits		$9,700
SB One CDI		(1,717)
Net adjustment to CDI		$7,983
(6) Current/deferred income taxes created as a result of transaction costs and purchase accounting adjustments—assumed 25.78% tax rate.
Combined merger related expenses and cash out of SB One options	(18,490)
Securities fair value adjustment	(900)
Loan fair value adjustment	11,867
CDI (net of existing SB One CDI)	7,983
Time deposit fair value adjustment	(779)
Borrowed funds fair value adjustment	(17)
Subordinated debt fair value adjustment	2,075

Net fair value adjustments and transaction costs	1,739

Current/deferred income taxes at 25.78%		(448)

(7) Adjustment to record time deposits at fair value	(779)
(8) Adjustment to record borrowed funds at fair value.	(17)
(9) Adjustment to record subordinated debt at fair value.	2,075
(10) Elimination of SB One’s common stock and issuance of a 12,698,798 shares of Provident Financial common stock, $0.01 par value, as consideration.
Shares issued based on 9,357,994 SB One shares outstanding as of December 31, 2019 and an exchange ratio of 1.357x
Common stock, par value $0.01 issued as consideration	127
Eliminate existing of SB One common stock	(151,165)

Adjustment to common stock, par value $0.01	(151,038)

(11) Record Provident Financial paid in capital issued in consideration	190,482
(12) Eliminate SB One capital accounts and record Provident Financial’s after-tax transaction expenses equal to $2,537 million in retained earnings

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income

For the Year Ended December 31, 2019

(in thousands)

	Provident Financial	SB One	Effect of Merger		Pro Forma Provident Financial
Interest income:
Loans receivable, including fees	$324,480	$75,537	$(5,100	)(1)	$394,917
Securities, deposits, federal funds sold and other short-term investments	46,990	6,772	225	(2)	53,987

Total interest income	371,470	82,309	(4,875)		448,904

Interest Expense:
Deposits	45,494	17,595	$(779	)(3)	$62,310
Borrowed funds	28,003	4,388	(17	)(4)	32,374
Subordinated debentures and trust preferred securities	—	1,266	55	(5)	1,321

Total interest expense	73,497	23,249	(741)		96,005

Net interest income	297,973	59,060	(4,134)		352,899
Provision for loan losses	13,100	2,531	—		15,631

Net interest income after provision for loan losses	284,873	56,529	(4,134)		337,268

Non-interest Income
Fees	28,321	2,478	—		$30,799
Wealth management income	22,503	—	—		22,503
Bank-owned life insurance	6,297	931	—		7,228
Insurance commissions and fees	—	8,017	—		8,017
Net gain on securities transactions	72	2,055	—		2,127
Other income	6,601	864	—		7,465

Total non-interest income	63,794	14,345	$—		$78,139

Non-interest expense
Compensation and employee benefits	116,849	24,934	—		$141,783
Net occupancy expense	25,895	3,383	—		29,278
Data processing expense	16,836	3,992	—		20,828
FDIC Insurance	1,316	706	—		2,022
Advertising and promotion expense	4,115	545	—		4,660
Amortization of intangibles	2,740	406	1,358	(6)	4,504
Other operating expenses	33,828	7,269	—		41,097

Total non-interest expense	201,579	41,235	1,358		$244,172

Income before tax expense	147,088	29,639	(5,492)		171,235
Income tax expense	34,455	7,096	(1,416	)(7)	40,135

Net income	$112,633	$22,543	$(4,076)		131,100

					—
Basic earnings per share	$1.74	$2.41			$1.70
Average basic shares outstanding	64,604,224	9,349,907	3,348,891	(8)	77,303,022
Diluted earnings per share	$1.74	$2.40			$1.69
Average diluted shares outstanding	64,734,591	9,381,577	3,317,221	(8)	77,433,389

(footnotes continue on following page)

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Year Ended December 31, 2019 Footnotes to the Pro forma Financial Statements
(1) Estimated loan interest yield adjustment amortization.
(2) Estimated investment securities fair value adjustment amortization.
(3) Estimated time deposit fair value adjustment amortization.
(4) Estimated borrowed funds fair value adjustment amortization.
(5) Estimated subordinated debt fair value adjustment amortization.	Amount
(6) CDI intangible amortization.
Reverse existing amortization	(406)
Adjustment to CDI amortization	1,764

Net adjustment	1,358
(7) Tax effect on the pro forma adjustments at an assumed 25.78% effective combined federal and state tax rate.
(8) Reflects the issuance of 12,698,798 shares of Provident Financial common stock in consideration for the outstanding shares of SB One.

COMPARATIVE PRO FORMA PER SHARE DATA

The following table summarizes selected share and per share information about Provident Financial and SB One giving effect to the Merger (which is referred to as “pro forma” information). The data in the table should be read together with the financial information and the financial statements of Provident Financial and SB One incorporated by reference or included in this Proxy Statement/Prospectus. The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the Merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The information about book value per share and shares outstanding assumes that the Merger took place as of the dates presented and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statement of financial condition. The information about dividends and earnings per share assumes that the Merger took place as of the periods presented and is based on the assumptions set forth in the preceding unaudited pro forma condensed combined consolidated statement of income. No pro forma adjustments have been included in the unaudited pro forma condensed combined consolidated statement of income to reflect potential effects of the Merger related to integration expenses, cost savings or operational synergies which are expected to be obtained by combining the operations of Provident Financial and SB One, or the costs of combining the companies and their operations.

	Provident Financial Historical	SB One Historical	Pro Forma Combined	Equivalent Pro Forma SB One(5)
Basic net income per common share	$1.74	$2.41	$1.70	$2.30
Diluted net income per common share(1)	$1.74	$2.40	$1.69	$2.30
Dividends declared per common share(2)	$0.92	$0.34	$0.92	$1.25
Book value per common share(3)	$21.49	$21.29	$20.41	$27.70
Tangible book value per common share(4)	$14.86	$18.19	$14.54	$19.73

(1)

Pro forma combined diluted net income per share of Provident Financial common stock is based on the pro forma combined diluted net income for the merged entities divided by total pro forma diluted common shares of the combined entities.

(2)	Pro forma dividends per share represent Provident Financial’s historical dividends per share.
(3)	Pro forma combined book value per share of Provident Financial common stock is based on the pro forma common shareholders’ equity divided by total pro forma common shares.
(4)	Pro forma combined tangible book value per share of Provident Financial common stock is based on the pro forma tangible common shareholders’ equity dividend by total pro forma common shares.
(5)	Represents the pro forma combined information multiplied by the 1.357 exchange ratio.

INFORMATION ABOUT COMMON STOCK

Provident Financial common stock is listed on the New York Stock Exchange under the symbol “PFS.” SB One common stock is quoted on the Nasdaq Global Select Market under the symbol “SBBX.”

You should obtain current market quotations for Provident Financial and SB One common stock, as the market price of Provident Financial common stock will fluctuate between the date of this document and the date on which the Merger is completed, and thereafter. You can get these quotations on the Internet, from a newspaper or by calling your broker.

As of May 5, 2020, there were approximately 4,572 holders of record of Provident Financial common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

As of May 5, 2020, there were approximately 642 holders of record of SB One common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

ANNUAL MEETING OF SB ONE SHAREHOLDERS

Date, Place, Time and Purpose

SB One’s board of directors is sending you this Proxy Statement/Prospectus to request that you allow your shares of SB One to be represented at the annual meeting by the persons named in the enclosed proxy card. At the annual meeting, the SB One board of directors will ask you to vote on a proposal to approve and adopt the Merger Agreement and approve the Merger. You will also be asked to approve: (a) the Compensation Proposal, (b) the Adjournment Proposal, (c) a proposal to the proposal to elect three directors to serve three-year terms or until their respective successors have been elected and appointed, (d) the Say-on-Pay Proposal, (e) the Auditor Ratification Proposal, and (f) any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

The SB One annual meeting will be held on June 24, 2020 at 9:00 a.m., local time at the offices of SB One. SB One shareholders may also attend the SB One annual meeting online at https://web.lumiagm.com/268977681 by entering the password “sb2020” (case sensitive) and their control number and vote their shares electronically.

Who Can Vote at the Annual Meeting

You are entitled to vote if the records of SB One show that you held shares of SB One common stock as of the close of business on May 5, 2020. As of the close of business on that date, a total of 9,432,466 shares of SB One common stock were outstanding. Each share of common stock has one vote. If you are a beneficial owner of shares of SB One common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares at the annual meeting at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The annual meeting will conduct business only if the holders of a majority of the outstanding shares of SB One common stock are represented at the annual meeting or by proxy at the meeting. If you return valid proxy instructions or attend the meeting, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of SB One common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger. Approval and adoption of the Merger Agreement and approval of the Merger will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.

Proposal 2: Advisory, Non-Binding Approval of the Compensation Proposal. Approval of the Merger-related executive compensation will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.

Proposal 3: Adjourn the annual meeting, if necessary or appropriate, including an adjournment to permit further solicitation of proxies in favor of the Merger Proposal or the Compensation Proposal. Approval of the Adjournment Proposal will require the affirmative vote a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.

Proposal 4: Elect three directors to serve three-year terms or until their respective successors have been elected and appointed. Directors are elected by a plurality of votes cast at the annual meeting. Abstentions and broker non-votes will not affect whether the proposal is approved. You may not vote your shares cumulatively for the election of directors.

Proposal 5: Advisory, Non-binding Approval of the Say-on-Pay Proposal. Approval of this non-binding advisory proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.

Proposal 6: Auditor Ratification Proposal. Approval of this proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.

Shares Held by SB One Officers and Directors and by Provident Financial

As of May 5, 2020, directors, and executive officers of SB One and their affiliates beneficially owned 1,428,695 shares of SB One common stock, not including shares that may be acquired upon the exercise of stock options. This equals approximately 15% of the outstanding shares of SB One common stock. The directors and certain executive officers of SB One have agreed to vote their shares in favor of the Merger Proposal at the annual meeting. As of May 5, 2020, directors and certain executive officers of SB One, together with their affiliates, had sole or shared voting power over 1,426,390 shares of common stock of SB One, or approximately 15% of the SB One common stock outstanding and entitled to vote at the annual meeting, that are subject to the SB One voting agreements. As of the same date, Provident Financial and its subsidiaries and its directors and executive officers did not own any shares of SB One common stock.

Voting and Revocability of Proxies

You may vote at the annual meeting or by proxy. To ensure your representation at the annual meeting, SB One recommends that you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the annual meeting.

SB One shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank, or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Proposal, the approval of the Compensation Proposal, the Adjournment Proposal, the Say-on-Pay Proposal, or the Auditor Ratification Proposal. You may vote for or withhold your vote for any of the director nominees. If you are the record holder of your shares of SB One common stock and submit your proxy without specifying a voting instruction, your shares of SB One common stock will be voted “FOR” the approval of the Merger Proposal, “FOR” the approval of the Compensation Proposal, “FOR” the Adjournment Proposal, “FOR” the director nominees to serve three-year terms or until their respective successors have been elected and appointed, “FOR” the approval of the Say-on-Pay Proposal, and “FOR” the approval of the Auditor Ratification Proposal. SB One’s board of directors recommends a vote “FOR” the approval of the Merger Proposal, “FOR” the approval of the Compensation Proposal, “FOR” the Adjournment Proposal, “FOR” each of the director nominees to serve three-year terms or until their respective successors have been elected and appointed, “FOR” the approval of the Say-on-Pay Proposal, and “FOR” the approval of the Auditor Ratification Proposal.

If you are a holder of record of SB One common stock and you have previously submitted your proxy, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the annual meeting:

•

delivering a written notice bearing a date later than the date of your proxy card to the corporate secretary of SB One, stating that you revoke your proxy, which notice must be received by SB One prior to the beginning of the annual meeting;

•

completing, signing, dating and returning to the corporate secretary of SB One a new proxy card relating to the same shares of SB One common stock and bearing a later date, which new proxy card must be received by SB One prior to the beginning of the annual meeting;

•	casting a new vote through the Internet or by telephone at any time before 11:59 P.M. Eastern Time on June 23, 2020, the day before the SB One annual meeting; or

•	attending the annual meeting and voting at the annual meeting. Any earlier proxy will be revoked. However, simply attending the annual meeting without voting will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow their directions to change your vote. Attendance at the annual meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

SB One Bancorp

Tracy Lehman, Secretary

95 State Route 17

Paramus, New Jersey 07652

If any matters not described in this document are properly presented at the annual meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. SB One does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

SB One will pay for this proxy solicitation. SB One will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of SB One may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

NO DISSENTERS’ RIGHTS

Shareholders of SB One are not entitled to certain dissenters’ rights in connection with the Merger.

PROPOSAL 1—THE MERGER PROPOSAL

SB One is requesting that holders of the outstanding shares of SB One common stock consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus. Approval of the Merger Proposal by SB One shareholders is a condition to the closing of the Merger. If the Merger Proposal is not approved by SB One’s shareholders, the Merger will not occur.

Vote Required for Approval

Assuming a quorum is present at the SB One annual meeting, approval of the Merger Proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.

Recommendation of SB One’s Board of Directors

SB ONE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

THE MERGER

The following discussion contains material information about the Merger and the Merger Agreement. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement and the other documents attached as annexes to this Proxy Statement/Prospectus, which are incorporated by reference into this Proxy Statement/Prospectus. We urge you to read carefully this entire Proxy Statement/Prospectus, including the Merger Agreement and other documents attached as annexes to this Proxy Statement/Prospectus, for a more complete understanding of the Merger. The Merger Agreement contains customary representations and warranties of SB One and Provident Financial made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the agreement between SB One and Provident Financial and are not intended to provide factual, business or financial information about SB One and Provident Financial. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between SB One and Provident Financial rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement, and generally were solely for the benefit of the parties to that agreement.

General

The Merger Agreement provides for the Merger of SB One with and into Provident Financial, with Provident Financial as the surviving entity. Following the Merger of SB One with and into Provident Financial, Provident Financial will merge SB One Bank with and into Provident Bank, with Provident Bank as the surviving bank.

Background of the Merger

The board of directors and management team of SB One periodically and in the ordinary course have, from time to time, evaluated and considered a variety of financial and strategic opportunities as part of its long-term strategies to enhance value for its shareholders, including potential acquisitions, divestitures, business combinations and other transactions.

Additionally, the SB One board of directors has regularly reviewed and discussed SB One’s business strategy, performance and prospects in the context of the national and local economic environment, developments in the regulation of financial institutions and the competitive landscape for community banks. Among other things, these reviews and discussions have included possible strategic initiatives available to SB One, such as capital management strategies, potential acquisitions, and business combinations involving other financial institutions. These reviews and discussions included analyses of the mergers and acquisitions environment, including multiples and premiums being paid, and an assessment of potential partners for SB One. In connection with the evaluation of these strategic alternatives, Anthony Labozzetta, President and Chief Executive Officer of SB One, has had, from time to time, informal discussions with representatives of other financial institutions, including Provident Financial, and has regularly updated the SB One board of directors regarding such discussions.

As senior executives of their respective institutions, Mr. Labozzetta and Christopher Martin, Chairman, President and Chief Executive Officer of Provident Financial, have had a professional relationship for over 20 years. Over the years, they have numerous conversations regarding the financial services industry, the local and regional economic environment and the businesses of their two institutions.

On May 2, 2019, Mr. Labozzetta and a representative of Keefe, Bruyette & Woods, Inc., which we refer to as KBW, met with Mr. Martin and James Dunigan, a director of Provident Financial, at an industry conference for a general discussion of the financial services industry and the strategic directions of SB One and Provident Financial. During this meeting, they briefly discussed the potential combination of SB One and Provident Financial, but they did not discuss any specific terms of any such combination.

On May 6, 2019, Mr. Labozzetta contacted Mr. Martin to continue their discussion from May 2, 2019.

On November 20, 2019, the SB One board of directors held a meeting that was attended by representatives of KBW, which was acting as SB One’s financial advisor. Representatives of KBW provided the SB One board of directors with an overview of the financial services industry, current market conditions and the recent trading performance of the shares of common stock of SB One and other financial institutions. KBW also provided the SB One board of directors with an overview of recent M&A transactions in the financial services industry and discussed potential acquisition targets and strategic partners.

On November 27, 2019, Mr. Labozzetta and Mr. Martin met in Newark, New Jersey. Their discussion focused on the New Jersey and Pennsylvania banking markets, their respective companies’ business models and strategies and the potential operational and cultural fit between Provident Financial and SB One. Mr. Martin expressed Provident Financial’s interest in a possible acquisition of SB One and a desire to move quickly. Mr. Labozzetta stated that any potential business combination would have to reflect a compelling exchange ratio for SB One shareholders, representation on the management team of the combined company, and representation on the Provident Financial board of directors commensurate with the percentage interest of SB One shareholders in the combined company. No specific terms of a business combination were discussed.

During December 2019, Mr. Labozzetta consulted with representatives of KBW regarding a potential combination between SB One and Provident Financial.

On December 14, 2019, Mr. Labozzetta and Mr. Martin attended a corporate dinner in New York City. Mr. Martin briefly mentioned that he would be in contact with Mr. Labozzetta after the holidays.

On January 14, 2020, Mr. Labozzetta and Mr. Martin met in Paramus, New Jersey. They continued their discussion of their respective companies’ business models and strategies and the potential operational and cultural fit between Provident Financial and SB One. Mr. Labozzetta emphasized that SB One was on a solid trajectory operating as an independent company and that SB One was not seeking to be acquired. Mr. Labozzetta also reiterated that any potential business combination would have to reflect a compelling exchange ratio for SB One shareholders. Messrs. Labozzetta and Martin discussed various deal metrics and acknowledged that a potential combination would need to be in the best interests of SB One and Provident Financial shareholders.

On January 17, 2020, Mr. Martin and Mr. Labozzetta discussed and exchanged emails regarding the proposed terms of a potential transaction, which had recently been reviewed and approved by the Provident Financial board of directors. The terms proposed by Provident Financial provided for an exchange ratio of 1.2688 shares of Provident Financial common stock per share of SB One common stock, representation of two to three SB One directors on the board of directors of the combined company, and an outline of general terms for Mr. Labozzetta to serve as President and Chief Operating Officer of the combined company before potentially serving as Chief Executive Officer by the end of 2021.

During the week of January 20, 2020, Mr. Labozzetta, Mr. Martin and representatives of KBW and Provident Financial’s financial advisor, Piper Sandler & Co., which we refer to as Piper Sandler, had ongoing discussions regarding the framework of a potential transaction, including a discussion of various terms and social considerations.

On January 29, 2020, the SB One board of directors held a meeting that was attended by representatives of KBW and by representatives of Hogan Lovells US LLP, SB One’s legal counsel, which we refer to as Hogan Lovells. At this meeting, the SB One board of directors discussed the future and strategic plans of SB One.

Mr. Labozzetta informed the SB One board of directors of discussions with Mr. Martin, including the terms proposed by Provident Financial on January 17, 2020. Representatives of KBW provided the SB One board of directors with an overview of the current mergers and acquisitions market with respect to financial institutions generally and SB One in particular. The SB One board of directors discussed SB One’s strategic plan and its prospects for creation of shareholder value through organic growth, the viability of growth through acquisition, and the potential creation of value through a strategic business combination with another financial institution.

The KBW representatives reviewed general financial and market information about Provident Financial and other potential strategic partners and their respective financial capacity to acquire SB One based on publicly available information. A discussion ensued among members of the SB One board of directors and the KBW representatives regarding the possibility of whether there were any other potential buyers that would have both the financial ability and the interest in making and closing on an acquisition proposal at a price greater than Provident Financial’s proposal. The possibility of whether there was another strategic partner that would be able to offer better long-term value for SB One’s shareholders or the operating synergies anticipated in the potential transaction with Provident Financial was also discussed. However, no other potential buyer was identified as a likely superior merger partner during this discussion. After this discussion, the SB One board of directors decided that the unlikelihood of finding a superior merger partner, the risk of unauthorized or inadvertent disclosure from any outreach to potential buyers would have on customers and employees of SB One, and the risk that Provident Financial would withdraw, outweighed the potential benefit of contacting other potential buyers.

The SB One board of directors believed that Provident Financial had a strong strategic fit based on various factors, including its business model, strong currency, corporate culture, strong core deposit base, financial capacity to engage in a transaction, geographic footprint, the synergies that could result from a business combination involving the two companies and the likelihood that SB One employees and communities would be best served by such a strategic partnership. A representative of Hogan Lovells reviewed with the SB One board of directors the applicable legal standards in connection with a possible business combination.

The SB One board of directors then engaged in a robust discussion of proposed terms of Provident Financial’s proposal. There was significant discussion regarding the use of a fixed exchange ratio, the process and timing for calculating the exchange ratio, and the impact on both SB One and Provident Financial shareholders of using a fixed exchange ratio. Representatives of KBW discussed financial aspects of the proposed transaction. The SB One board of directors authorized Mr. Labozzetta to continue negotiating the terms of a potential transaction.

Over the next several days, Mr. Labozzetta informed Mr. Martin that the SB One board of directors had affirmed SB One’s interest in a possible transaction and Messrs. Labozzetta and Martin discussed possible revisions that would make the proposal more attractive for SB One’s shareholders, including increasing the exchange ratio to a range between 1.306 and 1.359 shares of Provident Financial common stock per share of SB One common stock and the number of directors that would be added to the Provident Financial board of directors.

On February 4, 2020, the SB One board of directors held a special meeting. At this meeting, Mr. Labozzetta updated the SB One board of directors on his ongoing discussions with Mr. Martin. The SB One board of directors continued their discussion of a potential combination between SB One and Provident Financial. At the conclusion of the discussion, the SB One board of directors authorized Mr. Labozzetta to enter into a non-binding indication of interest and a mutual confidentiality and exclusivity agreement with Provident Financial.

On February 5, 2020, Provident Financial and SB One executed a non-binding indication of interest letter that proposed the acquisition of SB One by Provident Financial at a price between 1.306 and 1.359 shares of Provident Financial common stock per share of SB One common stock in an all-stock transaction utilizing a fixed exchange ratio. Also, on February 5, 2020, SB One and Provident Financial entered into a mutual confidentiality and exclusivity agreement which required that SB One agree to a period of exclusive negotiations until March 31, 2020.

On February 6, 2020, Provident Financial and its advisors received access to a virtual data room containing requested information.

Over the following weeks, Provident Financial performed due diligence on SB One, and Mr. Labozzetta and members of SB One senior management continued discussions with Mr. Martin and members of Provident Financial senior management regarding the viability of a potential business combination with Provident Financial. During this time Mr. Labozzetta regularly consulted with representatives of KBW and Hogan Lovells and with the members of the SB One board of directors regarding the ongoing discussions with Provident Financial.

On February 22, 2020, members of SB One and Provident Financial senior management and representatives of Piper Sandler and Luse Gorman, PC, Provident Financial’s legal counsel, which we refer to as Luse Gorman, met at the headquarters of SB One for an in-person diligence session. Representatives of KBW were also in attendance and representatives of Hogan Lovells participated telephonically.

At the meeting of the SB One board of directors held on February 26, 2020, Mr. Labozzetta updated the SB One board of directors regarding the ongoing discussions and due diligence review of the potential business combination with Provident Financial. Representatives of KBW updated the SB One board of directors regarding the current mergers and acquisitions market with respect to financial institutions generally and SB One and Provident Financial in particular. The SB One board of directors then engaged in robust discussion regarding the advantages and disadvantages of pursuing and entering into a business combination with Provident Financial. The SB One board of directors determined to continue discussions with Provident Financial.

On February 27, 2020, Provident Financial and Luse Gorman provided SB One and Hogan Lovells with an initial draft merger agreement for the proposed transaction. Over the following days, Hogan Lovells and Luse Gorman exchanged drafts of the merger agreement and Luse Gorman provided drafts of other transaction documents, including voting agreements to be entered into by SB One’s directors and certain executive officers, an employment agreement and a change in control agreement to be entered into by Mr. Labozzetta in connection with the Merger Agreement, and the two firms worked towards finalizing the terms and conditions of the transaction. During this period, Provident Financial and SB One continued their reciprocal due diligence efforts.

On March 2, 2020, representatives of SB One, KBW and Hogan Lovells met with representatives of Provident Financial, Piper Sandler and Luse Gorman at an off-site location for an in-person session in connection with SB One’s reverse due diligence on Provident Financial.

On March 4, 2020, in accordance with Provident Financial’s directives, representatives of Piper Sandler verbally informed representatives of KBW that Provident Financial had established, based on metrics widely used in the current mergers and acquisitions market, certain parameters regarding the level of earnings accretion, tangible book value dilution and earn-back period that would have to be met in order for Provident Financial to proceed with the transaction. Piper Sandler relayed that, based on those metrics and Provident Financial’s review of publicly available information regarding SB One and limited scope due diligence review, Provident Financial’s proposed exchange ratio was 1.345 shares of Provident Financial common stock per share of SB One common stock.

Over the next several days, Messrs. Labozzetta and Martin and representatives of KBW and Piper Sandler discussed the exchange ratio. Following these discussions, on March 9, 2020, in accordance with Provident Financial’s directives, representatives of Piper Sandler verbally informed representatives of KBW that Provident Financial would increase the exchange ratio to 1.357 shares of Provident Financial common stock.

On March 9 and 10, 2020, following confirmation of the proposed exchange ratio, Hogan Lovells and Luse Gorman negotiated the final terms of Mr. Labozzetta’s employment agreement and change in control agreement, and exchanged drafts of a settlement agreement and side letter to be entered into by Mr. Labozzetta. During these negotiations, Mr. Labozzetta agreed to forfeit a significant portion of the amounts to which he would be entitled upon consummation of the transaction under his employment agreement with SB One.

On March 10, 2020, the Provident Financial board of directors held a special meeting to consider the terms of the Merger and Merger Agreement. Representatives of Piper Sandler and Luse Gorman attended the meeting. The Provident Financial board of directors had been provided with various information and documents in advance of the meeting, including the Merger Agreement. At the meeting, members of Provident Financial’s management reported on the status of due diligence and negotiations with SB One. At the meeting, representatives of Piper Sandler reviewed with the Provident Financial board of directors financial aspects of the proposed merger. At the meeting, Luse Gorman reviewed with the Provident Financial One board of directors its fiduciary duties and reviewed the key terms of the Merger Agreement and related agreements (including the voting agreements), and answered questions relating to the Merger Agreement and related ancillary documents and disclosure schedules. The Provident Financial board of directors discussed with members of the Provident Financial executive management team, Piper Sandler and Luse Gorman the potential strategic benefits of acquiring SB One, including allowing Provident Financial to cross the $10 billion asset threshold in a meaningful way, establishing a clear succession plan for management, providing Provident Financial with entry into attractive new markets in Bergen County, New Jersey as well as Astoria, New York, and enhancing Provident Financial’s fee-based business. After considering the proposed terms of the Merger Agreement, the terms of the voting agreements, and taking into consideration the matters discussed during that meeting and prior meetings of the Provident Financial board of directors, the Provident Financial board of directors determined that the Merger was consistent with Provident Financial’s business strategies and in the best interests of Provident Financial and Provident Financial’s stockholders and the Provident Financial board of directors voted to approve and adopt the Merger Agreement and the other transactions contemplated by the Merger Agreement.

At a meeting held on March 11, 2020, which was attended by members of SB One’s senior executive management and representatives of KBW and Hogan Lovells, the SB One board of directors considered the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. The SB One board of directors had been provided with a set of meeting materials in advance of the meeting, including the Merger Agreement and a summary of the material terms of the Merger Agreement prepared by Hogan Lovells. At this meeting, KBW reviewed the financial aspects of the proposed Merger, including the implied transaction value of the Merger giving effect to the recent decline in the trading price of Provident Financial common stock prior to that date, with the SB One board of directors and rendered to the SB One board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to the holders of SB One common stock. Representatives of Hogan Lovells discussed the terms of the Merger Agreement and related transaction documents (including the voting agreements and employment agreement, side letter, change in control agreement and settlement agreement to be entered into by Mr. Labozzetta) with the SB One board of directors. After considering the proposed terms of the Merger Agreement and related transaction documents, and taking into consideration the matters discussed during that meeting and prior meetings of the SB One board of directors, including the impact of the recent market decline on the implied value of the transaction, the strategic alternatives discussed at those meetings and the factors described under the sections of this proxy statement/prospectus entitled “—SB One’s Reasons for the Merger” and “—Recommendation of SB One’s Board of Directors”, the SB One board of directors unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement were in the best interests of SB One and its shareholders, and the directors unanimously approved and adopted the Merger Agreement and the transactions contemplated by it and unanimously determined to recommend that SB One’s shareholders approve the Merger Agreement.

Following the respective board meetings of SB One and Provident Financial, SB One and Provident Financial executed the Merger Agreement, the directors of SB One and certain executive officers executed the voting agreements with Provident Financial, and Mr. Labozzetta executed the employment agreement, side letter, change in control agreement and settlement agreement. The next morning, Provident Financial and SB One issued a joint press release announcing the execution of the Merger Agreement.

SB One’s Reasons for the Merger

After careful consideration, at a meeting held on March 11, 2020, the SB One board of directors unanimously determined that the Merger Agreement, including the Merger and the other transactions contemplated thereby, was in the best interests of SB One and its shareholders and approved the Merger Agreement.

In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommend that its shareholders vote “FOR” the Merger Proposal, the SB One board of directors evaluated the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in consultation with SB One management, as well as SB One’s outside financial and legal advisors, and considered a number of factors, including the following material factors:

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its knowledge of SB One’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with Provident Financial;

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its understanding of Provident Financial’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account presentations by senior management of its due diligence review of Provident Financial;

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its belief that the Merger will result in a more competitive banking franchise with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to SB One’s shareholders as compared to continuing to operate as a stand-alone entity;

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the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;

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the anticipated pro forma impact of the Merger on Provident Financial, including potential synergies, and the expected impact on financial metrics such as earnings and tangible common equity per share, as well as on regulatory capital levels;

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the structure of the transaction as a stock-for-stock merger, which offers SB One shareholders the opportunity to participate as shareholders of Provident Financial in the future performance of the combined company;

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the board’s understanding that the Merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code and that, as a result, SB One’s shareholders will not recognize gain or loss with respect to their receipt of Provident Financial common stock in the Merger;

•	the fact that the current quarterly dividend Provident Financial pays to its shareholders is higher than the dividend SB One pays to its shareholders;

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the fact that the exchange ratio is fixed, which the SB One board of directors believes is consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the fact that the more active trading market in Provident Financial common stock would give SB One shareholders greater liquidity for their investment;

•	the benefits to SB One and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

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the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•	the expected social and economic impact of the Merger on the constituencies served by SB One, including its borrowers, customers, depositors, employees, and communities;

•	the effects of the Merger on SB One employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to SB One employees;

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the enhanced likelihood of realizing the strategic benefits of the proposed combination that the SB One board of directors believes will result from the continuity provided to SB One shareholders by the corporate governance aspects of the proposed combination, including SB One’s agreement, upon the closing of the Merger, to appoint three current members of the SB One board of directors, including Mr. Labozzetta, as directors of Provident Financial and Provident Bank and to appoint Mr. Labozzetta as Chief Operating Office and President of each of Provident Financial and Provident Bank;

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the SB One board’s understanding of the current and prospective environment in which SB One and Provident Financial operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•	the ability of Provident Financial to complete the Merger from a financial and regulatory perspective;

•	the low probability of securing a more attractive proposal from another institution capable of consummating the transaction;

•	the low probability of SB One completing a desirable acquisition in the near term;

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the opinion, dated March 11, 2020, of KBW to the SB One board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of SB One common stock of the exchange ratio in the Merger, as more fully described below under “Opinion of SB One’s Financial Advisor;” and

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the board’s review with its independent legal advisor, Hogan Lovells, of the material terms of the Merger Agreement, including (i) the board’s ability, under certain circumstances, to consider an unsolicited acquisition proposal, subject to the required payment by SB One of a termination fee to Provident Financial, which the SB One board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the Merger Agreement, and (ii) the board’s ability to terminate the Merger Agreement if Provident Financial common stock both declined below $14.55 during a measurement period prior to the closing and underperformed the NASDAQ Bank Index by a specified amount, as well as the nature of the covenants, representations and warranties and termination provisions in the Merger Agreement.

The SB One board of directors also considered a number of potential risks and uncertainties associated with the Merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the risk that the consideration to be paid to SB One shareholders could be adversely affected by a decrease in the trading price of Provident Financial common stock during the pendency of the Merger;

•	the potential risk of diverting management attention and resources from the operation of SB One’s business and towards the completion of the Merger;

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the restrictions on the conduct of SB One’s business prior to the completion of the Merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent SB One from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of SB One absent the pending Merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating SB One’s business, operations and workforce with those of Provident Financial;

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the fact that the interests of certain of SB One’s directors and executive officers may be different from, or in addition to, the interests of SB One’s other shareholders as described under the heading “The Merger—Interests of Certain Persons in the Merger that are Different from Yours”;

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that, while SB One expects that the Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the Merger Agreement will be satisfied, including the risk that necessary regulatory approvals or SB One shareholder approval might not be obtained and, as a result, the Merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending Merger;

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the fact that: (i) SB One would be prohibited from affirmatively soliciting acquisition proposals after execution of the Merger Agreement; and (ii) SB One would be obligated to pay to Provident Financial a termination fee of $9.0 million if the Merger Agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with SB One from pursuing such a transaction; and

•	the possibility of litigation challenging the Merger, and its belief that any such litigation would be without merit.

The foregoing discussion of the information and factors considered by the SB One board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the SB One board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SB One board of directors considered all these factors as a whole, including through discussions with, and questioning of SB One’s management and SB One’s outside financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

This summary of the reasoning of the SB One board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement About Forward-Looking Statements.”

Recommendation of SB One’s Board of Directors

The SB One board of directors has approved the Merger Agreement and recommends that SB One shareholders vote “FOR” approval of the Merger Agreement and the Merger.

SB One shareholders should be aware that SB One’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other SB One shareholders. The SB One board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the Merger Proposal be approved by the shareholders of SB One. See “The Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

Opinion of SB One’s Financial Advisor

SB One engaged KBW to render financial advisory and investment banking services to SB One, including an opinion to the SB One board of directors as to the fairness, from a financial point of view, to the holders of SB

One common stock of the exchange ratio in the proposed Merger of SB One with and into Provident Financial. SB One selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the SB One board of directors held on March 11, 2020, at which the SB One board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered to the SB One board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of SB One common stock. The SB One board of directors approved the Merger Agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the SB One board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the Merger to the holders of SB One common stock. It did not address the underlying business decision of SB One to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the SB One board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of SB One common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SB One and Provident Financial and bearing upon the Merger, including, among other things:

•	a draft of the Merger Agreement dated March 9, 2020 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of SB One;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 of SB One;

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certain unaudited financial results for the fiscal year and the quarter ended December 31, 2019 of SB One (contained in the Current Report on Form 8-K filed by SB One with the Securities and Exchange Commission on January 31, 2020);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of Provident Financial;

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certain regulatory filings of SB One and Provident Financial and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and/or Form FR Y-9SP and call reports filed with respect to each quarter during the three-year period ended December 31, 2019;

•	certain other interim reports and other communications of SB One and Provident Financial to their respective shareholders or stockholders; and

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other financial information concerning the businesses and operations of SB One and Provident Financial that was furnished to KBW by SB One and Provident Financial or that KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of SB One and Provident Financial;

•	the assets and liabilities of SB One and Provident Financial;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for SB One and Provident Financial with similar information for certain other companies the securities of which were publicly traded;

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publicly available consensus “street estimates” of SB One, as well as assumed long-term SB One growth rates provided to KBW by SB One management, all of which information was discussed with KBW by SB One management and used and relied upon by KBW at the direction of such management and with the consent of the SB One board of directors;

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publicly available consensus “street estimates” of Provident Financial, as well as assumed long-term Provident Financial growth rates provided to KBW by Provident Financial management, all of which information was discussed with KBW by Provident Financial management and used and relied upon by KBW based on such discussions, at the direction of SB One management and with the consent of the SB One board of directors; and

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estimates regarding certain pro forma financial effects of the Merger on Provident Financial (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with KBW by, Provident Financial management and that were used and relied upon by KBW based on such discussions, at the direction of SB One management and with the consent of the SB One board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of SB One and Provident Financial regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist SB One with soliciting indications of interest from third parties regarding a potential transaction with SB One.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of SB One as to the reasonableness and achievability of the publicly available consensus “street estimates” of SB One and the assumed SB One long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the SB One “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of SB One management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of SB One, upon Provident Financial management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Provident Financial, the assumed Provident Financial long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Provident Financial (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Provident Financial “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Provident Financial management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of SB One and Provident Financial that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of SB One and Provident Financial, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of SB One and Provident Financial and with the consent of the SB One board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either SB One or Provident Financial since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with SB One’s consent, that the aggregate allowances for loan and lease losses for SB One and Provident Financial are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of SB One or Provident Financial, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of SB One or Provident Financial under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

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that the Merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of SB One common stock;

•	that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	that each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

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that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions would be satisfied without any waivers or modifications to the Merger or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of SB One, Provident Financial or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger.

KBW assumed that the Merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of SB One that SB One relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SB One, Provident Financial, the Merger and any related transaction, and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the Merger to the holders of SB One common stock. KBW expressed no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger or any such related transaction, the treatment of outstanding debt and trust preferred securities of SB One in the Merger, any consequences of the Merger or any such related transaction to SB One, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion such as the worsening COVID-19 pandemic may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. The credit, financial and stock markets have been and are experiencing unusual volatility and KBW expressed no opinion or view as to any potential effects such volatility on SB One, Provident Financial or the Merger. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of SB One to engage in the Merger or enter into the Merger Agreement;

•	the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by SB One or the SB One board of directors;

•

the fairness of the amount or nature of any compensation to any of SB One’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of SB One common stock;

•

the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of SB One (other than the holders of SB One common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Provident Financial or any other party to any transaction contemplated by the Merger Agreement;

•	the actual value of Provident Financial common stock to be issued in the Merger;

•

the prices, trading range or volume at which SB One common stock or Provident Financial common stock would trade following the public announcement of the Merger or the prices, trading range or volume at which Provident Financial common stock would trade following the consummation of the Merger;

•	any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Merger Agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to SB One, Provident Financial, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the bank merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, SB One and Provident Financial. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the SB One board of directors in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the SB One board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the Merger were determined through negotiation between SB One and Provident Financial and the decision of SB One to enter into the Merger Agreement was solely that of the SB One board of directors.

The following is a summary of the material financial analyses presented by KBW to the SB One board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the SB One board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the Merger of $23.53 per outstanding share of SB One common stock, or $222.6 million in the aggregate (inclusive of the implied value of in-the-money SB One stock options), based on the 1.357x exchange ratio in the proposed Merger and the closing price of Provident Financial common stock on March 10, 2020. In addition to the financial analyses described below, KBW reviewed with the SB One board of directors for informational purposes, among other things, implied transaction multiples for the proposed Merger (based on the implied transaction value for the Merger of $23.53 per outstanding share of SB One common stock) of 9.4x SB One’s estimated calendar year 2020 earnings per share (“EPS”) and 8.5x SB One’s estimated calendar year 2021 EPS using publicly available calendar years 2020 and 2021 net income consensus “street estimates” for SB One and a diluted SB One share count provided by SB One management.

Provident Financial Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Provident Financial to 24 selected major exchange-traded (defined as Nasdaq, the New York Stock Exchange and NYSE American) banks and thrifts with total assets between $5 billion and $20 billion and headquarters in the Mid-Atlantic United States (defined as Delaware, Maryland, New Jersey, New York, Pennsylvania and Washington, D.C.). Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Amalgamated Bank	NBT Bancorp Inc.
Bancorp, Inc.	Northfield Bancorp, Inc.
Bryn Mawr Bank Corporation	Northwest Bancshares, Inc.
Community Bank System, Inc.	OceanFirst Financial Corp.
ConnectOne Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Customers Bancorp, Inc.	S&T Bancorp, Inc.
Dime Community Bancshares, Inc.	Sandy Spring Bancorp, Inc.
Eagle Bancorp, Inc.	Tompkins Financial Corporation
First Commonwealth Financial Corporation	TriState Capital Holdings, Inc.
Flushing Financial Corporation	TrustCo Bank Corp NY
Kearny Financial Corp.	Univest Financial Corporation
Lakeland Bancorp, Inc.	WSFS Financial Corporation

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) available or as of the end of such period and market price information as of March 10, 2020. KBW also used 2020 and 2021 EPS estimates taken from publicly available consensus “street estimates” for Provident Financial and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Provident Financial’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Provident Financial and the selected companies:

		Selected Companies
	Provident Financial	25th Percentile	Average	Median	75th Percentile
LTM Core Return on Average Assets(1)	1.19%	0.94%	1.17%	1.20%	1.39%
LTM Core Return on Average Tangible Common Equity(1)	12.11%	11.11%	12.93%	13.95%	15.48%
LTM Net Interest Margin	3.33%	2.72%	3.26%	3.45%	3.62%
LTM Fee Income / Revenue(2)	17.6%	10.4%	20.4%	21.3%	27.9%
LTM Efficiency Ratio	54.2%	62.0%	57.5%	59.0%	55.0%

(1)	Core income excluded extraordinary items, gain/loss on sale of securities, non-recurring revenue/expenses and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Provident Financial and the selected companies:

		Selected Companies
	Provident Financial	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	10.43%	8.57%	9.44%	9.30%	9.71%
Total Capital Ratio	13.47%	13.53%	15.11%	14.08%	15.83%
Reg CRE Loans / Loans(1)	58.9%	58.4%	43.03%	38.47%	31.9%
Loans / Deposits	103.2%	104.2%	96.7%	99.9%	93.7%
Loan Loss Reserves / Loans	0.76%	0.56%	0.71%	0.76%	0.84%
Nonperforming Assets / Loans + OREO	1.17%	0.87%	0.73%	0.62%	0.46%
LTM Net Charge-offs / Average Loans	0.18%	0.18%	0.10%	0.10%	0.02%

(1)

Commercial real estate per definition in regulatory guidance: included non-owner occupied real estate, multifamily loans, construction and development loans and loans to finance commercial real estate, construction and land development activities not secured by real estate.

In addition, KBW’s analysis showed the following concerning the market performance of Provident Financial and the selected companies (excluding the impact of the LTM EPS, 2020 estimated EPS and 2021 estimated EPS multiples for two of the selected companies which two had tangible common equity to tangible assets ratios of greater than 13% and LTM core returns on average tangible common equity of less than 7%):

		Selected Companies
	Provident Financial	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	(34.9%)	(25.7%)	(18.9%)	(20.2%)	(14.5%)
Year-To-Date Stock Price Change	(29.7%)	(30.5%)	(27.1%)	(27.1%)	(23.9%)
Price / Tangible Book Value per Share	1.17x	1.01x	1.24x	1.12x	1.34x
Price / LTM EPS	10.0x	8.8x	10.5x	10.1x	11.2x
Price / 2020 EPS Estimate	10.7x	8.6x	9.8x	9.3x	10.2x
Price / 2021 EPS Estimate	10.5x	7.5x	9.2x	8.8x	9.3x
Dividend Yield	5.3%	2.2%	3.0%	3.5%	4.1%
2020 Dividend Payout Ratio	56.5%	19.2%	33.5%	37.3%	44.0%

No company used as a comparison in the above selected companies analysis is identical to Provident Financial. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

SB One Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of SB One to 16 selected major exchange-traded banks and thrifts with total assets between $750 million and $7.5 billion and headquarters in the New York Metropolitan Statistical Area. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

1st Constitution Bancorp	Flushing Financial Corporation
Amalgamated Bank	Kearny Financial Corp.
BCB Bancorp, Inc.	Lakeland Bancorp, Inc.
Bridge Bancorp, Inc.	Metropolitan Bank Holding Corp.
ConnectOne Bancorp, Inc.	Northfield Bancorp, Inc.
Dime Community Bancshares, Inc.	PCSB Financial Corporation
Esquire Financial Holdings, Inc.	Peapack-Gladstone Financial Corporation
First of Long Island Corporation	Unity Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 months available or as of the end of such period and market price information as of March 10, 2020. KBW also used 2020 and 2021 EPS estimates taken from publicly available consensus “street estimates” for SB One and the selected companies. Where consolidated holding company level financial data for SB One and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in SB One’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of SB One and the selected companies:

		Selected Companies
	SB One	25th Percentile	Average	Median	75th Percentile
LTM Core Return on Average Assets(1)	1.16%	0.73%	1.03%	0.99%	1.17%
LTM Core Return on Average Tangible Common Equity(1)	13.35%	7.48%	10.54%	10.67%	13.79%
LTM Net Interest Margin	3.36%	2.56%	3.18%	3.16%	3.47%
LTM Fee Income / Revenue (2)	17.6%	7.0%	12.0%	9.9%	14.9%
LTM Efficiency Ratio	55.4%	63.6%	58.4%	58.1%	54.8%

(1)	Core income excluded extraordinary items, gain/loss on sale of securities, non-recurring revenue/expenses and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of SB One and the selected companies:

				Selected Companies
	SB One		25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	8.63%		8.56%	10.12%	9.10%	10.50%
Total Capital Ratio	12.25	%(2)	13.06%	14.93%	13.93%	16.35%
Reg CRE Loans / Loans(1)	50.1	%(2)	63.0%	54.3%	53.2%	40.3%
Non Time Deposits / Deposits	63.7	%(2)	66.4%	75.4%	72.6%	85.7%
Loans / Deposits	106.8%		107.3%	100.2%	99.0%	95.2%
Loan Loss Reserves / Loans	0.63%		0.73%	0.84%	0.86%	0.98%
Nonperforming Assets / Loans + OREO	1.02%		0.93%	0.67%	0.59%	0.29%
LTM Net Charge-offs / Average Loans	0.07%		0.09%	0.05%	0.04%	0.01%

(1)

Commercial real estate per definition in regulatory guidance: included non-owner occupied real estate, multifamily loans, construction and development loans and loans to finance commercial real estate, construction and land development activities not secured by real estate.

(2)	Reflected subsidiary bank-level information.

In addition, KBW’s analysis showed the following concerning the market performance of SB One and the selected companies (excluding the impact of the LTM EPS, 2020 estimated EPS and 2021 estimated EPS multiples for three of the selected companies which three had tangible common equity to tangible assets ratios of greater than 13% and LTM core returns on average tangible common equity of less than 7%):

			Selected Companies
	SB One		25th Percentile		Average		Median		75th Percentile
One-Year Stock Price Change	(17.4%)		(21.2%)		(15.9%)		(18.0%)		(13.8%)
Year-To-Date Stock Price Change	(25.4%)		(27.1%)		(25.2%)		(25.5%)		(23.0%)
Price / Tangible Book Value per Share	1.02	x	0.98	x	1.06	x	1.01	x	1.13	x
Price / LTM EPS	7.7	x	9.1	x	10.3	x	10.0	x	11.0	x
Price / 2020 EPS Estimate	7.4	x	9.0	x	9.2	x	9.2	x	9.8	x
Price / 2021 EPS Estimate	6.7	x	8.4	x	8.5	x	8.7	x	9.0	x
Dividend Yield	1.8%		1.7%		2.7%		2.7%		3.9%
2020 Dividend Payout Ratio	13.5%		15.9%		30.3%		31.1%		43.5%

No company used as a comparison in the above selected companies analysis is identical to SB One. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 26 selected U.S. bank transactions announced since January 1, 2019 with announced deal values and acquired company assets between $750 million and $7.5 billion. Transactions with non-bank or non-U.S. acquirors or with acquired companies headquartered in Puerto Rico were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
United Community Banks, Inc.	Three Shores Bancorporation, Inc.
Heartland Financial USA, Inc.	AIM Bancshares, Inc.
Business First Bancshares, Inc.	Pedestal Bancshares, Inc.
FB Financial Corporation	Franklin Financial Network, Inc.
Cambridge Bancorp	Wellesley Bancorp, Inc.
United Bankshares, Inc.	Carolina Financial Corporation
Northwest Bancshares, Inc.	MutualFirst Financial, Inc.
Flushing Financial Corporation	Empire Bancorp, Inc.
Sandy Spring Bancorp, Inc.	Revere Bank
BancPlus Corporation	State Capital Corporation
First Defiance Financial Corp.	United Community Financial Corp.
First Midwest Bancorp, Inc.	Bankmanagers Corp.
ConnectOne Bancorp, Inc.	Bancorp of New Jersey, Inc.
OceanFirst Financial Corp.	Two River Bancorp
OceanFirst Financial Corp.	Country Bank Holding Company, Inc.
Simmons First National Corporation	Landrum Company
WesBanco, Inc.	Old Line Bancshares, Inc.

Acquiror	Acquired Company
People’s United Financial, Inc.	United Financial Bancorp, Inc.
Valley National Bancorp	Oritani Financial Corp.
Columbia Financial, Inc. (MHC)	Stewardship Financial Corporation
S&T Bancorp, Inc.	DNB Financial Corporation
Heritage Commerce Corp	Presidio Bank
Hancock Whitney Corporation	MidSouth Bancorp, Inc.
First Citizens BancShares, Inc.	Entegra Financial Corp.
Glacier Bancorp, Inc.	Heritage Bancorp
First Financial Corporation	HopFed Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•

Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

KBW also reviewed the price per common share paid for the acquired company for the 20 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed Merger based on the implied transaction value for the Merger of $23.53 per outstanding share of SB One common stock and using historical financial information for SB One as of or for the 12 months ended December 31, 2019 and the closing price of SB One common stock on March 10, 2020.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful because it was negative):

			Selected Transactions
	Provident Financial / SB One		25th Percentile		Average		Median		75th Percentile		Illustrative Adjusted Average(2)		Illustrative Adjusted Median(2)
Price / Tangible Book Value per Share	1.29	x	1.47	x	1.65	x	1.61	x	1.78	x	1.29	x	1.27	x
Core Deposit Premium	4.1%		7.1%		9.9%		9.0%		12.5%		5.1%		4.2%
Price / LTM EPS(1)	9.8	x	13.2	x	16.3	x	15.0	x	17.4	x	13.1	x	11.2	x
One-Day Market Premium	26.6%		11.1%		21.6%		15.1%		30.2%		—		—

(1)	LTM net income was tax-affected in the case of selected transactions in which the acquired company was a S-Corporation.
(2)	Transaction multiples adjusted based on change in buyer stock price from date of announcement of the respective transaction to market close on March 10, 2020.

No company or transaction used as a comparison in the above selected transaction analysis is identical to SB One or the proposed Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Provident Financial and SB One to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for Provident Financial and SB One as of or for the 12 months ended December 31, 2019, (ii) publicly available consensus “street estimates” for Provident Financial and SB One, and (iii) market price information as of March 10, 2020. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Provident Financial and SB One shareholders in the combined company based on the 1.357x exchange ratio provided for in the Merger Agreement:

	Provident Financial % of Total	SB One % of Total
Ownership at 1.357x merger exchange ratio:
Pro Forma Ownership	84%	16%
Balance Sheet:
Total Assets	83%	17%
Gross Loans Held For Investment	82%	18%
Total Deposits	82%	18%
Tangible Common Equity	85%	15%
Income Statement:
2020 GAAP Net Income	82%	18%
2021 GAAP Net Income	80%	20%
Market Capitalization:
Pre-Deal Market Capitalization	87%	13%

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Provident Financial and SB One. Using (i) closing balance sheet estimates as of September 30, 2020 for Provident Financial and SB One taken from publicly available consensus “street estimates”, (ii) publicly available calendar year 2020 and 2021 EPS consensus “street estimates” for Provident Financial and an assumed long-term EPS growth rate for Provident Financial provided by Provident Financial management, (iii) publicly available calendar year 2020 and 2021 EPS consensus “street estimates” for SB One and an assumed long-term EPS growth rate for SB One provided by Provident Financial management and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the Merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by Provident Financial management, KBW analyzed the potential financial impact of the Merger on certain projected financial results of Provident Financial. This analysis indicated the Merger could be accretive to Provident Financial’s estimated 2020 EPS and estimated 2021 EPS and could be dilutive to Provident Financial’s estimated tangible book value per share at closing as of September 30, 2020. Furthermore, the analysis indicated that, pro forma for the Merger, each of Provident Financial’s tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing as of September 30, 2020 could be lower. For all of the above analysis, the actual results achieved by Provident Financial following the Merger may vary from the projected results, and the variations may be material.

Provident Financial Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Provident Financial to estimate a range for the implied equity value of Provident Financial. In this analysis, KBW used publicly available consensus “street estimates” of Provident Financial and assumed long-term growth rates for Provident Financial provided by Provident Financial management, and assumed discount rates ranging from 8.0% to 10.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Provident Financial could generate over the period from September 30, 2020 through December 31, 2025 as a standalone company, and (ii) the present value of Provident Financial’s implied terminal value at the end of such period. KBW assumed that Provident Financial would maintain a tangible common equity to tangible asset ratio of 9.00% and would retain sufficient earnings to maintain that level. KBW derived implied terminal values using two methodologies, one based on 2026 earnings multiples and the other based on December 31, 2025 tangible book value multiples. Using implied terminal values for Provident Financial calculated by applying a range of 9.0x to 11.0x Provident Financial’s estimated 2026 earnings, this discounted cash flow analysis resulted in a range of implied values per share of Provident Financial common stock of $17.13 to $20.92. Using implied terminal values for Provident Financial calculated by applying a range of 1.00x to 1.30x Provident Financial’s estimated December 31, 2025 tangible book value, this discounted cash flow analysis resulted in a range of implied values per share of Provident Financial common stock of $16.58 per share to $21.03.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Provident Financial or the pro forma combined company.

SB One Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of SB One to estimate a range for the implied equity value of SB One. In this analysis, KBW used publicly available consensus “street estimates” for SB One and assumed long-term growth rates for SB One provided by SB One management, and assumed discount rates ranging from 9.0% to 11.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that SB One could generate over the period from September 30, 2020 through December 31, 2025 as a standalone company, and (ii) the present value of SB One’s implied terminal value at the end of such period. KBW assumed that SB One would maintain a tangible common equity to tangible asset ratio of 9.00% and would retain sufficient earnings to maintain that level. KBW derived implied terminal values using two methodologies, one based on 2026 earnings multiples and the other based on December 31, 2025 tangible book value multiples. Using implied terminal values for SB One calculated by applying a range of 8.0x to 10.0x SB One’s estimated 2026 earnings, this discounted cash flow analysis resulted in a range of implied values per share of SB One common stock of $23.29 to $30.44. Using implied terminal values for SB One calculated by applying a range of 0.95x to 1.15x SB One’s estimated 2025 tangible book value, this discounted cash flow analysis resulted in a range of implied values per share of SB One common stock of $21.31 per share to $27.01.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of SB One.

Miscellaneous. KBW acted as financial advisor to SB One in connection with the proposed Merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, SB One and Provident Financial. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of SB

One or Provident Financial for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, SB One agreed to pay KBW a total cash fee equal to 1.20% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the Merger. SB One also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of its opinion, KBW provided investment banking or financial advisory services to SB One and received compensation for such services. KBW acted as financial advisor to SB One in connection with its December 2018 acquisition of Enterprise Bank N.J. In the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Provident Financial and received compensation for such services. KBW acted as financial advisor to Beacon Trust Company, a wholly-owned subsidiary of Provident Bank, in connection with its April 2019 acquisition of Tirschwell & Loewy, Inc. KBW may in the future provide investment banking and financial advisory services to SB One or Provident Financial and receive compensation for such services.

Structure of the Merger

Provident Financial’s board of directors and SB One’s board of directors has each unanimously approved the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides for the Merger of SB One with and into Provident Financial, with Provident Financial continuing as the surviving corporation. Immediately following the Merger, SB One Bank, a New Jersey chartered commercial bank and a wholly-owned subsidiary of SB One, will merge with and into Provident Bank, a New Jersey chartered savings bank and a wholly-owned subsidiary of Provident Financial, with Provident Bank continuing as the surviving entity, pursuant to a separate agreement and plan of merger.

Consideration to be Received in the Merger

Under the terms of the Merger Agreement, each share of SB One common stock will be converted into the right to receive 1.357 shares of Provident Financial’s common stock. On March 11, 2020, which was the last trading date preceding the public announcement of the proposed Merger, Provident Financial’s common stock price was $16.28, which, after giving effect to the 1.357 exchange ratio, would result in merger consideration with an implied value of approximately $22.09 per share. As of April 30, 2020, the most reasonably practicable date prior to the mailing of this Proxy Statement/Prospectus, Provident Financial’s common stock price was $14.35, which, after giving effect to the 1.357 exchange ratio, would result in merger consideration with an implied value of approximately $19.47.

If Provident Financial effects or sets a record date for a stock split, stock dividend, recapitalization, reclassification or similar transaction with respect to its shares of common stock that is prior to the effective time of the Merger, then the exchange ratio will be adjusted proportionately.

SB One shareholders will not receive fractional shares of Provident Financial common stock. Instead, SB One shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (i) the fraction of a share of Provident Financial common stock to which such shareholder is entitled multiplied by (ii) the average closing price of Provident Financial common stock during the ten consecutive trading days ending on the fifth trading day preceding the closing date of the Merger.

Treatment of SB One Equity Awards

SB One Stock Options

At the effective time of the Merger, each SB One stock option, whether vested or unvested, that is outstanding and unexercised will be cancelled and converted automatically into the right to receive an amount of cash equal to the product of (i) the excess of (A) the product of (x) the 1.357 exchange ratio and (y) the Provident Closing Price (as defined below), over (B) the exercise price of such SB One stock option, and (ii) the number of shares of SB One common stock subject to said SB One stock option. The Provident Closing Price means the average of the closing sales price of a share of Provident Financial common stock for the ten consecutive trading days ending on the fifth trading day preceding the closing date. Provident Financial, SB One or any SB One subsidiary, as directed by Provident Financial, will pay the stock option consideration, less required withholding taxes, within five business days following the closing date.

SB One Restricted Stock

Each share of SB One restricted stock outstanding immediately prior to the effective time will fully vest (with any performance-based vesting condition to be determined based upon either: (i) the actual performance of the performance goals as of a date reasonably proximate to the effective time of the Merger based upon pro-rated performance metrics through such date; or (ii) if actual performance is not determinable, achievement at target level) and will be converted at the effective time of the Merger into the right to receive the per share stock consideration in respect of each share of SB One restricted stock, with cash payable in lieu of any fractional shares, and any accrued but unpaid dividends or distributions on such share of SB One restricted stock. The surviving corporation will issue the restricted stock consideration, less applicable tax withholdings, within five business days following the closing date.

Surrender of Stock Certificates

SB One shareholders will receive instructions from the transfer agent on where to surrender their SB One stock certificates after the Merger is completed. SB One shareholders should not forward their SB One stock certificates with their proxy cards.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method. The result of this is that the recorded assets and liabilities of Provident Financial will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of SB One will be adjusted to fair value at the date of the Merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Provident Financial common stock to be issued to SB One shareholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of SB One at the Merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of SB One being included in the operating results of Provident Financial beginning from the date of completion of the Merger.

Regulatory Matters Relating to the Merger

Completion of the Merger and the subsequent bank merger whereby SB One Bank will merge with and into Provident Bank are subject to the receipt of all required approvals or waivers from regulatory authorities. The transaction is subject to approval by the FDIC and the New Jersey Department and approval, or waiver of formal application and approval requirements, by the Federal Reserve. Provident Financial has filed the required applications with the FDIC and the New Jersey Department and expects to request a waiver from filing an application with the Federal Reserve.

Bank Merger. The bank merger whereby SB One Bank will merge with and into Provident Bank is subject to the approval of the FDIC under the Bank Merger Act and the New Jersey Department under applicable New Jersey law. In granting its approval under the Bank Merger Act, the FDIC must consider factors such as the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, competitive factors, any risk to the stability of the United States banking or financial system and the effectiveness of the institutions involved in combating money laundering activities. The FDIC also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1997, which we refer to in this document as the “CRA.” In connection with such a review, the FDIC will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate. The New Jersey Department follows criteria similar to those used by the FDIC.

Holding Company Merger. The merger of SB One with and into Provident Financial, with Provident Financial as the surviving bank holding company, requires the approval of the New Jersey Department and the approval under applicable New Jersey law and of the Federal Reserve, unless the Federal Reserve grants a waiver of the formal application process upon request of the acquiror. The Federal Reserve takes into consideration a number of factors when acting on applications for bank holding company mergers. Such factors are substantially similar to those evaluated by the FDIC in connection with a Bank Merger Act Application. The New Jersey Department follows criteria similar to those used by the Federal Reserve in evaluating holding company acquisitions of New Jersey banks.

Anti-Competitive Matters. A period of 15 to 30 days must expire following approval by the FDIC before completion of the Merger is allowed, within which period the United States Department of Justice may file objections to the Merger under the federal antitrust laws. While Provident Financial and SB One believe that the likelihood of objection to the Merger by the Department of Justice is remote, there can be no assurance that the Department of Justice will not initiate proceedings to block the Merger, or that the Attorney General of the State of New Jersey will not challenge the Merger, or if any proceeding is instituted or challenge is made, what the result of such challenge or proceeding would be.

The Merger cannot proceed in the absence of the requisite regulatory approvals. See “—Conditions to Complete the Merger” and “—Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There also can be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy one or more conditions set forth in the Merger Agreement and described under “—Conditions to Complete the Merger.” The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include, for example, review of the Merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation with respect to the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the Merger applicable to U.S. holders (as defined below) of shares of SB One common stock. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SB One common stock that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. This discussion is limited to U.S. holders who hold their shares as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not cover all U.S. federal income tax consequences of the Merger and related transactions that may be relevant to holders of shares of SB One common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions, regulated investment companies, persons who hold their shares of SB One common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, persons that are, or hold their shares of SB One common stock through, partnerships or other pass-through entities, retirement plans or other tax-deferred accounts, or persons who acquired their shares of SB One common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the Merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

Determining the actual tax consequences of the Merger to a U.S. holder is complex and can depend, in part, on the U.S. holder’s specific situation. SB One shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. It is a condition to the obligations of Provident Financial and SB One that each receives an opinion of counsel to the effect that the Merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Provident Financial and SB One both expect to be able to obtain the tax opinions if, as expected:

•	each of Provident Financial and SB One is able to deliver customary representations to their respective tax counsel; and

•	there is no adverse change in U.S. federal income tax law.

The opinions of each party’s tax counsel will not be binding on the IRS or any court.

It is a condition to the respective obligations of each of Provident Financial and SB One to complete the Merger that Provident Financial will receive a legal opinion from Luse Gorman, and SB One will receive a legal opinion from Hogan Lovells, in a form reasonably satisfactory to Provident Financial and SB One, each to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The discussion below of the material U.S. federal income tax consequences of the Merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of each of Luse Gorman and Hogan Lovells as to the material U.S. federal income tax consequences of the Merger to the U.S. holders of SB One common stock. These opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in each opinion and factual representations contained in certificates of officers of Provident Financial and SB One, all of which must continue to be true and accurate in all material respects as of the effective time of the Merger.

If any of the representations delivered by Provident Financial or SB One to counsel or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the Merger could be adversely affected. The determination by tax counsel as to whether the proposed Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed Merger.

Tax Treatment of the Entities. The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each of Provident Financial and SB One will be a party to the reorganization within the meaning of Section 368(b) of the Code and neither Provident Financial nor SB One will recognize any gain or loss as a result of the Merger.

Exchange for Provident Financial Common Stock. No gain or loss will be recognized by an SB One shareholder who receives shares of Provident Financial common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for his or her shares of SB One common stock. The tax basis of the shares of Provident Financial common stock received by an SB One shareholder in the exchange will be equal (except for the basis attributable to any fractional shares of Provident Financial common stock, as discussed below) to the basis of the SB One common stock surrendered in exchange for the Provident Financial common stock. The holding period of the Provident Financial common stock received will include the holding period of shares of SB One common stock surrendered in exchange for the Provident Financial common stock, provided that the shares were held as capital assets of the SB One shareholder at the effective time of the Merger.

Cash in Lieu of Fractional Shares. An SB One shareholder who receives cash in lieu of a fractional share interest in Provident Financial common stock will be treated as having received the fractional share of Provident Financial common stock and then as having sold the fractional share for cash in full payment for such fractional share of stock. As a result, an SB One shareholder will generally recognize a gain or loss, for federal income tax purposes, equal to the difference between the cash received and such portion of the shareholder’s tax basis in the SB One common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the SB One shareholder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the SB One shareholder’s holding period is more than one year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Backup Withholding. Unless an exemption applies under the backup withholding rules of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 24% of any cash payments to which an SB One shareholder is entitled pursuant to the Merger, unless the SB One shareholder signs the substitute IRS Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the SB One shareholder’s taxpayer identification number, and certification necessary to avoid backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.

Reporting Requirements. An SB One shareholder who receives Provident Financial common stock pursuant to the Merger will be required to retain records pertaining to the Merger, and any such holder who, immediately before the Merger, holds at least 5% (by vote or value) of the outstanding SB One stock, or securities of SB One with a basis for U.S. federal income tax purposes of at least $1 million, will be required to file with its federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger. U.S. holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the Merger.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT THERETO. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING, BUT NOT LIMITED TO, TAX RETURN REPORTING REQUIREMENTS), AS WELL AS THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

Interests of Certain Persons in the Merger that are Different from Yours

General. In consideration of the recommendations of the SB One Board of Directors in connection with the Merger proposal, you should be aware that some of the directors and executive officers of SB One have interests that are in addition to, or different from, the interests of SB One’s shareholders generally, which are described below. SB One’s Board of Directors was aware of these interests during its deliberations of the merits of the Merger and in determining to recommend to SB One shareholders that they vote for the proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. The amounts set forth in the discussions below regarding director and executive officer compensation are based on compensation levels as of the date of this proxy statement/prospectus unless otherwise provided.

SB One Equity Awards.

Stock Options. Certain directors and executive officers hold outstanding awards of SB One stock options granted under either the Sussex Bancorp 2013 Equity Incentive Plan or the SB One Bancorp 2019 Equity Incentive Plan (the “SB One Equity Plans”). The Merger Agreement provides that each SB One stock option, whether vested or unvested, that is outstanding and unexercised will be cancelled and converted automatically into the right to receive an amount of cash equal to the product of (i) the excess of (A) the product of (x) the 1.357 exchange ratio and (y) the Provident Closing Price (as defined below), over (B) the exercise price of such SB One stock option, and (ii) the number of shares of SB One common stock subject to said SB One stock option. The Provident Closing Price means the average of the closing sales price of a share of Provident Financial common stock for the ten consecutive trading days ending on the fifth trading day preceding the closing date. Provident Financial, or SB One or SB One Bank, as directed by Provident Financial, will pay the aforementioned consideration, less applicable tax withholdings, to each SB One stock option holder within five business days following the closing date.

The following table reflects the number of stock options held by each director and executive officer as of March 11, 2020, the date that the Merger Agreement was executed, without regard to any subsequent exercise of stock options pursuant to the terms of the awards, prior to the effective time of the Merger. The estimated value of the stock options is based on (1) a share closing price of the average closing market price of Provident Financial’s common stock over the first five (5) business days following the first public announcement of the Merger beginning on March 12, 2020, multiplied by the 1.357 exchange ratio for an equity award consideration of $17.21, less the applicable exercise price for the stock options, multiplied by (2) the total number of shares subject to each stock option award. As of the date of the Merger Agreement, March 11, 2020, all but 4,044 stock options held by directors and executive officers were vested.

Name	SB One Stock Options (#)	Weighted-Average Exercise Price ($)	Equity Award Consideration ($)
Anthony Labozzetta	35,742	10.92	224,867
Vito Giannola	10,000	11.40	58,100
George Lista	—	—	—
All other executive officers as group (4 persons)	—	—	—
All non-employee directors as a group (9 persons, only one with stock options)	4,000	12.83	17,520

Restricted Stock. Certain directors and executive officers hold shares of SB One restricted stock granted under the SB One Equity Plans. Under the Merger Agreement, immediately prior to the effective time of the Merger, each outstanding SB One restricted stock award will fully vest (with any performance-based vesting condition to be determined based upon either: (i) the actual performance of the performance goals as of a date reasonably proximate to the effective time of the Merger based upon pro-rated performance metrics through such date; or (ii) if actual performance is not determinable, achievement at target level) and will be converted at the effective time of the Merger into the right to receive: (1) the number of shares of Provident Financial common stock equal to the product of (x) the number of shares of SB One common stock subject to the restricted stock award, multiplied by (y) the 1.357 exchange ratio; (2) cash in lieu of any fractional of Provident Financial common in an amount equal to, rounded to the nearest cent and without interest; and (3) any accrued but unpaid dividends or distributions on such SB One restricted stock.

The following table sets forth the number of shares of restricted stock held by the directors and executive officers as of March 11, 2020, the date the Merger Agreement was executed, that is expected to remain unvested as of the assumed Merger closing date of July 1, 2020. The estimated value of the restricted stock is based on (1) the average closing market price of Provident Financial’s common stock over the first five (5) business days following the first public announcement of the transaction beginning on March 12, 2020, multiplied by the 1.357 exchange ratio, for a per share merger consideration of $17.21, multiplied by (2) the total number of shares subject to each restricted stock award.

Name	SB One Restricted Stock (#)	Value ($)	Accrued but Unpaid Dividends ($)
Anthony Labozzetta	44,967	773,882	—
Vito Giannola	18,081	311,174	—
George Lista	11,382	195,884	—
All other executive officers as group (4 persons)	17,072	293,809	—
All non-employee directors as a group (9 persons)	8,142	140,124	—

New Board Arrangements. Three current SB One board members will be joining the Provident Financial board of directors upon completion of the Merger. Each other SB One board members will be invited to join a Provident Financial advisory board to serve for an initial term of two years.

Settlement Agreement with Anthony Labozzetta. SB One and SB One Bank have previously entered into an employment agreement with Anthony Labozzetta, President and Chief Executive Officer, dated January 20, 2010 (the “SB One Employment Agreement”). Under the SB One Employment Agreement, in the event of a change in control of SB One or SB One Bank, such as the Merger, followed by Mr. Labozzetta’s involuntary termination without “cause” or voluntary resignation for “good reason” (as each term is defined in the employment agreement) within 18 months thereafter, Mr. Labozzetta would be entitled to a lump sum cash payment equal to 2.99 times the sum of his: (1) highest annual rate of base salary, plus (2) the greater of: (a) the last bonus paid to him or (b) his then current bonus at target level. He would also receive continued hospital, health, medical and life insurance coverage for a period of three years thereafter, at the same cost to him as of his date of termination.

On March 11, 2020, SB One, SB One Bank, Provident Financial and Provident Bank entered into a settlement agreement with Mr. Labozzetta. The settlement agreement terminates Mr. Labozzetta’s SB One Employment Agreement (including his right thereunder to receive a gross-up payment with respect to any excise tax imposed under Section 4999 of the Internal Revenue Code) in consideration for a lump sum cash payment payable to Mr. Labozzetta at, or within five business days after, the effective time of the Merger (the “Cash Settlement”). The Cash Settlement will equal the cash consideration and the cash equivalent of the continued welfare benefits that Mr. Labozzetta would have received under the SB One Employment Agreement in the event of his qualifying termination event following a change in control, such as the Merger. The Cash Settlement is subject to adjustment to result in no portion of any payment or benefit to be made or provided to Mr. Labozzetta being non-deductible and subject to an excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, respectively. The estimated Cash Settlement, as adjusted and to be further adjusted as necessary pursuant to the foregoing, is $2,400,004.

Employment Agreements with Certain Executive Officers. SB One and SB Bank have entered into employment agreements with Vito Giannola, Senior Executive Vice President and Chief Banking Officer;

George Lista, President and Chief Executive Officer of SB One Insurance Agency, Inc. and three other executive officers. Pursuant to the Merger Agreement, Provident Financial has agreed to honor the employment agreements in accordance with their existing terms, which provide certain payments and benefits in the event the executive officer’s qualifying termination event following a change in control, such as the Merger.

Specifically, upon the executive officer’s termination without “cause” upon a change in control or the executive officer elects, within 18 months following the change in control, to resign for “good reason” (as each term is defined in the employment agreements), each executive officer is entitled to the following payments and benefits:

•	A lump sum cash payment equal to two times the executive officer’s base salary;

•	Solely for Mr. Lista, a cash lump sum payment equal to the sum of his bonuses from the prior two years; and

•

Continued participation in any health insurance or other insurance plans that the executive officer was participating in prior to his date of termination for a period of two years. Such continued coverage would be provided at no cost for Mr. Lista and two other executive officers, and would be provided based on the current cost sharing arrangement between SB One and the executive officer with respect to Mr. Giannola and one other executive officer.

Each employment agreement provides that the payments thereunder would be reduced by the minimum amount necessary to avoid penalties with respect to Sections 280G and 4999 of the Internal Revenue Code.

For an estimate of the amounts payable to Messrs. Giannola and Lista under their employment agreements in connection with their qualifying termination of employment following the Merger, see “—Merger-Related Compensation for SB One’s Named Executive Officers” below. Assuming the Merger was completed and the executive officer experienced a qualifying termination of employment on July 1, 2020, the estimated amount of cash severance payable to the three other executive officers under their employment agreements, as a group, is $1,669,612 and the aggregate estimated value of the continued health and other insurance coverage that would be provided to such group is $81,589.

Supplemental Executive Retirement Plan Agreement with Anthony Labozzetta. SB One entered into the supplemental executive retirement agreement with Mr. Labozzetta dated July 20, 2011 (the “SERP”). The SERP is a non-qualified defined contribution retirement plan designed to provide Mr. Labozzetta with supplemental retirement benefits. Under the SERP, a bookkeeping account was established on behalf of Mr. Labozzetta, to which SB One makes an annual contribution up to 22% of his base salary based on the satisfaction of certain performance criteria. Mr. Labozzetta’s interest in his SERP account fully vests upon the earlier of: (1) the 10th anniversary of his date of participation in the SERP while employed with SB One, which would be July 20, 2021, disability, death, termination without cause or resignation for good reason or a change in control, such as the Merger. The payment of Mr. Labozzetta’s vested SERP account balance will commence upon the later of his separation from service or on the first day of month following his attainment of age 65 and is payable in 60 equal monthly installments (which is referred to as the “normal retirement benefit”).

For an estimate of the amount payable under the SERP to Mr. Labozzetta that is contingent upon the Merger, see “—Merger-Related Compensation for SB One’s Named Executive Officers” below.

New Arrangements with SB One Executive Officers. On March 11, 2020, Provident Financial entered into the following agreements with Mr. Labozzetta: (1) an employment agreement (the “Provident Employment Agreement”); (2) a side-letter agreement (the “Provident Side-Letter Agreement”) to which Provident Bank is also a party; and (3) a change in control agreement (the “Provident Change in Control Agreement”). The Provident Employment Agreement, the Provident Side-Letter Agreement and the Provident Change in Control Agreement (together, the “Provident Agreements”) will become effective upon the effective time of the Merger.

In the event that the Merger does not occur, or Mr. Labozzetta fails to become an employee of Provident Financial and Provident Bank as of the consummation of the Merger, the Provident Agreements will automatically terminate and become null and void.

Provident Employment Agreement. The Provident Employment Agreement has an initial term that will continue through December 31, 2021 (the “initial term”). Commencing on January 1, 2022 and continuing at each January 1 thereafter, the term will automatically renew for an additional year (each, a “renewal term”). During the initial term, Mr. Labozzetta will serve as the Chief Operating Officer and President of each of Provident Financial and Provident Bank. Additionally, subject to and conditioned upon the approval of, and appointment by, the Board of Directors of Provident Financial, Mr. Labozzetta will serve as Chief Executive Officer and President of Provident Financial and Provident Bank as of January 1, 2022.

Mr. Labozzetta is entitled to an initial annual base salary of $584,119 and to participate in Provident Financial’s or Provident Bank’s bonus, incentive and benefit plans offered generally to senior officers and key management and will be provided with an automobile suitable for his position. In addition, Provident Financial and Provident Bank will honor the terms and conditions of Mr. Labozzetta’s SERP, as described above.

In the event Mr. Labozzetta terminates his employment for “good reason” or is terminated without “cause” (as each such term is defined in the Provident Employment Agreement), he would receive: (1) any standard compensation and benefits that have been earned by Mr. Labozzetta as of his date of termination (the “standard termination benefits”); (2) a cash lump sum payment equal to his base salary and cash bonus due for the longer of: (i) the remaining term of the agreement; or (ii) 12 months following the date of termination (the “benefits period”); and (3) continued life, medical, dental and disability coverage during the benefits period, provided, however, that Provident Financial or Provident Bank may pay cash in lieu of such coverage if such coverage is not practicable, plus an amount to reflect the income and payroll taxes incurred by him with respect to such payment.

Subject to certain terms and limitations, the Provident Employment Agreement further provides that during its term and for a period of one year thereafter (except following a change in control), Mr. Labozzetta may not compete with, or solicit customers or employees of, Provident Financial or Provident Bank, provided, however, that upon his termination during any renewal term, any restrictions limiting Mr. Labozzetta from becoming an employee of or providing services to another institution would be reduced to six months.

Provident Side-Letter Agreement. Pursuant to the Provident Side-Letter Agreement, if Mr. Labozzetta is not appointed President and Chief Executive Officer of Provident and Provident Bank by January 1, 2022 or he has a qualifying termination without “cause” or for “good reason” (as set forth in the Provident Employment Agreement) during the initial term of the Provident Employment Agreement, his employment with Provident Financial and Provident Bank will cease immediately following the expiration of the initial term (in the case of the failure to be appointed President and Chief Executive Officer) or as of the date of termination, and, in lieu of any payments or benefits under the Provident Employment Agreement, Provident Financial or Provident Bank would pay Mr. Labozzetta the following: (1) any standard termination benefits; (2) a cash lump sum payment equal to two (2) times the sum of his base salary and annual cash bonus paid to (or earned by) him with respect to the completed fiscal year prior to the date of termination; and (3) continued life, medical, dental and disability coverage for two (2) years, provided, however, that Provident Financial or Provident Bank may pay cash in lieu of such coverage if such coverage is not practicable, plus an amount to reflect the income and payroll taxes incurred by him with respect to such payment. Upon such termination, Mr. Labozzetta would be subject to the non-competition and post-termination obligations set forth in the Provident Employment Agreement.

Provident Change in Control Agreement. In the event of a change in control of Provident Financial or Provident Bank, Mr. Labozzetta would not be entitled to any severance benefits under the Provident Employment Agreement or Provident Side-Letter Agreement upon any subsequent termination of employment. Rather, he would be entitled to only the severance benefits provided under the Provident Change in Control Agreement.

The Provident Change in Control Agreement has an initial three-year term which will automatically renew each April 1st starting in 2021 for an additional year such that there will be a three-year term remaining as of each April 1st. In the event Mr. Labozzetta terminates his employment for “good reason” or is terminated without “cause” (as each such term is defined in the Provident Change in Control Agreement) during the term subsequent to a change in control, Provident Financial or Provident Bank would pay Mr. Labozzetta: (1) any standard termination benefits; and (2) a cash lump sum payment equal to three (3) times the highest level of aggregate annualized base salary and other cash compensation paid to Mr. Labozzetta during the calendar year the termination occurs, or during either of the immediately preceding two (2) calendar years, whichever is greater. In addition, Provident Bank will provide Mr. Labozzetta with continued group insurance, life, health, accident and disability insurance coverage for three (3) years, provided, however, that Provident Financial or Provident Bank may pay cash in lieu of such coverage if such coverage is not practicable, plus an amount to reflect the income and payroll taxes incurred by him with respect to such payment.

Prior to and from time to time since the execution of the Merger Agreement, Provident Financial has engaged, and it expects to continue to engage, in discussions with certain other executive officers of SB One and SB One Bank about potential roles with the combined company after the consummation of the Merger. There is, at this time, no assurance that those discussions will result in any additional agreements with Provident Financial or, if so, what the terms and conditions of any such agreements would be.

Indemnification and Insurance of Directors and Officers. Provident Financial has agreed that all rights to indemnification and exculpation from liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time of the Merger in favor of the present and former officers and directors of SB One and SB One Bank as provided under the certificate of incorporation or bylaws of SB One and SB One Bank, or permitted under applicable law, will survive the Merger.

In addition, Provident Financial has agreed to maintain a directors’ and officers’ liability insurance policy for six years following the Merger to cover the present officers and directors of SB One and SB One Bank with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the Merger; provided that Provident Financial is not obligated to pay in the aggregate more than 200% of SB One’s annual costs for such coverage.

Merger-Related Executive Compensation for SB One’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of SB One’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules.

The following table sets forth the amount of payments and benefits that each of SB One’s named executive officers would receive in connection with the Merger, based on the following assumptions (except as otherwise provided in the footnotes to the following table): (1) the effective time of the Merger is July 1, 2020; and (2) each named executive officer, except for Mr. Labozzetta, experiences a qualifying termination of employment on July 1, 2020. The table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control. Amounts below are based on certain assumptions that may or may not actually occur. As a result, the actual amounts to be received by a named executive officer may materially differ from the amounts set forth below. For additional details regarding the terms of the payments described below, see the discussion in section entitled “Interests of Certain Persons in the Merger that are Different from Yours” above.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)	Other ($)	Total ($)
Anthony Labozzetta	2,400,004	783,711	782,781	—	—	—	3,966,496
Vito Giannola	600,001	315,554	—	49,328	—	—	964,883
George Lista	673,634	195,884	—	21,103	—	—	890,621

(1)

For Mr. Labozzetta, his cash amount represents the estimated Cash Settlement, payable pursuant to his settlement agreement. This amount represents a “single trigger” payment because the payment is conditioned solely upon a change in control, such as a merger.

For Mr. Giannola, his cash amount represents a lump sum cash severance payment equal to two times his base salary, which he is entitled to receive under his employment agreement. For Mr. Lista, his cash amount represents a lump sum cash severance payment equal to two times his base salary, plus the sum of his bonuses from the prior two years, which he is entitled to receive under his employment agreement. Such amounts are “double trigger” payments because they may be triggered due to the executive officer’s qualifying termination event following the Merger.

(2)

As described above, all unvested stock options and restricted stock awarded to the named executive officers will become vested at the effective time of the Merger (i.e., single trigger vesting). Set forth below are the values of the equity awards, based on a per share price of each type of equity-based award that would become vested and be settled upon the effective time of the Merger, based on a price per share of $17.21 (i.e., the average closing price per share of Provident Financial’s common stock over the first five business days following the announcement of the Merger Agreement, multiplied by the 1.357 exchange ratio).

Name	Restricted Stock	Stock Options
Anthony Labozzetta	$773,882	$9,829
Vito Giannola	311,174	4,380
George Lista	195,884	—

(3)

Under the terms of SERP, Mr. Labozzetta’s SERP account balance will become fully vested upon a change in control, such as the Merger (i.e., a single trigger vesting). The amount in this column represents the present value of Mr. Labozzetta’s normal retirement benefit under the SERP, using a discount rate equal to the U.S. Treasury 10-year note currently in effect. The normal retirement benefit was determined based on Mr. Labozzetta’s current SERP account balance, the balance of which was assumed to be paid in 60 monthly installments commencing on the first day of the month following the date on which he attains age 65.

(4)

The amount in this column represents the present value of the cash equivalent of the cost of providing two years of continued participation for Messrs. Giannola and Lista in any health insurance or other insurance plans that they were participating in prior to their date of termination. Such amounts are “double trigger” payments.

Conditions to Complete the Merger

Provident Financial’s and SB One’s respective obligations to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	the receipt of the requisite vote of the shareholders of SB One;

•

the absence of any order, decree or injunction by a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement and no statute, rule or regulation has been enacted, entered, promulgated, interpreted, applied or enforced by any governmental entity or bank regulator, that enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement;

•

the receipt of all necessary regulatory approvals or waivers required to consummate the transactions contemplated by the Merger Agreement and the expiration of all statutory waiting periods; all other necessary approvals, authorizations and consents of any governmental entities required to consummate the transactions contemplated by the Merger Agreement, the failure of which to obtain would reasonably be expected to have a material adverse effect, have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations or consents have expired;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, with respect to the Provident Financial common stock to be issued upon the consummation of the Merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened) and, if the offer and sale of Provident Financial common stock in the Merger is subject to the “blue sky” laws of any state, the absence of a stop order of any state securities commissioner;

•	the shares of Provident Financial to be issued in the Merger have been authorized for listing on the NYSE, subject to official notice of issuance;

•

the accuracy of the representations and warranties of the other party contained in the Merger Agreement as of the date on which the Merger Agreement was entered into and as of the date on which the Merger is completed (except to the extent such representations and warranties speak as of an earlier date), subject to materiality standards provided in the Merger Agreement (and the receipt by each party of an officer’s certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it under the Merger Agreement at or prior to the closing date (and the receipt by each party of an officer’s certificate from the other party to such effect); and

•	the receipt by such party of a written opinion of its respective legal counsel to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code.

In addition, Provident Financial’s obligation to complete the Merger is subject to the satisfaction or waiver of the condition that none of the regulatory approvals necessary to consummate the Merger and the transactions contemplated by the Merger Agreement includes any term, condition or restriction upon Provident Financial or Provident Bank that imposes a burdensome condition.

SB One’s obligation to complete the Merger is also subject to the satisfaction or waiver of the condition that Provident Financial has delivered the merger consideration to the Exchange Agent on or before the closing date and the Exchange Agent will provide SB One with a certificate evidencing such delivery.

Neither SB One nor Provident Financial can provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither SB One nor Provident Financial has reason to believe that any of these conditions will not be satisfied.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

SB One has agreed that, prior to the effective time of the Merger, except as consented to in writing by Provident Financial (such consent not to be unreasonably withheld or delayed), it will, and will cause each of its subsidiaries to, (a) operate its business, only in the usual, regular and ordinary course of business consistent with past practice; (b) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and (c) take no action that would, or would be reasonably likely to, (i) prevent or adversely affect or delay the ability of the parties to obtain any regulatory approvals or other approvals of governmental entities required for the transactions contemplated by the Merger Agreement, or (ii) prevent or adversely affect its ability to perform its covenants and agreements under the Merger Agreement.

In addition to the general covenants above, SB One has agreed that prior to the effective time of the Merger, except as otherwise specifically permitted or required by the Merger Agreement or as consented to in writing by Provident Financial (such consent not to be unreasonably withheld or delayed), SB One may not, and SB One may not permit any of its subsidiaries to, undertake the following:

•	amend or waive any provision of its certificate of incorporation or bylaws, or appoint a new director to the board of directors;

•

adjust, split, combine or reclassify any capital stock or (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) dividends paid by any subsidiary of SB One to SB One or any of its wholly-owned subsidiaries, (B) a regular quarterly cash dividend on the SB One common stock at a rate not to exceed $0.085 per share per quarter, with dividend record and payment dates consistent with past practice, or (C) the acceptance of shares of SB One common stock as payment for the exercise price of SB One stock options or for withholding taxes incurred in connection with the exercise of SB One stock options or the vesting or settlement of SB One restricted stock; or (iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance or vesting of shares of SB One common stock in connection with currently outstanding awards granted under the SB One stock benefit plans;

•	enter into, amend in any material respect or terminate any SB One material contract, except in the ordinary course of business;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•

grant or agree to pay any bonus, severance or termination to, or enter into, renew, amend or terminate any employment agreement, severance agreement and/or supplemental executive agreement (including surrendering any annuity contract related to a supplemental executive retirement plan) with, or increase the compensation or fringe benefits of, any of its directors, officers or employees, except (1) as may be required pursuant to applicable law or commitments existing on the date of the Merger Agreement, (2) as to non-executive employees, increases in the ordinary course of business and consistent with past practice, (3) the payment of bonuses for the year ending December 31, 2019 to the extent such bonuses have been accrued in accordance with GAAP through the date of the Merger Agreement and provided that such bonuses are consistent, as to amount, methodology, persons covered and payment timing, with past practice, (4) entering into standard offer letters and arrangements with new hires permitted by the Merger Agreement, (5) in connection with promotions permitted by the Merger Agreement in the ordinary course of business and (6) increases not to exceed 5% with respect to any individual and all such increases in the aggregate shall not exceed 3% of total compensation; or (ii) hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000, provided that notwithstanding the foregoing that SB One may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

•

enter into or modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, group insurance or other material employee benefit contract, plan or arrangement, in respect of any of its directors, officers or employees, except in each case as required or deemed advisable to comply with applicable law; or (ii) make any employer contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•

merge or consolidate SB One or any SB One subsidiary with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries, or sell or lease all or any substantial portion of the assets or business of SB One or any SB One subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between SB One or any SB One subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any of its certificates of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•

sell or otherwise dispose of the capital stock of any SB One subsidiary or sell or otherwise dispose of any asset of SB One or any SB One subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of SB One or any SB One subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, corporation or other entity, except in the ordinary course of business consistent with past practice;

•

voluntarily take any action that is intended or may reasonably be expected to result in any of the representations and warranties of SB One set forth in the Merger Agreement becoming untrue as of any date after the date of the Merger Agreement or in any of the conditions to the completion of the Merger not being satisfied, except in each case as may be required by applicable law;

•	change any method, practice or principle of accounting, except as may be required from time to time by GAAP or any bank regulator responsible for regulating SB One;

•

waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which SB One or any SB One subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

•	purchase any equity securities, or purchase any securities other than securities with a weighted average life of not more than four years as of the date of purchase;

•

except for commitments issued prior to the date of the Merger Agreement that have not yet expired and that have been previously disclosed to Provident Financial, and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), or modify any existing loan, in an amount in excess of $5.0 million for a commercial real estate loan or a commercial business loan, or in excess of $2.0 million for a land or construction loan, or in excess of $1.0 million for a residential loan secured by a first lien on real estate, or in excess of $500,000 for any other consumer loan, or that involves an exception to policy involving any new or renewal of an existing loan in excess of $750,000, or a new loan or loan commitment to any director or executive officer of SB One or any SB One subsidiary; provided that Provident will have been deemed to have consented to any loan in excess of such amount if Provident Financial does not object to any such proposed loan within three business days after receipt by Provident Financial of (i) a written request by SB One to exceed such limit and (ii) all financial or other data that Provident Financial may reasonably request to evaluate such loan;

•

except as previously disclosed to Provident Financial, enter into, renew or modify any transaction with an officer, director or affiliate, directly or indirectly through an entity affiliated or associated with such officer, director or affiliate, other than a deposit transaction with SB One Bank in the ordinary course of business consistent with past practice;

•

enter into any futures contract, option, interest rate caps (other than with respect to residential ARMs), interest rate floors (other than with respect to commercial loans), interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest, except in the ordinary course of business consistent with past practice;

•

except for the execution of the Merger Agreement, and actions taken or which will be taken in accordance with the Merger Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment, change in control, severance or similar agreement;

•

make any material change in policies in existence on the date of the Merger Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations or by a bank regulator;

•

except for the execution of the Merger Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any SB One compensation and benefit plan;

•

except as previously disclosed to Provident Financial, make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date of the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair;

•

except as previously disclosed to Provident Financial, purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•	sell any participation interest in any loan, other than in the ordinary course of business consistent with past practice;

•

undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by SB One of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date of the Merger Agreement;

•

pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

•

foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a materials of environmental concern;

•	purchase or sell any mortgage loan servicing rights;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Provident Financial and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of Provident Financial (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Provident Financial (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

•	agree to do any of the foregoing.

Provident Financial has agreed to a more limited set of restrictions on its business prior to the effective time of the Merger. Specifically, Provident Financial has agreed that prior to the effective time of the Merger, except as consented to in writing by SB One (such consent not to be unreasonably withheld or delayed), Provident Financial will, and it will cause each Provident Financial subsidiary to, use reasonable efforts to (i) preserve intact its business organization and assets and maintain its rights and franchises, and (ii) voluntarily take no action that would or would be reasonably likely to:

•

prevent or adversely affect or delay the ability of the parties to obtain the regulatory approvals or other approvals of governmental entities required for the transaction contemplated by the Merger Agreement;

•	prevent or adversely affect its ability to perform its covenants and agreements under the Merger Agreement;

•

result in the representations and warranties of Provident Financial in the Merger Agreement not being true and correct on the date of the Merger Agreement or at any future date on or prior to the closing date or in any of the conditions to the completion of the Merger not being satisfied;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to do any of the foregoing.

Regulatory Matters

Provident Financial and SB One have agreed to promptly file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, and in any event, within 45 days from the date of the Merger Agreement. Provident Financial and SB One have agreed to use best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and SB One will thereafter promptly mail the proxy statement/prospectus to SB One’s shareholders. Provident Financial has also agreed to use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Merger Agreement, and SB One has agreed to furnish all information concerning SB One and the holders of SB One common stock as may be reasonably requested in connection with any such action.

Provident Financial and SB One have agreed to cooperate with each other and use, and cause their applicable subsidiaries to use, their best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary to consummate the transactions contemplated by the Merger Agreement, and Provident Financial and Provident Bank agreed to make all necessary filings in respect of the required regulatory approvals as promptly as practicable after the date of the Merger Agreement, and no later than 45 days after the date of the Merger Agreement.

Additionally, each of Provident Financial and SB One has agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with this proxy statement/prospectus, and any application petition or any other statement or application made by or on behalf of Provident Financial or SB One to any bank regulator or governmental body in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Provident Financial and SB One have each agreed that Provident Financial or Provident Bank will not be required to agree to any prohibition, limitation, or other requirement that would (i) prohibit or materially limit the ownership or operation by Provident Financial or Provident Bank of all or any material portion of the business or assets of SB One or any SB One subsidiary, (ii) compel Provident Financial or Provident Bank to dispose of or hold separate all or any material portion of the business or assets of SB One or any SB One subsidiary, (iii) impose a material compliance burden, penalty or obligation on Provident Financial or Provident Bank resulting from noncompliance by SB One or any SB One subsidiary with its regulatory obligations or (iv) otherwise materially impair the value of SB One or any SB One subsidiary to Provident Financial and Provident Bank (any such requirement alone, or more than one such requirement together, a “burdensome condition”).

Employee Benefit Matters

Provident Financial has agreed that in the event employee compensation and/or benefits as were provided by SB One or its subsidiaries are changed or terminated by Provident Financial, it will provide continuing employees with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Provident Financial or applicable Provident Financial subsidiaries. Employees of SB One or its subsidiaries who become participants in a Provident Financial compensation and benefit plan will, for purposes of (i) determining eligibility for, (ii) any applicable vesting periods of and (iii) with respect to vacation and severance rights, level of benefits of such employee benefits be given credit for meeting such eligibility, vesting and level of benefits requirements in such plans for service as an employee of SB One or its subsidiaries (and their predecessors) prior to the effective time, except that the foregoing service recognition will not apply (i) to the extent it would result in duplication of benefits for the same period of services; (ii) for benefit accrual purposes under any Provident Financial compensation and benefit plan (other than such plans providing vacation and severance rights); or (iii) where such service is with respect to a newly-established benefit plan of Provident Financial for which similarly-situated employees of Provident Financial do not receive past service credit.

Provident Financial and Provident Bank will offer employees of SB One or its subsidiaries whose jobs are eliminated as a result of or in connection with the Merger priority in applying for open positions within Provident Financial and Provident Bank. Provident Financial has agreed that each employee of SB One or its subsidiaries who (i) is not offered employment with Provident Financial or Provident Bank as of the effective time or (ii) is involuntarily terminated by Provident Financial or Provident Bank (other than for cause) within twelve months of the effective time and who is not covered by a separate employment agreement, change in control agreement, severance, consulting, or similar agreement will receive a severance payment equal to (A) two weeks of base pay (at the rate in effect on the termination date) for each full year of service at SB One or its subsidiaries, with a maximum of 26 weeks and a minimum of four weeks of base pay, plus (B) amounts payable to such employee for accrued vacation and personal days; provided that such individual executes and does not revoke a release agreement.

In the event of any termination or consolidation of any SB One health plan, Provident Bank will use commercially reasonable efforts to make available to employees of SB One and its subsidiaries who continue employment with Provident Financial or Provident Bank and their dependents employer-provided health coverage on the same basis as it provides such coverage to similarly situated Provident Bank employees. Unless a continuing employee affirmatively terminates coverage under an SB One health plan prior to the time that such continuing employee becomes eligible to participate in a Provident Bank health plan, no coverage of any of the continuing employees or their dependents will terminate under any of the SB One health plans prior to the time such continuing employees and their dependents become eligible to participate in the health plans, programs and benefits common to all similarly situated employees of Provident Bank and their dependents. In the event of a termination or consolidation of any SB One health plan, terminated SB One employees and qualified beneficiaries will have the right to continued coverage under group health plans of Provident Bank in accordance with COBRA. Provident Bank will use commercially reasonable efforts so that employees of SB One or its subsidiaries who cease participating in an SB One health plan and become participants in a comparable Provident Bank health plan receive credit for any co-payment and deductibles paid under the SB One health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Provident Bank health plan, upon substantiation, in a form satisfactory to Provident Bank that such co-payment and/or deductible has been satisfied.

Provident Financial will honor all obligations under the existing employment and change in control agreements of SB One. Except as otherwise terminated, Provident Financial will assume and honor all SB One compensation and benefit plans in accordance with their terms.

Provident Financial has agreed to appoint Anthony J. Labozzetta, President and Chief Executive Officer of SB One, as President and Chief Operating Officer of the surviving corporation at the effective time of the Merger and at the effective time of the Merger, Provident Financial and Mr. Labozzetta will enter into an employment agreement.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that after the effective time of the Merger, Provident Financial will indemnify, defend and hold harmless, to the fullest extent permitted by the New Jersey Business Corporation Act, SB One’s certificate of incorporation and bylaws against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement will require the prior written consent of Provident Financial and which consent will not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative, in which an indemnified party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of SB One or an SB One subsidiary if such claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the Merger (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such claim is asserted or claimed before, or after, the effective time of the Merger.

The right to indemnification will also include the right to the advancement of expenses to such persons, to the fullest extent provided by the New Jersey Business Corporation Act, SB One’s certificate of incorporation or bylaws, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification.

The Merger Agreement requires Provident Financial to maintain, for a period of six years after the effective time of the Merger, SB One’s existing directors’ and officers’ liability insurance policy (provided, that Provident Financial or Provident Bank may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable), with respect to matters occurring at or prior to the effective time; except that Provident Financial or Provident Bank are not required to expend in the aggregate more than 200% of the annual cost currently expended by SB One with respect to such insurance; provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the 200% maximum amount, Provident Financial or Provident Bank must maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the 200% maximum amount. In connection with the foregoing, SB One agrees that in order for Provident Financial or Provident Bank to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

Representation on Provident Financial and Provident Bank Boards

Effective as of the effective time, Provident Financial has agreed that it will, (i) increase the size of the board of directors of Provident Financial by three members, and cause Provident Bank to take such actions as may be necessary to increase the size of the board of directors of Provident Bank by three members, and (ii) appoint Anthony Labozzetta, and two other persons from the SB One board of directors to be selected by Provident Financial in consultation with SB One (and who will be subject to Provident Financial’s customary screening and evaluation procedures for potential directors and who must meet all criteria set forth in Provident Financial’s governance principles with respect to qualifications for directors and shall qualify as an independent director under NYSE rules), to the board of directors of Provident Financial and Provident Bank, with one former SB One director being appointed to each of the three terms of directors comprising the Provident Financial and Provident Bank Boards. Additionally, an advisory board will be appointed by Provident Bank for no less than two years, and will consist of those SB One directors who are not selected to serve on the Provident Financial and Provident Bank Boards.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of Provident Financial common stock to be issued in the Merger, access to properties and records, public announcements with respect to the transactions contemplated by the Merger Agreement, advice of changes, and no control of each other’s business.

Shareholder Meeting of SB One and Recommendation of SB One’s Board of Directors

SB One has agreed to hold the annual meeting as soon as promptly as practicable after the merger registration statement is declared effective by the SEC for the purpose of considering the Merger Agreement and the Merger and for such other purposes as may be, in SB One’s reasonable judgment, necessary or desirable. SB One’s has agreed to use its reasonable best efforts to obtain from its shareholders the vote required to approve the Merger, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the Merger. SB One has further agreed to, except as provided below, not to (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Provident Financial in connection with the transactions contemplated by the Merger Agreement, SB One’s recommendation, (ii) fail to reaffirm SB One’s recommendation within five business days following a written request by Provident Financial, (iii) make any statement, filing or release, in connection with the SB One’s shareholder meeting or otherwise, inconsistent with the SB One’s recommendation, (iv) approve or recommend, or publicly propose to approve or recommend, any “acquisition proposal” (as defined below); or (v) enter into (or cause SB One or any of the SB One subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any “acquisition transaction” (as defined below) (other than a confidentiality agreement entered into in accordance with the provisions of the Merger Agreement) or (B) requiring SB One to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement.

However, prior to the date of the SB One annual meeting, the SB One board of directors may withdraw, qualify, amend or modify the SB One recommendation (a “SB One Subsequent Determination”) after the third business day following Provident Financial’s receipt of a notice from SB One advising Provident Financial that the SB One board of directors intends to determine that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach by SB One of its obligations relating to the non-solicitation of acquisition proposals) constitutes a “superior proposal” (as defined below) if, but only if (i) the SB One board of directors Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and an independent financial advisor, that it is required to take such actions to comply with its fiduciary duties to SB One’s shareholders under applicable law, (ii) during the three business day period after receipt of the notice of superior proposal by Provident Financial, SB One and the SB One board of directors has cooperated and negotiated in good faith with Provident Financial to make such adjustments, modifications or amendments to the terms and conditions of the Merger Agreement as would enable SB One to proceed with its recommendation without an SB One Subsequent Determination; except that Provident Financial will not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the Merger Agreement and (iii) at the end of the 3 day notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Provident Financial since its receipt of such notice of superior proposal, the SB One board of directors has again in good faith made the determination (A) in clause (i) of this paragraph and (B) that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, SB One is required to deliver a new notice of superior proposal to Provident Financial and again comply with the requirements of this paragraph, except that the notice period is reduced to one business day.

Under the terms of the Merger Agreement, SB One has agreed to adjourn or postpone the annual meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of SB One common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, SB One has not received proxies representing a sufficient number of shares of SB One common stock necessary to obtain the requisite SB One shareholder approval for the Merger Proposal. However, if an acquisition proposal has been received by SB One, has been publicly disclosed and SB One makes an SB One Subsequent Determination that is permitted in accordance with the Merger Agreement, then SB One will not be required to adjourn or postpone the annual meeting pursuant to the covenant described above more than two times following the receipt and public disclosure of such acquisition proposal.

Unless the Merger Agreement has been terminated in accordance with its terms, SB One has an unqualified obligation to convene the annual meeting and to submit the Merger Agreement to the SB One shareholders for the purpose of approving the Merger Proposal.

Agreement Not to Solicit Other Offers

SB One has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Provident Financial) any information or data with respect to SB One or any of its subsidiaries or otherwise relating to an acquisition proposal (it being understood that issuing any press release or furnishing any documents filed or furnished by SB One pursuant to the requirements of Exchange Act would not constitute a violation of SB One’s non-solicitation obligations under the Merger Agreement) (iii) without the prior written consent of Provident Financial, release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SB One is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

However, SB One may, and may permit its subsidiaries and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents to, without the prior written consent of Provident Financial, release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SB One is a party or enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal, if, prior to the annual meeting, (i) SB One has received a bona fide unsolicited written acquisition proposal, that did not result from a breach of its non-solicitation obligations; (ii) SB One board of directors’ determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) it is required to take such actions to comply with its fiduciary duties to SB One’s shareholders under applicable law; (iii) SB One has provided Provident Financial with at least three business days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to SB One or otherwise relating to an acquisition proposal, SB One receives from such person a confidentiality agreement with terms no less favorable to SB One than those contained in SB One’s confidentiality agreement with Provident Financial.

SB One has also agreed to promptly (and in any event within 48 hours) notify Provident Financial in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with SB One or any of its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SB One also has agreed that it shall keep Provident Financial informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

For purposes of the Merger Agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Provident Financial), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. For purposes of the Merger Agreement, an “acquisition transaction” means mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SB One or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of SB One or any of its subsidiaries representing, in the aggregate, 25% or more of the assets of SB One and its subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of SB One or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of SB One or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing. For purposes of the Merger Agreement, a “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction on terms that the SB One board of directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of SB One common stock or all, or substantially all, of the assets of SB One and its subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of SB One common stock that is more favorable, from a financial point of view, than the consideration to be paid to SB One’s shareholders pursuant to the Merger Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and (B) is, in light of the other terms of such proposal, more favorable to SB One’s shareholders than the Merger and the transactions contemplated by the Merger Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Representations and Warranties Made by Provident Financial and SB One in the Merger Agreement

The representations, warranties, and covenants described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, may be subject to limitations, qualifications, or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Provident Financial and SB One rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Provident Financial or SB One.

Therefore, the representations and warranties and other provisions of the Merger Agreement or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Provident Financial, SB One, or any of their respective subsidiaries or affiliates, without considering the foregoing. Instead, such provisions or descriptions should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information.” Provident Financial and SB One will provide additional disclosure in their public reports to the extent that they are or become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the Merger Agreement and will update such disclosure as required under federal securities laws.

The Merger Agreement contains customary representations and warranties of each of Provident Financial and SB One relating to their respective businesses. The representations and warranties in the Merger Agreement do not survive the effective time of the Merger.

The Merger Agreement contains representations and warranties made by each of SB One and Provident Financial relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the Merger;

•	financial statements, regulatory reports, internal controls, absence of undisclosed liabilities and securities documents;

•	tax matters;

•	certain material contracts;

•	real property and insurance matters;

•	legal proceedings;

•	compliance with applicable laws;

•	employee and employee benefit plan matters;

•	broker’s fees payable in connection with the Merger;

•	environmental matters;

•	loan matters;

•	risk management instruments;

•	trust accounts;

•	intellectual property;

•	labor matters;

•	the absence of certain changes or events; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, certain representations and warranties relating to a number of matters are made only by SB One to Provident Financial, including the following:

•	investment securities;

•	material contracts;

•	related party transactions;

•	the required SB One shareholder vote;

•	registration obligations;

•	the opinion of SB One’s financial advisor;

•	trust accounts; and

•	SB One’s insurance subsidiary.

Certain representations and warranties of Provident Financial and SB One are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect,” when used in reference to SB One or Provident Financial, as the case may be, means any effect that (i) is material and adverse to the financial condition, results of operations or business of Provident Financial and the Provident Financial subsidiaries taken as a whole, or of SB One and the SB One subsidiaries, taken as a whole, or (ii) materially impairs or would reasonably be expected to materially impair the ability of either SB One, on the one hand, or Provident Financial, on the other hand, to perform its obligations under the Merger Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by the Merger Agreement; provided that “material adverse effect” will not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement, and compliance with the Merger Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties thereto in consummating the transactions contemplated by the Merger Agreement, (e) changes in national or international political or social conditions including the impact of pandemics or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (f) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect has occurred), (g) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by the Merger Agreement, or (h) changes caused by the impact of the execution or announcement of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement on relationships with customers or employees (including the loss of personnel subsequent to the date of the Merger Agreement); except, with respect to subclauses (a), (b) and (e), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of SB One and the SB One subsidiaries, taken as a whole, or Provident Financial and the Provident Financial subsidiaries, taken as a whole, as the case may be, as compared to other companies in the financial services industry.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time prior to completion of the Merger in the following circumstances:

•	by mutual written consent of Provident Financial and SB One;

•

by either Provident Financial or SB One (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there shall have been a material breach of any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach by its nature cannot be cured prior to January 31, 2021 or has not been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party has the right to terminate the Merger Agreement unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the Merger Agreement under certain closing conditions (a “representation breach termination”);

•

by either Provident Financial or SB One (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in the Merger Agreement on the part of the other party, which failure by its nature cannot be cured prior to January 31, 2021 or has not been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party has the right to terminate the Merger Agreement unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the Merger Agreement under certain closing conditions (a “covenant breach termination”);

•

by either Provident Financial or SB One, if the closing has not have occurred by January 31, 2021, or such later date as agreed to in writing by Provident Financial and SB One; provided, that the failure of the closing to have occurred on or before said date was not due to such party’s material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

•

by either Provident Financial or SB One, if the shareholders of SB One have voted at the annual meeting on the transactions contemplated by the Merger Agreement and such vote was not sufficient to approve such transactions (a “no-vote termination”);

•

by either Provident Financial or SB One, if (i) final action has been taken by a bank regulator whose approval is required in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, which final action (x) has become unappealable and (y) does not approve the Merger Agreement or the transactions contemplated by the Merger Agreement, or (ii) any court of competent jurisdiction or other governmental authority has issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable;

•	by Provident Financial, if any regulatory approval includes a burdensome condition; and

•

by Provident Financial if (x) the SB One board of directors (i) withdraws, qualifies, amends or modifies its approval recommendation of the Merger Agreement to the SB One shareholders, or makes any statement, filing or release, in connection with the annual meeting or otherwise, inconsistent with such recommendation, (ii) materially breaches its obligation to call, give notice of and commence the annual meeting under its obligations under the Merger Agreement, (iii) approves, recommends or enters into an acquisition agreement with respect to an acquisition proposal, (iv) fails to publicly recommend against a publicly announced acquisition proposal within five (business days of being requested to do so by Provident Financial, (v) fails to publicly reconfirm its recommendation within five business days of being requested to do so by Provident Financial, except during a period in which the SB One board of directors is evaluating an acquisition proposal to comply with its fiduciary duties to the SB One shareholders under applicable law or (vi) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (y) there shall have been a material breach of its non-solicitation obligations (a “SB One board breach termination”).

Additionally, SB One may terminate the Merger Agreement if, at any time during the five business-day period commencing on the date on which the last required regulatory approval is obtained for consummation of this merger and the bank merger have been obtained (disregarding any waiting period) if both of the following conditions are satisfied: (i) the number obtained by dividing (x) the volume weighted average price of Provident Financial common stock for the five consecutive full trading days ending on the trading day immediately prior to the Determination Date, rounded to the nearest one-tenth of a cent, by (y) the Purchaser Ratio, which must be less than 0.80; and (ii) (x) the Purchaser Ratio is less than (y) the number obtained by dividing the average of the NASDAQ Bank Index closing prices for the five consecutive full trading days ending on the Determination Date by the average of the NASDAQ Bank Index closing prices for the five consecutive trading day period ending on the last trading day immediately preceding the date of the first public announcement of the entry into the Merger Agreement, and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to as the “Index Ratio”).

If SB One elects to exercise its termination right as described above, it must notify Provident Financial in writing of such election. During the five day period commencing with Provident Financial’s receipt of such notice, Provident Financial will have the option to increase the merger consideration to a level that would cause either of the requirements described in (i) or (ii) of the preceding paragraph not to be satisfied, provided, however, that any such increase in the exchange ratio pursuant must be paid to the holders of SB One common stock in cash, determined on a per share basis by multiplying the increase in the exchange ratio by the volume weighted average price of Provident Financial common stock for the five consecutive full trading days ending on the trading day immediately prior to the Determination Date. If, within such five day period, Provident Financial delivers written notice to SB One that it intends to proceed with the Merger by so increasing the exchange ratio, and notifies SB One of the revised exchange ratio, then no termination by SB One will have occurred, and the Merger Agreement will remain in effect in accordance with its terms (except that the exchange ratio will have been so modified).

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, it will become void and have no effect except that designated provisions of the Merger Agreement will survive the termination, including those relating to payment of the termination fee and the confidential treatment of information.

Termination Fee

SB One will pay Provident Financial a termination fee of $9.0 million if the Merger Agreement is terminated in the following circumstances:

(i)

(a) Provident Financial terminates the Merger Agreement pursuant to an SB One board breach termination or (b) Provident Financial or SB One terminates the Merger Agreement pursuant to a no-vote termination after the public disclosure, or public awareness or SB One’s awareness, of an acquisition proposal, and SB One has made an SB One Subsequent Determination; or

(ii)

the entering into a definitive agreement by SB One relating to an acquisition proposal or the consummation of an acquisition proposal involving SB One within twelve months after the occurrence of any of the following: (a) the termination of the Merger Agreement by Provident Financial pursuant to a representation breach termination or a covenant breach termination because of, in either case, a willful breach by SB One after the public disclosure, or public awareness or SB One’s awareness, of an acquisition proposal; or

(b) the failure of the shareholders of SB One to approve the Merger Agreement after the public disclosure or public awareness of an acquisition proposal.

Expenses and Fees

Except with respect to the termination fee, as described elsewhere in this Proxy Statement/Prospectus, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the Merger will be borne equally by Provident Financial and SB One.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, at any time prior to the effective time (whether before or after approval by the shareholders of SB One), SB One and Provident Financial, by action of their respective boards of directors, may (a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party under the Merger Agreement, (c) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (d) waive compliance with any of the agreements or conditions contained in the Merger Agreement. However, after the approval of the Merger Agreement by the shareholders of SB One, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement that reduces the amount, value or changes the form of consideration to be delivered to SB One’s shareholders pursuant to the Merger Agreement.

Voting Agreements

Each of SB One’s directors and certain executive officers, in their capacity as an SB One shareholder, have entered into a separate voting agreement with Provident Financial, pursuant to which each such director and executive officer has agreed to vote all shares of SB One common stock over which he or she exercises sole or shared dispositive and voting rights in favor of the approval of the Merger Agreement and certain related matters and against alternative transactions. Under the voting agreements, SB One’s directors and executive officers may not, without the prior written consent of Provident Financial, transfer any of their shares of SB One common stock except for certain limited purposes described in the voting agreements. These voting agreements will terminate if the Merger Agreement is terminated. As of the record date for the annual meeting, shares constituting approximately 15% of the voting power of SB One common stock were subject to the voting agreements.

Resale of Shares of Provident Financial Common Stock

All shares of Provident Financial common stock issued to SB One’s shareholders in connection with the Merger will be freely transferable. This Proxy Statement/Prospectus does not cover any resales of the shares of Provident Financial common stock to be received by SB One’s shareholders upon completion of the Merger, and no person may use this Proxy Statement/Prospectus in connection with any resale.

Certain Unaudited Prospective Financial Information Regarding SB One Utilized by SB One’s Board of Directors and SB One’s Financial Advisor

SB One does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, the risk that they will prove incorrect and the inherent difficulty of accurately predicting financial performance for future periods. However, in connection with the Merger, SB One’s management provided SB One’s financial advisor, KBW, with certain non-public unaudited prospective financial information regarding SB One, on a stand-alone basis, that was utilized in the financial analyses performed by KBW in connection with its opinion to SB One’s board of directors, as described in this Proxy Statement/

Prospectus under the heading “—Opinion of SB One’s Financial Advisor”. The non-public unaudited prospective financial information provided by SB One’s management was prepared as part of SB One’s overall process of analyzing various strategic initiatives, and were not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections, or generally accepted accounting principles.

Although presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions of SB One’s management made at the time they were prepared, and assume execution of various strategic initiatives that SB One is no longer pursuing in light of the Merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which SB One operates, and the risks and uncertainties described under “Risk Factors”, and “Cautionary Statement About Forward-Looking Statements”, all of which are difficult to predict and many of which are outside the control of SB One and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the financial forecasts, whether or not the Merger is completed. Further, these assumptions and the financial forecasts may otherwise be affected by SB One’s ability to achieve its strategic goals, objectives and targets over the applicable periods and do not include all potential actions that management could or might have taken during these time periods.

The unaudited prospective financial information summarized in this section was prepared by and is the responsibility of the management of SB One. No independent registered public accounting firm, including for the avoidance of doubt SB One’s independent registered public accounting firm, has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect to such information or its achievability and no independent registered public accounting firm assumes any responsibility for the financial forecasts. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date they were prepared.

In light of the foregoing, and taking into account that the annual meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, SB One shareholders are strongly cautioned not to place unwarranted reliance on such information, and SB One and Provident Financial urge all SB One shareholders to review SB One’s most recent SEC filings for a description of SB One’s reported financial results.

Below are long-term growth rate assumptions for SB One provided by SB One’s management to SB One’s financial advisor:

•	annual earnings growth rate of 8% for calendar year 2022 and thereafter

•	annual asset growth rate of 8%

You are strongly cautioned not to place undue reliance on the unaudited prospective financial information set forth above. The inclusion in this Proxy Statement/Prospectus of the non-public unaudited prospective financial information above should not be regarded as a representation by SB One, Provident Financial or their respective affiliates, advisors or representatives as to the ultimate future financial performance of SB One. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results, and this information should not be relied on as such. In addition, this information represents SB One management’s evaluation at the time it was prepared of certain measures of SB One’s expected future financial performance on a stand-alone basis, assuming execution of certain strategic initiatives. The unaudited prospective financial information does not give effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved by the combined company as a result of the Merger, the effect on either Provident Financial or SB One, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the Merger.

No assurances can be given that the unaudited prospective financial information and the underlying assumptions are reasonable or that, if it had been prepared as of the date of this Proxy Statement/Prospectus, similar assumptions would be used. In addition, the unaudited prospective financial information may not reflect the manner in which Provident Financial would operate the SB One business after the Merger. SB One, Provident Financial and their respective affiliates, advisors and representatives do not intend to, and each disclaims any obligation to, update or otherwise reconcile or revise the unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Further, the unaudited prospective financial information does not take into account the effect on SB One of any possible failure of the Merger to occur. None of SB One, Provident Financial or their respective affiliates, advisors or representatives has made, makes, or is authorized in the future to make any representation to any shareholder of SB One, or other person regarding the unaudited prospective financial information. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Provident Financial or SB One that such information is viewed as material information of SB One particularly in light of the inherent risks and uncertainties associated with such information. The unaudited prospective financial information is not being included in this Proxy Statement/Prospectus to influence any shareholder’s decision regarding how to vote on any given proposal to be voted on at the SB One annual meeting, but because the unaudited prospective financial information was provided to SB One’s financial advisor for purposes of the financial analyses performed by it as referred to under the heading “—Opinion of SB One’s Financial Advisor”.

COMPARISON OF SHAREHOLDER RIGHTS

If the Merger is completed, SB One shareholders will be entitled to receive shares of Provident Financial common stock in exchange for their shares of SB One common stock. Provident Financial is organized under the laws of the State of Delaware, and SB One is organized under the laws of the State of New Jersey. As a result of the Merger, SB One shareholders will become Provident Financial stockholders. Thus, following the Merger, the rights of SB One shareholders who become Provident Financial stockholder as a result of the Merger will be governed by the corporate law of the State of Delaware and will also then be governed by Provident Financial’s certificate of incorporation and Provident Financial’s bylaws. Provident Financial’s certificate of incorporation and bylaws will be unaltered by the Merger.

The following is a summary of the material differences between (1) the current rights of SB One shareholders under the New Jersey Business Corporation Act (the “NJBCA”), SB One’s certificate of incorporation and SB One’s bylaws and (2) the current rights of Provident Financial stockholders under the Delaware General Corporation Law (the “DGCL”), Provident Financial’s certificate of incorporation and Provident Financial’s bylaws. Provident Financial and SB One believe that this summary describes the material differences between the rights of Provident Financial stockholders as of the date of this Proxy Statement/Prospectus and the rights of SB One shareholders as of the date of this Proxy Statement/Prospectus; however, it does not purport to be a complete description of those differences. Copies of Provident Financial’s and SB One’s governing documents have been filed with the SEC and copies of each company’s governing documents can be found at its respective principal office. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”

	SB One	Provident Financial

Authorized Capital Stock	SB One’s certificate of incorporation authorizes it to issue up to 16,000,000 shares of capital stock, 15,000,000 of which is common stock, no par value, and 1,000,000 of which is preferred stock, issued in one or more classes or series, no par value.	Provident Financial’s certificate of incorporation authorizes it to issue up to 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Directors	SB One’s bylaws provide for not less than one (1) director and not more than twenty-five (25) directors.	Provident Financial’s certificate of incorporation provides that number of directors of Provident Financial will be such number as designated by the board of directors from time to time, except in the absence of such designation the number shall be eleven.

Director Classes	SB One’s certificate of incorporation provides that directors are divided into three classes, as nearly identical in number as the then total number of directors constituting the entire board permits, and are elected for three year staggered terms.	Provident Financial’s certificate of incorporation provides that directors are divided into three classes and are elected for three year staggered terms.

	SB One	Provident Financial

Removal of Directors	The NJBCA provides that directors can be removed at any time, with cause, by a majority vote of shareholders.	Provident Financial’s certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of Provident Financial’s then outstanding common stock entitled to vote (after giving effect to the limitation on voting rights described below.)

Filling Board Vacancies	SB One’s certificate of incorporation provides that any vacancy for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, and such elected directors hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. SB One’s bylaws provide that any vacancy in the board of directors, however caused, and newly created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors then in office, or by a sole remaining director, and such elected directors hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. The new director will hold the office until the next annual meeting.	Provident Financial’s bylaws provide that a vacancy, caused by any reason, can be filled by a vote of the majority vote of the remaining directors, even if less than a quorum. The new director will hold the office for the unexpired term of the director to whom such person succeeds and until such new director’s successor has been duly elected and qualified.

Nomination of Director Candidates by Shareholders	SB One’s bylaws provide that any shareholder of record may nominate a candidate for director if the shareholder provides notice to the corporate Secretary of SB One at least 90 days, but not more	Provident Financial’s bylaws provide that any stockholder may nominate a candidate for director if such stockholder was a stockholder of record at the time of the giving of the required notice

SB One	Provident Financial
than 120 days, prior to the anniversary of the last annual meeting with the following information about the nominee: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated. The nominating shareholder must provide (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14	provided for in Provident Financial’s bylaws, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section. The stockholder must give written notice to the corporate Secretary of Provident Financial not less than 120 days prior to the date of Provident Financial’s proxy materials for the preceding year’s Annual Meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned; describe briefly the proposed business; the reasons for bringing the proposed business before the annual meeting; and any material interest of the stockholder in the proposed business. Additionally, such stockholder’s notice must set forth, as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the elections of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected.

	SB One	Provident Financial
of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee agreeing to be named as a nominee and to serve as a director, if elected.

Vote Required	SB One’s bylaws provide that any corporate action requiring a vote of shareholders, except for the election of directors, requires a majority vote, unless otherwise specified by the NJBCA or the certificate. Directors can be elected with a plurality of the vote.	Provident Financial’s bylaws provide that directors must be elected by a plurality of the votes cast at the election, subject to Provident Financial’s majority voting policy, and except as otherwise required by law, all other matters must be determined by a majority of the votes cast affirmatively or negatively. Additionally, amendments to certain provisions of Provident Financial’s certificate of incorporation require the approval of at least 80% of the outstanding voting stock.

Vote Limit	SB One’s governing documents do not include a vote limit provision.	Provident Financial’s certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Exculpation of Directors and Officers	SB One’s certificate of incorporation and the NJBCA provide that directors and officers shall not be personally liable to the corporation except in cases where the director or officer commits an act or omission that is: (i) a breach of the duty of loyalty; (ii) not in good faith or involving a knowing violation of the law; or (iii) results in an improper personal benefit.	Provident Financial’s certificate of incorporation and the DGCL provide that directors shall not be personally liable to Provident Financial or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

	SB One	Provident Financial
(iii) under Section 174 of the DGCL, which concerns unlawful payment of a dividend or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation further provides that if the DGCL is amended to authorize a further or greater limitation or elimination of personal liability of directors, then the liability of the corporation’s directors shall be so limited or eliminated.

Indemnification	SB One’s certificate of incorporation provides broad indemnification for current and former directors, officers, employees, and agents in civil and criminal suits, except in cases where the director or officer’s acts or omissions (i) constitute a breach of the duty of loyalty; (ii) were not in good faith; (iii) involved a knowing violation of the law; (iv) resulted in an improper personal benefit; or (v) were otherwise barred from indemnification under New Jersey law.	Provident Financial’s certificate of incorporation, bylaws and the DGCL provide for the indemnification of current and former officers and directors are entitled to indemnification to the fullest extent permitted by the DGCL if the individual (i) acted in good faith, (ii) in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and (iii), in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Additionally, Provident Financial may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

Dissenters’ Rights	Pursuant to the NJBCA, to dissent from a merger or consolidation, SB One shareholders have the right to dissent from a merger or consolidation, except that they do not have the right to dissent from a merger or consolidation with respect to shares: (i) of a class or series listed on a national securities exchange or held of	Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record

	SB One	Provident Financial
	record by not less than 1,000 holders, or (ii) for which, pursuant to the plan of merger or consolidation, upon the consummation of the merger or consolidation, the shareholders will receive (x) cash, (y) shares which will either be listed on national securities exchange or held of record by not less than 1,000 holders or (z) cash and such securities.	date for determination of stockholders entitled to vote at the meeting of stockholder to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to shareholders of the surviving corporation if the merger did not require the vote of the shareholders of the surviving corporation.

Notice of Shareholder Meetings

SB One’s bylaws provide that shareholders will be given written notice stating the place, date, and time of a shareholder meeting not less than ten (10) days nor more than sixty (60) days before the date of the meeting.

The NJBCA provides that written notice for a meeting called for the purpose of voting on a merger, consolidation, or acquisition with/of/by another corporation must be provided not less than twenty (20) days and not more than sixty (60) days before such meeting.

Provident Financial’s bylaws provide that written notice stating the place, date and time of the meeting, must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each shareholder entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting.

Calling a Special Meeting of Shareholders	SB One’s bylaws provide that a special meeting of shareholders can be called for any purpose by: (i) the chairman of the board of directors; (ii) the majority of the board of directors, by written request; (iii) the CEO; (iv) the President; or (v) by the CEO or Secretary in response to a written request from holder(s) of the majority of the outstanding stock entitled to vote. The written request must specify the purpose of the special meeting. The required notice for a special meeting is the same as other shareholder meetings.	Provident Financial’s bylaws provide that a special meeting of stockholders can be called pursuant to a resolution adopted by the majority of the board of directors.

	SB One	Provident Financial
The NJBCA provides that the holder(s) of not less than 10% of all shares entitled to vote at a meeting may order a special meeting of shareholders. In addition, the Superior Court can, upon showing good cause, order a special meeting of shareholders in action in which the court may proceed in a summary manner.

Record Date	SB One’s bylaws provide that the board of directors may fix the record date to determine which shareholders are entitled to vote or entitled to exercise other rights. The record date will be: (1) in the case of determination of shareholders entitled to vote at any meeting of shareholders or adjournment thereof, shall not be more than 60 nor less than 10 days before the date of such meeting; and (2) in the case of any other action, shall not be more than 60 days prior to such other action. If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the relevant resolution.	Provident Financial’s bylaws provide that the board of directors may fix the record date to determine which stockholders are entitled to vote or entitled to exercise other rights. The record date may not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, and not more than sixty (60) days prior to the time for any other action. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the next day preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment or rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the board of directors adopts the relevant resolution.

Dividends	SB One’s bylaws provide that the board of directors has the power to determine the amount of any dividend to be paid. The NJBCA	Provident Financial’s bylaws provides that the board of directors has the power to declare dividends, in accordance with law.

	SB One	Provident Financial
	provides that a corporation may not make a distribution if, after giving effect thereto, either: (i) it would be unable to pay its debts as they become due in the usual course of its business; or (ii) its total assets would be less than its total liabilities.	The DGCL provides that a corporation may pay dividends out of statutory surplus or from net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Action Without a Meeting	SB One’s bylaws provide that any action required or permitted to be taken at a shareholder meeting, except the annual election of directors, can be taken without a meeting, prior notice, or vote, if the required shareholders provide written consent. The NJBCA provides that actions regarding the merger, consolidation, or acquisition with/of another corporation cannot be taken without a meeting. If action is taken without a meeting and without the unanimous written consent of shareholders, SB One must provide prompt notice to non-consenting shareholders stating the action, the proposed closing date, and any conditions precedent to the action.	Provident Financial’s bylaws provide that any action required or permitted to be taken by the stockholders of Provident Financial must be effected at an annual or special meeting of stockholders of Provident Financial and may not be effected by any consent in writing by such stockholders.

Stock Ownership Requirement for Directors	SB One’s bylaws require each director elected or re-elected to the Board after July 1, 2008 to, within two years of such selection or re-election, beneficially own at least (i) 10,000 shares of SB One’s common stock or (ii) 5,000 shares and, to the extent permitted under SB One’s Director Deferred Compensation Agreement, defer 50% of such director’s fees toward the purchase of additional SB One’s common stock until a minimum of 10,000 shares of SB	Provident Financial does not have a stock ownership requirement for directors in its bylaws. However, Provident Financial does have a corporate governance policy requiring directors to own an amount of Provident Financial stock having a value equal to five times a director’s annual cash retainer.

	SB One	Provident Financial
One’s common stock is beneficially owned by such director.

Anti-takeover Provisions and Restrictions on Business Combinations	The New Jersey Shareholders Protection Act limits certain transactions involving an “interested shareholder” and a “resident domestic corporation.” A resident domestic corporation is an issuer of voting stock organized under New Jersey laws with its principal executive offices or significant business operations located in New Jersey. An interested shareholder is one that (1) beneficially owns, directly or indirectly, 10% or more of the outstanding voting stock of the resident domestic corporation or (2) is an affiliate or associate of the resident domestic corporation and at any time within the past five years beneficially owned, directly or indirectly, 10% or more of the voting power of the then outstanding stock of the resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the interested shareholder acquiring its stock, unless the corporation’s board of directors approved the business combination prior to the interested shareholder’s stock acquisition date and a subsequent business combination is approved by (i) independent directors and (ii) a majority of the shareholders (excluding the shares owned by the interested shareholder). After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of	Provident Financial has not opted out of the requirements of Section 203 of the DGCL prohibiting Provident Financial from engaging in a business combination with an interested stockholder (defined as a person or group of affiliates owning at least 15% of the voting power of Provident Financial) for a period of three years after that interested stockholder became an interested stockholder unless (a) before that person became an interested stockholder, the Provident Financial board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Provident Financial outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the Provident Financial board and

SB One	Provident Financial
the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder’s stock acquisition date or certain fair price provisions are satisfied. The New Jersey Shareholders Protection Act applies to SB One.

authorized by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of Provident Financial stockholders.

In addition, Provident Financial’s certificate of incorporation provides that a business combination with an interested stockholder requires the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of voting stock of Provident Financial, subject to the 10% voting restriction. The super-majority vote is not required for a business combination with an interested stockholder that is approved by two-thirds of disinterested directors or meets certain consideration value requirements. An interested stockholder is defined as (1) any person who beneficially owns 10% or more of the voting power of Provident Financial’s voting stock; (2) an affiliate or associate of Provident Financial who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of Provident Financial; or (3) an assignee of shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder.

	SB One	Provident Financial

Director Qualifications	SB One’s bylaws provide that a person is not qualified to serve as a director if he or she: (i) is in violation of any applicable state or federal law governing directorship eligibility, including but not limited to N.J.S. 17:9A-18.1, as amended; (ii) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (iii) is a person against whom a federal or state bank regulatory agency has issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; (iv) has been found, either by any federal or state regulatory agency whose decision and final and not subject to appeal or by a court, to have: (A) breached a fiduciary duty involving personal profit; or (B) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or of any final cease-and-desist order issued by a banking, securities, commodities or insurance regulatory agency; (v) has been nominated by a person who would be disqualified from serving as a director under subsections (i), (ii) or (iii) above; or (vi) is a party (either directly or through an affiliate) to certain litigation or administrative proceedings adverse to SB One or any of its subsidiaries.	Provident Financial’s bylaws provide that no director shall be eligible for election (or re-election) or appointment to the board of directors after attaining the age of seventy-three (73).

INFORMATION ABOUT PROVIDENT FINANCIAL

Provident Financial, a Delaware corporation, is the holding company for Provident Bank, a community-oriented bank offering “commitment you can count on” since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. Provident Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company. The Provident Bank Foundation has supported all of its markets and communities with assistance with housing, education, health and home care for over 15 years.

At December 31, 2019, Provident Financial had total assets of $9.81 billion, total loans of $7.33 billion, total deposits of $7.10 billion, and total stockholders’ equity of $1.41 billion.

Provident Financial’s mailing address is 239 Washington Street, Jersey City, New Jersey 07302, and its telephone number is (732) 590-9200. Its website is www.provident.bank. Information contained on this website does not constitute part of and is not incorporated into this Proxy Statement/Prospectus.

Additional information about Provident Financial and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT SB ONE

SB One is the holding company for SB One Bank, a full-service, commercial bank that operates regionally with 18 branch locations in New Jersey and New York. Established in 1975, SB One Bank’s strength is in its ability to build strong personal relationships with its customers and to serve the communities in which it operates. In addition to its branches and loan production offices, SB One Bank offers a full-service insurance agency, SB One Insurance Agency, Inc. and wealth services through SB One Wealth. SB One Bank reinforces its commitment to the communities in which it lives and serves through the SB One Foundation, Inc. which supports various local charitable organizations.

At December 31, 2019, SB One had total assets of $2.0 billion, gross loans of $1.6 billion, deposits of $1.5 billion and shareholders’ equity of $199.2 million.

SB One is headquartered at 95 State Route 17, Paramus, New Jersey, 07652, and its telephone number is (844) 256-7328. Its website is www.sbone.bank. Information contained on this website does not constitute part of and is not incorporated into this Proxy Statement/Prospectus.

Additional information about SB One and its subsidiaries is included in documents filed with the SEC. See “Where You Can Find More Information.”

SB ONE STOCK OWNERSHIP

The following table provides information as of April 21, 2020 about the persons known to SB One to be the beneficial owners of more than 5% of SB One’s outstanding common stock, by each of SB One’s directors, by the named executive officers of SB One and by all directors and executive officers of SB One as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes generally voting power and/or investment power with respect to securities. Shares of common stock that an individual has a right to acquire within 60 days after April 21, 2020, including pursuant to stock options to purchase shares of common stock, are deemed outstanding for purposes of computing the percentage of beneficial ownership owned by the person holding such security, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, SB One believes that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the securities indicated. The address of each of SB One’s directors and executive officers is care of SB One Bancorp, 95 State Route 17, Paramus, New Jersey 07652.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of SB One Common Stock Outstanding
Directors and Named Executive Officers
Richard Branca(2)	87,641	*
Salvatore A. Davino(3)	364,665	3.9%
Vito Giannola(4)	80,082	*
Gail Gordon(5)	1,144	*
Mark J. Hontz(6)	17,980	*
Edward J. Leppert(7)	142,959	1.5%
Walter E. Loeffler(8)	10,241	*
Michael F. Lombardi(9)	98,530	1.0%
Michael X. McBride(10)	11,257	*
Robert McNerney(11)	12,810	*
Anthony Labozzetta(12)	338,661	3.6%
George Lista(13)	82,516	*
Peter Michelotti(14)	40,039	*
Directors & Officers as a Group (15 persons)	1,411,857	14.9%
Other Shareholders:
The Banc Funds Company, L.L.C.(15) 20 North Wacker Drive Chicago, Illinois 60606	843,148	8.9%

*	Less than 1% of the total outstanding shares of common stock.
(1)

This table is based solely upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, SB One believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,417,933 shares outstanding on April 21, 2020, plus any shares of common stock such person or group has the right to acquire within 60 days of April 21, 2020.

(2)

Consists of: (a) 68,680 shares as to which Mr. Branca has sole voting and investment power; (b) 1,404 unvested shares of restricted stock as to which he has sole voting power; and (c) 17,558 shares issuable pursuant to the DDCA.

(3)	Consists of: (a) 363,889 shares as to which Mr. Davino has sole voting and investment power; and (b) 776 unvested shares of restricted stock as to which he has sole voting power.
(4)

Consists of: (a) 47,496 shares as to which Mr. Giannola has sole voting and investment power; (b) 19,414 unvested shares of restricted stock as to which he has sole voting power; and (c) 9,000 shares issuable pursuant to options exercisable within 60 days of April 21, 2020.

(5)	Consists of: (a) 700 shares as to which Ms. Gordon has sole voting and investment power; and (b) 444 shares issuable pursuant to the DDCA.
(6)

Consists of: (a) 6,135 shares as to which Mr. Hontz has sole voting and investment power; (b) 1,404 unvested shares of restricted stock as to which he has sole voting power; (c) 5,417 shares issuable pursuant to the DDCA; and (d) 5,024 shares held in an IRA for Mr. Hontz’s benefit as to which he has sole voting and investment power.

(7)

Consists of: (a) 55,678 shares as to which Mr. Leppert has sole voting and investment power; (b) 3,575 unvested shares of restricted stock as to which he has sole voting power; (c) 28,227 shares held in an IRA for Mr. Leppert’s benefit as to which he has sole voting and investment power; (d) 11,055 shares held in an IRA for his spouse which he has no voting or investment power; (e) 41,223 shares issuable pursuant to the DDCA; and (f) 3,200 shares issuable pursuant to options exercisable within 60 days of April 21, 2020.
(8)

Consists of: (a) 6,900 shares as to which Mr. Loeffler has sole voting and investment power; (b) 1,192 unvested shares of restricted stock as to which he has sole voting power; and (c) 2,059 shares issuable pursuant to the DDCA.

(9)

Consists of: (a) 36,137 shares as to which Mr. Lombardi has sole voting and investment power; (b) 776 unvested shares of restricted stock as to which he has sole voting power; (c) 56,979 shares held in by a profit sharing plan as to which he has sole voting power; (d) 1,689 shares issuable pursuant to the DDCA; (e) 1,815 shares where he has shared voting power with his father; and (f) 1,134 shares held in an investment club as to which he has sole voting and investment power.

(10)

Consists of: (a) 5,797 shares as to which Mr. McBride has sole voting and investment power; (b) 1,404 unvested shares of restricted stock as to which he has sole voting power; and (c) 4,056 shares issuable pursuant to the DDCA.

(11)

Consists of: (a) 2,793 shares as to which Mr. McNerney has sole voting and investment power; (b) 1,404 unvested shares of restricted stock as to which he has sole voting power; and (c) 8,614 shares issuable pursuant to the DDCA.

(12)

Consists of: (a) 246,075 shares as to which Mr. Labozzetta has sole voting and investment power; (b) 47,633 unvested shares of restricted stock as to which he has sole voting power; (c) 7,646 shares held for the benefit of his sons as to which he has sole voting and investment power; (d) 3,809 shares held in an IRA for his spouse which he has no voting or investment power; and (e) 33,498 shares issuable pursuant to options exercisable within 60 days of April 21, 2020.

(13)

Consists of: (a) 68,898 shares as to which Mr. Lista has sole voting and investment power; (b) 12,515 unvested shares of restricted stock as to which he has sole voting power; and (c) 1,103 shares held in an IRA for Mr. Lista’s benefit as to which he has sole voting and investment power.

(14)

Consists of: (a) 14,824 shares as to which Mr. Michelotti has sole voting and investment power; (b) 3,278 unvested shares of restricted stock as to which he has sole voting power; (c) 90 shares held in an IRA for his spouse which he has no voting or investment power; and (d) 21,847 shares held in the name of P. Michelotti and Sons as to which he has shared voting power with Lawrence Michelotti, Jr.

(15)

Based on information provided by The Banc Funds Company, L.L.C. in a Schedule 13G/A filed with the SEC on February 13, 2020. The Banc Funds Company, L.L.C. is the beneficial owner of 843,148 shares and has sole voting power and sole dispositive power with respect to all of such shares.

PROPOSAL 2—MERGER-RELATED EXECUTIVE COMPENSATION

As required by the federal securities laws, SB One is providing its shareholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to its named executive officers in connection with the completion of the Merger, as disclosed in the section of this document captioned “The Merger—Interests of Certain Persons in the Merger that are Different from Yours” and the related tables and narrative.

Your vote is requested. SB One believes that the compensation that may become payable to its named executive officers in connection with the completion of the Merger is reasonable and the information regarding such compensation demonstrates that SB One’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of SB One shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to SB One’s executive officers in connection with the Merger. This vote is separate and independent from the vote of shareholders to approve the Merger Agreement and the Merger. SB One asks that its shareholders vote “FOR” the following resolution:

RESOLVED, that the compensation that may become payable to SB One’s named executive officers in connection with the completion of the Merger, as disclosed in the section captioned “The Merger—Interests of Certain Persons in the Merger that are Different from Yours” and the related tables and narrative, is hereby approved.

Approval of this proposal is not a condition to the completion of this Merger. In addition, this vote is advisory and, therefore, it will not be binding on SB One, nor will it overrule any prior decision of SB One or require SB One’s board of directors (or any committee thereof) to take any action. However, SB One’s board of directors values the opinions of SB One’s shareholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement/Prospectus, SB One’s board of directors will consider shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns. SB One’s board of directors will consider the affirmative vote of the majority of the votes cast on the matter “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to SB One’s named executive officers in connection with the completion of the Merger.

Vote Required for Approval

Approval of the Compensation Proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.

Recommendation of SB One’s Board of Directors

SB ONE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PROPOSAL.

PROPOSAL 3—ADJOURNMENT OF THE ANNUAL MEETING

If there are not sufficient votes to constitute a quorum or to approve and adopt the Merger Agreement and approve the Merger at the time of the SB One annual meeting, the Merger Agreement cannot be approved unless the SB One annual meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by SB One at the time of the annual meeting to be voted for an adjournment, if deemed necessary, SB One has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If it is deemed necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the time and place to which the meeting is adjourned, as well as the means, if any, by which shareholders can be present and vote at the adjourned meeting through the use of communications equipment.

Vote Required for Approval

Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.

Recommendation of SB One’s Board of Directors

SB ONE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

PROPOSAL 4—TO ELECT THREE DIRECTORS TO SERVE THREE-YEAR TERMS OR UNTIL THEIR RESPECTIVE SUCCESSORS HAVE BEEN ELECTED AND APPOINTED

Upon the recommendation of the Nominating and Corporate Governance Committee of the SB One board of directors, the SB One board of directors has nominated the three individuals listed in the table below for election as directors at the SB One annual meeting. If SB One shareholder elect the nominees listed below, they will hold office until the 2023 annual meeting of shareholders or until their successors have been duly elected and qualified. All nominees are currently serving on the SB One board of directors and have consented to being named in this Proxy Statement/Prospectus and to serve if elected.

If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the SB One board of directors will nominate alternates or reduce the size of the SB One board of directors to eliminate the vacancies. If any nominee is unable or does not qualify to serve, SB One shareholders or their proxy may vote for another nominee proposed by the SB One board of directors. The SB One board of directors has no reason to believe that any of the nominees would prove unable to serve if elected. There are no arrangements or understandings between SB One and any nominee, pursuant to which such person was nominated to be a director.

Nominees	Term Expires	Position(s) Held
Gail Gordon	2020	Director
Edward J. Leppert	2020	Chairman of the Board
Michael X. McBride	2020	Director

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting by the shareholders present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. You may not vote your shares cumulatively for the election of directors.

Recommendation of SB One’s Board of Directors

SB ONE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES SET FORTH ABOVE.

INFORMATION ABOUT SB ONE’S BOARD OF DIRECTORS

SB One’s board of directors currently consists of 11 directors and is divided into three classes as nearly equal in number as possible. Each class of directors serves a staggered, three-year term so that the term of office of a single class expires each year. Set forth below are the names, ages and length of service of each of the nominees and the continuing members of the SB One board of directors.

Nominees	Age(1)	Term Expires	Position(s) Held	Director Since
Gail Gordon	65	2020	Director	2019
Edward J. Leppert	59	2020	Chairman of the Board	2001
Michael X. McBride	66	2020	Director	2017

Continuing Directors	Age(1)	Term Expires	Position(s) Held	Director Since
Mark J. Hontz	53	2021	Director	1998
Walter E. Loeffler	71	2021	Director	2018
Peter A. Michelotti	51	2021	Senior Executive Vice President and Chief Operating Officer;	2018
Richard Branca	72	2022	Director	2005
Salvatore A. Davino	78	2022	Director	2018
Anthony Labozzetta	56	2022	President and Chief Executive Officer; Director	2010
Michael F. Lombardi	71	2022	Director	2018
Robert McNerney	61	2022	Director	2011

(1)	At March 1, 2020.

The principal occupation, education and business experience, where applicable, of each nominee for election as a director and each continuing and non-continuing director are set forth below. The biographical descriptions below include the specific experience, qualifications, attributes and skills that led to the conclusion by the SB One board of directors that such person should serve as a director of SB One. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Nominees

Ms. Gail Gordon began her career working for PA Governor and US Attorney General Dick Thornburgh. Her expertise is in Government Relations, local advocacy and business development. She has operated her own public affairs consultancy since 2009. She was also Of Counsel to a law firm from 2011 to 2018. She is also an accomplished public speaker and in 2019 appeared in an Emmy-nominated HBO documentary. She is a trustee of Hackensack Meridian Health as well as four non-profit boards. She is a lifelong advocate for persons with disabilities and in 2016 was awarded the Betty Pendler award for her commitment.

Mr. Edward J. Leppert is a certified public accountant and founder of Leppert Group LLC, and has been in public practice since 1986. Effective January 1, 2012, he was elected Chairman of the Board of both SB One and SB One Bank. He previously served as Vice Chairman of the SB One board of directors and has also served as the Chairman of the Audit, Executive, and Nominating and Corporate Governance Committees of the SB One board of directors. His experience with financial and corporate governance matters and knowledge of the customers and communities in the northern New Jersey marketplace are beneficial to SB One.

Mr. Michael X. McBride, Esq. is an attorney and partner at Connell Foley LLP (“Connell Foley”) in Roseland, New Jersey. His practice focuses on real estate and construction. From 2010 through 2015, Mr. McBride served as Connell Foley’s Managing Partner. He is admitted to the New York State Bar and the New Jersey State Bar.

Mr. McBride is a member of the board of directors of McBride Enterprises, a New Jersey real estate and construction company. He is a graduate of Stanford University and Georgetown University Law Center. Mr. McBride’s knowledge of the customers and communities in the northern New Jersey marketplace are beneficial to SB One and provides SB One valuable insight into the current market.

Continuing Directors

Mr. Mark J. Hontz is a partner in the Newton, New Jersey based law firm of Hollander, Strelzik, Pasculli, Hinkes, Wojcik, Gacquin, Vandenberg & Hontz, L.L.C. and has been a practicing lawyer since 1992. His experience counseling various clients and business entities has given him insight into many of the issues SB One deals with, including risk mitigation and corporate governance.

Mr. Walter E. Loeffler is a certified public accountant and managing member of Walter E. Loeffler, CPA, LLC, a CPA firm since 1986. Mr. Loeffler has also served as President of Business Valuation Associates, Inc. since 1995. Mr. Loeffler’s experience includes consulting services for closely-held corporations, business valuations, forensic and traditional accounting services as well as tax return preparation. Mr. Loeffler was a member of the board of directors of Community Bank of Bergen County, NJ and the Chairman of their Audit Committee.

Mr. Peter A. Michelotti has been SB One’s Chief Operating Officer and Senior Executive Vice President since January 2018. He is a certified financial planner and he was previously the President and Chief Executive Officer as well as a member of the board of directors of Community Bank of Bergen County, NJ since January 2009. He held various other positions with Community Bank of Bergen County, NJ since 1987. He also has held several officer and director positions with banking related associations. Mr. Michelotti has more than 30 years of banking experience, including strategic planning, lending, regulatory compliance, risk management and operations.

Mr. Richard Branca is the owner and President of Bergen Engineering Company, an East Rutherford, New Jersey general contractor established in 1945 that builds commercial and industrial properties, hotels and printing plants. He is also the President of Branca Properties, which owns and manages over 1.3 million square feet of office, warehouse and retail space. Mr. Branca is also an investor in Concord Hospitality, an entity which owns or operates over 105 full and select service hotels throughout the United States and Canada. Mr. Branca’s broad based business experience has provided him with insight and understanding of many of the same issues that both SB One’s small business customers and SB One deal with today, including financial and strategic planning, capital allocation and management development.

Mr. Salvatore A. Davino is the owner and President of Fidelity Land Development Corp., which owns and manages shopping centers, office buildings and recreation centers. Mr. Davino was the Chairman of the Board of Enterprise Bank NJ and served as a trustee of Cathedral Healthcare Systems and the Chairman of the Board of Columbus Hospital. In addition, Mr. Davino serves as a trustee of the Board of John Cabot University in Rome, as the President of the Board of The Shepherds of Youth, on the Board of Overseers of Redemptoris Mater Seminary, as a member of the Board of Opportunity Project and as a commissioner of the Italian-American Heritage Commission.

Mr. Anthony Labozzetta has been SB One’s President and Chief Executive Officer since January 2010. He was previously an Executive Vice President of TD Bank from 2006 to 2010. Prior to joining TD Bank, Mr. Labozzetta served as the Senior Executive Vice President and COO of Interchange Financial Services Corporation until its acquisition by TD Bank in 2006. Mr. Labozzetta also previously served as the Chief Financial Officer of Interchange Financial Services Corporation. He was formerly a certified public accountant with Deloitte & Touche. With more than 30 years of banking experience, including strategic planning and growth, regulatory compliance, investor relations, risk management, mergers and acquisitions and management development, Mr. Labozzetta has extensive and diverse knowledge of the banking business.

Mr. Michael F. Lombardi is the senior officer of Lombardi & Lombardi, P.A., a personal injury law firm. He is a director and principal shareholder of Chefs International, Inc., a multi-unit casual restaurant operator. He is a principal of several real estate holding companies. He was a director of Enterprise Bank NJ from 2004 until 2018, having served on the executive committee, loan committee, audit committee and ALCO committee.

Mr. Robert McNerney has been the owner of a real estate company, McNerney & Associates, Inc., since 1981. McNerney & Associates, Inc. provides appraisal, management, brokerage and development services throughout northern New Jersey and New York. He is a licensed appraiser and real estate broker in NJ and NY and holds an MAI and SRA designation from the Appraisal Institute. He holds a CRE designation from the Counselors of Real Estate, which is awarded to individuals nominated by their peers who possess extensive experience in the commercial real estate business. Mr. McNerney’s extensive experience in the real estate markets and as a business owner provides us valuable insight into the current market.

INFORMATION ABOUT SB ONE’S EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following are SB One’s executive officers who are not also members of the SB One board of directors and therefore are not listed above:

Mr. Adriano Duarte CPA, age 48, was appointed to the role of Executive Vice President and Chief Financial Officer in March 2019. Mr. Duarte has served as Senior Vice President and Assistant Financial Officer of SB One since 2015. Mr. Duarte has also served as the Assistant Financial Officer of SB One Bank since October 2015. Mr. Duarte has over 20 years of banking experience, including managing financial reporting, accounting and treasury functions. Prior to joining SB One and SB One Bank, Mr. Duarte served as a Vice President and Financial Reporting Manager at Investors Savings Bank from 1996 to 2011. Mr. Duarte is a licensed Certified Public Accountant and member of the American Institute of Certified Public Accountants. Mr. Duarte received a Bachelor of Science degree and a Master of Business Administration degree from Rutgers, The State University of New Jersey. Mr. Duarte is also an officer of the New York New Jersey Chapter of Financial Managers Society, Inc., which services financial professionals from community banks, thrifts, and credit unions.

Mr. Anthony DeSenzo, age 51, was appointed to the role of Executive Vice President and Head of Commercial Lending in June 2019. Mr. DeSenzo has over 28 years of experience in diversified lending and credit underwriting. Prior to joining SB One, Mr. DeSenzo served as a Team Leader of Commercial Real Estate in New Jersey at ConnectOne Bank from 2017 to 2019. Prior to ConnectOne Bank, Mr. DeSenzo served as Managing Director and Relationship Manager of Commercial Real Estate at Capital One Bank/North Fork Bank from 2004 to 2017. Mr. DeSenzo has also held senior positions at KeyBank, Bank of New York and First Union Bank.

Mr. Vito Giannola, age 43, has served as Senior Executive Vice President and Chief Banking Officer of SB One Bank since March 2018 and has been with SB One Bank since September 2010. Mr. Giannola has over 16 years of experience in retail, small business and government banking. Prior to joining SB One Bank, Mr. Giannola served as Retail Market Manager and Senior Vice President with TD Bank, where he held various positions throughout the bank. Mr. Giannola also held various positions with Chase and First Union (Wells Fargo).

Mr. Donald Haake, age 62, has served as Senior Executive Vice President for regional banking of SB One Bank since December 2018. Don previously served as President and CEO of Enterprise Bank NJ for the prior 12 years. Prior to joining Enterprise Bank NJ, he was Senior Vice President and Division Executive for North Fork Bank’s 78 branch network in New Jersey and Rockland County, NY. Prior to North Fork Bank, Mr. Haake was the President and Chief Operating Officer of Millennium bcpbank, headquartered in Newark, NJ. He has also held senior management positions at The Bank of New York, where he directed the retail and business banking activities for their southern New Jersey operations. Earlier in his 39-year career, Mr. Haake held management positions at Merrill Lynch and Citibank.

Mr. George Lista, age 60, has served as the President and Chief Executive Officer of SB One’s subsidiary, SB One Insurance Agency, since 2001. Mr. Lista joined SB One when SB One acquired SB One Insurance Agency in 2001. Mr. Lista served as Chief Operating Officer of SB One Insurance Agency prior to its acquisition. Mr. Lista has 37 years of experience in the insurance industry.

CORPORATE GOVERNANCE

In the following sections of this Proxy Statement/Prospectus, including “Corporate Governance” “Executive Compensation,” “Director Compensation,” “Transactions with Related Persons,” “Delinquent Section 16(a) Reports,” “Securities Authorized for Issuance Under Equity Compensation Plans,” “Audit Committee Report,” and “Other Matters,” references to the “Company,” “we,” “our,” and “us,” mean SB One and references to the “Board” mean the SB One board of directors.

SB One Board of Directors

The SB One board of directors oversees SB One’s business and monitors the performance of SB One’s management. In accordance with SB One’s corporate governance procedures, the Board does not involve itself in SB One’s day-to-day operations. SB One’s executive officers and management oversee the day-to-day operations. SB One’s directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a monthly basis. SB One’s directors also discuss business and other matters with the Chairman of the Board, the President and Chief Executive Officer, other key executives and SB One’s principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board held 5 regularly scheduled meetings and 5 special meetings during the year ended December 31, 2019.Each incumbent director attended at least 75% of the total of (i) the meetings of the Board held during the period for which he or she has been a director and (ii) the meetings of the committee(s) on which that particular director served during such period.

It is SB One’s policy to encourage directors and nominees to attend the Annual Meeting. At the 2019 annual meeting of shareholders, all members then serving on the Board were in attendance.

Board of Directors Independence

Rule 5605 of the NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”) requires that independent directors compose a majority of a listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Compensation committee members must also satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of a compensation committee must also satisfy independence requirements set forth in Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2). Pursuant to Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a compensation committee of a listed company, the board of directors must consider all factors specifically relevant to determining whether that member has a relationship with the company which is material to that member’s ability to be independent from management in connection with the duties of a compensation committee member, including: (a) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the company to such member; and (b) whether such member is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board consults with our legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Listing Rules, as in effect from time to time. Consistent with these considerations, the Board has affirmatively determined that all of its directors, including the director nominees, satisfy general independence requirements under the NASDAQ Listing Rules, other than Messrs. Labozzetta and Michelotti. In making this determination, the Board found that none of the directors, other than Messrs. Labozzetta and Michelotti, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Messrs. Labozzetta and Michelotti, is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board determined that Mr. Labozzetta, our President and Chief Executive Officer, and Mr. Michelotti, our Senior Executive Vice President and Chief Operating Officer, are not independent directors by virtue of their respective current employment with us. The Board also determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.

Code of Ethics and Corporate Governance Guidelines

We have a Code of Conduct, which applies to all our directors, officers and employees. We also have a Senior Management Code of Ethics, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions for us, and which requires compliance with the Code of Conduct. The Senior Management Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website at the internet address set forth below. We did not amend or grant any waivers of a provision of our Code of Ethics during 2019.

The Board adopted Corporate Governance Guidelines to assure that it will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board independence, composition and selection, Board meetings and involvement of senior executives, senior executive performance evaluation and succession planning, and Board committees and compensation.

The Code of Conduct, the Senior Management Code of Ethics and the Corporate Governance Guidelines are available on our website at www.sbone.bank. The inclusion of our website address here and elsewhere in this Proxy Statement/Prospectus does not include or incorporate by reference the information on our website into this Proxy Statement/Prospectus.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a formal policy on separating the roles of Chairman of the Board and Chief Executive Officer and, if separate, whether the Chairman of the Board should be a non-employee director or an employee. The Board believes that no single, one-size fits all board leadership model is universally or permanently appropriate. The Board prefers to retain the flexibility to structure its leadership from time to time in any manner that is in our best interest and that of our shareholders. The positions of our Chairman of the Board and Chief Executive Officer are currently separated. Separating these positions allows our Chief Executive

Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the SB One board of directors in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as the Board’s oversight responsibilities continue to grow. The Board also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the SB One board of directors. The Board recognizes that depending on the circumstances other leadership models, such as combining the role of Chairman of the Board with the role of Chief Executive Officer, might be appropriate. Accordingly, the SB One board of directors may periodically review its leadership structure.

Board’s Role in Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by us include credit risk relating to our loans and interest rate risk related to our balance sheet. The Board oversees these risks through the adoption of policies and by delegating oversight to certain Board committees, including the loan and asset-liability committees. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

Committees of the Board of Directors

The Board has established four committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information as of the date of this Proxy Statement/Prospectus and meeting information for the year ended December 31, 2019, for each Board committee:

Name	Audit		Compensation		Nominating and Corporate Governance		Risk
Richard Branca			X
Mark J. Hontz	X		X	*	X		X	*
Edward J. Leppert**	X		X		X	*	X
Walter E. Loeffler**	X	*					X
Robert McNerney					X
Michael X. McBride			X
Total meetings in 2019	9		5		3		12

*	Committee Chair
**	Financial Expert

Below is a description of each committee of the Board.

Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of our accounting and financial reporting process, including our internal audit function and the audits of our financial statements.

The primary duties and responsibilities of the Audit Committee are to:

•	oversee and monitor the financial reporting process, internal audit function and internal controls and procedures;

•	appoint, compensate and oversee the work of the independent auditors;

•	review and evaluate the audited financial statements with management and the independent auditors and report any substantive issues found during the audit to the Board;

•	review and approve all transactions with related persons; and

•	provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and the Board.

The Audit Committee is also responsible for the pre-approval of all audit, review, attest and non-audit services provided by our independent auditors. The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm during 2019.

The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to pre-approve audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee is currently chaired by Mr. Loeffler with Messrs. Hontz and Leppert as members. The Board reviews the definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act). The Board has also determined that Messrs. Leppert and Loeffler each qualify as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee has a written charter, which is available on our website at www.sbone.bank.

Compensation Committee

The purpose of the Compensation Committee is to review senior management’s performance and determine compensation, and review and set guidelines for compensation of all employees.

The primary duties and responsibilities of the Compensation Committee are to:

•

annually review and approve corporate and/or individual goals and objectives relevant to the compensation of the President and Chief Executive Officer, evaluate performance in light of those goals and objectives, and recommend to the Board the compensation level based on this evaluation;

•

annually review and recommend to the Board for the President and Chief Executive Officer and the senior executives (i) annual base salary, (ii) any annual and long-term incentives, and (iii) any special or supplemental benefits;

•	make recommendations to the Board with respect to profit sharing and equity-based compensation plans; and

•	review and adopt any necessary or desirable amendments or changes to any and all benefit, incentive compensation and equity-based plans.

The Compensation Committee has the authority to delegate its authority to subcommittees as it deems appropriate; provided, that any such subcommittee shall report to the entire Compensation Committee on its activities. The Compensation Committee also has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. During the past fiscal year, the Compensation Committee engaged Meridian Compensation Partners, a compensation consulting firm, to advise the Compensation Committee on peer group review, maintenance of incentive plans, governance calendars, proxy disclosures and compensation advice.

The Compensation Committee is currently chaired by Mr. Hontz, with Messrs. Brady, Branca, McBride and Leppert as members. The Board reviews the definition of independence for Compensation Committee members on an annual basis and has determined that all members of our Compensation Committee are independent (as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10C-1 under the Exchange Act). The Compensation Committee has a written charter, which is available on our website at www.sbone.bank.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to identify and evaluate individuals qualified to become directors, and periodically review our organizational documents and corporate governance policies.

The primary duties and responsibilities of the Nominating and Corporate Governance Committee are to:

•	identify, review and evaluate candidates to serve as directors (consistent with criteria approved by the Board);

•	recommend to the Board for selection candidates for election to the Board;

•	review and evaluate incumbent directors;

•	develop and oversee annual evaluations of the Board and its members, its committees and the Chief Executive Officer; and

•	annually review our corporate governance guidelines and insider trading policies and procedures.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. When we have an opening on the Board, we will always look at a diverse pool of candidates. It is the policy of the Nominating and Corporate Governance Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. When considering candidates for the Board, the Nominating and Corporate Governance Committee takes into account the candidate’s diversity, skills, such as an understanding of financial statements, financial reporting systems and our market area, and independence from management. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election. The Nominating and Corporate Governance Committee also has the authority to retain any search firm to assist in the identification of director candidates. However, the Nominating and Corporate Governance Committee has not retained any such search firm, and we do not pay a fee to any third party to identify or evaluate director candidates.

The Nominating and Corporate Governance Committee will consider qualified nominations for directors recommended by shareholders. All shareholder recommendations are evaluated on the same basis as any recommendation from members of our Board or management. Recommendations should be sent to Tracy Lehman, Secretary, SB One Bancorp, 95 State Route 17, Suite 204, Paramus, New Jersey 07652. Director nominations by shareholders should be received by the Secretary between December 30, 2020 and January 29, 2021 for the 2021 annual meeting of shareholders. For additional information about our director nomination requirements, please see our Second Amended and Restated By-laws. As of the date of this Proxy Statement/Prospectus, the Nominating and Corporate Governance Committee and the Secretary had not received any shareholder nominations or recommendations for nominees in connection with the Annual Meeting. All nominees were nominated by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is currently chaired by Mr. Leppert, with Messrs. Brady, Hontz and McNerney as members. The Board reviews the definition of independence for Nominating and Corporate Governance Committee members on an annual basis and has determined that all members of our Nominating and Corporate Governance Committee are independent (as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules). The Nominating and Corporate Governance Committee has a written charter, which is available on our website at www.sbone.bank.

Shareholder Communications with Our Board of Directors

Shareholders wishing to communicate directly with the independent members of the Board may send correspondence to Edward J. Leppert, Chairman of the Board, One County Road 560, Sandyston, New Jersey 07826.

EXECUTIVE COMPENSATION

Executive Compensation Program Components and 2019 Pay Decisions

The Company’s compensation program consists of four components: base salary, annual (cash incentives), long-term (equity incentives) and benefits. The table below summarizes the actual compensation paid to our President and Chief Executive Officer and the two other most highly compensated executive officers, or collectively, the named executive officers, for the 2019 performance year, which consists of base salary, annual (cash) incentives and equity grants. Additional details related to these components follow this table.

Anthony Labozzetta	—	President and Chief Executive Officer
Vito Giannola	—	Senior Executive Vice President and Chief Banking Officer
George Lista	—	Chief Executive Officer, SB One Insurance Agency

Executive	Base Salary ($)	Annual Incentive Award (Cash) ($)	Restricted Stock Grant ($)	Total Direct Compensation ($)
Anthony Labozzetta	556,304	279,501	279,492	1,115,297
Vito Giannola	280,000	100,431	100,433	480,864
George Lista	211,901	63,570	63,571	339,042

Below we summarize our programs and 2019 pay decisions.

Base Salary

The Compensation Committee believes the purpose of base salary is to provide competitive and fair base compensation that recognizes the executive’s role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable banks similar in size and region.

Typically, the Committee sets base salary for each executive in the first quarter of each year effective January 1. Salaries are determined in consideration of the competitive market for similar roles, as well as each individual’s experience, performance and contributions. Input from the Company’s Chief Executive Officer is considered in setting executive salaries, while the Compensation Committee is solely responsible for recommending the Company’s Chief Executive Officer’s salary.

Below is a summary of the salaries approved by the Compensation Committee:

Executive	2018 Base Salary ($)	2019 Base Salary ($)	% Increase
Anthony Labozzetta	529,813	556,304	5.0
Vito Giannola	255,816	280,000	9.5
George Lista	201,810	211,901	5.0

The salary increases from 2018 to 2019 were a result of the Company’s growth and strong performance.

Executive Incentive Plan

The objective of the Company’s executive incentive plan is to motivate and reward key members of executive management for achieving specific performance goals that support the Company’s strategic plan through the use of cash awards and restricted stock. Awards under this plan represent compensation that must be earned based upon performance. Awards for the CEO, Chief Banking Officer and CEO of SB One Insurance Agency are paid 50% in cash and 50% in equity with subsequent 3 year vesting.

The performance goals are developed in conjunction with the annual business plan, approved by the Compensation Committee and presented to the full Board for final approval.

The incentive target opportunities and performance measures for the 2019 compensation year are described below.

Award Opportunity: The table below summarizes the 2019 incentive award opportunities (expressed as a percentage of base salary) available under our annual executive incentive plan and paid only upon achievement of the performance goals. The total incentive opportunity is allocated in cash (and equity in the case of the CEO and CFO) in accordance with the table below. The Committee believes payment in stock provides additional retention and deferral of compensation that reinforces our desire to align pay with shareholder interests and provide long-term compensation.

	Total Incentive Opportunity (% of Salary)			Cash Portion (% of Salary)			Restricted Stock Portion (% of Salary)
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Anthony Labozzetta	40.0	80.0	120.0	20.0	40.0	60.0	20.0	40.0	60.0
Vito Giannola	30.0	60.0	90.0	15.0	30.0	45.0	15.0	30.0	45.0
George Lista	20.0	40.0	60.0	10.0	20.0	30.0	10.0	20.0	30.0

Performance Measures: The 2019 performance measures required the Company to achieve increased levels of profitability and achieve other key goals aligned with the Company’s business strategy. All participants have at least 50% of their incentive based on Net Income (Corporate or Division) to reinforce our goal to fund incentives based on earnings. Corporate Net Income was adjusted for significant extraordinary events (including acquisition costs and the impact of tax reform—deferred tax asset write down; see footnote below table for details).

Weightings for performance goals can vary by participant. For the CEO, performance is strictly formulaic, with 50% of the incentive determined by Corporate Net Income and 50% based on 3-Year Average Return on Equity (ROE). For the Chief Banking Officer, performance is strictly formulaic, with 60% of the incentive determined by equal weightings of 50% based on Corporate Net Income and 50% based on 3-Year Average Return on Equity (ROE), and 40% of the incentive determined on business division goals of 80% based on Total Retail Deposits and 20% on Retail Deposits Related Fee Income. We believe a rolling view of ROE as measured for the prior 3 years is an effective way to reward and motivate sustained performance. The CEO of SB One Insurance Agency is measured based on the Business Unit goals: Net Income Before Taxes, Total Commissions Revenue and Efficiency Ratio. The Compensation Committee believed these measures would drive the appropriate focus by the executive team on overall performance of the Company.

The performance measures and goals were established by the Compensation Committee and approved unanimously in January 2019. The following tables summarize the measures, weightings and goals at threshold, target and stretch levels. The last column indicates the 2019 performance results for each goal.

Dollars are in thousands.

Corporate Officers (Chief Executive Officer and Chief Financial Officer)

		Performance Goals
Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Net Income	50.0%	$19,724	$21,916	$26,299	$22,542
3-Year Average ROE	50.0%	8.71%	9.09%	9.84%	9.75%

Chief Banking Officer

		Performance Goals
Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Net Income	30.0%	$19,724	$21,916	$26,299	$22,542
3-Year Average ROE	30.0%	8.71%	9.09%	9.84%	9.75%
Total Retail Deposits	32.0%	$1,124,967	$1,171,841	$1,265,588	$1,202,051
Retail Deposits Related Fee Income	8.0%	$2,557	$2,663	$2,876	$2,612

Chief Executive Officer, SB One Insurance Agency

		Performance Goals
Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Net Income Before Taxes	60.0%	$1,632	$1,813	$2,720	$2,281
Total Commissions Revenue	20.0%	$7,278	$8,086	$12,130	$8,216
SBOIA: Efficiency Ratio	20.0%	86.0%	77.6%	74.5%	72.2%

2019 Performance and Awards: For 2019, performance for the CEO was determined to be 100.5% of base salary; performance for the Chief Banking Officer was determined to be 71.7% of base salary and performance for the Chief Executive of SB One Insurance Agency was determined to be 60.0% of base salary.

The following table summarizes the total 2019 annual incentive awards paid pursuant to the executive incentive plan. Payouts were made in February 2020 to the Chief Executive Officer and the other named executive officers.

	Total		Cash (50% of Total)		Restricted Stock (50% of Total)
	% of Salary	Amount ($)	% of Salary	Amount ($)	% of Salary	Amount ($)
Chief Executive Officer	100.5	528,993	50.2	279,501	50.2	279.492
Chief Banking Officer	71.7	200,864	35.9	100,431	35.9	100,433
Chief Executive Officer, SB One Insurance Agency	60.0	127,141	30.0	63,570	30.0	63,571

2019 Retention Awards

We made special retention awards to each of our NEOs in 2019 in the form of time-based restricted stock. These one-time awards were intended to recognize and reward the NEOs for their performance and their role in the growth of the Company following the acquisition of Enterprise Bank, NJ in December 2018 and its subsequent integration into the Company. The retention awards are also intended to provide the NEOs with additional incentives to remain employed with us, as such awards will vest in three annual installments, subject to the NEOs’ continued employment through the applicable vesting date.

Executive	Retention Award ($)
Anthony Labozzetta	170,880
Vito Giannola	85,440
George Lista	72,624

Executive Benefits

The Company’s executive compensation program include base salary, annual cash incentive awards, long-term incentive awards and other benefit and perquisites, such as retirement programs.

The Company provides select executives certain benefits and perquisites, which the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation philosophy. The Compensation Committee regularly reviews and refines executive benefits to ensure market competitiveness.

Executive Perquisites. The Company provides a limited number of perquisites to key executives that the Compensation Committee believes are necessary for conducting business are reasonable and enable us to attract and retain high performing employees for our key senior management positions. These benefits also allow our executives to maintain direct contact and involvement with current and prospective customers, as well as non-profit organizations in the communities in which we do business. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The primary perquisites are: corporate owned automobiles for certain executives, club memberships for certain executives and life insurance programs. These perquisites represent a relatively insignificant portion of the total compensation of each named executive officer. The aggregate incremental cost to the Company for these perquisites is set forth in the Summary Compensation Table under the “All Other Compensation” column and related notes.

Risk Management

The Compensation Committee annually reviews our executive compensation program to ensure it does not encourage unnecessary or excessive risk taking. In reviewing the program for risk, the goal of the Compensation Committee is to design an executive compensation program that encourages prudent risk management and discourages inappropriate risk-taking by granting balanced portfolio of executive compensation that includes fixed and variable pay, annual and long-term pay, cash and equity.

Summary Compensation Table

The table below sets forth the compensation paid to our NEOs during each of the last two completed fiscal years (or the completed fiscal years during which the executive was a named executive officer, if less).

Anthony Labozzetta	—	President and Chief Executive Officer
Vito Giannola	—	Senior Executive Vice President and Chief Financial Officer
George Lista	—	Chief Executive Officer, SB One Insurance Agency

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Anthony Labozzetta,	2019	556,304	279,492	279,501	129,427	1,244,724
President and Chief Executive Officer	2018	529,813	290,984	290,989	117,525	1,229,311

Vito Giannola	2019	277,371	100,431	100,433	8,348	486,583
Senior Executive Vice President and Chief Banking Officer	2018	255,816	82,066	82,066	7,911	427,859

George Lista,	2019	211,512	63,570	63,571	240,355	579,009
Chief Executive Officer, SB One Insurance Agency	2018	200,729	46,472	46,494	179,558	473,253

(1)

The amounts set forth represent the aggregate grant date fair value of the stock awards and option awards, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that the named executive officers will recognize. Assumptions used in the calculation of these amounts are included in Note 18—Stock Incentive Plans to our fiscal year 2019 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on March 10, 2020.

(2)

Amounts in this column are set forth in the table below and include life insurance premiums, 401(k) employer contributions, health savings account (“HSA”), contributions, SERPs, contributions and commissions. The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation. In addition, for 2019, the named executive officers were provided certain non-cash perquisites and personal benefits that did not exceed $10,000 in the aggregate for any individual and are not included in the reported figures.

Name	Life Insurance Premiums($)	401(k) Employer Contributions ($)	HSA Contributions ($)	SERP Contributions ($)	Commissions ($)	Total ($)
Anthony Labozzetta	2,257	7,950	—	119,220	—	129,427
Vito Giannola	398	7,950	—	—	—	8,348
George Lista	4,155	7,950	1,250	—	227,000	240,355

Outstanding Equity Awards at Fiscal Year-End Table

The table below sets forth information regarding our named executive officers’ stock options and stock awards outstanding at December 31, 2019, whether granted in 2019 or earlier, including awards that have been transferred other than for value.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Anthony Labozzetta(2)(3)	2/24/2016	6,730	4,486	12.83	2/23/2026	5/03/2019	8,000	199,360
	2/6/2015	5,221	1,305	10.25	2/6/2025	2/04/2019	13,293	331,262
	11/5/2014	18,000	0	9.97	11/5/2024	7/31/2018	5,528	137,758
						2/28/2018	3,800	94,696
						1/25/2017	8,355	208,207

Vito Giannola(2)(4)	2/24/2016	5,000	2,000	12.83	2/23/2026	5/03/2019	4,000	99,680
	11/5/2014	5,000	0	9.97	11/5/2024	2/04/2019	3,749	93,425
						7/31/2018	2,488	62,001
						2/28/2018	1,101	27,437
						1/25/2017	3,296	82,136

George Lista(5)	—	—	—	—	—	5/3/2019	3,400	84,728
						2/22/2019	553	13,781
						2/04/2019	1,570	39,124
						7/31/2018	2,211	55,098
						3/2/2018	815	20,310
						1/25/2017	1,334	33,243

(1)	Market value is calculated on the basis of $24.92 per share, which is the closing sales price for our common stock on December 31, 2019, the final trading day of the year.
(2)	Options vest one-fifth annually for five years following grant date.
(3)

4,355 shares will vest on January 25, 2020; 13,293 shares will vest over three years beginning on February 4, 2020; 3,800 shares will vest over two years beginning February 28, 2020; 8,000 shares will vest over three years beginning on May 3, 2020; 5,528 shares will vest over two years beginning July 31, 2020; and 4,000 shares will vest over two years beginning January 25, 2021.

(4)

1,496 shares will vest on January 25, 2020; 3,749 shares will vest over three years beginning on February 4, 2020; 1,101 shares will vest over two years beginning February 28, 2020; 4,000 shares will vest over three years beginning on May 3, 2020; 2,488 shares will vest over two years beginning July 31, 2020; and 1,800 shares will vest over two years beginning January 25, 2021.

(5)

1,334 shares will vest on January 25, 2020; 1,570 shares will vest over three years beginning on February 4, 2020; 553 shares will vest over three years beginning on February 22, 2020; 815 shares will vest over two years beginning March 2, 2020; 3,400 shares will vest over three years beginning on May 3, 2020; and 2,211 shares will vest over two years beginning July 31, 2020.

Long-term Incentive Compensation

Long-term incentives are provided to the named executive officers through awards made under the equity plans established by the Company and SB One Bank from time to time.

Amended and Restated Executive Incentive and Deferred Compensation Plan

Under the SB One Bank Amended and Restated Executive Incentive and Deferred Compensation Plan (the “Plan”) our executives who are selected to participate in the Plan may earn awards paid in both cash and shares of our common stock; provided, that certain Company-wide and/or individual performance criteria are met. The Compensation Committee annually determines performance criteria for each participating executive. Grants of common stock are subject to a three-year vesting requirement, and all awards are subject to repayment in the metrics on which the award is based are subsequently determined not to have been satisfied, due to a financial restatement or otherwise. Participants in the Plan have the option to defer some or all of their compensation or cash incentive awards. Amounts so deferred will earn interest at a rate equal to the average interest rate earned by SB One Bank on its investment portfolio.

2019 Equity Incentive Plan

Effective April 24, 2019, our shareholders approved the 2019 Equity Incentive Plan (the “2019 Equity Plan”). The 2019 Equity Plan permits the Company to grant options, restricted stock, restricted stock units, and unrestricted stock to any employee, officer, non-employee director, consultant or advisor of the Company or its affiliates and any other individual whose participation is determined to be in the best interests of the Company.

Except with respect to a maximum of 5% of the aggregate share limit under the 2019 Equity Plan, time-based vesting awards may not vest any more rapidly than the one year anniversary of the grant date, and awards which vest based on future performance must be subject to a performance period of at least 12 months. However, the Compensation Committee may provide for earlier vesting in the event of the grantee’s death or disability or in the event of a “change in control,” as defined in the 2019 Equity Plan.

Upon the occurrence of a “change in control,” as defined in the 2019 Equity Plan, all outstanding shares of restricted stock and all restricted stock units subject to time-based vesting will become immediately vested, and the shares of stock or cash subject thereto will be delivered immediately before the occurrence of the change in control. With respect to awards which vest based on future performance, upon the occurrence of a change in control, such awards will become vested, if at all, immediately before the occurrence of the change in control based (i) first upon the actual achievement of the applicable performance goals (based on pro-rated performance metrics through a date reasonably proximal to the change in control), or, if actual performance is not determinable, then target performance, and (ii) then further pro-rated based upon the ratio of the number of days from the first day of the applicable performance period to and including the date of the occurrence of such change in control to the total number of days in the applicable performance period, each as determined by the Compensation Committee. In addition, either or both of the following two actions will be taken:

•

At least 15 days before the scheduled completion of the change in control, all options will become immediately exercisable and will remain exercisable for a period of 15 days, which exercise will be effective upon the consummation of the change in control; and/or

•

The Compensation Committee may provide that awards, whether or not exercisable, will be terminated and the holders of awards will receive an amount in cash or securities based on the formula or fixed price per share paid to stockholders.

In general, a “change in control” means:

•	a person or group becomes the beneficial owner of more than 50% of the combined voting power of our voting stock on a fully diluted basis;

•	individuals who constitute the Board (and new directors whose election or nomination for election was approved by a majority of such members) cease to constitute a majority of the Board;

•

a merger or consolidation of the Company, other than any such transaction in which the holders of our voting securities prior to the transaction own at least a majority of the voting power of the surviving entity immediately after the transaction;

•	a sale of all or substantially all of our assets to another person or group; or

•	the consummation of a dissolution or liquidation of the Company.

If the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities that does not constitute a change in control, any option outstanding under the 2019 Equity Plan will apply to the securities to which a holder of the number of shares of common stock subject to the option would have been entitled immediately following the transaction, with a corresponding proportionate adjustment of the option exercise price, and performance-based awards will be adjusted accordingly.

We may reserve the right in an award agreement to cause a forfeiture of the gain realized by a grantee with respect to an award on account of actions taken by, or failed to be taken by, such grantee in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of the Company or any affiliate, confidentiality obligations with respect to the Company or any affiliate, or otherwise in competition with the Company or any affiliate, to the extent specified in such award agreement. We may annul an outstanding award if the grantee thereof is an employee and is terminated for “Cause” as defined in the applicable award agreement or the 2019 Equity Plan, as applicable.

Any award granted pursuant to the 2019 Equity Plan will be subject to mandatory repayment by the grantee to the Company to the extent (i) set forth in the 2019 Equity Plan or in an award agreement, or (ii) the grantee is or becomes subject to a Company or affiliate clawback policy, or any applicable laws which impose mandatory recoupment.

2013 Equity Incentive Plan

The Company also sponsors and maintains the 2013 Equity Incentive Plan (the “2013 Equity Plan”), which was originally effective April 24, 2013. Prior to the approval of the 2019 Equity Plan, the Company granted equity incentive awards, including options and restricted shares, to eligible recipients pursuant to the terms and conditions of the 2013 Equity Plan. As of the approval of the 2019 Equity Plan, no further awards will be granted under the 2013 Equity Plan, but outstanding awards granted under the 2013 Equity Plan shall continue to be governed by the terms of the 2013 Equity Plan.

Subject to the exceptions described below, upon the occurrence of a “change in control,” as defined in the 2013 Equity Plan, all outstanding shares of restricted stock and all stock units will become immediately vested, and the shares of stock subject to outstanding stock units will be delivered immediately before the occurrence of the change in control. In addition, either of the following two actions will be taken:

•

15 days before the scheduled completion of the change in control, all options will become immediately exercisable and will remain exercisable for a period of 15 days, which exercise will be effective upon the consummation of the change in control; or

•

the Compensation Committee may provide that awards, whether or not exercisable, will be terminated and the holders of awards will receive an amount in cash or securities based on the formula or fixed price per share paid to stockholders.

In general, a “change in control” means:

•	a person or group becomes the beneficial owner of more than 50% of the combined voting power of our voting stock on a fully diluted basis;

•	individuals who constitute the Board (and new directors whose election or nomination for election was approved by a majority of such members) cease to constitute a majority of the Board;

•

a merger or consolidation of the Company, other than any such transaction in which the holders of our voting securities prior to the transaction own at least a majority of the voting power of the surviving entity immediately after the transaction;

•	a sale of all or substantially all of our assets to another person or group; or

•	the stockholders adopt a plan or proposal for dissolution or liquidation of the Company.

If the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities that does not constitute a change in control, any option outstanding under the 2013 Equity Plan will apply to the securities to which a holder of the number of shares of common stock subject to the option would have been entitled immediately following the transaction, with a corresponding proportionate adjustment of the option exercise price.

The Compensation Committee may provide for different provisions to apply to an award under the 2013 Equity Plan than those described above.

We may reserve the right in an award agreement to cause a forfeiture of the gain realized by a grantee with respect to an award on account of actions taken by, or failed to be taken by, such grantee in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of the Company or any affiliate, confidentiality obligations with respect to the Company or any affiliate, or otherwise in competition with the Company or any affiliate, to the extent specified in such award agreement. We may annul an outstanding award if the grantee thereof is an employee and is terminated for “Cause” as defined in the applicable award agreement or the 2013 Equity Plan, as applicable.

Employment Agreements and Other Material Agreements

Anthony Labozzetta

The Company and SB One Bank are parties to an employment agreement with Mr. Labozzetta, pursuant to which he serves as President and Chief Executive Officer of the Company and SB One Bank. The employment agreement provides for a three-year term which is automatically extended for an additional year annually unless either party provides written notice terminating the automatic extension. The employment agreement provides that Mr. Labozzetta will receive a base salary of at least $315,000, subject to increase or decrease as determined by the Board. Pursuant to the terms of his employment agreement, Mr. Labozzetta was granted 50,000 shares of our common stock, subject to forfeiture and restricted from transfer during the “Restricted Period,” as such term is defined in the employment agreement. 80% of these shares were vested as of January 1, 2016 and the remaining 20% vested on January 1, 2017. He is also entitled to receive customary fringe benefits, including an automobile, consistent with his position as President and Chief Executive Officer of the Company and SB One Bank.

Mr. Labozzetta’s employment agreement permits us to terminate him for cause (as defined in the agreement) at any time. In the event Mr. Labozzetta is terminated for any reason other than cause, or in the event

Mr. Labozzetta resigns his employment because he is reassigned to a position of lesser rank or status than President and Chief Executive Officer, his place of employment is relocated by more than 50 miles from its location on the date of the employment agreement, or his compensation or other benefits are reduced, Mr. Labozzetta, or in the event of his death, his beneficiary, will be entitled to receive his base salary at the time of such termination or resignation for the remaining term of the employment agreement, or one year, whichever is greater. In addition, we will continue to provide Mr. Labozzetta with certain insurance and other benefits through the end of the term of the employment agreement.

Mr. Labozzetta’s employment agreement also contains a change in control provision which would entitle Mr. Labozzetta to receive an amount equal to the base salary he would have received had the employment agreement terminated according to its term, except that after the fifth anniversary of Mr. Labozzetta’s employment, he will be entitled to a payment equal to 2.99 times his then current base salary and 2.99 times the greater of the last bonus actually paid to him or his current bonus eligibility, assuming he performed at the targeted level. Mr. Labozzetta’s employment agreement also contains a “gross-up payment” in the event any excise tax is imposed on the benefits payable to Mr. Labozzetta upon a change in control. Mr. Labozzetta would also be entitled to continuation of his health, medical, hospital and life insurance benefits for a period of three years.

On July 20, 2011, we entered into a SERP, a non-qualified defined contribution pension plan that provides supplemental retirement income for Mr. Labozzetta. The SERP was effective as of January 1, 2011. Based on the attainment of certain annual performance targets, we will make annual contributions up to a maximum of 22% of Mr. Labozzetta’s annual base salary to the SERP for the benefit of Mr. Labozzetta. Any amounts credited to the SERP will accrue interest equal to that paid by U.S. 10-year Treasury Notes for each applicable year. The SERP provides for the benefits to be paid monthly over a five-year period commencing the first day of the month following the later of Mr. Labozzetta’s 65 birthday, normal retirement age or termination of employment.

If Mr. Labozzetta’s employment is terminated before normal retirement age, absent a change in control and other than by us for cause, the amount of the benefit payable to Mr. Labozzetta would be a 100% vested interest in his account if he completed at least 10 years of plan participation. If Mr. Labozzetta is terminated by us without cause or as a result of Mr. Labozzetta’s Resignation for Good Reason (as defined in the SERP), Mr. Labozzetta would be entitled to a 100% vested interest in his account regardless of the number of years of plan participation. If Mr. Labozzetta is employed by us at the time of a Change of Control (as defined in the SERP), Mr. Labozzetta would automatically be entitled to a 100% vested interest in his account regardless of the number of years of plan participation. If Mr. Labozzetta would become disabled or die before reaching normal retirement age, either he or his beneficiary would be entitled to a 100% vested interest in his account. The SERP also contains a restrictive covenant conditioning Mr. Labozzetta’s receipt of the benefits on his compliance with the non-compete provisions as defined in his employment agreement.

Vito Giannola

In September 2010, the Company and SB One Bank entered into an employment agreement with Mr. Giannola. The employment agreement provides for the payment of an annual base salary, which is currently $300,000. The employment agreement further provides for participation in the incentive plan for executive officers of SB One Bank and any other employee benefit, incentive or retirement plans offered to employees generally or to senior management of SB One Bank. In the event that Mr. Giannola’s employment is terminated by the Company or SB One Bank without cause before a change in control of the Company, or if Mr. Giannola resigns for “good reason” as defined in the employment agreement, the Company or SB One Bank will continue to pay Mr. Giannola his then current base salary, and continue his health and other insurance benefits, for a period of one year. In the event that Mr. Giannola’s employment is terminated by the Company or SB One Bank upon the occurrence of a change in control of the Company or if Mr. Giannola resigns for cause within 18 months following the occurrence of a change in control of the Company, he is entitled to a lump sum payment equal to two times his then-current base salary. In the event of the termination of his employment with SB One

Bank, for a period of one year following the date of such termination he will be subject to certain non-competition, non-solicitation, non-hire and cooperation covenants.

George Lista

In connection with George Lista’s continued service as President of SB One Insurance Agency, the Company and SB One Bank entered into an employment agreement dated January 29, 2020 with George Lista. The employment agreement provides for the payment of an annual base salary in the amount of $250,000 and an annual auto allowance of $15,300. The employment agreement further provides for participation in the incentive plan for executive officers of SB One Bank and any other employee benefit, incentive or retirement plans offered to employees generally or to senior management of SB One Bank. In the event that Mr. Lista’s employment is terminated by the Comany or SB One Bank without cause before a change in control of the Company, or if Mr. Lista resigns for “good reason” as defined in the employment agreement, the Company or SB One Bank will continue to pay Mr. Lisa his then current base salary, and continue his health and other insurance benefits, for a period of one year. In the event that Mr. Lista’s employment is terminated by the Company or SB One Bank upon the occurrence of a change in control of the Company or if Mr. Lista resigns for cause within 18 months following the occurrence of a change in control of the Company, he is entitled to a lump sum payment equal to two times his then-current base salary. In the event of the termination of his employment with SB One Bank, for a period of one year following the date of such termination he will be subject to certain non-competition, non-solicitation, non-hire and cooperation covenants.

DIRECTOR COMPENSATION

Meeting Fees

Our non-employee directors receive an annual retainer of $15,000, except for the Chairman of the Board who receives an annual retainer of $78,000. In addition, non-employee directors, other than the Chairman of the Board, receive a per-meeting fee of $750. Members of our committees also receive fees for committee service or for serving as the chair of a committee. The chair of our Audit Committee receives an annual retainer of $2,000 and a per-meeting fee of $1,000 and committee members receive a per-meeting fee of $1,000. The chair of our Compensation Committee receives an annual retainer of $2,000 and a per-meeting fee of $750, and committee members receive a per-meeting fee of $750. All members of the Nominating and Corporate Governance Committee receive a per-meeting fee of $600.

Director Deferred Compensation Agreement

The Board originally adopted a Director Deferred Compensation Agreement (“DDCA”) for both SB One Bank and the Company in July 2006, which has subsequently been amended. Under the terms of the DDCA, a director may elect to defer all or a portion of his fees for the coming year. In June 2016, the Board of Directors adopted an amendment to the DDCA which supersedes the prior amendment from September 2015. The amendment, effective July 1, 2016, allows the Company’s Directors to elect to defer part or all of their fees into a stock account, consisting of the Company’s common stock, which is administered through a rabbi trust. The Company is responsible for submitting each director’s deferral to the trustee of the rabbi trust to be used for the purchase of the Company’s common stock. Distributions from the director’s stock account shall be made in the same medium, the Company’s common stock. The DDCA also provides an option to defer into a cash account that is credited with earnings at a rate equal to the average interest rate earned by us on our investment portfolio. The election of either stock or cash is completed by each director in advance of the year in which the fees are earned and cannot be changed for amounts deferred once the election is made for that year.

The participant’s benefit will be distributed to the participant or his beneficiary upon a change in control of the Company, the termination of the DDCA, the occurrence of an unforeseeable emergency, the termination of service or the participant’s death or disability. Upon distribution, a participant’s benefit will be paid in monthly installments over a period of ten years and will be paid in cash, to the extent such deferred amounts were credited with the average interest rate, and in stock, to the extent such deferred amounts were credits with the total return on our common stock.

Director Compensation Table

The table below sets forth information regarding compensation accrued or paid to our non-employee directors during the last fiscal year for their service on our Board. Directors who are also our employees receive no additional compensation for their service as directors and are not set forth in the table below.

Name	Fees Earned or Paid In Cash(1) ($)	Stock Awards(2)(3) ($)	Total ($)
Patrick E. Brady(5)	28,000	16,575	44,575
Richard Branca	42,100	16,575	58,675
Katherine H. Caristia	13,490	—	13,490
Dominick J. D’Agosta	26,500	16,575	43,075
Salvatore A. Davino	33,250	16,575	49,825
Gail Gordon	21,600	—	21,600
Mark J. Hontz	60,300	16,575	76,875
Edward J. Leppert	78,000	43,297	121,297
Walter E. Loeffler	44,850	16,575	61,425
Michael F. Lombardi	32,800	16,575	49,375
Michael X. McBride	33,050	16,575	49,625
Robert McNerney	41,050	16,575	57,625

(1)	Includes retainer payments, meeting fees and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to restricted stock awards and option awards granted to our directors. These amounts do not correspond to the actual value that the directors will recognize. Assumptions used in the calculation of these amounts are included in Note 18—Stock Incentive Plans to our fiscal year 2019 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on March 10, 2020.

(3)	The following table lists the aggregate number of shares of restricted stock and options outstanding at yearend for each non-employee director:

Name	Restricted Stock(4) (#)
Patrick E. Brady	—
Richard Branca	1,404
Katherine H. Caristia	—
Dominick J. D’Agosta	1,192
Salvatore A. Davino	776
Gail Gordon	—
Mark J. Hontz	1,404
Edward J. Leppert	3,575
Walter E. Loeffler	1,192
Michael F. Lombardi	776
Michael X. McBride	1,404
Robert McNerney	1,404

(4)

Messrs. Brady, Branca, D’Agosta, Hontz, Loeffler, Lombardi and McBride, and Mses. Caristia and Gordon deferred $28,000, $42,100, $15,275, $15,075, $22,325, $33,800, $33,250 $6,150 and $8,350, respectively, of their fees pursuant to the DDCA.

(5)	Mr. Brady resigned from the Board effective September 24, 2019.

TRANSACTIONS WITH RELATED PERSONS

We have made in the past and, assuming continued satisfaction of generally applicable credit standards, expect to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of 10% or more). These loans have all been made in the ordinary course of our business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Other than the ordinary course lending transactions described above, which must be approved by our Board under bank regulatory requirements, all related-person transactions are reviewed and approved by our Audit Committee. This authority is provided to our Audit Committee under its written charter. In reviewing these transactions, our Audit Committee seeks to ensure that each transaction is no less favorable than a transaction with an unaffiliated third party.

Compensation arrangements for our directors and named executive officers are described above under the sections entitled “Director Compensation” and “Executive Compensation.”

Certain Related-Person Transactions

Other than compensation arrangements and ordinary course lending transactions that (i) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loan with persons that were not related to the Company and (ii) did not involve more than the normal risk of collectability or present other unfavorable features, the following is a description of transactions since January 1, 2019 to which we were a participant or will be a participant, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

We rent our Augusta, New Jersey office location from a real estate management company of which our executive officer, Mr. Lista, is a 50% owner. The lease expired in July 2017. The Company paid to the real estate management company $154,959 and $151,987 for the years ended December 31, 2019 and 2018, respectively.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this Proxy Statement/Prospectus any late filings or failures to file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no other reports were required during the fiscal year ended December 31, 2019, we believe that, during the 2019 fiscal year, all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them, except for Vito Giannola and Salvatore A. Davino who each filed one Form 4 late due to administrative error.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Set forth below is certain information, as of December 31, 2019, regarding our equity compensation plans for which we have previously obtained shareholder approval and our equity compensation plans for which we have not previously obtained shareholder approval.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders
2004 Equity Incentive Plan	—	—	—
2013 Equity Incentive Plan	49,742	11.17	14,988
2019 Equity Incentive Plan	—	—	270,163
Equity compensation plans not approved by shareholders	—	—	—

Total	49,742	11.17	285,151

PROPOSAL 5—TO VOTE ON A NON-BINDING ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act requires SB One to provide its shareholders an opportunity to vote to approve, on a non-binding advisory basis, the compensation of SB One’s named executive officers as disclosed in this Proxy Statement/Prospectus, commonly known as a “Say-on-Pay” advisory vote. This vote does not address any specific item of compensation, but rather the overall compensation of SB One’s named executive officers as disclosed in this Proxy Statement/Prospectus. At the 2019 annual meeting of SB One’s shareholders, SB One’s shareholders recommended that SB One hold an advisory vote on executive compensation each year. The SB One board of directors affirmed the shareholders’ recommendation and will hold Say-on-Pay advisory votes on an annual basis until the next required shareholder vote on the frequency of the Say-on-Pay advisory vote, which is scheduled to be held at the 2025 annual meeting of shareholders.

General

The compensation of SB One’s named executive officers is disclosed in the Summary Compensation Table and the other related tables and narrative disclosure contained in Annex D to this Proxy Statement/Prospectus. As discussed in those disclosures, the SB One board of directors believes that SB One’s executive compensation provides a strong link between each named executive officer’s compensation and SB One’s short and long-term performance. The objective of SB One’s executive compensation program is to provide compensation that is competitive based on SB One’s performance and aligned with the long-term interests of its shareholders.

SB One is asking its shareholders to indicate their support for SB One’s named executive officer compensation as described in Annex D to this Proxy Statement/Prospectus. This proposal will be presented at the SB One annual meeting as a resolution in substantially the following form:

RESOLVED, on an advisory basis, that the compensation paid to SB One’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.

Shareholders’ votes on this proposal are advisory and therefore not binding on SB One, the compensation committee of the SB One board of directors (the “SB One Compensation Committee”) or the SB One board of directors. Shareholders’ advisory votes will serve as an additional tool to guide the SB One board of directors and the SB One Compensation Committee in continuing to align SB One’s executive compensation with its best interest and that of its shareholders.

Vote Required for Approval

The approval of the Say-on-Pay proposal will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes are not counted as votes cast and they will have no effect on the outcome of the vote.

Recommendation of SB One’s Board of Directors

SB ONE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SAY-ON-PAY PROPOSAL.

PROPOSAL 6—TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020

The audit committee of the SB One board of directors (the “SB One Audit Committee”) has appointed BDO USA, LLP to act as SB One’s independent registered public accounting firm and to audit SB One’s consolidated financial statements for the fiscal year ending December 31, 2020. This appointment will continue at the pleasure of the SB One Audit Committee and is presented to the shareholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by SB One’s shareholders, the SB One Audit Committee will consider that fact when it selects SB One’s independent auditors for the following fiscal year.

During SB One’s two most recently completed fiscal years, and through the date of SB One’s engagement of BDO USA, LLP, neither SB One nor anyone acting on its behalf has consulted with BDO USA, LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on SB One’s financial statements, and neither a written report nor oral advice was provided by BDO USA, LLP to SB One that BDO USA, LLP concluded was an important factor considered by SB One in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

One or more representatives of BDO USA, LLP will be present at the SB One annual meeting, and will have the opportunity to make a statement if they desire to do so, and such representatives will be available to respond to appropriate questions from shareholders.

Vote Required for Approval

The ratification of the appointment of BDO USA, LLP as SB One’s independent registered public accounting firm for the year ending December 31, 2020 will require the affirmative vote of a majority of the votes cast at the SB One annual meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the outcome of the vote.

Recommendation of SB One’s Board of Directors

SB ONE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AUDITOR RATIFICATION PROPOSAL.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2019 and 2018, SB One retained and paid BDO USA, LLP to provide audit and other services as follows:

	2019	2018
Audit Fees(1)	$266,220	$355,040
Audit-Related Fees(2)	$—	$122,900
Tax Fees(3)	$—	$29,420
All Other Fees	$—	$—

Total	$266,220	$507,360

(1)

Includes professional services rendered for the audit of SB One’s annual financial statements and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.

(2)

Assurance and related services reasonably related to the performance of the audit or review of financial statements include the following: employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions and other attest services not required by statute or regulation.

(3)	Tax fees include the following: preparation of state and federal tax returns, PA Bankshare tax return and assistance with calculating estimated tax payments.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2019 with management and our independent registered public accounting firm, BDO. The Audit Committee has discussed with BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission. The Audit Committee has also received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the consolidated audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

SB One Bancorp

Audit Committee

Walter Loeffler, Chair

Mark Hontz

Edward J. Leppert

The Audit Committee Report above is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under either the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

You may also request an additional proxy statement and annual report by sending a written request to:

SB One Bancorp

Attn: Tracy Lehman, Secretary

95 State Route 17

Suite 204

Paramus, New Jersey 07652

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board is not aware of any other matters that may come before the Annual Meeting. However, in the event such other matters come before the Annual Meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board.

LEGAL MATTERS

The validity of the Provident Financial common stock to be issued in the proposed Merger has been passed upon for Provident Financial by Luse Gorman, PC, Washington, D.C. In addition, Luse Gorman, PC and Hogan Lovells US LLP have delivered opinions to Provident Financial and SB One, respectively, as to certain federal income tax consequences of the Merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

EXPERTS

The consolidated financial statements of Provident Financial as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SB One Bancorp as of December 31, 2019 and 2018, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 (which is included in Management’s Report on Internal control over Financial Reporting) appearing elsewhere in this proxy statement/prospectus have been so included in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

SB One does not anticipate holding a 2021 annual meeting of SB One shareholders if the Merger is completed before the second quarter of 20201. However, if the Merger is not completed within the expected timeframe, or at all, SB One may hold an annual meeting of its shareholders in 2021. SB One must receive proposals under SEC Rule 14a-8 that shareholders seek to include in the proxy statement for SB One’s next annual meeting no later than January 7, 2021. If next year’s annual meeting is held on a date that is more than 30 calendar days from June 24, 2020, a shareholder proposal must be received by a reasonable time before SB One begins to print and mail its proxy solicitation materials for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC. Under our Second Amended and Restated By-laws, if you wish to nominate a director or bring other business before the 2021 annual meeting of shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to our Secretary; and (iii) your notice must contain specific information required in Section 2.11 or 3.23 of our Second Amended and Restated By-laws, as applicable. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at our principal executive offices between February 24, 2021 and March 26, 2021; provided, however, that in the event that the 2021 annual meeting of shareholders is called for a date that is not within 30 days before or after the anniversary date of the SB One annual meeting, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the 2021 annual meeting of shareholders was mailed or such public disclosure of the date of the 2021 annual meeting of shareholders was made, whichever first occurs. For additional information about our director nomination requirements, please see our Second Amended and Restated By-laws.

WHERE YOU CAN FIND MORE INFORMATION

Provident Financial filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 to register the shares of Provident Financial common stock to be issued to SB One shareholders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Provident Financial and a proxy statement of SB One for its annual meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth below.

Provident Financial and SB One each files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

The SEC allows Provident Financial to “incorporate by reference” information into this proxy statement/prospectus. This means that Provident Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that Provident Financial has previously filed with the SEC and additional documents that Provident Financial will file with the SEC. These documents contain important information about Provident Financial’s financial condition.

PROVIDENT FINANCIAL SERVICES, INC. FILINGS (File No. 001-31566)

•

Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 2, 2020  (including portions of our Proxy Statement for our 2020 Annual Meeting of Stockholders filed on March 13, 2020, to the extent specifically incorporated by reference in such Form 10-K);

•

Current Reports on Form 8-K (other than those portions furnished under Items 2.02 or 7.01 of Form 8-K), filed on February  4, 2020, February  24, 2020, March  12, 2020, March  13, 2020, April 2, 2020, April 24, 2020 and April 30, 2020; and

•

The description of our common stock included in Provident Financial’s Registration Statement on Form 8-A filed with the SEC on December 12, 2002 (File No.  001-31566), as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020, including any other amendment or reports filed for the purpose of updating such description.

In addition, Provident Financial also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the SB One annual meeting, provided that Provident Financial is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Provident Financial has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Provident Financial, and SB One has supplied all information contained relating to SB One.

Documents incorporated by reference are available from Provident Financial without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Provident Financial at the following address and telephone number:

Provident Financial Services, Inc.

239 Washington Street

Jersey City, New Jersey 07302

Attn: Investor Relations

Telephone: (732) 590-9200

You can obtain the relevant corporate documents referenced in this Proxy Statement/Prospectus related to SB One by requesting them in writing or by telephone at the following address and phone number:

SB One Bancorp

95 State Route 17

Paramus, New Jersey 07652

Attn: Tracy Lehman, Secretary

(844) 256-7328

If you would like to request documents from Provident Financial or SB One, you must do so by June 17, 2020 to receive them before SB One’s meeting of shareholders. You will not be charged for any of these documents that you request. If you request any documents from Provident Financial or SB One, Provident Financial and SB One, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

You should rely only on the information contained in this proxy statement/prospectus when evaluating the Merger Agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated May 7, 2020. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders of SB One nor the issuance of shares of Provident Financial common stock as contemplated by the Merger Agreement shall create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PROVIDENT FINANCIAL SERVICES, INC.

AND

SB ONE BANCORP

DATED AS OF MARCH 11, 2020

A-i

A-ii

Exhibit A     Form of Voting Agreement for SB One Bancorp Directors and Executive Officers

Exhibit B     Form of Bank Merger Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 11, 2020, by and between Provident Financial Services, Inc., a Delaware corporation (“PFS”), and SB One Bancorp, a New Jersey corporation (“SBBX”).

WHEREAS, PFS owns all of the issued and outstanding capital stock of Provident Bank, a New Jersey chartered savings bank; and

WHEREAS, SBBX owns all of the issued and outstanding capital stock of SB One Bank, a New Jersey chartered commercial bank; and

WHEREAS, the Board of Directors of each of PFS and SBBX (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, SBBX will merge with and into PFS (the “Merger”); and

WHEREAS, as a condition to the willingness of PFS to enter into this Agreement, each of the directors and certain executive officers of SBBX have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with PFS (the “Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of SBBX owned by such person or entity in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Proposal” shall have the meaning set forth in Section 6.10(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.10(a).

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, and any amendment hereto.

“Bank Merger” shall mean the merger of SB One Bank with and into Provident Bank, with Provident Bank as the surviving institution, in accordance with the terms of the Bank Merger Agreement.

“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between Provident Bank and SB One Bank, in substantially the form of Exhibit B annexed to this Agreement.

“Bank Merger Certificate” shall have the meaning set forth in Section 2.9.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the NJDBI, the FDIC and the FRB, which regulates PFS, Provident Bank, SBBX or SB One Bank, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” shall have the meaning set forth in Section 8.3.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New Jersey are authorized or obligated to close.

“Chosen Courts” shall have the meaning set forth in Section 12.9.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“CRA” shall have the meaning set forth in Section 4.11.5.

“DGCL” shall mean the Delaware General Corporation Law.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Enforceability Exceptions” shall have the meaning set forth in Section 4.4.1.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of

Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.11.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.2.1.

“Exchange Fund” shall have the meaning set forth in Section 3.2.2.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“Fractional Share Consideration” shall have the meaning set forth in Section 3.1.4.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known by, (i) as to PFS, those persons set forth in PFS Disclosure Schedule 1.1, and (ii) as to SBBX, those persons set forth in SBBX Disclosure Schedule 1.1, and in each case shall include any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by such Person.

“Material Adverse Effect” shall mean, with respect to PFS or SBBX, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of PFS and the PFS Subsidiaries taken as a whole, or of SBBX and the SBBX Subsidiaries, taken as a whole, or (ii) materially impairs or would reasonably be expected to materially impair the ability of either SBBX, on the one hand, or PFS, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies,

(b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the impact of pandemics or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (f) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (g) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (h) changes caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (a), (b) and (e), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of SBBX and the SBBX Subsidiaries, taken as a whole, or PFS and the PFS Subsidiaries, taken as a whole, as the case may be, as compared to other companies in the financial services industry.

“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the preamble.

“Merger Consideration” shall have the meaning set forth in Section 3.1.3.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of PFS Common Stock to be offered to holders of SBBX Common Stock in connection with the Merger.

“New Certificate” shall have the meaning set forth in Section 3.1.3.

“NJBCA” shall mean the New Jersey Business Corporation Act.

“NJDBI” shall mean the New Jersey Department of Banking and Insurance.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10(e).

“NYSE” shall mean the New York Stock Exchange.

“Old Certificate” shall have the meaning set forth in Section 3.1.3.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Per Share Stock Consideration” shall mean the product of (i) the Exchange Ratio times (ii) the PFS Closing Price.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Personal Data” shall have the meaning set forth in Section 4.11.1.

“PFS” shall mean Provident Financial Services, Inc., a Delaware corporation, with its principal executive offices located at 239 Washington Street, Jersey City, New Jersey 07302.

“PFS Closing Price” shall mean the average of the closing sales price of a share of PFS Common Stock, as reported on NYSE for the ten (10) consecutive trading days ending on the fifth trading day preceding the Closing Date.

“PFS Common Stock” shall have the meaning set forth in Section 5.3.1.

“PFS Defined Benefit Plan” shall have the meaning set forth in Section 5.11.4.

“PFS Disclosure Schedule” shall mean a written disclosure schedule delivered by PFS to SBBX specifically referring to the appropriate section of this Agreement.

“PFS Financial Statements” shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of PFS as of December 31, 2019 and 2018 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of PFS and subsidiaries for each of the three years ended December 31, 2019, 2018 and 2017, as set forth in PFS’s annual report for the year ended December 31, 2019, and (ii) the unaudited interim consolidated financial statements of PFS as of the end of and for the period ending each calendar quarter following December 31, 2019, as filed by PFS in its Securities Documents.

“PFS Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“PFS Regulatory Agreement” shall have the meaning set forth in Section 5.10.4.

“PFS Regulatory Reports” shall have the meaning set forth in Section 5.6.1.

“PFS Stock Benefit Plans” shall mean the Provident Financial Services, Inc. 2019 Long-Term Equity Incentive Plan, the Provident Financial Services, Inc. Amended and Restated Long-Term Equity Incentive Plan and the Provident Financial Services, Inc. 2008 Long-Term Equity Incentive Plan.

“PFS Subsidiary” shall mean any entity, of which twenty-five percent (25%) or more of the capital stock is owned, either directly or indirectly, by PFS or Provident Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Provident Bank.

“Provident Bank” shall mean Provident Bank, a New Jersey chartered savings bank, with its main office located at 239 Washington Street, Jersey City, New Jersey 07302, which is a wholly owned subsidiary of PFS.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Approvals” shall mean the approval (or waiver of approval requirements) of any Bank Regulator that is necessary in connection with the consummation of the Merger and the Bank Merger and the related transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 6.10(a).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SB One Bank” shall mean SB One Bank, a New Jersey chartered commercial bank, with its headquarters located at 95 State Route 17, Paramus, New Jersey, 07652.

“SBBX” shall mean SB One Bancorp, a New Jersey corporation, with its headquarters located at 95 State Route 17, Paramus, New Jersey, 07652.

“SBBX Common Stock” shall have the meaning set forth in Section 4.3.1.

“SBBX Compensation and Benefit Plans” has the meaning set forth in Section 4.12.1.

“SBBX Disclosure Schedule” shall mean a written disclosure schedule delivered by SBBX to PFS specifically referring to the appropriate section of this Agreement.

“SBBX Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of SBBX as of December 31, 2019 and 2018, and the statements of operations and comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of SBBX for each of the years ended December 31, 2019 and 2018, and (ii) the unaudited interim financial statements of SBBX as of the end of and for the period ending each calendar quarter following December 31, 2019, as filed by SBBX in its Securities Documents.

“SBBX Insurance Agent” shall have the meaning set forth in Section 4.23(a).

“SBBX Insurance Subsidiary” shall have the meaning set forth in Section 4.23(a).

“SBBX Recommendation” shall have the meaning set forth in Section 8.1(a).

“SBBX Regulatory Reports” shall have the meaning set forth in Section 4.6.1.

“SBBX Restricted Stock” shall mean a share of SBBX Common Stock subject to restrictions granted under the SBBX Stock Benefit Plans and related award agreements.

“SBBX Shareholders Meeting” shall have the meaning set forth in Section 8.1(a).

“SBBX Stock Benefit Plans” shall mean the Sussex Bancorp 2013 Equity Incentive Plan and the SB One Bancorp 2019 Equity Incentive Plan.

“SBBX Stock Option” shall mean an option to purchase shares of SBBX Common Stock granted pursuant to the SBBX Stock Benefit Plans and related option agreements.

“SBBX Subordinated Notes” shall mean the 5.75% Fixed-to-Floating Rate Subordinated Notes due December 22, 2026 issued by SBBX.

“SBBX Subsequent Determination” shall have the meaning set forth in Section 6.10(e).

“SBBX Subsidiary” shall mean any entity, of which more than twenty-five percent (25%) or more of the capital stock is owned, either directly or indirectly, by SBBX or SB One Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of SB One Bank.

“SBBX TPS” shall mean the Capital Securities issued by Sussex Capital Trust II on June 26, 2007, with a maturity date of September 15, 2037, and the related Junior Subordinated Deferrable Interest Debentures issued by SBBX.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all other documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Breach” shall have the meaning set forth in Section 4.11.3.

“Superior Proposal” shall have the meaning set forth in Section 6.10(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” shall mean January 31, 2021.

“Voting Agreements” shall have the meaning set forth in the preamble.

“WARN Act” shall have the meaning set forth in Section 7.8.5.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) SBBX shall merge with and into PFS, with PFS as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of SBBX shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of SBBX shall be vested in and assumed by the Surviving Corporation. As part of the Merger, each share of SBBX Common Stock (other than the Exception Shares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2. Effective Time.

The closing (“Closing”) shall be that date and time (the “Closing Date”) selected by PFS upon no less than two business days written notice to SBBX, and shall occur no later than the close of business on the fifth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date and time that may be mutually agreed to in writing by the parties. On or before the Closing Date, PFS and SBBX, respectively, shall cause to be filed (i) a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (ii) a certificate of merger with the Secretary of State of the State of New Jersey. The Merger shall become effective as of the date and time specified in the certificates of merger (such date and time, the “Effective Time”).

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of PFS as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Corporation.

Subject to Section 7.13, the directors and officers of PFS immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and the NJBCA.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither PFS, nor any of its affiliates, shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

2.7. Additional Actions.

If, at any time after the Effective Time, PFS shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in PFS its right, title or interest in, to or under any of the rights, properties or assets of SBBX, or (ii) otherwise carry out the purposes of this Agreement, SBBX and its officers and directors shall be deemed to have granted to PFS an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in PFS its right, title or interest in, to or under any of the rights, properties or assets of SBBX or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of PFS are authorized in the name of SBBX or otherwise to take any and all such action.

2.8. Alternative Structure.

PFS may, at any time prior to the Effective Time, change the method of effecting the combination of PFS and SBBX, and Provident Bank and SB One Bank, respectively, (including the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of SBBX’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of PFS or SBBX pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. In the event PFS makes such a change, SBBX agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

2.9. Bank Merger.

Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, SB One Bank will merge with and into Provident Bank, and Provident Bank shall be the surviving institution. The Bank Merger shall become effective immediately following the Effective Time, at which time the Bank Merger shall be consummated. Prior to the Effective Time, SBBX shall cause SB One Bank, and PFS shall cause Provident Bank, to execute such certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the Effective Time.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of SBBX Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of PFS, SBBX or the holders of any of the shares of SBBX Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of PFS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall not be affected by the Merger.

3.1.2. Each share of SBBX Common Stock issued and outstanding immediately prior to the Effective Time that is held by SBBX as treasury stock or held by SBBX, any Subsidiary of SBBX, PFS or any Subsidiary of PFS (all such shares of SBBX Common Stock, but excluding shares of SBBX Common Stock held in any employee benefit plans or related trust accounts, managed accounts, mutual funds and the like or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted, the “Exception Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or provided with respect thereto.

3.1.3. Subject to Section 3.1.4, each share of SBBX Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Exception Shares but including SBBX Restricted Stock) shall be converted into the right to receive 1.357 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of PFS Common Stock (the “Merger Consideration”). Each share of SBBX Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of SBBX Common Stock (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of SBBX Common Stock) shall thereafter represent only the right to receive (x) the Merger Consideration in accordance with, and subject to, this Section 3.1.3 and the other terms of this Article III, (y) cash in lieu of fractional shares that the shares of SBBX Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 3.1.3 and Section 3.1.4, without any interest thereon, and (z) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 3.2.3, in the case of each of the foregoing, without interest and subject to all applicable withholding of Tax in accordance with Section 3.2.7. Old Certificates previously representing shares of SBBX Common Stock shall be exchanged for evidence of shares in book-entry form or, at PFS’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.2.1, without any interest thereon and subject to all applicable withholding of Tax in accordance with Section 3.2.7.

3.1.4. Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of PFS Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to PFS Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of PFS. In lieu of the issuance of any such fractional share, PFS shall, following the Effective Time, pay to each former holder of SBBX Common Stock who otherwise would be entitled to receive a fractional share of PFS Common Stock, an amount in cash, rounded to the nearest cent and without interest, determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of PFS Common Stock that such holder would otherwise have been entitled to receive pursuant to Section 3.1.3 and (ii) the PFS Closing Price (the “Fractional Share Consideration”). For purposes of determining any fractional share interest, all shares of SBBX Common Stock owned by a SBBX shareholder shall be combined so as to calculate the maximum number of whole shares of PFS Common Stock issuable to such SBBX shareholder.

3.1.5. If, prior to the Effective Time, the outstanding shares of PFS Common Stock or SBBX Common Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of a recapitalization, stock split, stock dividend, reclassification, reverse stock split or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of SBBX Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.2. Procedures for Exchange of SBBX Common Stock.

3.2.1. Exchange of Certificates. Prior to the Effective Time, PFS shall designate a bank or trust company reasonably acceptable to SBBX to act as the exchange agent in connection with the Merger (the “Exchange Agent”). As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, PFS shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of SBBX Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Old Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration that such holder shall have become entitled to receive in accordance with, and subject to, Section 3.1.3, and any cash in lieu payable in respect of Fractional Share Consideration in accordance with Section 3.1.4, and any dividends or distributions to be paid pursuant to Section 3.2.3. From and after the Effective Time, upon proper surrender of the Old Certificates (or an affidavit of loss in lieu thereof) for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of SBBX Common Stock shall have become entitled to receive in accordance with, and subject to, Section 3.1.3, and (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 3.1.4 and (B) any dividends or distributions that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 3.2.3, and the Old Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrue on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 3.2.3. Until each Old Certificate is surrendered as contemplated by this Section 3.2.1, such Old Certificate shall be deemed at all times after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor, without interest), subject to all applicable withholding of Tax in accordance with Section 3.2.7. The Exchange Agent shall accept such Old Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any New Certificate representing shares of PFS Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of PFS Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2.2. Exchange Fund. At or immediately prior to the Effective Time, PFS shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 3.2 (a) New Certificates representing the aggregate Merger Consideration to be issued pursuant to Section 3.1.3 and exchanged pursuant to Section 3.2.1 and (b) cash in an amount sufficient to pay any cash in lieu of any fractional shares of PFS Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”); provided that no such investment income or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be solely for the benefit of and paid to PFS.

3.2.3. Rights of Certificate Holders after the Effective Time. The holder of an Old Certificate that prior to the Merger represented issued and outstanding SBBX Common Stock shall have no rights, after the Effective Time, with respect to such SBBX Common Stock except to surrender the Old Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to PFS Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Section 3.2. After the surrender of an Old Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PFS Common Stock represented by such Old Certificate.

3.2.4. Closing of Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of SBBX of the SBBX Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration (together with any dividends or distributions payable with respect thereto in accordance with Section 3.2.3 and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 3.1.4), subject to all applicable withholding of Tax in accordance 3.2.7, that the holder presenting such Old Certificates is entitled to, as provided in this Section 3.2 as provided in this Section 3.2.

3.2.5. Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of SBBX for one (1) year after the Effective Time shall be delivered or paid to PFS. Any former shareholders of SBBX who have not theretofore complied with this Article III shall thereafter look only to PFS for payment of the Merger Consideration (together with any dividends or distributions payable with respect thereto in accordance with Section 3.2.3 and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 3.1.4) in respect of each former share of SBBX Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of PFS, SBBX, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of SBBX Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.2.6. Lost, Stolen or Destroyed Certificates. In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or PFS, the posting by such person of a bond in such amount as the Exchange Agent or PFS may reasonably require, the Exchange Agent or PFS, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) in respect thereof pursuant to this Agreement.

3.2.7. Withholding. Notwithstanding anything to the contrary herein, PFS shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of PFS Common Stock, cash dividends or distributions payable pursuant to Article III or any other amounts otherwise payable pursuant to this Agreement to any holder of SBBX Common Stock such amounts as PFS (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that such amounts are properly withheld by PFS or the Exchange Agent, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the SBBX Common Stock in respect of which the deduction and withholding were made by PFS or the Exchange Agent.

3.2.8. Reservation of Shares. PFS shall reserve for issuance a sufficient number of shares of PFS Common Stock for the purpose of issuing shares of PFS Common Stock to the SBBX shareholders in accordance with this Article III.

3.3. SBBX Equity Awards.

3.3.1. Treatment of SBBX Stock Options. At the Effective Time, each SBBX Stock Option, whether vested or unvested, that is outstanding and unexercised shall be canceled and converted, automatically and without any action on the part of the holder thereof, into the right to receive an amount of cash equal to the product of (i) the excess of (A) the Per Share Stock Consideration, over (B) the exercise price of such SBBX Stock Option, multiplied by (ii) the number of shares of SBBX Common Stock subject to said SBBX Stock Option (whether vested or unvested). Any SBBX Stock Option with an exercise price that equals or exceeds the Per Share Stock Consideration shall be canceled with no consideration being paid to the option holder with respect to such SBBX Stock Option. PFS, SBBX or any SBBX Subsidiary, as directed by PFS, shall pay the consideration described in this Section 3.3.1, less required withholding taxes, within five (5) Business Days following the Closing Date.

3.3.2. Treatment of SBBX Restricted Stock. Immediately prior to the Effective Time, each share of SBBX Restricted Stock that is outstanding as of immediately prior to the Effective Time shall fully vest (with any performance-based vesting condition to be determined based upon either: (i) the actual performance of the performance goals as of a date reasonably proximal to the Effective Time based upon pro-rated performance metrics through such date; or (ii) if actual performance is not determinable, achievement at target level) and shall be cancelled and converted at the Effective Time, automatically and without any action on the part of the holder thereof, into the right to receive (A) the Merger Consideration in respect of each share of SBBX Restricted Stock in accordance with Section 3.1.3, (B) cash in lieu of fractional shares that the shares of SBBX Common Stock have been converted into the right to receive pursuant to Section 3.1.3 and Section 3.1.4, and (C) any accrued but unpaid dividends or distributions on such shares of SBBX Restricted Stock. The Surviving Corporation shall issue the consideration described in this Section 3.3.2, less applicable tax withholdings, within five (5) business days following the Closing Date.

3.3.3. Certain Actions of SBBX. At or prior to the Effective Time, SBBX, the Board of Directors of SBBX and/or its compensation committee, as applicable, shall adopt resolutions and take any actions that are necessary to effectuate the provisions of this Section 3.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SBBX

4.1. General. SBBX represents and warrants to PFS that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the SBBX Disclosure Schedules delivered by SBBX to PFS on the date hereof, and except as to any representation or warranty which relates to a specific date. SBBX has made a good faith effort to ensure that the disclosure on each schedule of the SBBX Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the SBBX Disclosure Schedules, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the SBBX Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SBBX that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SBBX and (iii) any disclosures made in the SBBX Disclosure Schedule with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article.

4.2. Organization.

4.2.1. SBBX is a New Jersey corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey, and is duly registered with the FRB as a bank holding company under the BHCA. SBBX has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted. SBBX is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on SBBX.

4.2.2. SB One Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. SB One Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on SBBX. The deposits of SB One Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. SB One Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3. SBBX Disclosure Schedule 4.2.3 lists every SBBX Subsidiary, and for each SBBX Subsidiary, its jurisdiction of incorporation, SBBX’s percentage ownership and the name and number of shares held by any other person who owns any stock. SBBX owns all the capital stock of the SBBX Subsidiaries, free and clear of any lien or encumbrance. Each SBBX Subsidiary (other than SB One Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and each has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on SBBX. Other than shares of capital stock of the SBBX Subsidiaries listed on SBBX Disclosure Schedule 4.2.3, SBBX does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of SBBX or any SBBX Subsidiary, equity interests held by any SBBX Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of SBBX or its Subsidiaries. There are no restrictions on the ability of any SBBX Subsidiary to pay dividends or distributions except, in the case of a SBBX Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

4.2.4. The minute books of SBBX and each SBBX Subsidiary since December 31, 2017 have been made available to PFS and accurately record, in all material respects, all material corporate actions of shareholders and boards of directors (including committees). The books and records of SBBX have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.2.5. SBBX has made available to PFS true and correct copies of the certificate of incorporation and bylaws of SBBX and each SBBX Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of SBBX consists of (i) 15,000,000 shares of common stock, no par value per share (“SBBX Common Stock”) and (ii) 1,000,000 shares of preferred stock, no par value per share (“SBBX Preferred Stock”). As of the date hereof, there are (i) 9,273,375 shares of SBBX Common Stock issued and outstanding (excluding shares of treasury stock and shares of SBBX Restricted Stock), (ii) no shares or SBBX Preferred Stock issued and outstanding, (iii) 142,130 shares of SBBX Common Stock granted in respect of outstanding awards of SBBX Restricted Stock under the SBBX Stock Benefit Plans (for performance-based shares, based on achievement of target performance), (iv) 49,742 shares of SBBX Common Stock reserved for issuance upon the exercise of SBBX Stock Options granted under the SBBX Stock Benefit Plans, and (v) no other shares of capital stock or other voting securities of SBBX are issued, reserved for issuance of outstanding. All of the issued and outstanding shares of SBBX Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights issued and outstanding. There are 231,207 shares of SBBX Common Stock held by SBBX as treasury stock.

4.3.2. The authorized capital stock of SB One Bank consists of 2,000,000 shares of common stock, no par value (“SB One Bank Common Stock”), of which 1,180,000 shares of SB One Bank Common Stock are issued and outstanding. All the issued and outstanding shares of SB One Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by SBBX free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except as set forth in SBBX Disclosure Schedule 4.3.2, either SBBX or SB One Bank owns all the outstanding shares of capital stock of each SBBX Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.3.3. Except for outstanding SBBX Stock Options and awards of SBBX Restricted Stock, neither SBBX nor any SBBX Subsidiary is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of SBBX Common Stock, or any other security of SBBX or any securities representing the right to vote, purchase or otherwise receive any shares of SBBX Common Stock or any other security of SBBX. SBBX Disclosure Schedule 4.3.3 sets forth, as of the date hereof, the name of each holder of a SBBX Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and expiration dates, and the exercise price relating to the options held, and whether the SBBX Stock Option is an incentive stock option or a nonqualified stock option, as well as comparable information (if applicable) for all outstanding awards of SBBX Restricted Stock. Except for the awards of SBBX Stock Options and SBBX Restricted Stock set forth in SBBX Disclosure Schedule 4.3.3, there are no outstanding equity awards under the SBBX Stock Benefit Plans or otherwise.

4.3.4. Except as set forth in SBBX Disclosure Schedule 4.3.4, to SBBX’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of SBBX Common Stock.

4.3.5. Except as set forth in SBBX Disclosure Schedule 4.3.5, no bonds, debentures, trust-preferred securities or other similar indebtedness of SBBX or any SBBX Subsidiary are outstanding. No bonds, debentures, notes or other indebtedness issued by SBBX or any SBBX Subsidiary are outstanding (i) that have the right to vote on any matters on which shareholders of SBBX or any of SBBX Subsidiary may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of SBBX or any SBBX Subsidiary, are issued or outstanding.

4.4. Authority; No Violation.

4.4.1. SBBX has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, and the approval of this Agreement by the holders of the SBBX Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SBBX and the consummation by SBBX of the transactions contemplated hereby, including the Merger, have been duly and validly authorized and approved by the Board of Directors of SBBX, and no other corporate proceedings on the part of SBBX, except for the requisite approval of the holders of the SBBX Common Stock, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by SBBX, and subject to approval by the shareholders of SBBX and receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by PFS, constitutes a valid and binding obligation of SBBX, enforceable against SBBX in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”). SBBX has approved the Bank Merger and the Bank Merger Agreement in its capacity as sole stockholder of SB One Bank.

4.4.2. Subject to receipt of Regulatory Approvals and SBBX’s and PFS’s compliance with any conditions contained therein, and receipt of the approval of the Merger Agreement and the Merger by the holders of the SBBX Common Stock, (A) the execution and delivery of this Agreement by SBBX, (B) the consummation of the transactions contemplated hereby, and (C) compliance by SBBX with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of SBBX or any SBBX Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SBBX or any SBBX Subsidiary or to their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SBBX or any SBBX Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which SBBX or any SBBX Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SBBX and the SBBX Subsidiaries taken as a whole.

4.5. Consents and Approvals.

Except as set forth in SBBX Disclosure Schedule 4.5 and for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, including the Proxy Statement-Prospectus, any filings that are necessary under applicable requirements of the Exchange Act, and declaration of effectiveness of the Merger Registration Statement, (c) approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, (e) the filing of the Bank Merger Certificate and (f) approval of this Agreement by the requisite vote of the holders of the SBBX Common Stock, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to SBBX’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, to accomplish (x) the execution and delivery of this Agreement by SBBX, and (y) the completion of the Merger by SBBX and the Bank Merger by SB One Bank.

4.6. Financial Statements; Securities Documents; Reports.

4.6.1. Since January 1, 2017, SB One Bank has filed with the NJDBI and the FDIC, and SBBX has filed with the FRB, in correct form all reports and other documentation required to be filed under applicable laws and regulations (the “SBBX Regulatory Reports”), and if requested by PFS, SBBX promptly will deliver or make available to PFS accurate and complete copies of such reports and documentation. The SBBX Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports. SBBX Disclosure Schedule 4.6.1 lists all examinations of SB One Bank conducted by the NJDBI and the FDIC, and all examinations of SBBX conducted by the FRB, since January 1, 2017 and the dates of any responses thereto submitted by SB One Bank and SBBX, respectively. Notwithstanding the foregoing, nothing in this Section 4.6.1 shall require SBBX to provide PFS with any confidential regulatory supervisory information of SB One Bank or SBBX.

4.6.2. The SBBX Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), the consolidated financial position, results of operations and cash flows of SBBX and the SBBX Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3. At the date of each balance sheet included in the SBBX Financial Statements or the SBBX Regulatory Reports, SBBX had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such SBBX Financial Statements or SBBX Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material, either individually or in the aggregate, or which were incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4. The records, systems, controls, data and information of SBBX and the SBBX Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SBBX and the SBBX Subsidiaries or their accountants (including all means of access thereto and there from), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. SBBX (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the SBBX Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SBBX’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SBBX’s internal control over financial reporting. These disclosures (if any) were made in writing by management to SBBX’s auditors and audit committee and a copy has previously been made available to PFS.

4.6.5. Since December 31, 2017, (i) neither SBBX nor any SBBX Subsidiary, nor to the Knowledge of SBBX, any director, officer, employee, auditor, accountant or representative of SBBX or any SBBX Subsidiary, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SBBX or any SBBX Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SBBX or any SBBX Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing SBBX or any SBBX Subsidiary has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation with respect to SBBX or any SBBX Subsidiary, or any of their respective officers, directors, employees or agents to the Board of Directors of SBBX or any SBBX Subsidiary.

4.6.6. Since December 31, 2017, SBBX has filed with the SEC all forms, reports, schedules, registration statements, and definitive proxy statements required to be filed by it with the SEC (collectively, the “SBBX Securities Documents”). As of their respective dates, the SBBX Securities Documents complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information has been incorporated by reference therein, the SBBX Securities Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SBBX Securities Documents.

4.6.7. SBBX and its officers and board of directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ.

4.7. Taxes.

SBBX and each SBBX Subsidiary has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of SBBX and each SBBX Subsidiary (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of SBBX and each SBBX Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of SBBX and each SBBX Subsidiary for all years to and including 2015 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither SBBX nor any SBBX Subsidiary has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of SBBX and or any SBBX Subsidiary or the assets of SBBX and any SBBX Subsidiary. There are no liens for material Taxes (except Taxes not yet due and payable) on any of the assets of SBBX or any SBBX Subsidiary. SBBX has made available to PFS true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither SBBX nor any SBBX Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SBBX and each SBBX Subsidiary). Neither SBBX nor any SBBX Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SBBX) or (B) has any liability for the Taxes of any person (other than SBBX or any SBBX Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise). Neither SBBX nor any SBBX Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither SBBX nor any SBBX Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has SBBX been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.8. Material Contracts; Leases; Defaults.

4.8.1. Except as set forth in SBBX Disclosure Schedule 4.8.1, neither SBBX nor any SBBX Subsidiary is a party to or subject to: (i) any employment agreement, change in control agreement, consulting or severance agreement with any past (but only to the extent obligations of SBBX or any SBBX Subsidiary remain outstanding thereunder) or present officer or director of SBBX or any SBBX Subsidiary, except for “at will” arrangements; (ii) any collective bargaining agreement with any labor union relating to employees of SBBX or any SBBX Subsidiary; (iii) any agreement which by its terms limits the payment of dividends by SBBX or any SBBX Subsidiary; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which SBBX or any SBBX Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PFS, Provident Bank or any PFS Subsidiary; (v) any other agreement, written or oral, that obligates SBBX or any SBBX Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, (vi) that is a material intellectual property license or under which SBBX or any SBBX Subsidiary has licensed to others the right to use any intellectual property owned by SBBX or any SBBX Subsidiary, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for SBBX or any SBBX Subsidiary other than through customization tools made available by the applicable licensor, (vii) that provides any rights to shareholders of SBBX, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to SBBX’s or any SBBX Subsidiary’s Board of Directors or (viii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by SBBX or any SBBX Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

4.8.2. Each real estate lease that requires the consent of the lessor or its agent of the Merger or Bank Merger by virtue of the terms of any such lease, is listed in SBBX Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction.

4.8.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to PFS on or before the date hereof, and are in full force and effect on the date hereof and SBBX has not (nor, to the Knowledge of SBBX, has any other party to any such contract, arrangement or instrument) materially breached any provision of, or is not in material default in any respect under any term of, any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default or breach. Except as listed on SBBX Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.8.4. Except as set forth in SBBX Disclosure Schedule 4.8.4, since December 31, 2019, through and including the date of this Agreement, neither SBBX nor any SBBX Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice (including as a result of promotions or the hiring of a new employee), (B) customary year-end bonuses in amounts consistent with past practice, or (C) as required by applicable law or the terms of SBBX Compensation and Benefit Plans listed on SBBX Disclosure Schedule 4.12.1, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2019, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required or permitted under the terms of SBBX Compensation and Benefit Plans listed on SBBX Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus, (ii) granted any options to purchase shares of SBBX Common Stock, any equity award under a SBBX Stock Benefit Plan, or any right to acquire any shares of its capital stock to any executive officer, director or employee of SBBX or any SBBX Subsidiary, (iii) made any material election for federal or state income tax purposes, (iv) made any material change in the credit policies or procedures of SBBX or any SBBX Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (v) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition other than loans and loan commitments, (vi) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (vii) changed any accounting methods, principles or practices of SBBX or any SBBX Subsidiary affecting their assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (viii) suffered any strike, work stoppage, slow-down, or other labor disturbance with respect to employees of SBBX or any SBBX Subsidiary.

4.9. Ownership of Property; Insurance Coverage.

4.9.1. SBBX and each SBBX Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by SBBX or any SBBX Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the SBBX Regulatory Reports and in the SBBX Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by SBBX acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the SBBX Financial Statements. SBBX and each SBBX Subsidiary, as lessee, has the right under valid and existing leases of real and personal properties used by SBBX or such SBBX Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.9.2. With respect to all material agreements pursuant to which SBBX or any SBBX Subsidiary has purchased securities subject to an agreement to resell, if any, SBBX or any SBBX Subsidiary has a lien or security interest (which to SBBX’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3. SBBX and each SBBX Subsidiary are insured with reputable insurers against such risks and in such amounts that management of SBBX reasonably determined to be prudent, sufficient and consistent with industry practice, and SBBX and each SBBX Subsidiary are in compliance in all material respects with their insurance policies. Except as disclosed in SBBX Disclosure Schedule 4.9.3, neither SBBX nor any SBBX Subsidiary has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be materially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by SBBX or any SBBX Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years SBBX and each SBBX Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. SBBX Disclosure Schedule 4.9.3 identifies all material policies of insurance maintained by SBBX and the SBBX Subsidiaries.

4.10. Legal Proceedings.

Except as set forth in SBBX Disclosure Schedule 4.10, there is no suit, action, investigation or proceeding pending or, to SBBX’s Knowledge, threatened against or adversely affecting SBBX or any SBBX Subsidiary (and to SBBX’s Knowledge there are no facts or circumstances that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to SBBX or any such SBBX Subsidiary, would be (A) material to its businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by SBBX or any SBBX Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) or to which their respective assets are subject.

4.11. Compliance With Applicable Law.

4.11.1. Except as set forth in SBBX Disclosure Schedule 4.11.1, to SBBX’s Knowledge, SBBX and each SBBX Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau and all other applicable fair lending laws and other laws relating to discriminatory business practices and to the origination, sale and servicing of mortgage and consumer loans, and including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”). The Boards of Directors of SBBX and SB One Bank have adopted and SBBX and SB One Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

4.11.2. Neither SBBX nor any SBBX Subsidiary has any Knowledge of, nor has SBBX or any SBBX Subsidiary been advised of, or has any reason to believe that any facts or circumstances exist, which would cause SBBX or any SBBX Subsidiary: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “Satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations. Neither SBBX nor any SBBX Subsidiary is a party to any agreement with any individual or group regarding CRA matters.

4.11.3. SBBX (including SB One Bank) maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of SBBX, neither SBBX nor any SBBX Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SBBX. To the knowledge of SBBX, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SBBX.

4.11.4. SBBX and each SBBX Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SBBX or SB One Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of SBBX, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.11.5. Except as set forth in SBBX Disclosure Schedule 4.11.5, neither SBBX nor any SBBX Subsidiary is, or since December 31, 2017 has been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator. Except as set forth in SBBX Disclosure Schedule 4.11.5, since December 31, 2017, neither SBBX nor any SBBX Subsidiary has received any written notification or, to SBBX’s Knowledge, any other communication from any Bank Regulator (i) asserting that SBBX or any SBBX Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to SBBX or any SBBX Subsidiary; (iii) requiring, or threatening to require, SBBX or any SBBX Subsidiary, or indicating that SBBX or any SBBX Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of SBBX or any SBBX Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of SBBX or any SBBX Subsidiary, including without limitation any restriction on the payment of dividends. The most recent regulatory rating given to SBBX and SB One Bank as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.

4.12. Employee Benefit Plans.

4.12.1. SBBX Disclosure Schedule 4.12.1 includes a list of all bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, change in control agreements and all other material benefit practices, policies and arrangements maintained by SBBX or any SBBX Subsidiary (i) in which any employee or former employee, consultant or former consultant or director or former director of SBBX or any SBBX Subsidiary participates or (ii) to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “SBBX Compensation and Benefit Plans”), other than (A) offer letters for “at-will” employment that do not contain severance and (B) agreements and arrangements with vendors and other third-party service providers. Except as disclosed in SBBX Disclosure Schedule 4.12.1, neither SBBX nor any SBBX Subsidiary has any commitment to create any additional SBBX Compensation and Benefit Plan or to materially modify, change or renew any existing SBBX Compensation and Benefit Plan, except as required by applicable law or Governmental Entity, to maintain the qualified status thereof or in the ordinary course of business consistent with past practice. SBBX has made available to PFS true and correct copies of the SBBX Compensation and Benefit Plans.

4.12.2. Except as disclosed in SBBX Disclosure Schedule 4.12.2, to SBBX’s Knowledge, each SBBX Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, Patient Protection and Affordable Care Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due. Each SBBX Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and to SBBX’s Knowledge there are no facts or circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of SBBX, threatened material action, suit or claim relating to any of the SBBX Compensation and Benefit Plans (other than routine claims for benefits). SBBX has not engaged in a transaction, or omitted to take any action, with respect to any SBBX Compensation and Benefit Plan that would reasonably be expected to subject SBBX to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.12.3. Neither SBBX nor any SBBX Subsidiary has ever maintained or contributed to or has any liability under a SBBX Compensation and Benefit Plan which is subject to Title IV of ERISA.

4.12.4. All material contributions required to be made under the terms of any SBBX Compensation and Benefit Plan have been timely made or are accrued on SBBX’s Financial Statements to the extent required by GAAP.

4.12.5. Except as set forth in SBBX Disclosure Schedule 4.12.5, neither SBBX nor any SBBX Subsidiary has any obligation to provide post-employment health, life insurance, or disability insurance, under any SBBX Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or similar state law or contractually required subsidies for coverage for a limited period of time following a termination of employment. Except as set forth in SBBX Disclosure Schedule 4.12.5, to SBBX’s Knowledge, there has been no communication approved by SBBX’s management to employees of SBBX or any SBBX Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance from SBBX.

4.12.6. Neither SBBX nor any SBBX Subsidiary maintains any SBBX Compensation and Benefit Plans covering employees who are not based in the United States.

4.12.7. With respect to each SBBX Compensation and Benefit Plan, if applicable, SBBX has provided or made available to PFS copies of the: (a) trust instruments and insurance contracts; (b) two most recent Forms 5500 filed with the IRS; (c) most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5300, 5310 or Form 5330 filed with the IRS within the last two years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8. Except as provided in SBBX Disclosure Schedule 4.12.8 and except for agreements and arrangements with vendors and other third-party service providers, the consummation of the Merger will not (alone or in combination with any other event, including, without limitation, any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director of SBBX or any SBBX Subsidiary to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in the vesting or acceleration of any benefits under any SBBX Compensation and Benefit Plan, (c) result in any increase in benefits payable under any SBBX Compensation and Benefit Plan, or (d) entitle any current or former employee, director or consultant of SBBX to any actual or deemed payment (or benefit) which could reasonably be construed to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

4.12.9. Except as disclosed in SBBX Disclosure Schedule 4.12.9, neither SBBX nor any SBBX Subsidiary maintains any compensation plans, programs or arrangements under which payment is reasonably likely to become nondeductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, it being understood that SBBX makes no representation or warranty regarding the effect of the transactions or payments contemplated by this Agreement or any actions taken by PFS or any of its Subsidiaries or Affiliates on the deductibility of any compensation under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10. Except as disclosed in SBBX Disclosure Schedule 4.12.10, all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) of SBBX or any SBBX Subsidiary are either exempt from, or in compliance in all material respects with, both in form and operation, Section 409A of the Code and the regulations issued thereunder.

4.12.11. SBBX Disclosure Schedule 4.12.11 sets forth, as of a date no more than five (5) Business Days preceding the date of this Agreement, a list of the full names of all officers, and employees of SBBX and each SBBX Subsidiary, their title and annual rate of base salary, and their date of hire.

4.13. Brokers, Finders and Financial Advisors.

SBBX has not, nor has any of its respective officers, directors, employees or agents, employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods, Inc. (“KBW”) by SBBX and the fees payable pursuant thereto. A true and correct copy of the engagement agreements with KBW, setting forth the fees payable to KBW for services rendered to SBBX in connection with the Merger and transactions contemplated by this Agreement has been made available to PFS.

4.14. Environmental Matters.

4.14.1. To the Knowledge of SBBX, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by SBBX (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon SBBX or any SBBX Subsidiary. To the Knowledge of SBBX, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to SBBX or any SBBX Subsidiary by reason of any Environmental Laws. Neither SBBX nor any SBBX Subsidiary has during the past five years received any written notice from any Person or Governmental Entity that SBBX or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by SBBX or any SBBX Subsidiary is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon SBBX or any SBBX Subsidiary.

4.14.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to SBBX’s Knowledge, threatened, before any court, governmental agency or other forum against SBBX or any SBBX Subsidiary, (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by SBBX or any SBBX Subsidiary.

4.14.3. To SBBX’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by SBBX or any SBBX Subsidiary, and to SBBX’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by SBBX or any SBBX Subsidiary except in compliance with Environmental Laws in all material respects.

4.15. Loan Portfolio and Investment Securities.

4.15.1. The allowance for loan losses reflected in SBBX’s audited consolidated balance sheet at December 31, 2019 was, and the allowance for loan losses shown on the balance sheets in SBBX’s Financial Statements for periods ending after December 31, 2019 will be, adequate under GAAP.

4.15.2. SBBX has made available to PFS a listing, as of December 31, 2019, by account, of: (A) all loans (including loan participations) of SB One Bank that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of SB One Bank which have been terminated by SB One Bank during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified SB One Bank during the past twelve months of, or has asserted against SB One Bank, in each case in writing, any “lender liability” or similar claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are contractually past due 90 days or more in the payment of principal and/or interest days or more and still accruing; (4) classified as troubled debt restructurings; (5) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (6) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (7) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by SB One Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all real estate owned and other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3. All loans receivable (including discounts) and accrued interest entered on the books of SB One Bank arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of SB One Bank’s business. All such loans are owned by SB One Bank free and clear of any liens.

4.15.4. (a) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be, (b) to the extent carried on the books and records of SBBX and any SBBX Subsidiary as secured loans, the loans described above have been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (c) each loan described above is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, (except as may be limited by the Enforceability Exceptions).

4.15.5. SBBX and each SBBX Subsidiary has good and marketable title to all securities owned by it, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of SBBX or such SBBX Subsidiary. Such securities are valued on the books of SBBX in accordance with GAAP in all material respects. SBBX and each SBBX Subsidiary employs investment, securities, risk management and other policies, practices and procedures which SBBX believes are prudent and reasonable.

4.15.6. Neither SBBX nor any SBBX Subsidiary is now, or has been since December 31, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Bank Regulator relating to the origination, sale or servicing of mortgage or consumer loans.

4.15.7. None of the agreements pursuant to which SBBX or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

4.15.8. SBBX Disclosure Schedule 4.15.8 sets forth each loan participation entered into by SBBX or any of its Subsidiaries as of December 31, 2019. With respect to each such participation sold, SBBX or its Subsidiaries has in its files an opinion of counsel that such participation is a true sale.

4.16. Related Party Transactions.

Except as set forth in SBBX Disclosure Schedule 4.16, neither SBBX nor any SBBX Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding retail deposit transactions in the normal course of business) with any director, executive officer (or an immediate family member, as defined in SEC Regulation S-K Item 404, of such person), greater than 5% shareholder, or Affiliate of SBBX or any SBBX Subsidiary (other than a deposit relationship in the normal course of business). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features

(as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any director, executive officer (or an immediate family member, as defined in SEC Regulation S-K Item 404, of such person), greater than 5% shareholder, or Affiliate of SBBX is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of SBBX, neither SBBX nor any SBBX Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by SBBX or any such any SBBX Subsidiary is inappropriate.

4.17. Required Vote.

The affirmative vote of a majority of the votes cast at the SBBX Shareholders Meeting by the holders of SBBX Common Stock entitled to vote thereon is the only shareholder approval required to approve this Agreement and the Merger under SBBX’s certificate of incorporation and the NJBCA. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

4.18. Registration Obligations.

Neither SBBX nor any SBBX Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.19. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SBBX’s or any SBBX Subsidiary’s own account or for the account of one or more of their customers (all of which are set forth in SBBX Disclosure Schedule 4.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of SBBX, with counterparties believed to be financially responsible at the time; and to SBBX’s Knowledge each of them constitutes the valid and legally binding obligation of SBBX any such SBBX Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither SBBX nor any SBBX Subsidiary, nor to the Knowledge of SBBX is any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.20. Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of SBBX has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of SBBX Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.21. Trust Accounts.

Neither SBBX nor any SBBX Subsidiary exercises trusts powers or acts as a fiduciary in any manner requiring NJDBI or FDIC approval.

4.22. Intellectual Property.

SBBX and the SBBX Subsidiaries own or, to SBBX’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of business, and except in each case the absence of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SBBX, and neither SBBX nor any SBBX Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. SBBX and the SBBX Subsidiaries have performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of SBBX, the conduct of the business of SBBX and the SBBX Subsidiaries as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, except to such an extent as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SBBX.

4.23. Insurance Subsidiary.

4.23.1. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SBBX, (i) since January 1, 2017, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any SBBX Subsidiary (“SBBX Insurance Agent”) wrote, sold, produced, managed, administered or procured business for an SBBX Subsidiary, such SBBX Insurance Agent was, at the time the SBBX Insurance Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no SBBX Insurance Agent has been since January 1, 2017, or to the Knowledge of SBBX is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such SBBX Insurance Agent’s writing, sale, management, administration or production of insurance business for any SBBX Insurance Subsidiary (as defined below), and (iii) each SBBX Insurance Agent was appointed by SBBX or an SBBX Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such SBBX Insurance Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “SBBX Insurance Subsidiary” means SB One Insurance Agency and each other SBBX Subsidiary through which insurance operations are conducted.

4.23.2. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SBBX, (i) since January 1, 2017, SBBX and the SBBX Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any SBBX Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each SBBX Insurance Subsidiary has operated and otherwise been in material compliance with all applicable insurance laws, rules and regulations.

4.24. Labor Matters.

There are no labor or collective bargaining agreements to which SBBX or any SBBX Subsidiary is a party. To the Knowledge of SBBX, there is no union organizing effort pending or, to the Knowledge of SBBX, threatened against SBBX or any SBBX Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of SBBX, threatened against SBBX or any SBBX Subsidiary. There is no unfair labor practice proceeding pending or, to the Knowledge of SBBX, threatened against SBBX or any SBBX Subsidiary (other than routine employee grievances that are not related to union employees). To the Knowledge of SBBX, SBBX and each SBBX Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except for such noncompliance which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SBBX.

4.25. No Material Adverse Effect.

Since December 31, 2019, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SBBX. Except as set forth in SBBX Disclosure Schedule 4.25, since December 31, 2019, SBBX and each SBBX Subsidiary has carried on its businesses in all material respects in the ordinary course.

4.26. SBBX Information Supplied.

The information relating to SBBX, the SBBX Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement, Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27. No Other Representations or Warranties.

Except for the representations and warranties made by SBBX in this Article IV, neither SBBX nor any other person makes any express or implied representation or warranty with respect to SBBX, its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SBBX hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SBBX nor any other person makes or has made any representation or warranty to PFS, Provident Bank or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SBBX, any of its businesses, or (ii) except for the representations and warranties made by SBBX in this Article IV, any oral or written information presented to PFS or Provident Bank or any of its affiliates or representatives in the course of their due diligence investigation of SBBX, the negotiation of this Agreement or in the course of the transactions contemplated hereby. SBBX acknowledges and agrees that neither PFS, Provident Bank nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PFS

5.1. General.

PFS represents and warrants to SBBX that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the PFS Disclosure Schedules delivered by PFS to SBBX on the date hereof, and except as to any representation or warranty which relates to a specific date. PFS has made a good faith effort to ensure that the disclosure on each schedule of the PFS Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the PFS Disclosure Schedules (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the PFS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by PFS that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on PFS and (iii) any disclosures made in the PFS Disclosure Schedule with respect to a section of this Article V shall be deemed to qualify any other section of this Article V (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article.

5.2. Organization.

5.2.1. PFS is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly registered with the FRB as a bank holding company under the BHCA. PFS has elected to be, and qualifies as, a financial holding company under the BHCA. PFS has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted. PFS is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on PFS.

5.2.2. Provident Bank is a savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. Provident Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on PFS. The deposits of Provident Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Provident Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3. PFS Disclosure Schedule 5.2.3 sets forth each PFS Subsidiary. Each PFS Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The minute books of PFS and each PFS Subsidiary since December 31, 2017 accurately record, in all material respects, all material corporate actions of shareholders and boards of directors (including committees). The books and records of PFS have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

5.2.5. Prior to the date of this Agreement, PFS has made available to SBBX true and correct copies of the certificate of incorporation and bylaws of PFS and the PFS Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of PFS consists of 200,000,000 shares of common stock, $0.01 par value (the “PFS Common Stock”), of which 66,044,795 shares are issued and outstanding, and 50,000,000 shares of preferred stock, $0.01 par value (the “PFS Preferred Stock”), none of which are outstanding. All of the issued and outstanding shares of PFS Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights. There are 17,383,016 shares of PFS Common Stock held by PFS as treasury stock. All of the issued and outstanding shares of PFS Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights issued and outstanding. Except for shares issuable in connection with grants made under the PFS Stock Benefit Plans or as set forth in PFS Disclosure Schedule 5.3.1, neither PFS nor any PFS Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PFS Common Stock, or any other security of PFS or any securities representing the right to vote, purchase or otherwise receive any shares of PFS Common Stock or any other security of PFS.

5.3.2. All the issued and outstanding shares of capital stock of Provident Bank are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by PFS free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

5.3.3. Except as disclosed in the PFS Proxy Statement relating to its 2019 Annual Meeting of Shareholders, or as reflected in Schedules 13D or 13G as filed with the SEC subsequent to the Proxy Statement relating to the 2019 Annual Meeting of Shareholders, to the Knowledge of PFS, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PFS Common Stock.

5.3.4. Except as set forth in PFS Disclosure Schedule 5.3.4, PFS owns all of the capital stock of each PFS Subsidiary, free and clear of any lien or encumbrance. Except for the PFS Subsidiaries, PFS does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of PFS Subsidiaries, equity interests held by PFS Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of PFS Subsidiaries, including stock in the FHLB. Either PFS or any PFS Subsidiary owns all of the outstanding shares of capital stock of each PFS Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.5. No bonds, debentures, notes or other indebtedness issued by PFS or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders or equityholders of PFS or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of PFS or any of its Subsidiaries, are issued or outstanding.

5.4. Authority; No Violation.

5.4.1. PFS has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PFS and the consummation by PFS of the transactions contemplated hereby, including the Merger, have been duly and validly authorized and approved by the Board of Directors of PFS, and no other corporate proceedings on the part of PFS are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by PFS, and subject to the receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by SBBX, constitutes a valid and binding obligations of PFS, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions. PFS has approved the Bank Merger Agreement and the Bank Merger in its capacity as the sole shareholder of Provident Bank.

5.4.2. Subject to receipt of Regulatory Approvals and SBBX and PFS’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by PFS, (B) the consummation of the transactions contemplated hereby, and (C) compliance by PFS with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of PFS or any PFS Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFS or any PFS Subsidiary or to their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PFS or any PFS Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PFS.

5.5. Consents and Approvals.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of (i) the Merger Registration Statement, including the Proxy Statement-Prospectus and any filings that are necessary under applicable requirements of the Exchange Act, and declaration of effectiveness of the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (c) approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, (e) the filing of the Bank Merger Certificate and (f) approval of this Agreement by the requisite vote of the shareholders of SBBX, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to PFS’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by PFS, and (y) the completion of the Merger and the Bank Merger. No vote of the shareholders of PFS is required by law, the Certificate of Incorporation and Bylaws of PFS, NYSE listing standards or otherwise to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

5.6. Financial Statements; Securities Documents; Reports.

5.6.1. Since January 1, 2017, Provident Bank has filed with the NJDBI and the FDIC, and PFS has filed with the FRB, in correct form all reports and other documentation required to be filed under applicable laws and regulations (the “PFS Regulatory Reports”), and if requested by SBBX, PFS promptly will deliver or make available to SBBX accurate and complete copies of such reports and documentation. The PFS Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports. Notwithstanding the foregoing, nothing in this Section 5.6.1 shall require PFS to provide PFS with any confidential regulatory supervisory information of Provident Bank or PFS.

5.6.2. The PFS Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of PFS and the PFS Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3. At the date of each balance sheet included in the PFS Financial Statements or the PFS Regulatory Reports, PFS did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PFS Financial Statements or PFS Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which were incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.4. The records, systems, controls, data and information of PFS and the PFS Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PFS and the PFS Subsidiaries or their accountants (including all means of access thereto and there from), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.4. PFS (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the PFS Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect PFS’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in PFS’s internal control over financial reporting. These disclosures (if any) were made in writing by management to PFS’s auditors and audit committee and a copy has previously been made available to SBBX.

5.6.5. Since December 31, 2017, (i) neither PFS nor any of its Subsidiaries nor, to the Knowledge of PFS, any director, officer, employee, auditor, accountant or representative of PFS or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PFS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PFS or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing PFS or any of its Subsidiaries, whether or not employed by PFS or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by PFS or any of its officers, directors, employees or agents to the Board of Directors of PFS or any committee thereof or to any director or officer of PFS.

5.6.6. Since December 31, 2017, PFS has filed with the SEC all forms, reports, schedules, registration statements, and definitive proxy statements required to be filed by it with the SEC (collectively, the “PFS Securities Documents”). As of their respective dates, the PFS Securities Documents complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information has been incorporated by reference therein, the PFS Securities Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the PFS Securities Documents.

5.6.7. PFS and its officers and board of directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NYSE.

5.7. Taxes.

PFS and each PFS Subsidiary has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of PFS and each PFS Subsidiary (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of PFS and each PFS Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither PFS nor any PFS Subsidiary has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of PFS and or any PFS Subsidiary or the assets of

PFS and any PFS Subsidiary. There are no liens for material Taxes (except Taxes not yet due and payable) on any of the assets of PFS or any PFS Subsidiary. PFS has made available to PFS true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither PFS nor any PFS Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among PFS and each PFS Subsidiary). Neither PFS nor any PFS Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PFS) or (B) has any liability for the Taxes of any person (other than PFS or any PFS Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise). Neither PFS nor any PFS Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither PFS nor any PFS Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has PFS been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

5.8. Ownership of Property; Insurance Coverage.

5.8.1. PFS and each PFS Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by PFS or each PFS Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PFS Regulatory Reports and in the PFS Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB and FRB, inter-bank credit facilities, or any transaction by a PFS Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the PFS Financial Statements. PFS and the PFS Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by PFS and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.8.2. PFS and each PFS Subsidiary are insured with reputable insurers against such risks and in such amounts that management of PFS reasonably determined to be prudent, sufficient and consistent with industry practice, and PFS and each PFS Subsidiary are in compliance in all material respects with their insurance policies. Neither PFS nor any PFS Subsidiary has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be materially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by PFS or any PFS Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect.

5.9. Legal Proceedings.

Except as set forth in PFS Disclosure Schedule 5.9, there is no suit, action, investigation or proceeding pending or, to PFS’ Knowledge, threatened against or adversely affecting PFS or any PFS Subsidiary (and to PFS’s Knowledge there are no facts or circumstances that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to PFS or any such PFS Subsidiary, would be

(A) material to its businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by PFS or any PFS Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) or to which their respective assets are subject.

5.10. Compliance With Applicable Law.

5.10.1. To PFS’s Knowledge, PFS and each PFS Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, and all other applicable fair lending laws and other laws relating to discriminatory business practices and to the origination, sale and servicing of mortgage and consumer loans, and including laws relating to the privacy and security of data or information that constitutes Personal Data. The Boards of Directors of PFS and Provident Bank have adopted and PFS and Provident Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.10.2. Neither PFS nor any PFS Subsidiary has any Knowledge of, nor has PFS or any PFS Subsidiary been advised of, or has any reason to believe that any facts or circumstances exist, which would cause PFS or any PFS Subsidiary: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “Satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations. Neither PFS nor any PFS Subsidiary is a party to any agreement with any individual or group regarding CRA matters.

5.10.3. PFS (including Provident Bank) maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of PFS, neither PFS nor any PFS Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PFS. To the knowledge of PFS, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on PFS.

5.10.4. PFS and each PFS Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PFS or Provident Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of PFS, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

5.10.5. Except as set forth in PFS Disclosure Schedule 5.10.5, neither PFS nor any PFS Subsidiary is, or since December 31, 2017 has been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator. Except as set forth in PFS Disclosure Schedule 5.10.5, since December 31, 2017, neither PFS nor any PFS Subsidiary has received any written notification or, to PFS’s Knowledge, any other communication from any Bank Regulator (i) asserting that PFS or any PFS Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PFS or any PFS Subsidiary; (iii) requiring, or threatening to require, PFS or any PFS Subsidiary, or indicating that PFS or any PFS Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “PFS Regulatory Agreement”). The most recent regulatory rating given to PFS and Provident Bank as to compliance with the CRA is “Satisfactory” or better.

5.10.6. Following the completion of the Merger, Provident Bank’s regulatory capital ratios shall be at or above the levels required for Provident Bank to be considered “well-capitalized” under applicable bank regulatory guidelines.

5.11. Employee Benefit Plans.

5.11.1. Each bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, welfare benefit plans (including paid time off policies), fringe benefit plans, employment, consulting, severance and change in control agreements, and all other material benefit practices, policies and arrangements maintained by PFS or any PFS Subsidiary (i) in which any employee or former employee, consultant or former consultant or director or former director of PFS or any PFS Subsidiary participates or (ii) to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “PFS Compensation and Benefit Plans”), to the Knowledge of PFS, has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, Patient Protection and Affordable Care Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due. Except as disclosed in PFS Disclosure Schedule 5.11.1, neither PFS nor any PFS Subsidiary has any commitment to create any additional material PFS Compensation and Benefit Plan or to materially modify, change or renew any existing PFS Compensation and Benefit Plan, except as required by applicable law or Governmental Entity, to maintain the qualified status thereof or in the ordinary course of business consistent with past practice.

5.11.2. Each PFS Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and to PFS’s Knowledge, there are no factors or circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of PFS, threatened material action, suit or claim relating to any of the PFS Compensation and Benefit Plans (other than routine claims for benefits). Neither PFS nor any PFS Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any PFS Compensation and Benefit Plan that would reasonably be expected to subject PFS or any PFS Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.11.3. All material contributions required to be made under the terms of any PFS Compensation and Benefit Plan have been timely made or are accrued on PFS’s Financial Statements in accordance with GAAP. PFS and its Subsidiaries have duly expensed and accrued as a liability the present value of future benefits under each applicable PFS Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.11.4. No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business and timely made, has been or is expected by PFS or any of its Subsidiaries to be incurred with respect to any PFS Compensation and Benefit Plan which is a defined benefit pension plan subject to Title IV of ERISA (“PFS Defined Benefit Plan”), or with respect to any “single employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by PFS or any entity which is considered one employer with PFS under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”). No PFS Defined Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of PFS, (a) all required contributions to each PFS Defined Benefit Plan have been made in compliance with Section 412 and 430 of the Code and Section 302 and 303 of ERISA on or before the applicable due date, and there are no contributions which are required to be made to any of the Title IV Plan during the year ending December 31, 2020; (b) no PFS Defined Benefit Plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; (c) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect with respect to a PFS Defined Benefit Plan; and (d) all premiums payable and due pursuant to Section 4007 of ERISA with respect to a PFS Defined Benefit Plan have been timely paid.

5.12. Environmental Matters.

5.12.1. To the Knowledge of PFS, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon PFS or any of PFS Subsidiary. To the Knowledge of PFS, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to PFS or any PFS Subsidiary by reason of any Environmental Laws. Neither PFS nor any PFS Subsidiary has during the past five years received any written notice from any Person or Governmental Entity that PFS or any PFS Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon PFS or any PFS Subsidiary.

5.12.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to PFS’s Knowledge, threatened, before any court, governmental agency or other forum against PFS or any PFS Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by PFS or any PFS Subsidiary.

5.13. Brokers, Finders and Financial Advisors.

Neither PFS nor any PFS Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Piper Sandler & Co. and the fee payable pursuant thereto.

5.14. Intellectual Property.

PFS and each PFS Subsidiary owns or, to PFS’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of PFS’s or each of PFS’s Subsidiaries’ business, except in each case the absence of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole and neither PFS nor any PFS Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. PFS and each PFS Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of PFS, the conduct of the business of PFS and each PFS Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, except in each case which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole.

5.15. Labor Matters.

There are no labor or collective bargaining agreements to which PFS or any PFS Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of PFS, threatened against PFS or any PFS Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of PFS, threatened against PFS or any PFS Subsidiary. There is no unfair labor proceeding pending or, to the Knowledge of PFS, threatened in writing against PFS or any PFS Subsidiary (other than routine employee grievances that are not related to union employees). PFS and each PFS Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such noncompliance which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole.

5.16. No Material Adverse Effect.

Since December 31, 2019, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole.

5.17. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PFS’s own account, or for the account of one or more PFS Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of PFS, with counterparties believed to be financially responsible at the time; and to PFS’s Knowledge each of them constitutes the valid and legally binding obligation of PFS or one of the PFS Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither PFS nor Provident Bank is, nor to the Knowledge of PFS is any other party thereto, in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.18. Loan Portfolio.

5.18.1. The allowance for loan losses reflected in PFS’s audited consolidated balance sheet at December 31, 2019 was, and the allowance for loan losses shown on the balance sheets in PFS’s Financial Statements for periods ending after December 31, 2019 will be, adequate under GAAP.

5.18.2. PFS has made available to SBBX a listing of loans that as of December 31, 2019 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder.

5.18.3. All loans receivable (including discounts) and accrued interest entered on the books of Provident Bank arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of Provident Bank’s business. All such loans are owned by Provident Bank free and clear of any liens.

5.18.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.18.5. Neither PFS nor any PFS Subsidiary is now, or has been since December 31, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Bank Regulator relating to the origination, sale or servicing of mortgage or consumer loans.

5.18.6. PFS and the PFS Subsidiaries have good and marketable title to all securities owned by them, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of PFS or a PFS Subsidiary. Such securities are valued on the books of PFS in accordance with GAAP in all material respects. PFS employs investment, securities, risk management and other policies, practices and procedures which PFS believes are prudent and reasonable.

5.19. PFS Information Supplied

The information relating to PFS, any PFS Subsidiary and its and their respective directors and officers to be contained in the Proxy Statement, Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by PFS with respect to statements made or incorporated by reference therein based on information supplied by SBBX specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.20. No Other Representations or Warranties

Except for the representations and warranties made by PFS in this Article V, neither PFS, Provident Bank nor any other person makes any express or implied representation or warranty with respect to PFS, Provident

Bank, their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PFS and Provident Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither PFS, Provident Bank nor any other person makes or has made any representation or warranty to SBBX or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to PFS, Provident Bank, or any of their respective subsidiaries or businesses, or (ii) except for the representations and warranties made by PFS and Provident Bank in this Article V, any oral or written information presented to SBBX or any of its affiliates or representatives in the course of their due diligence investigation of PFS and Provident Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby. PFS acknowledges and agree that neither SBBX nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE VI

COVENANTS OF SBBX

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of PFS, which consent shall not be unreasonably withheld or delayed, SBBX will, and it will cause each SBBX Subsidiary to: (a) operate its business, only in the usual, regular and ordinary course of business consistent with past practice; (b) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and (c) take no action that would, or would be reasonably likely to, (i) prevent or adversely affect or delay the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby, or (ii) prevent or adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. SBBX agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in SBBX Disclosure Schedule 6.1.2, or consented to by PFS in writing (which consent shall not be unreasonably withheld or delayed), it will not, and it will cause each of the SBBX Subsidiaries not to:

(A) amend or waive any provision of its Certificate of Incorporation or Bylaws, or appoint a new director to the board of directors;

(B) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) dividends paid by any Subsidiary of SBBX to SBBX or any of its wholly-owned Subsidiaries, (B) a regular quarterly cash dividend on the SBBX Common Stock at a rate not to exceed $0.085 per share per quarter, with dividend record and payment dates, subject to Section 8.5, consistent with past practice, or (C) the acceptance of shares of SBBX Common Stock as payment for the exercise price of SBBX Stock Options or for withholding Taxes incurred in connection with the exercise of SBBX Stock Options or the vesting or settlement of SBBX Restricted Stock; or (iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other Rights of any kind to acquire any shares of capital stock, except for the issuance or vesting of shares of SBBX Common Stock in connection with currently outstanding awards granted under the SBBX Stock Benefit Plans;

(C) enter into, amend in any material respect or terminate any Material Contract, except in the ordinary course of business;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) (i) grant or agree to pay any bonus, severance or termination to, or enter into, renew, amend or terminate any employment agreement, severance agreement and/or supplemental executive agreement (including surrendering any annuity contract related to a supplemental executive retirement plan) with, or increase the compensation or fringe benefits of, any of its directors, officers or employees, except (1) as may be required pursuant to applicable law or commitments existing on the date hereof, (2) as to non-executive employees, increases in the ordinary course of business and consistent with past practice, (3) the payment of bonuses for the year ending December 31, 2019 to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount, methodology, persons covered and payment timing, with past practice, (4) entering into standard offer letters and arrangements with new hires permitted by this Agreement, (5) in connection with promotions permitted by this Agreement in the ordinary course of business and (6) increases not to exceed five percent (5%) with respect to any individual and all such increase in the aggregate shall not exceed three percent (3%) of total compensation; or (ii) hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000, provided that notwithstanding the foregoing that SBBX may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) (i) enter into or modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, group insurance or other material employee benefit contract, plan or arrangement, in respect of any of its directors, officers or employees, except in each case as required or deemed advisable to comply with applicable law; or (ii) make any employer contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate SBBX or any SBBX Subsidiary with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries, or sell or lease all or any substantial portion of the assets or business of SBBX or any SBBX Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between SBBX or any SBBX Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any of its certificates of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of any SBBX Subsidiary or sell or otherwise dispose of any asset of SBBX or any SBBX Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of SBBX or any SBBX Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, corporation or other entity, except in the ordinary course of business consistent with past practice;

(I) voluntarily take any action that is intended or may reasonably be expected to result in any of the representations and warranties of SBBX set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP or any Bank Regulator responsible for regulating SBBX;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which SBBX or any SBBX Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any securities other than securities with a weighted average life of not more than four years as of the date of purchase;

(M) except for commitments issued prior to the date of this Agreement that have not yet expired and that have been disclosed on the SBBX Disclosure Schedule 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), or modify any existing loan, in an amount in excess of $5.0 million for a commercial real estate loan or a commercial business loan, or in excess of $2.0 million for a land or construction loan, or in excess of $1.0 million for a residential loan secured by a first lien on real estate, or in excess of $500,000 for any other consumer loan, or that involves an exception to policy involving any new or renewal of an existing loan in excess of $750,000, or a new loan or loan commitment to any director or executive officer of SBBX or any SBBX Subsidiary; provided that PFS shall have been deemed to have consented to any loan in excess of such amount if PFS does not object to any such proposed loan within three business days after receipt by PFS of (i) a written request by SBBX to exceed such limit and (ii) all financial or other data that PFS may reasonably request to evaluate such loan;

(N) except as set forth on the SBBX Disclosure Schedule 6.1.2(N), enter into, renew or modify any transaction with an officer, director or affiliate, directly or indirectly through an entity affiliated or associated with such officer, director or Affiliate, other than a deposit transaction with SB One Bank in the ordinary course of business consistent with past practice;

(O) enter into any futures contract, option, interest rate caps (other than with respect to residential ARMs), interest rate floors (other than with respect to commercial loans), interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest, except in the ordinary course of business consistent with past practice;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment, change in control, severance or similar agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any SBBX Compensation and Benefit Plan;

(S) except as set forth in SBBX Disclosure Schedule 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in SBBX Disclosure Schedule 6.1.2(T), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan, other than in the ordinary course of business consistent with past practice;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by SBBX of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) purchase or sell any mortgage loan servicing rights;

(Z) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(AA) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with PFS and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of PFS (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of PFS (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(BB) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, SBBX will cause one or more of its representatives to confer with representatives of PFS and report the general status of its ongoing operations at such times as PFS may reasonably request. SBBX will promptly notify PFS of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the initiation or the threat of material litigation involving SBBX or any SBBX Subsidiary. Without limiting the foregoing, as requested by PFS, senior officers of SBBX shall meet with senior officers of PFS on a monthly basis to review the financial and operational affairs of SBBX.

6.2.2. SBBX and PFS shall meet on a regular basis to discuss and plan for the conversion of SBBX’s data processing and related electronic informational systems to those used by PFS, which planning shall include, but not be limited to, discussion of the possible termination by SBBX of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by SBBX in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that SBBX shall not be obligated to take any such action prior to the Effective Time and, unless SBBX otherwise agrees, no conversion shall take place prior to the Effective Time.

6.2.3. SBBX shall provide PFS, within 15 business days of the end of each calendar month, a written list of all SB One Bank delinquent loans and classified assets. On a monthly basis, SBBX shall provide PFS with a schedule of (i) all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, and (ii) loan grading changes.

6.2.4. SBBX shall promptly inform PFS upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of SBBX or any SBBX Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

6.3.1. Subject to Section 12.1 hereof, SBBX shall permit PFS reasonable access during normal business hours upon reasonable notice to its properties, and shall disclose and make available to PFS during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter SBBX reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Provident Bank may have a reasonable interest; provided, however, that SBBX shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or as not permitted by law or regulation. SBBX shall provide and shall request its auditors to provide PFS with such historical financial information regarding it (and related audit reports and consents) as PFS may reasonably request for securities disclosure purposes. PFS and Provident Bank shall use commercially reasonable efforts to minimize any interference with SBBX’s regular business operations during any such access to SBBX’s property, books and records.

6.3.2. Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall PFS have access to any information that, based on advice of SBBX’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of SBBX with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by PFS, SBBX has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of SBBX or such Person or Persons as may be designated by SBBX. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, SBBX will furnish to PFS copies of each annual, interim or special audit of the books of SBBX and each SBBX Subsidiary made by its independent auditors and copies of all internal control reports submitted to SBBX by such auditors in connection with each annual, interim or special audit of the books of SBBX and the SBBX Subsidiaries made by such auditors.

6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, SBBX will deliver to PFS the SBBX Regulatory Reports. SBBX will furnish to PFS copies of all documents, statements and reports as it shall send to its shareholders, the FDIC, the FRB or any other regulatory authority, except as legally prohibited thereby. Within 15 days after the end of each month, SBBX will deliver to PFS a monthly financial package that shall include a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. SBBX will advise PFS promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of SBBX or any SBBX Subsidiary.

6.4.4. With reasonable promptness, SBBX will furnish to PFS such additional financial data that SBBX possesses and as PFS may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

SBBX shall maintain, and shall cause the SBBX Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business and consistent with past practice.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, SBBX will promptly supplement or amend the SBBX Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such SBBX Disclosure Schedules or which is necessary to correct any information in such SBBX Disclosure Schedules which has been rendered materially inaccurate thereby; provided, however, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.6 or the failure of any condition set forth in Article IX to be satisfied, or otherwise constitute a breach of this Agreement by SBBX, unless the underlying breach would independently result in a failure to satisfy of the conditions set forth in Article IX. No supplement or amendment to such SBBX Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

SBBX shall use its reasonable best efforts, and shall cause each SBBX Subsidiary to use its best efforts, to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8. Reasonable Best Efforts.

Subject to the terms and conditions herein provided, SBBX agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that SBBX determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PFS.

6.10. No Solicitation.

(a) SBBX shall not, and shall cause the SBBX Subsidiaries and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than PFS) any information or data with respect to SBBX or any of the SBBX Subsidiaries or otherwise relating to an Acquisition Proposal (it being understood that issuing any press release or furnishing any documents filed or furnished by SBBX pursuant to the requirements of Exchange Act would not constitute a violation of this Section); (iii) without the prior written consent of PFS, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SBBX is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by SBBX or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of SBBX or otherwise, shall be deemed to be a breach of this Agreement by SBBX. SBBX and the SBBX Subsidiaries shall, and cause each of the SBBX Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from PFS), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SBBX or any of the SBBX Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of SBBX or any of the SBBX Subsidiaries representing, in the aggregate, 25% or more of the assets of SBBX and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of SBBX or any of the SBBX Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of SBBX or any of the SBBX Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.10(a), SBBX may take any of the actions described in clause (ii) and (iv) of Section 6.10(a) if, but only if prior to the SBBX Shareholders Meeting, (i) SBBX has received a bona fide unsolicited written Acquisition Proposal, that did not result from a breach of this Section 6.10; (ii) the SBBX Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to SBBX’s shareholders under applicable law; (iii) SBBX has provided PFS with at least three Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to SBBX or otherwise relating to an Acquisition Proposal, SBBX receives from such Person a confidentiality agreement with terms no less favorable to SBBX than those contained in the Confidentiality Agreement. SBBX shall promptly provide to PFS any non-public information regarding SBBX or its Subsidiaries provided to any other Person that was not previously provided to PFS, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the SBBX Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of SBBX Common Stock or all, or substantially all, of the assets of SBBX and the SBBX Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of SBBX Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to SBBX’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and (B) is, in light of the other terms of such proposal, more favorable to SBBX’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) SBBX shall promptly (and in any event within 48 hours) notify PFS in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with SBBX or any SBBX Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SBBX agrees that it shall keep PFS informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 6.10(e), neither the SBBX Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to PFS in connection with the transactions contemplated by this Agreement (including the Merger), the SBBX Recommendation (as defined in Section 8.1), fail to reaffirm the SBBX Recommendation within five (5) Business Days following a written request by PFS, or make any statement, filing or release, in connection with the SBBX Shareholders Meeting or otherwise, inconsistent with the SBBX Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause SBBX or any of the SBBX Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring SBBX to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.10(d), prior to the date of the SBBX Shareholders Meeting, the SBBX Board may withdraw, qualify, amend or modify the SBBX Recommendation (a “SBBX Subsequent Determination”) after the third Business Day following PFS’s receipt of a notice (the “Notice of Superior Proposal”) from SBBX advising PFS that the SBBX Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal if, but only if (i) the SBBX Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and an independent financial advisor, that it is required to take such actions to comply with its fiduciary duties to SBBX’s shareholders under applicable law, (ii) during the three (3) Business Day period after receipt of the Notice of Superior Proposal by PFS (the “Notice Period”), SBBX and the SBBX Board shall have cooperated and negotiated in good faith with PFS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable SBBX to proceed with the SBBX Recommendation without a SBBX Subsequent Determination; provided, however, that PFS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by PFS since its receipt of such Notice of Superior Proposal, the SBBX Board has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, SBBX shall be required to deliver a new Notice of Superior Proposal to PFS and again comply with the requirements of this Section 6.10(e), except that the Notice Period shall be reduced to one (1) Business Day.

(f) Notwithstanding any SBBX Subsequent Determination, this Agreement shall be submitted to SBBX’s shareholders at the SBBX Shareholders Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve SBBX of such obligation; provided, however, that if the SBBX Board shall have made a SBBX Subsequent Determination, then the SBBX Board may submit this Agreement to the SBBX’s shareholders without recommendation, in which event the SBBX Board may communicate the basis for its lack of a recommendation to the SBBX’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto. In addition to the foregoing, for so long as this Agreement remains in effect, SBBX shall not submit to the vote of its shareholders any Acquisition Proposal other than this Agreement and the Merger.

(g) SBBX shall adjourn or postpone the SBBX Shareholders Meeting if, (i) as of the time for which such meeting is originally scheduled, there are insufficient shares of SBBX Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SBBX Shareholders Meeting or (ii) on the date of the SBBX Shareholders Meeting, SBBX has not received proxies representing a sufficient number of shares necessary to obtain the requisite vote of the shareholders of SBBX; provided that, from and after such time, if any, that (in response to an Acquisition Proposal that has been received by SBBX and that has been publicly disclosed or otherwise become public) SBBX makes a SBBX Subsequent Determination that is permitted by Section 6.10(e), SBBX thereafter shall not be so required to adjourn or postpone the SBBX Shareholders Meeting more than two (2) times following such time. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the SBBX Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of SBBX at the SBBX Shareholders Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve SBBX of such obligation, including if SBBX makes a SBBX Subsequent Determination.

6.11. Board of Directors and Committee Meetings.

(a) SBBX shall distribute a copy of each SBBX Board package, including the agenda and any draft minutes, to PFS promptly after it distributes a copy of such packages to the SBBX Board; provided, however, that SBBX shall not be required to copy PFS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of SBBX or any other matter that the SBBX Board has been advised of by counsel that such distribution to PFS may violate a confidentiality obligation or fiduciary duty or any law or regulation.

(b) Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), SBBX shall upon the reasonable request and notice of PFS permit, and shall cause the SBBX Subsidiaries to permit, a representative of PFS to attend any meeting of their Board of Directors, executive committee, loan (or credit) committee and asset liability committee as observers, provided that SBBX shall not be required to permit such representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the SBBX Board of Directors has been advised of by counsel that such attendance by these representatives may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement.

6.12. Shareholder Litigation.

SBBX shall give PFS the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against SBBX and/or its directors or other affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without PFS’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.13. Employee Benefits.

If requested by PFS in writing no later than five (5) Business Days prior to the Effective Time and after the SBBX Shareholders Meeting, SBBX shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, agreement or arrangement, reasonably necessary (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate each SBBX Compensation and Benefit Plan identified in writing by PFS (if permitted by the terms of such SBBX Compensation Benefit Plan), as of (a) immediately prior to the Effective Time, (b) such later date as requested by PFS, or (c) if insufficient notice is provided by PFS in order for SBBX or any SBBX Subsidiary to contractually terminate a SBBX Compensation and Benefit Plan as of such dates, on such later date as required by the termination provisions of such SBBX Compensation and Benefit Plan.

ARTICLE VII

COVENANTS OF PFS

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of SBBX, which consent will not be unreasonably withheld or delayed, PFS will, and it will cause each PFS Subsidiary to, use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would or would be reasonably likely to: (i) prevent or adversely affect or delay the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby; or (ii) prevent or adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (iv) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (v) agree to do any of the foregoing.

7.2. Regulatory Filings Relating to Merger.

In furtherance and not in limitation of Sections 8.2 and 8.3 hereof, PFS will furnish to SBBX copies of all documents, statements and reports that it or Provident Bank files with any other Bank Regulator or the SEC with respect to the Merger and provide SBBX with a reasonable opportunity to comment thereon prior to submitting such materials to the Bank Regulator or the SEC.

7.3. Maintenance of Insurance.

PFS shall maintain, and cause each PFS Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time, PFS will promptly supplement or amend the PFS Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PFS Disclosure Schedule or which is necessary to correct any information in such PFS Disclosure Schedule which has been rendered inaccurate thereby; provided, however, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.4 or the failure of any condition set forth in Article IX to be satisfied, or otherwise constitute a breach of this Agreement by PFS, unless the underlying breach would independently result in a failure to satisfy of the conditions set forth in Article IX. No supplement or amendment to such PFS Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5. Consents and Approvals of Third Parties.

PFS shall use its reasonable best efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated, and in the manner contemplated, by this Agreement.

7.6. Reasonable Best Efforts.

Subject to the terms and conditions herein provided, PFS agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7. Failure to Fulfill Conditions.

In the event that PFS determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify SBBX.

7.8. Employee Benefits.

7.8.1. PFS will review all SBBX Compensation and Benefit Plans to determine, in its sole and absolute discretion, whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by SBBX or any SBBX Subsidiary are changed or terminated by PFS, in whole or in part, PFS shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of PFS or applicable PFS Subsidiary (as of the date any such compensation or benefit is provided). Employees of SBBX or any SBBX Subsidiary who become participants in a PFS Compensation and Benefit Plan shall, for purposes of (i) determining eligibility for, (ii) any applicable vesting periods of and (iii) with respect to vacation and severance rights, level of benefits of such employee benefits be given credit for meeting such eligibility, vesting and level of benefits requirements in such plans for service as an employee of SBBX or any SBBX Subsidiary (and their predecessors) prior to the Effective Time, provided, however, that the foregoing service recognition shall not apply (i) to the extent it would result in duplication of benefits for the same period of services; (ii) for benefit accrual purposes under any PFS Compensation and Benefit Plan (other than such plans providing vacation and severance rights); or (iii) where such service is with respect to a newly-established benefit plan of PFS for which similarly-situated employees of PFS do not receive past service credit. This Agreement shall not be construed to limit the ability of PFS or Provident Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2. PFS and Provident Bank will offer employees of SBBX or any SBBX Subsidiary whose jobs are eliminated as a result of or in connection with the Merger priority in applying for open positions within PFS and Provident Bank. PFS agrees that each employee of SBBX or any SBBX Subsidiary who (i) is not offered employment with PFS or Provident Bank as of the Effective Time or (ii) is involuntarily terminated by PFS or Provident Bank (other than for cause as determined in accordance with the personnel policies of Provident Bank) within twelve months of the Effective Time and who is not covered by a separate employment agreement, change in control agreement, severance, consulting, or similar agreement shall receive a severance payment equal to (A) two weeks of base pay (at the rate in effect on the termination date) for each full year of service at SBBX or any SBBX Subsidiary, with a maximum of 26 weeks and a minimum of four weeks of base pay, plus (B) amounts payable to such employee for accrued vacation and personal days; provided, that such individual executes and does not revoke a release agreement in the form set forth in PFS Disclosure Schedule 7.8.2.

7.8.3. In the event of any termination or consolidation of any SBBX health plan with any Provident Bank health plan, Provident Bank shall use commercially reasonable efforts to make available to employees of SBBX and any SBBX Subsidiary who continue employment with PFS or Provident Bank (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to similarly situated Provident Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a SBBX health plan prior to the time that such Continuing Employee becomes eligible to participate in a Provident Bank health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the SBBX health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all similarly situated employees of Provident Bank and their dependents. In the event of a termination or consolidation of any SBBX health plan, terminated SBBX employees and qualified beneficiaries will have the right to continued coverage under group health plans of Provident Bank in accordance with COBRA, consistent with the provisions below. Provident Bank shall use commercially reasonable efforts so that employees of SBBX or any SBBX Subsidiary who cease participating in a SBBX health plan and become participants in a comparable Provident Bank health plan receive credit for any co-payment and deductibles paid under SBBX health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Provident Bank health plan, upon substantiation, in a form satisfactory to Provident Bank that such co-payment and/or deductible has been satisfied.

7.8.4. PFS shall honor all obligations under the existing employment and change in control agreements as set forth in SBBX Disclosure Schedule 7.8.4. Except as otherwise terminated pursuant to Section 6.13, PFS shall assume and honor all SBBX Compensation and Benefit Plans in accordance with their terms.

7.8.5. Anthony J. Labozzetta, President and Chief Executive Officer of SBBX, shall be appointed as President and Chief Operating Officer of the Surviving Corporation at the Effective Time. At the Effective Time, PFS and Mr. Labozzetta shall enter into an employment agreement in the form set forth in PFS Disclosure Schedule 7.8.5.

7.8.6. If requested by PFS, SBBX shall take all such actions as PFS may request in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 and any state specific WARN Act statutes (collectively, the “WARN Act”), including providing notices to employees of SBBX or any SBBX Subsidiary.

7.9. Directors and Officers Indemnification and Insurance.

7.9.1. PFS shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of SBBX or an SBBX Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of PFS, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of SBBX or an SBBX Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by SBBX under the NJBCA and under SBBX’s Certificate of Incorporation and Bylaws. PFS shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by SBBX under the NJBCA, and under SBBX’s Certificate of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify PFS (but the failure so to notify PFS shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices PFS) and shall deliver to PFS the undertaking referred to in the previous sentence.

7.9.2. In the event that either PFS or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of PFS shall assume the obligations set forth in this Section 7.9.

7.9.3. Either Provident Bank or PFS shall maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of SBBX (provided, that PFS or Provident Bank may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall PFS or Provident Bank be required to expend in the aggregate pursuant to this Section 7.9.3 more than 200% of the annual cost currently expended by SBBX with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PFS or Provident Bank shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, SBBX agrees in order for PFS or Provident Bank to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4. The obligations of Provident Bank and PFS provided under this Section 7.9 are intended to be enforceable against Provident Bank and PFS directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of PFS and Provident Bank.

7.10. Stock Listing.

PFS agrees to list on the NYSE (or such other national securities exchange on which the shares of the PFS Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of PFS Common Stock to be issued in the Merger.

7.11. Current Information.

During the period from the date of this Agreement to the Closing Date, PFS will promptly notify SBBX, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving PFS and any PFS Subsidiary. PFS shall be reasonably responsive to requests by SBBX for access to such information and personnel regarding PFS and Provident Bank as may be reasonably necessary for SBBX to confirm that the representations and warranties of PFS and Provident Bank contained herein are true and correct and that the covenants of PFS and Provident Bank contained herein have been performed in all material respects; provided, however, that neither PFS nor Provident Bank shall be required to take any action that would provide access to or to disclose information where such access or disclosure, in PFS’s or Provident Bank’s reasonable judgment, would interfere with the normal conduct of PFS’s or Provident Bank’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.12. Stock Reserve.

PFS agrees at all times from the date of this Agreement until the aggregate Merger Consideration has been paid in full to reserve a sufficient number of shares of PFS Common Stock to fulfill its obligations under this Agreement.

7.13. Representation on PFS and Provident Bank Boards.

Effective as of the Effective Time, PFS shall, (i) increase the size of the Board of Directors of PFS by three members, and cause Provident Bank to take such actions as may be necessary to increase the size of the Board of Directors of Provident Bank by three members, and (ii) appoint Anthony Labozzetta, and two other persons from the SBBX board to be selected by PFS in consultation with SBBX (and who will be subject to PFS’ customary screening and evaluation procedures for potential directors and who must meet all criteria set forth in PFS’s governance principles with respect to qualifications for directors and shall qualify as an independent director under NYSE rules), to the Board of Directors of PFS and Provident Bank, with one former SBBX director being appointed to each of the three terms of directors comprising the PFS and Provident Bank Boards. Additionally, an advisory board will be appointed by Provident Bank for no less than two years, and will consist of those SBBX directors who are not selected to serve on the PFS and Provident Bank Boards, with such other terms as set forth in PFS Disclosure Schedule 7.13.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. SBBX Shareholder Meeting.

Subject to Section 6.10(e), SBBX will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of the holders of SBBX Common Stock (the “SBBX Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in SBBX’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement and any other matters required to be approved by the SBBX’s shareholders for consummation of the Merger and the transactions contemplated hereby to the SBBX shareholders (the “SBBX Recommendation”), (iii) include the SBBX Recommendation in the SBBX proxy statement, (iv) use reasonable best efforts to obtain from the shareholders of SBBX the requisite vote of the shareholders of SBBX, including by communicating to its shareholders the SBBX Recommendation and (v) not withdraw, qualify, amend or modify, or propose publicly to withdraw, qualify, amend or modify, in a manner adverse to PFS, the SBBX Recommendation or take any action, or make any public statement, filing or release inconsistent with the SBBX Recommendation, or submit this Agreement to the SBBX’s shareholders for a vote without the SBBX Recommendation.

8.2. Proxy Statement-Prospectus.

8.2.1. For the purposes of (i) registering PFS Common Stock to be offered to holders of SBBX Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) holding the SBBX Shareholders Meeting, PFS shall draft and prepare, and SBBX shall cooperate in the preparation of, the Merger Registration Statement, including, to the extent required by law in the judgment of counsel to either party or otherwise desired by the parties, a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such prospectus and proxy statement, in the form mailed to the SBBX shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). PFS shall use its best efforts to file the Merger Registration Statement, including the Proxy Statement-Prospectus, as promptly as practicable following the date of this Agreement and in any event within forty-five (45) days from the date hereof. Each of PFS and SBBX shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and SBBX shall thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders. PFS shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and SBBX shall furnish all information concerning SBBX and the holders of SBBX Common Stock as may be reasonably requested in connection with any such action.

8.2.2. SBBX shall provide PFS with any information concerning itself that PFS may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and PFS shall notify SBBX promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to SBBX promptly copies of all correspondence between PFS or any of their representatives and the SEC. PFS shall give SBBX and its counsel the reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give SBBX and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of PFS and SBBX agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to their respective shareholders at the earliest practicable time.

8.2.3. SBBX and PFS shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, SBBX shall cooperate with PFS in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and PFS shall file an amended Merger Registration Statement with the SEC, and SBBX shall mail an amended Proxy Statement-Prospectus to its shareholders.

8.3. Regulatory Approvals.

Each of SBBX and PFS will cooperate with the other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, and PFS and Provident Bank will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof, and no later than forty-five (45) days after the date hereof; provided, however, that in no event shall PFS or Provident Bank be required to agree to any prohibition, limitation, or other requirement that would (i) prohibit or materially limit the ownership or operation by PFS or Provident Bank of all or any material portion of the business or assets of SBBX or any SBBX Subsidiary, (ii) compel PFS or Provident Bank to dispose of or hold separate all or any material portion of the business or assets of SBBX or any SBBX Subsidiary, (iii) impose a material compliance burden, penalty or obligation on PFS or Provident Bank resulting from noncompliance by SBBX or any SBBX Subsidiary with its regulatory obligations or (iv) otherwise materially impair the value of SBBX and the SBBX Subsidiaries to PFS and Provident Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). SBBX and PFS will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of SBBX, PFS to any Bank Regulator or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. SBBX shall have the right to review and approve in advance any filing made in connection with the transactions contemplated by this Agreement with any governmental body. PFS shall give SBBX and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator or the SEC and shall give SBBX and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator or the SEC.

8.4. Exemption from Liability under Section 16(b).

SBBX and PFS agree that, in order to most effectively compensate and retain those officers and directors of the SBBX subject to the reporting requirements of Section 16(a) of the Exchange Act (the “SBBX Insiders”), both prior to and after the Effective Time, it is desirable that SBBX Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of SBBX Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 8.4. The Board of Directors of PFS and of the SBBX, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of SBBX) any dispositions of SBBX Common Stock by the SBBX Insiders, and (in the case of PFS) any acquisitions of PFS Common Stock by any SBBX Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

8.5. Dividends.

After the date of this Agreement, each of PFS and the SBBX shall coordinate with the other the declaration of any dividends in respect of PFS Common Stock and SBBX Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of SBBX Common Stock shall not receive two dividends, or fail to receive one dividend, in respect of any quarter with respect to their shares of SBBX Common Stock and any shares of PFS Common Stock any such holder receives in exchange therefor in the Merger.

8.6. Assumption of SBBX Debt.

8.6.1. Effective as of the Effective Time, PFS shall enter into a supplemental indenture in accordance with the applicable terms of the indenture related to the SBBX Subordinated Notes.

8.6.2. Effective as of the Effective Time, subject to Section 8.6.3, PFS shall enter into a supplemental indenture in accordance with the applicable terms of the indenture related to the SBBX TPS, providing for assumption by PFS of the SBBX’s obligations thereunder.

8.6.3. In lieu of PFS assuming the SBBX TPS in accordance with Section 8.6.2, SBBX shall, at the request of PFS, deliver a notice of redemption of the SBBX TPS and related Junior Subordinated Debentures and irrevocably deposit at or prior to the Effective Time funds with the applicable trustee sufficient to pay the applicable redemption price.

8.7. No Control of Other Party’s Business.

Nothing contained in this Agreement shall give PFS, directly or indirectly, the right to control or direct the operations of SBBX or any SBBX Subsidiary prior to the Effective Time, and nothing contained in this Agreement shall give SBBX, directly or indirectly, the right to control or direct the operations of PFS or any PFS Subsidiary prior to the Effective Time. Prior to the Effective Time, each of PFS and SBBX shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. SBBX Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of SBBX.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of PFS Common Stock in the Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. NYSE Listing. The shares of PFS Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

9.2. Conditions to the Obligations of PFS under this Agreement.

The obligations of PFS under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. The representations and warranties of SBBX set forth in Sections 4.3.1, the second sentence of 4.3.2, the first sentence of 4.3.3 and 4.25 (in each case after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.3.1, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of SBBX set forth in the first sentence of Sections 4.2.1 and 4.2.2, the second and third sentence of Section 4.2.3, and Sections 4.4.1, 4.12.8 and 4.12.13 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of SBBX set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on SBBX set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on SBBX. PFS shall have received a certificate signed on behalf of SBBX by the Chief Executive Officer and the Chief Financial Officer of SBBX to the foregoing effect.

9.2.2. Agreements and Covenants. SBBX shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and PFS shall have received a certificate signed on behalf of SBBX by the Chief Executive Officer and Chief Financial Officer of SBBX to such effect dated as of the Effective Time.

9.2.3. Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Mergers and the transactions contemplated by this Agreement shall include any term, condition or restriction upon PFS or Provident Bank that imposes a Burdensome Condition.

9.2.4. Tax Opinion. PFS shall have received an opinion of Luse Gorman, PC, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of PFS, Provident Bank, SBBX and SB One Bank, reasonably satisfactory in form and substance to such counsel.

9.3. Conditions to the Obligations of SBBX under this Agreement.

The obligations of SBBX under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1. Representations and Warranties. The representations and warranties of PFS set forth in Sections 5.3.1, 5.3.2, and 5.16 (in each case after giving effect to the lead in to Article V) shall be true and correct (other than, in the case of Section 5.3.1, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of PFS set forth in the first sentence of Sections 5.2.1 and 5.2.2, and Section 5.4.1 (in each case, after giving effect to the lead in to Article V) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the

Closing Date as though made on and as of the Closing Date. All other representations and warranties of PFS set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on PFS set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article V) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on PFS. SBBX shall have received a certificate signed on behalf of PFS by the Chief Executive Officer and the Chief Financial Officer of PFS to the foregoing effect.

9.3.2. Agreements and Covenants. PFS shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and SBBX shall have received a certificate signed on behalf of PFS by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3. Payment of Merger Consideration. PFS shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide SBBX with a certificate evidencing such delivery.

9.3.4. Tax Opinion. SBBX shall have received an opinion of Hogan Lovells US LLP, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of PFS, Provident Bank, SBBX and SB One Bank, reasonably satisfactory in form and substance to such counsel.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by electronic (PDF), facsimile or overnight courier exchange of executed documents, or at the option of the PFS, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time on the Closing Date which PFS and SBBX mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to PFS and SBBX the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, PFS shall have delivered the Merger Consideration as set forth under Section  9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of SBBX:

11.1.1. At any time by the mutual written agreement of PFS Bank and SBBX;

11.1.2. By either PFS or SBBX (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by SBBX) or Section 9.3.1 (in the case of a breach of a representation or warranty by PFS);

11.1.3. By either PFS or SBBX (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by SBBX) or Section 9.3.2 (in the case of a breach of covenant by PFS);

11.1.4. By either PFS or SBBX, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by PFS and SBBX; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either PFS or SBBX, if the shareholders of SBBX shall have voted at the SBBX Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By either PFS or SBBX, if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By PFS, if any Regulatory Approval includes a Burdensome Condition.

11.1.8. By PFS if (x) the SBBX Board (i) withdraws, qualifies, amends or modifies the SBBX Recommendation, or makes any statement, filing or release, in connection with the SBBX Shareholders Meeting or otherwise, inconsistent with the SBBX Recommendation, (ii) materially breaches its obligation to call, give notice of and commence the SBBX Shareholders Meeting under Section 8.1, (iii) approves, recommends or enters into an acquisition agreement with respect to an Acquisition Proposal, (iv) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by PFS, (v) fails to publicly reconfirm the SBBX Recommendation within five (5) Business Days of being requested to do so by PFS, except during a period in which the SBBX Board is evaluating an Acquisition Proposal to comply with its fiduciary duties to the SBBX’s shareholders under applicable law or (vi) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (y) there shall have been a material breach of Section 6.10;

11.1.9. By SBBX, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Purchaser Ratio”) shall be less than 0.80; and

(ii) (x) the Purchaser Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If SBBX elects to exercise its termination right pursuant to this Section 11.1.9, it shall give written notice to PFS (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, PFS shall have the option to increase the consideration to be received by the holders of SBBX Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Purchaser Ratio; provided, however, that any such increase in the Exchange Ratio pursuant this Section 11.1.9 shall be paid to the holders of SBBX Common Stock in cash, determined on a per share basis by multiplying the increase in the Exchange Ratio by the Average Closing Price. If PFS so elects within such five-day period, it shall give prompt written notice to SBBX of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 11.1.9 the following terms shall have the meanings indicated:

“Average Closing Price” means the VWAP of PFS Common Stock as reported on the NYSE for the five (5) consecutive full trading days ending on the trading day immediately prior to the Determination Date, rounded to the nearest one-tenth of a cent.

“Determination Date” shall mean the date on which the last required Regulatory Approval is obtained with respect to the Merger and Bank Merger, without regard to any requisite waiting period.

“Final Index Price” shall mean the average of the Index Prices for the five (5) consecutive full trading days ending on the Determination Date.

“Index Price” shall mean the average, rounded to the nearest one-tenth of a cent, of the closing prices for the five (5) full consecutive trading days immediately preceding such date, of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the VWAP of the PFS Common Stock on the NYSE for the five (5) consecutive full trading day period ending on the Starting Date.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that the costs and expenses of printing and mailing the Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by PFS and SBBX.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of PFS’s willingness, and in order to induce PFS, to enter into this Agreement, SBBX hereby agrees to pay PFS, and PFS shall be entitled to payment of a fee of $9.0 million (the “PFS Fee”). The PFS Fee shall be paid within three business days after written demand for payment is made by PFS, following the occurrence of any of the events set forth below:

(i) (a) PFS terminates this Agreement pursuant to Section 11.1.8 or (b) PFS or SBBX terminates this Agreement pursuant to Section 11.1.5 after the public disclosure, or public awareness or SBBX’s awareness, of an Acquisition Proposal, and SBBX has made a SBBX Subsequent Determination; or

(ii) The entering into a definitive agreement by SBBX relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving SBBX within twelve months after the occurrence of any of the following: (a) the termination of the Agreement by PFS and Provident Bank pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by SBBX after the public disclosure, or public awareness or SBBX’s awareness, of an Acquisition Proposal; or (b) the failure of the shareholders of SBBX to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(D) The right to receive payment of the PFS Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of PFS against SBBX and its Subsidiaries and their respective officers and directors with respect to a termination under (i) or (ii) above.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of SBBX), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of SBBX, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to SBBX’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, PFS, Provident Bank and SBBX mutually agree to be bound by the terms of the Mutual Confidentiality And Exclusivity agreement dated February 5, 2020 (the “Confidentiality Agreement”) previously executed by PFS and SBBX, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

SBBX and PFS shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither SBBX, on the one hand, nor PFS and Provident Bank on the other hand, shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to PFS, to:	Christopher Martin Chairman, President and Chief Executive Officer Provident Financial Services, Inc. 100 Wood Avenue South Iselin, New Jersey 08830 Email: Chris.Martin@Provident.Bank

With required copies (which shall not constitute notice) to:

John Kuntz

Senior Executive Vice President, Chief Administrative Officer and General Counsel

Provident Financial Services, Inc.

100 Wood Avenue

South Iselin, New Jersey 08830

Email: John.Kuntz@Provident.Bank

And to:

John J. Gorman, Esq.

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Fax: (202) 362-2902

Email: jgorman@luselaw.com

If to SBBX, to:	Anthony Labozzetta President and Chief Executive Officer SB One Bancorp 95 Route 17 Paramus, New Jersey 0765 Email: alabozzetta@sbone.bank

With required copies to (which shall not constitute notice):	Richard A. Schaberg Les Reese Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, DC 20004 Email: richard.schaberg@hoganlovells.com leslie.reese@hoganlovells.com or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of State of Delaware, without regard to any applicable conflicts of law thereof (except that matters relating to the fiduciary duties of the Board of Directors of SBBX shall be subject to the laws of the State of New Jersey). Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court sitting in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.4.

12.10. Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

12.11. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The term “made available” means any document or other information that was (a) included in the virtual data room of a party at least two (2) business days prior to the date hereof, or (b) filed by a party with the SEC and publicly available on EDGAR at least two (2) business days prior to the date hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.12. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

12.13. Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

IN WITNESS WHEREOF, PFS and SBBX have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Provident Financial Services, Inc.

Dated: March 11, 2020	By:	/s/ Christopher Martin
Name: Christopher Martin
Title: Chairman, President and Chief Executive Officer

SB One Bancorp

Dated: March 11, 2020	By:	/s/ Anthony Labozzetta
Name: Anthony Labozzetta
Title: President and Chief Executive Officer

ANNEX B

FORM OF

SB ONE BANCORP VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of March 11, 2020, is entered into by and between Provident Financial Services, Inc., a Delaware corporation (“PFS”), and the undersigned (the “Shareholder”), a shareholder of SB One Bancorp, a New Jersey corporation ( “SBBX”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and between PFS and SBBX, SBBX will be merged with and into PFS, with PFS as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock, no par value per share, of SBBX (“Common Stock”) (all such shares, the “Existing Shares”); and

WHEREAS, as a condition and inducement for PFS to enter into the Merger Agreement, PFS has required that the Shareholder, in his or her capacity as a shareholder of SBBX, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definition also applies to this Agreement:

a.

Beneficial Ownership. For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.

Effectiveness; Termination. This Agreement shall be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect as of the date of the termination of the Merger Agreement; provided that (i) this Section 2 and Sections 8 through 13 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of his or her representations, warranties, covenants or other agreements set forth herein.

3.

Voting Agreement. From the date hereof until the earlier of (a) the final adjournment of the SBBX Shareholder Meeting or (b) the termination of this Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of SBBX’s shareholders, however called, or in connection with any written consent of SBBX’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares and all other shares of Common Stock or voting securities of SBBX over which such Shareholder has acquired beneficial or record ownership after the date hereof and has the power to vote or direct the voting of (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any SBBX Stock Options) or otherwise) (together with the Existing Shares, the “Shares”), which such Shareholder owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of SBBX’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of SBBX contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder and Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of SBBX or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to SBBX or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights such Shareholder has in such shareholder entity to carry out the intent and purposes of his, her or its support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement and any proxy granted for ordinary course proposals at an annual meeting. The Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.

4.

Transfer Restrictions. The Shareholder hereby agrees that such Shareholder will not, during the Support Period, without the prior written consent of PFS, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided, that the Shareholder may (i) Transfer Shares pursuant to any currently existing pledge agreement or for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder shall remain jointly and severally liable for any breach of this Agreement by such transferee, (ii) bequeath Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender Shares to SBBX in connection with the vesting, settlement or exercise of SBBX equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of SBBX equity awards, the exercise price thereon, or (iv) Transfer Shares as is otherwise permitted by PFS in its sole discretion.

5.

Representations of the Shareholder. The Shareholder represents and warrants to PFS as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the

Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by PFS, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares (including under the certificate of incorporation and bylaws of SBBX), nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) and has the power to vote or direct the voting of the Shares, and the number of such Shares as of the date of this Agreement is identified on the signature page hereto; (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by PFS to confirm and assure the rights and obligations set forth in this Agreement.

6.

Publicity. The Shareholder hereby authorizes PFS and SBBX to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Merger Registration Statement, the Proxy Statement-Prospectus or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify PFS as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.

Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is a director or officer of SBBX, with respect to any employment, non-competition, non-solicit or consulting agreement between the Shareholder and either PFS or SBBX, or its affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by PFS to a majority-owned affiliate or any successor-in-interest of PFS, but no such assignment shall relieve PFS of its obligations hereunder.

8.

Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that PFS would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which PFS may be entitled (including monetary damages), PFS shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither PFS nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.	Governing Law. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Delaware, without regard to any applicable conflict of law principles.

10.

Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule A hereto, and if to PFS, in accordance with Section 12.4 of the Merger Agreement.

11.

Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

12.

Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by PFS and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.

Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

PROVIDENT FINANCIAL SERVICES, INC.

By:
Christopher Martin
	Title:	Chairman, President and Chief
Executive Officer

[Additional Signatures on Next Page]

SHAREHOLDER:

Name

Title

Number of Shares:

SCHEDULE A

Shareholder Information

Name, Address and E-Mail Address for Notices

ANNEX C

March 11, 2020

The Board of Directors

SB One Bancorp

95 Route 17

Paramus, New Jersey 07652

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of SB One Bancorp (“SBBX”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of SBBX with and into Provident Financial Services, Inc. (“PFS”) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between SBBX and PFS. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of PFS, SBBX or the holders of any of the shares of common stock, no par value per share, of SBBX (“SBBX Common Stock”), each share of SBBX Common Stock issued and outstanding immediately prior to the Effective Time (other than the Exception Shares (as defined in the Agreement)) shall be converted into the right to receive 1.357 shares of common stock, par value $0.01 per share, of PFS (the “PFS Common Stock”). The ratio of 1.357 shares of PFS Common Stock for one share of SBBX Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Effective Time, SB One Bank, a wholly-owned subsidiary of SBBX, will merge with and into Provident Bank, a wholly-owned subsidiary of PFS, with Provident Bank as the surviving entity, pursuant to a separate bank merger agreement (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to SBBX and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, SBBX and PFS. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of SBBX or PFS for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of SBBX (the “Board”) in rendering this opinion and will receive a fee from SBBX for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, SBBX has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, KBW has provided investment banking or financial advisory services to SBBX and received compensation for such services. KBW acted as financial advisor to SBBX in connection with its December 2018 acquisition of Enterprise Bank N.J. In the past two years, KBW has provided investment banking or financial advisory services to PFS and received compensation for such services. KBW acted as financial advisor to Beacon Trust Company, a wholly-owned subsidiary of Provident

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – SB One Bancorp

March 11, 2020

Bank, in connection with its April 2019 acquisition of Tirschwell & Loewy, Inc. We may in the future provide investment banking and financial advisory services to SBBX or PFS and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SBBX and PFS and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated March 9, 2020 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of SBBX; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 of SBBX; (iv) certain unaudited financial results for the fiscal year and the quarter ended December 31, 2019 of SBBX (contained in the Current Report on Form 8-K filed by SBBX with the Securities and Exchange Commission on January 31, 2020); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of PFS; (vii) certain regulatory filings of SBBX and PFS and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and/or Form FR Y-9SP and call reports filed with respect to each quarter during the three-year period ended December 31, 2019; (vii) certain other interim reports and other communications of SBBX and PFS to their respective shareholders or stockholders; and (viii) other financial information concerning the businesses and operations of SBBX and PFS that was furnished to us by SBBX and PFS or that we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of SBBX and PFS; (ii) the assets and liabilities of SBBX and PFS; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for SBBX and PFS with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of SBBX, as well as assumed long-term SBBX growth rates provided to us by SBBX management, all of which information was discussed with us by SBBX management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of PFS, as well as assumed long-term PFS growth rates provided to us by PFS management, all of which information was discussed with us by PFS management and used and relied upon by us based on such discussions, at the direction of SBBX management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on PFS (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, PFS management and that were used and relied upon by us based on such discussions, at the direction of SBBX management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of SBBX and PFS regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, SBBX with soliciting indications of interest from third parties regarding a potential transaction with SBBX.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of SBBX as to the reasonableness and achievability of the publicly available consensus “street estimates” of SBBX and the assumed SBBX long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the SBBX “street estimates” referred to above that such estimates are consistent with, the best currently

The Board of Directors – SB One Bancorp

March 11, 2020

available estimates and judgments of SBBX management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of SBBX, upon PFS management as to the reasonableness and achievability of the publicly available consensus “street estimates” of PFS, the assumed PFS long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on PFS (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the PFS “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of PFS management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of SBBX and PFS that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of SBBX and PFS, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of SBBX and PFS and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either SBBX or PFS since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for SBBX and PFS are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of SBBX or PFS, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of SBBX or PFS under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of SBBX Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture

The Board of Directors – SB One Bancorp

March 11, 2020

requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of SBBX, PFS or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of SBBX that SBBX has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SBBX, PFS, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of SBBX Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including, without limitation, the form or structure of the Merger or any such related transaction, the treatment of outstanding debt and trust preferred securities of SBBX in the Merger, any consequences of the Merger or any such related transaction to SBBX, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. As you are aware, the credit, financial and stock markets are experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on SBBX, PFS or the Merger. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of SBBX to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by SBBX or the Board; (iii) the fairness of the amount or nature of any compensation to any of SBBX’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of SBBX Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of SBBX (other than the holders of SBBX Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of PFS or any other party to any transaction contemplated by the Agreement; (v) the actual value of PFS Common Stock to be issued in the Merger; (vi) the prices, trading range or volume at which SBBX Common Stock or PFS Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which PFS Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to SBBX, PFS, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of SBBX Common Stock or any shareholder or stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

The Board of Directors – SB One Bancorp

March 11, 2020

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of SBBX Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

ANNEX D

ANNEX D—INFORMATION ABOUT SB ONE BANCORP

BUSINESS

General

SB One Bancorp is a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and was incorporated under the laws of the State of New Jersey under its former name Sussex Bancorp in January 1996. On May 13, 2018 we changed our name to SB One Bancorp. The parent company of SB One Bank, formerly known as Sussex Bank (“The Bank”). The only significant asset of SB One Bancorp is its investment in the Bank. At December 31, 2019, the Company had consolidated total assets of $2.0 billion, gross loans of $1.6 billion, deposits of $1.5 billion and stockholders’ equity of $199.2 million.

The Bank is a commercial bank formed under the laws of the State of New Jersey in 1975 and is regulated by the New Jersey Department of Banking and Insurance (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”). The Bank’s wholly owned subsidiaries are SCB Investment Company, Inc., SCBNY Company, Inc., ClassicLake Enterprises, LLC, PPD Holding Company, LLC, Community Investing Company, Inc., GFR Maywood LLC, 490 Boulevard Realty Corp., and SB One Insurance Agency, Inc. (“SB One Insurance”). SCB Investment Company, Inc., Community Investing Company, Inc. and SCBNY Company, Inc. hold portions of the Bank’s investment portfolio. ClassicLake Enterprises, LLC, PPD Holding Company, LLC, and GFR Maywood LLC hold certain foreclosed properties. SB One Insurance provides insurance agency services mostly through the sale of property and casualty insurance policies.

The corporate office of the Company is located at 95 State Route 17, Paramus, New Jersey, 07652, and the telephone number is (844) 256-7328.

Community Bank of Bergen County, NJ Acquisition

On January 4, 2018, the Company completed the previously announced acquisition of Community Bank of Bergen County, NJ (“Community”). In connection with the acquisition, Community merged with and into SB One Bank, with SB One Bank continuing as the surviving entity. In connection with the acquisition, the Company also acquired certain subsidiaries of Community.

Enterprise Bank, NJ Acquisition

On December 21, 2018, the Company completed the previously announced acquisition of Enterprise, NJ (“Enterprise”). In connection with the acquisition, Enterprise merged with and into SB One Bank, with SB One Bank continuing as the surviving entity. In connection with the acquisition, the Company also acquired certain subsidiaries of Enterprise.

Our Business

Our primary business is ownership and supervision of the Bank. Through the Bank, we conduct a traditional commercial banking business, and offer services including personal and business checking accounts and time deposits, money market accounts and savings accounts. We structure our specific services and charges in a manner designed to attract the business of the small and medium sized business and professional community as well as that of individuals residing, working and shopping in the northern New Jersey and New York markets. We engage in a wide range of lending activities and offer commercial, consumer, mortgage, home equity and personal loans.

Through the Bank’s subsidiary, SB One Insurance, we operate a full service general insurance agency, offering both commercial and personal lines of insurance.

We have two business segments, banking and financial services and insurance services. For financial data on the segments see Note 3 of our consolidated financial statements located elsewhere in this report.

Market Area

Our service area primarily consists of Sussex, Morris, Bergen, Essex, Middlesex, Hudson, and Union Counties in New Jersey and Queens County, New York; however, we make loans throughout New Jersey and the New York metropolitan markets. We operate from our corporate office in Paramus, New Jersey, and, as of December 31, 2019, our eighteen branch offices located in Augusta, Bloomfield, Edison, Fair Lawn, Franklin, Hackettstown, Kenilworth, Maywood, Montague, Newark, Newton, Oradell, Rochelle Park, Sparta, Vernon, Wantage, and Weehawken, New Jersey, and in Astoria, New York, our regional office and corporate center in Rochelle Park, New Jersey and Wantage, New Jersey and our insurance agency offices in Augusta and Oradell, New Jersey. Our market area is among the most affluent in the nation. Following the completion of the acquisition of Community on January 4, 2018, the Bank has an additional three branches located in Bergen County. Following the completion of the acquisition of Enterprise on December 21, 2018, the Bank has one branch located in Union County, one branch located in Middlesex County and two branches located in Essex County. On March 29, 2019, we closed our Andover, New Jersey branch location.

Competition

We operate in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of which have greater financial resources than us. Many large financial institutions in New York City and other parts of New Jersey compete for the business of customers located in our service area. Many of these institutions have significantly higher lending limits than us and provide services to their customers which we do not offer.

Management believes we are able to compete on a substantially equal basis with our competitors because we provide responsive personalized services through management’s knowledge and awareness of our service area, customers and business.

Personnel

At December 31, 2019, we employed 230 full-time employees and 13 part-time employees. None of these employees are covered by a collective bargaining agreement and we believe that our employee relations are good.

Supervision and Regulation

The Company, the Bank and certain of its non-banking subsidiaries are subject to extensive regulation under federal and state laws. The regulatory framework applicable to bank holding companies and their subsidiary banks is intended to protect depositors, federal deposit insurance fund (the “DIF”) of the FDIC, and the U.S. banking system as a whole. This system is not designed to protect investors in bank holding companies such as the Company.

Set forth below is a summary of the significant laws and regulations applicable to the Company and its subsidiaries. The summary that follows is qualified in its entirety by reference to the full text of the statutes, regulations, and policies that are described. Statutes, regulations and policies are subject to ongoing review by Congress, state legislatures and federal and state regulatory agencies. A change in any statute, regulation or policy applicable to the Company and its subsidiaries may have a material effect on the Company’s operations and financial performance. Financial reform legislation and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), may have adverse implications on the financial industry, the competitive environment and our ability to conduct business. As a result, we may incur additional expenses to comply with applicable laws and regulations, which may increase our costs of operations and adversely impact our earnings.

Overview

The Company is a separate and distinct legal entity from the Bank. As a registered bank holding company, the Company is regulated under the BHC Act, and is subject to inspection, examination and supervision by the FRB. The Company is also subject to the jurisdiction of the U.S. Securities and Exchange Commission (“SEC”) and the regulatory requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as administered by the SEC. The Company’s common stock is listed on the NASDAQ under the trading symbol, “SBBX,” and the Company is subject to the NASDAQ rules for listed companies.

The Bank is organized as a state-chartered commercial bank pursuant to the banking laws and regulations of the Department. The Bank is subject to the supervision of, and to regular examination by, the Department as its primary chartering authority, as well as by the FDIC as its primary federal regulator and deposit insurer. Financial products and services offered by the Company and the Bank are subject to federal consumer protection laws and regulations promulgated by the Consumer Financial Protection Bureau (“CFPB”). The Company, the Bank and certain of its nonbank subsidiaries must also comply with state consumer protection laws which are enforced by state attorneys general. The Bank`s deposits are insured by the FDIC up to the applicable deposit insurance limits in accordance with FDIC laws and regulations. The non-bank subsidiaries of the Company and the Bank are subject to federal and state laws and regulations, including regulations of the FRB, the FDIC and the Department, respectively. Insurance agencies are licensed by the State of New Jersey and are regulated by the Department under state law.

Federal Bank Holding Company Regulation

The Company is a bank holding company under the BHC Act. The BHC Act generally limits the business of the Company to banking, managing or controlling banks, and other activities that the FRB has determined to be so closely related to banking “as to be a proper incident thereto.” The Company is required to file periodic reports with the FRB and other information regarding its business operations and those of its subsidiaries.

The BHC Act requires, among other things, prior FRB approval where a bank holding company proposes to (i) acquire all or substantially all of the assets of any other bank, (ii) acquire direct or indirect ownership or control of more than 5% of any class of voting stock of any bank or its parent company (unless it owns a majority of such bank’s voting shares) or (iii) merge or consolidate with any other bank holding company. The FRB will not approve any acquisition, merger, or consolidation that would have a substantially anti-competitive effect, unless the anti-competitive impact of the proposed transaction is clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. When reviewing acquisitions or mergers, the FRB also considers, among other factors: (i) capital adequacy; (ii) the financial and managerial resources and future prospects of the companies and the banks concerned; (iii) the convenience and needs of the community to be served; (iv) banks’ record under the Community Reinvestment Act (“CRA”); and (v) the effectiveness of the companies and the banks in combating money laundering.

The BHC Act also generally prohibits a bank holding company, with certain limited exceptions, from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the outstanding voting stock of any company which is not a bank or bank holding company; or (ii) engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or performing services for its subsidiaries, unless such non-banking business is determined by the FRB to be so closely related to banking or managing or controlling banks “as to be properly incident thereto”. In making such determinations, the FRB is required to weigh the expected benefits to the public, such as, greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as, undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

Bank holding companies whose subsidiary banks meet certain capital, management and standards under the CRA, that elect to become “financial holding companies,” are permitted to engage in a substantially broader range of non-banking financial activities than is otherwise permissible for bank holding companies under the BHC Act. These activities include, among others, certain insurance, securities and merchant banking activities. As our business is currently limited to activities permissible for a bank holding company, we have not elected to become a financial holding company.

Mergers and Acquisitions

The BHC Act, the Bank Merger Act, and other federal and state statures regulate the direct and indirect acquisition of depository institutions. The BHC Act requires the prior FRB approval for, among other things, a bank holding company to acquire, directly or indirectly, 5% or more of any class of voting securities of commercial bank or its parent holding company and for a company, other than a bank holding company, to acquire 25% or more of any class of voting securities of, or otherwise “control” a bank or bank holding company. Under the Change in Bank Control Act, any person, including a company, may not acquire, directly or indirectly, control of a bank without providing 60 days` prior notice and receiving a non-objection from the appropriate federal banking agency.

Under the Bank Merger Act, the prior approval of the appropriate federal banking agency is required for insured depository institutions to merge or enter into purchase and assumption transactions. In reviewing applications seeking approval of merger and purchase and assumption transactions, the federal banking agencies will consider, among other things, the competitive effect and public benefits of the transactions, the capital position of the combined banking organization, the applicant`s performance record under the CRA, and the effectiveness of the subject organizations in combating money laundering activities. For further information relating to the CRA, see “Community Reinvestment Act of 1977” below.

Source of Strength Doctrine

FRB policy requires that bank holding companies act as a source of financial and managerial strength to their subsidiary banks. Section 616 of the Dodd-Frank Act codifies the requirement that bank holding companies serve as a source of financial strength to their subsidiary depository institutions. As a result, the Company is expected to commit resources to support the Bank, including at times when the Company may not be in a financial position to provide such resources. Any capital loan by the Company to the Bank is subordinate in right of payment to deposits and to certain other indebtedness of the Bank. The U.S. Bankruptcy Code provides that, in the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Volcker Rule

Section 619 of the Dodd-Frank Act, commonly known as the Volcker Rule, restricts the ability of banking entities, such as the Company and the Bank, from: (i) engaging in “proprietary trading” and (ii) investing in or sponsoring certain types of funds (“Covered Funds”), subject to certain limited exceptions. The implementing regulation defines a Covered Fund to include certain investments such as collateralized loan obligation (“CLO”) and collateralized debt obligation securities. The regulation also provides, among other exemptions, an exemption for CLOs meeting certain requirements. The Company is fully compliant with the Volcker Rule. Given the Company’s size and the scope of its activities, the Company’s implementation of the Volcker Rule had no significant effect on its financial statements.

Dividend Rights

The principal source of the Company’s liquidity is dividends from the Bank. As a New Jersey-chartered bank, the Bank may declare and pay dividends only if, after payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank’s surplus.

The Company`s ability to pay dividends is subject to the regulatory authority of the FRB. The supervisory concern of the FRB focuses on a bank holding company`s capital position, its ability to meet its financial obligations as they come due, and its capacity to act as a source of financial strength to its insured depository institution subsidiaries. In addition, FRB policy discourages the payment of dividends by a bank holding company that is not supported by current operating earnings.

Capital Adequacy and Prompt Corrective Action

In July 2013, the FRB, the Office of the Comptroller of the Currency (the “OCC”) and the FDIC approved final rules (the “Capital Rules”) that established a new comprehensive capital framework for U.S. banking organizations. The Capital Rules generally implement the Basel Committee on Banking Supervision’s (the “Basel Committee”) December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. In addition, the Capital Rules implement certain provisions of the Dodd-Frank Act, including the requirements of Section 939A to remove references to credit ratings from the federal banking agencies’ rules.

The Capital Rules substantially revised the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries. The risk-based capital guidelines are designed to make regulatory capital requirements sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposures and to minimize disincentives for holding liquid, low-risk assets. The Capital Rules apply on a consolidated basis to bank holding companies with consolidated assets of $1 billion or more, and to certain bank holding companies with less than $1 billion in assets if they are engaged in substantial non-banking activity or meet certain other criteria. Under FRB reporting requirements, a bank holding company that reaches $1 billion or more in total consolidated assets as of June 30 of the preceding year must begin reporting its consolidated capital beginning in March of the following year. The threshold for capital consolidation was raised from $500 million to $1 billion effective May 15, 2015. The Company began reporting its consolidated capital on March 31, 2019, as it reached $1 billion in total consolidated assets as of June 30, 2018.

The Capital Rules: (i) require a capital measure called “Common Equity Tier 1” (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandate that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions from and adjustments to capital as compared to existing regulations. The Capital Rules revised the definitions and the components of regulatory capital and impacted the calculation of the numerator in banking institutions’ regulatory capital ratios. The Capital Rules became effective for the Bank on January 1, 2015, subject to phase-in periods for certain components and other provisions. Under the Capital Rules, for most banking organizations, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock and the most common forms of Tier 2 capital are subordinated notes and a portion of the allocation for loan losses, in each case, subject to the Capital Rules’ specific requirements.

Pursuant to the Capital Rules, the minimum capital ratios are as follows:

•	4.5% CET1 to risk-weighted assets;

•	6.0% Tier 1 capital (CET1 plus Additional Tier 1 capital) to risk-weighted assets;

•	8.0% Total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and

•	4.0% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (the “leverage ratio”).

The Capital Rules also requires a “capital conservation buffer,” composed entirely of CET1, in addition to these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity and other capital instrument repurchases and compensation based on the amount of the shortfall. The capital standards applicable to the Bank include an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios inclusive of the capital conservation buffer of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) Total capital to risk-weighted assets of at least 10.5%.

The Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1. In November 2017, the FRB finalized a rule pausing the phase-in of these deductions and adjustments for non-advanced approaches institutions. In July 2019, the OCC, the FRB and the FDIC adopted a final rule intended to simply the Capital Rules described above for non-advanced approaches institutions. Institutions may implement the provisions of the simplification rule beginning on January 1, 2020 and must implement them by April 1, 2020. The transition provisions to the Capital Rules issued by these agencies in November 2017 will cease to apply to an institution in the quarter in which it adopts the simplification rule.

In addition, under the prior general risk-based capital rules, the effects of accumulated other comprehensive income or loss (“AOCI”) items included in shareholders’ equity (for example, marks-to-market of securities held in the available-for-sale portfolio) under U.S. GAAP are reversed for the purposes of determining regulatory capital ratios. Pursuant to the Capital Rules, the effects of certain AOCI items are not excluded; however, banking organizations not using the advanced approaches, including the Bank were permitted to make a one-time permanent election to continue to exclude these items in January 2015. The Bank elected to make the one-time permanent election to exclude certain AOCI items for regulatory capital ratios. The Capital Rules also preclude certain hybrid securities, such as trust preferred securities issued after May 19, 2010, from inclusion in bank holding companies’ Tier 1 capital.

The Capital Rules prescribe a standardized approach for risk weightings, generally ranging from 0% for U.S. governmental and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset classes.

Pursuant to Section 38 of the Federal Deposit Insurance Act (the “FDIA”), federal banking agencies are required to take “prompt corrective action” should a depository institution fail to meet certain capital adequacy standards. For purposes of prompt corrective action, to be: (i) well-capitalized, a bank must have a total risk based capital ratio of at least 10%, a Tier 1 risk based capital ratio of at least 8%, a CET1 risk based capital ratio of at least 6.5%, and a Tier 1 leverage ratio of at least 5%; (ii) adequately capitalized, a bank must have a total risk based capital ratio of at least 4.5%, and a Tier 1 leverage ratio of at least 4%; (iii) undercapitalized, a bank would have a total risk based capital ratio of less than 8%, a Tier 1 risk based capital ratio of less than 6%, a CET1 risk based capital ratio of less than 4.5%, and a Tier 1 leverage ratio of less than 4%; (iv) significantly undercapitalized, a bank would have a total risk based capital ratio of less than 6%, a Tier 1 risk based capital ratio of less than 4%, a CET1 risk based capital ratio of less than 3%, and a Tier 1 leverage ratio of less than 3%; and (v) critically undercapitalized, a bank would have a ratio of tangible equity to total assets that is less than or equal to 2%. As set forth below, if the Company opts into the community bank leverage ratio framework, it will be considered to have met the well-capitalized ratio requirements for PCA purposes if it meets qualifying criteria.

Bank holding companies and insured banks also may be subject to potential enforcement actions of varying levels of severity by the federal banking agencies for unsafe or unsound practices in conducting their business, or for violation of any law, rule, regulation, condition imposed in writing by the agency or term of a written agreement with the agency. In more serious cases, enforcement actions may include the issuance of directives to increase capital; the issuance of formal and informal agreements; the imposition of civil monetary penalties; the issuance of a cease and desist order that can be judicially enforced; the issuance of removal and prohibition orders against officers, directors, and other institution-affiliated parties; the termination of the bank’s deposit insurance; the appointment of a conservator or receiver for the bank; and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

Effective January 1, 2020 community banks with total consolidated assets under $10 billion, total off-balance sheet exposures of 25% or less of total consolidated assets, leverage ratio greater than 9% and trading assets and liabilities of 5% or less of total consolidated assets can opt into the Community Bank Leverage Ratio (“CBLR”) framework. A qualifying bank can opt into the CBLR framework at any time or opt out and become subject to general capital rules by completing the associated reporting data in the FFIEC Call Report. The impact of this regulatory simplification allows the electing bank to not have to complete the risk weighting schedules for schedule RC-R in the FFIEC Call Report. Instead, if the Company opts into the DBLR framework and meets the qualifying criteria, it will be considered to have satisfied the risk-based and leverage capital requirements in the generally applicable Capital Rules and to have met the well-capitalized ratio requirements for PCA purposes. As of December 31, 2019, the Company has not made a decision on whether to elect to adopt the CBLR framework.

Management believes that the Bank is in compliance, and will remain in compliance, with the targeted capital ratios as such capital requirements are phased in.

Depositor Preference

The FDIA provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution

Federal Deposit Insurance

The Bank`s deposit accounts are fully insured by the DIF of the FDIC up to the deposit insurance limits of $250,000 per depositor, per insured institution, in accordance with applicable laws and regulations.

The FDIC uses a risk-based assessment system that imposes insurance premiums based upon a risk matrix that accounts for a bank’s capital level and supervisory rating (“CAMELS rating”). The risk matrix uses different risk categories distinguished by capital levels and supervisory ratings. The base for deposit insurance assessments is consolidated average assets less average tangible equity. Assessment rates are calculated using formulas that take into account the risk of the institution being assessed.

Under the FDIA, the FDIC may terminate deposit insurance upon a finding that an insured depository institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The Company’s management is not aware of any practice, condition or violation that might lead to the termination of deposit insurance.

Reserve Requirements

FRB regulations require insured depository institutions to maintain non-interest earning reserves against their transaction accounts (primary interest-bearing and regular checking accounts). The Bank’s required reserves can be in the form of vault cash. If vault cash does not fully satisfy the required reserves, in the form of a balance maintained with the Federal Reserve Bank of New York. In 2020 FRB regulations required that reserves be maintained against aggregate transaction accounts, except for transaction accounts which are exempt up to

$16.9 million. Transaction accounts greater than $16.9 million up to and including $127.5 million have a reserve requirement of 3%. A 10% reserve ratio will be assessed on transaction accounts in excess of $127.5 million. The FRB makes annual adjustments to the tiered reserves. The Bank was in compliance with these reserve requirements.

Transactions with Affiliates and Insiders

Under federal law, transactions between insured depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act (“FRA”) and its implementing Regulation W. In a bank holding company context, at a minimum, the parent holding company of a bank, and any companies which are controlled by such parent holding company, are affiliates of the bank. Generally, sections 23A and 23B of the FRA are intended to protect insured depository institutions from losses arising from transactions with non-insured affiliates by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and requiring that such transactions be on terms consistent with safe and sound banking practices.

Further, Section 22(h) of the FRA and its implementing Regulation O restricts loans to directors, executive officers, and principal stockholders (“insiders”). Under Section 22(h), loans to insiders and their related interests may not exceed, together with all other outstanding loans to such persons and affiliated entities, the institution’s total capital and surplus. Loans to insiders above specified amounts must receive the prior approval of the board of directors. Further, under Section 22(h) of the FRA, loans to directors, executive officers and principal stockholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made under a benefit or compensation program that is widely available to the bank’s employees and does not give preference to the insider over the employees. Section 22(g) of the FRA places additional limitations on loans to executive officers.

Anti-Money-Laundering

The Bank Secrecy Act (“BSA”), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), imposes obligations on U.S. financial institutions, including banks and broker-dealer subsidiaries, to implement policies, procedures and controls which are reasonably designed to detect and report instances of money laundering and the financing of terrorism. The USA PATRIOT Act requires all financial institutions, including the Company and the Bank, to identify their customers, adopt formal and comprehensive anti-money laundering programs, scrutinize or prohibit altogether certain transactions of special concern, and be prepared to respond to inquiries from U.S. law enforcement agencies concerning their customers and their transactions. The USA PATRIOT Act also encourages information-sharing among financial institutions, regulators, and law enforcement authorities by providing an exemption from the privacy provisions of the GLB Act for financial institutions that comply with this provision. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act, which applies to the Bank, or the BHC Act, which applies to the Company. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal, financial and reputational consequences. As of December 31, 2019, the Company and the Bank believe that they are in compliance with the BSA and the USA PATRIOT Act, and implementing regulations thereof.

Office of Foreign Assets Control Regulation

The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These are typically known as the “OFAC” rules based on their administration by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”). The OFAC-administered sanctions targeting countries take many different forms. Generally, they contain one or more of the following elements: i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Consumer Protection and CFPB Supervision

The Dodd-Frank Act centralized responsibility for federal consumer financial protection in the CFPB, which is an independent agency charged with responsibility for implementing, enforcing, and examining compliance with federal consumer financial protection laws and regulations. The Company and the Bank are subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy. Among others, these laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, various state law counterparts, and the Consumer Financial Protection Act of 2010, which is part of the Dodd-Frank Act and established the CFPB. The Dodd-Frank Act does not prevent states from adopting stricter consumer protection standards. State regulation of financial products and potential enforcement actions could also adversely affect the Company`s business, financial condition or operations.

Community Reinvestment Act of 1977

The Bank has a responsibility under the CRA to help meet the credit needs of its communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community consistent with the CRA. Regulators periodically assess the Bank’s record of compliance with the CRA. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit discrimination in lending practices on the basis of characteristics specified in those statutes. The Bank’s failure to comply with the CRA could, at a minimum, result in regulatory restrictions on its activities and the activities of the Company. The Bank`s failure to comply with the Equal Credit Opportunity Act of the Fair Housing Act could result in enforcement actions. The Bank received a “Satisfactory” CRA rating in its most recent examination.

Financial Privacy and Data Security

The Company is subject to federal laws, including the Gramm-Leach-Bliley Act (the “GLBA”), and certain state laws containing consumer privacy protection provisions. These provisions limit the ability of banks and other financial institutions to disclose non-public information about consumers to affiliated and non-affiliated third parties and limit the reuse of certain consumer information received from non-affiliated institutions. These provisions require notice of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to affiliates or non-affiliated third parties by means of “opt out” or “opt in” authorizations.

The GLBA requires that financial institutions implement comprehensive written information security programs that include administrative, technical, and physical safeguards to protect consumer information. Further, pursuant to interpretive guidance issued under the GLBA and certain state laws, financial institutions are required to notify customers of security breaches that result in unauthorized access to their nonpublic personal information.

The federal banking agencies, including the FRB, through the Federal Financial Institutions Examination Council (“FFIEC”) have adopted guidelines to encourage financial institutions to address cybersecurity risks and identify, assess, and mitigate these risks, both internally and at critical third party services providers. FFIEC has provided a Cybersecurity Assessment Toll for institutions to identity and address cybersecurity risks in their systems.

The Fair Credit Reporting Act (“FCRA”), as amended by the Fair and Accurate Credit Transactions Act of 2003 (“FACT Act”), Red Flags Rule requires financial institutions with covered accounts (e.g., consumer bank accounts and loans) to develop, implement, and administer an identity theft prevention program. This program must include reasonable policies and procedures to detect suspicious patterns or practices that indicate the possibility of identity theft, such as inconsistencies in personal information or changes in account activity.

Employee Compensation

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation at their first annual meeting taking place six months after the date of enactment and at least every three years thereafter and on so-called “golden parachute” payments in connection with approvals of mergers and acquisitions.

The Dodd-Frank Act also requires the federal banking agencies and the SEC to establish joint regulations or guidelines prohibiting incentive-based payment arrangements at specified regulated entities with at least $1 billion in total consolidated assets that encourage inappropriate risks by providing an executive officer, employee, director or principal shareholder with excessive compensation, fees, or benefits that could lead to material financial loss to the entity. The federal banking agencies and the SEC most recently proposed such regulations in 2016, but the regulations have not yet been finalized. If the regulations are adopted in the form initially proposed, they will restrict the manner in which executive compensation is structured.

Future Legislative Initiatives

From time to time, federal and state legislatures may introduce legislation that will impact the financial services industry. In addition, the federal banking agencies may introduce regulatory initiatives that are likely to impact the financial services industry. However, it is not clear whether such changes will be enacted or, if enacted, what effect such changes would have on the Company. New legislative and regulatory initiatives are introduced by Congress, state legislatures, and financial regulatory agencies. Such initiatives may include proposals to expand or contract the powers of bank holding companies and/or depository institutions or proposals to substantially change the financial institution regulatory system. Such legislation could change banking statutes and the operating environment of the Company in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities, or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. The Company cannot predict whether any such legislation will be enacted, and, if enacted, the effect that it or any implementing regulations would have on the financial condition or results of operations of the Company. A change in statutes, regulations, or regulatory policies applicable to the Company or any of its subsidiaries could have a material effect on the business of the Company.

Available Information

We file annual reports, quarterly reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The public can obtain any documents that we file with the SEC at www.sec.gov.

We maintain a website at www.sbone.bank. Through a link to our Investor Relations section of our website, we make available, free of charge, copies of each of our filings with the SEC, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and, if applicable, any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

PROPERTIES

We conduct our business through our corporate office in Paramus, New Jersey, our regional offices and corporate centers in Rochelle Park, Rockaway and Wantage, New Jersey, our insurance agency offices in Augusta, New Jersey, and our eighteen branch offices. The following table sets forth certain information regarding our properties as of December 31, 2019. We believe that our existing facilities are sufficient for our current needs. All properties are adequately covered by insurance.

LOCATION	YEAR OPENED	LEASED OR OWNED
28-21 Astoria Blvd Astoria, New York	2015	Leased

324 Broad Street Bloomfield, NJ	2018	Leased

3900 Park Ave, Suite 108 Edison, NJ	2018	Leased

12-79 River Road Fair Lawn, NJ	2018	Owned

490 Kenilworth Blvd Kenilworth, NJ	2018	Leased

125 W Pleasant Ave Maywood, NJ	2018	Owned

188-190 Wilson Ave Newark, NJ	2018	Leased

210 Rochelle Ave Rochelle Park, NJ	2018	Owned

18 Railroad Ave Rochelle Park, NJ	2018	Owned

399 Route 23 Franklin, New Jersey	1976	Owned

7 Church Street Vernon, New Jersey	1980	Owned

266 Clove Road Montague, New Jersey	1982	Leased

96 Route 206 Augusta, New Jersey	1983	Leased

378 Route 23 Wantage, New Jersey	2007	Owned

455 Route 23 Wantage, New Jersey	1992	Owned(1)

15 Boulder Hills Blvd. Wantage, New Jersey	2014	Leased

1000 Ave at Port Imperial Weehawken, New Jersey	2019	Owned

LOCATION	YEAR OPENED	LEASED OR OWNED
15 Trinity Street Newton, New Jersey	1991	Owned

95 State Route 17 Paramus, New Jersey	2019	Leased

100 Route 206 Augusta, New Jersey	2000	Owned

33 Main Street Sparta, New Jersey	2001	Owned

100 Enterprise Drive, Suite 700 Rockaway, New Jersey	2014	Leased

430 Schooley’s Mtn. Road Hackettstown, New Jersey	2014	Leased

296 Kinderkamack Road Oradell, New Jersey	2016	Leased

(1)

We own the building housing our former Wantage branch. The land on which the building is located is leased pursuant to a ground lease which runs until December 31, 2020, and contains the sole option of the bank to extend the lease for an additional 25 year term.

LEGAL PROCEEDINGS

We are periodically involved in various legal proceedings as a normal incident to our business. In the opinion of management no material loss is expected from any such pending lawsuit.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a bank holding company of a community bank primarily operating in northern New Jersey and New York that provides diversified financial services to both consumer and business customers. Our primary source of revenues, approximately 80%, is derived from net interest income which represents the difference between the interest we earn on our assets, principally loans and investment securities, and interest we pay on our deposits and borrowings. Net interest income expressed as a percentage of average interest-earning assets is referred to as net interest margin. The net interest margin remained unchanged at 3.36% for the years ended December 31, 2019 when compared to the year ended December 31, 2018.

For the year ended December 31, 2019, we reported net income of $22.5 million, or $2.41 per basic share and $2.40 per diluted share, an increase of 127.2%, as compared to $9.9 million, or $1.26 per basic share and $1.25 per diluted share, for the year ended December 31, 2018. For the year ended December 31, 2019, net income growth was driven by an increase in net interest income of $15.0 million, or 34.0%, resulting from growth of $24.2 million in loan interest income which was attributable to average loan growth and the merger with Enterprise, which resulted in an increase in the loan portfolio of $257 million. In addition, non-interest income increased $3.6 million, or 33.5%, as compared to the year ended December 31, 2018 due to a $1.4 million increase in insurance commissions and fees and a $2.0 million increase in gain on security transactions. The increase in net income was partially offset by an increase in non-interest expense of $825 thousand, or 2.0%.

We augment our primary revenue source through non-interest income sources that include insurance commissions from our wholly owned subsidiary, SB One Insurance, service charges on deposits, bank-owned life insurance (“BOLI”) income and commissions on mutual funds and annuities. In addition, we from time to time may recognize income on gains on sales of securities; however, we do not consider this a primary source of income.

Total loans receivable, net of unearned income, increased $154.1 million, or 10.5%, to $1.6 billion at December 31, 2019, from $1.5 billion at year-end 2018. Our total deposits increased $171.1 million, or 12.6%, to $1.5 billion at December 31, 2019, from $1.4 billion at December 31, 2018. The increase in deposits was primarily due to an increase in interest bearing deposits of $172.6 million, or 15.8%, at December 31, 2019, as compared to December 31, 2018. The growth in both loans and deposits was primarily the result of the mergers with Community and Enterprise augmented by organic growth.

At December 31, 2019, our total stockholders’ equity was $199.2 million, an increase of $13.8 million when compared to December 31, 2018. At December 31, 2019, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 10.16%, 11.65%, 12.27% and 11.65%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

Management Strategy

Our goal is to serve as a community-oriented financial institution serving northern New Jersey and the New York marketplace. While offering traditional community bank loan and deposit products and services, we obtain significant non-interest income through SB One Insurance’s insurance brokerage operations. We report the operations of SB One Insurance as a separate segment from our commercial banking operations. See Note 3 to our consolidated financial statements contained elsewhere in this report for additional information regarding our two segments.

Critical Accounting Policies

Our accounting policies are fundamental to understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations. Our accounting policies are more fully described in Note 1 to our consolidated financial statements included elsewhere in this report. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. Since future events and their effect cannot be determined with absolute certainty, actual results may differ from those estimates. Management makes adjustments to its assumptions and judgments when facts and circumstances dictate. The amounts currently estimated by us are subject to change if different assumptions as to the outcome of future events are subsequently made. We evaluate our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management believes the following critical accounting policies encompass the more significant judgments and estimates used in preparation of our consolidated financial statements.

Allowance for Loan Losses. The allowance for loan losses reflects the amount deemed appropriate by management to provide for known and inherent losses in the existing loan portfolio. Management’s judgment is based on the evaluation of the past loss experience of individual loans, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance. Management uses significant estimates to determine the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions, diversification of the loan portfolio, delinquency statistics, borrowers’ perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the sufficiency of the allowance for loan losses is dependent to a great extent on conditions that may be beyond our control, it is possible that management’s estimates of the allowance for loan losses and actual results could differ in the near term. Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary if certain future events occur that cause actual results to differ from the assumptions used in making the evaluation. For example, a downturn in the local economy could cause increases in non-performing loans. Additionally, a decline in real estate values could cause some of our loans to become inadequately collateralized. In either case, this may require us to increase our provisions for loan losses, which would negatively impact earnings. Additionally, a large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively impact earnings. Finally, regulatory authorities, as an integral part of their examination, periodically review the allowance for loan losses. They may require additions to the allowance for loan losses based upon their judgments about information available to them at the time of examination. Future increases to our allowance for loan losses, whether due to unexpected changes in economic conditions or otherwise, could adversely affect our future results of operations.

Appraisal Policy. We have a detailed policy covering the real estate appraisal process, including the selection of qualified appraisers, review of appraisal reports upon receipt, and complying with the federal regulatory standards that govern the minimum requirements for obtaining appraisals or evaluations to support the determination of the allowance for loan losses. Appraisals and evaluations are considered to be current when the valuation date is within 12 months of a new loan or 24 months of any renewal of an existing loan, provided that certain conditions are met. The appraisal is not considered to be current if there has been a substantial change in value, demand, supply or competitive factors.

The following types of transactions require a real estate appraisal:

•	Non-residential transactions when the transaction value exceeds $250,000.

•	Loan transactions in which real estate is used as the primary security for the loan, regardless of the type of loan (commercial, installment or mortgage), including:

•	New loans, loan modifications, loan extensions and renewals, provided that certain conditions are met.

•	The purchase, sale, exchange or investment in real property or an interest in real property where the “transaction value” of the real property interest exceeds $250,000.

•	The long-term lease of real estate, which is the economic equivalent of a purchase or sale where the “transaction value” of the real property interest exceeds $250,000.

•

Purchase of a loan or pool of loans, or participation therein, or of an interest in real property, providing that any individual loan or property interest exceeds $250,000, and further provided that a satisfactory appraisal of the property relating to that loan or interest has not been made available to the Bank by another party to the transaction.

The need for real estate appraisals applies to initial loan underwriting and subsequently when the value of the real estate collateral might be materially affected by changing market conditions, changes in the occupancy of the property, changes in cash flow generated by the property, changes in the physical conditions of the property, or other factors. These factors include changes in the sales prices of comparable properties, absorption rates, capitalization rates, effective rental rates and current construction costs.

Real estate appraisals are not required for the following transactions:

•	New loans, loan modifications, loan extensions and renewals with real property interest value of $250,000 or less.

•	Purchase, sale, exchange, long-term lease or investment in real property where the “transaction value” of the real property interest does not exceed $250,000.

•	Renewal or extension of an existing loan in excess of $250,000 provided that certain conditions are met.

•

Purchase of a loan or pool of loans, or participation therein, or of an interest in real property where a satisfactory appraisal of the property relating to that loan or interest has been made available to the Bank by another federally insured depository institution that is subject to Title XI of Financial Institutions Reform Recovery and Enforcement Act of 1989.

While real estate appraisals are not required for transactions of $250,000 or less, we will consider obtaining an appraisal if the orderly liquidation of the collateral is the primary source of repayment. To the extent that an appraisal is not required for a real estate collateralized transaction, we will obtain for its credit files another acceptable form of valuation (i.e. equalized value with a reasonable market relevance or evaluation).

Additionally, real estate appraisals are not required on transactions over $250,000 when taking a lien on real property as collateral solely through an “abundance of caution,” and where the terms of the transaction have not been made more favorable than would have been in the absence of the mortgage lien. In determining whether an appraisal can be waived due to this reason, approval must be obtained from our Chief Credit Officer.

Generally, we obtain updated appraisals for real estate loan renewals and modifications or certain classified loans depending on the age of the last appraisal, volatility of the local market, and other factors. In certain circumstances, if we can support an appraisal that is greater than one year old with an evaluation, utilizing current information, including, but not limited to, current comparable sales, independent appraisal, consultant data or tax assessment values, then we may continue to use the existing appraisal. For classified/criticized loans, when it is determined that a deficiency exists utilizing the above evaluation methods, a new appraisal will be ordered.

Foreclosed real estate is primarily comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Foreclosed real estate is initially recorded at fair value, less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in expenses related to foreclosed real estate.

Derivatives. The Company utilizes derivative instruments in the form of interest rate swaps to hedge the variability in its cash flows due to interest rate risk. The variability in cash flows is managed as part of the Company’s asset/liability management process. In accordance with accounting requirements, the Company formally designates all of its hedging relationships as cash flow hedges, intended to offset changes in the cash flows of certain financial instruments due to movement in interest rates, and documents the strategy for undertaking the hedge transactions and its method of assessing ongoing effectiveness.

All derivatives are recognized as either assets or liabilities in the Consolidated Financial Statements at their fair values. Should the cash flow hedge become ineffective, the ineffective portion of changes in fair value (i.e. gain or loss) is reported in current period earnings. The effective portion of the change in fair value is initially recorded as a component of other comprehensive income (loss) and subsequently reclassified into earnings when the hedged transaction affects earnings.

Derivative effectiveness and ineffectiveness will be assessed and measured at the date of designation (inception), each reporting date, and whenever a designated hedge period is terminated to ensure that ongoing high effectiveness is expected by regression analysis of the periodic change in fair value of the hedging instrument and the periodic change in fair value of the hypothetical derivative.

The Company’s interest rate derivatives are comprised entirely of interest rate swaps hedging floating-rate and forecasted issuances of fixed-rate liabilities and accounted for as cash flow hedges. The carrying value of interest rate derivatives is included in the balance of other assets or other liabilities. Changes in fair value are offset against accumulated other comprehensive income, net of deferred income tax.

Income Taxes. Management considers accounting for income taxes as a critical accounting policy due to the subjective nature of certain estimates that are involved in the calculation and evaluation of the timing and recognition of resulting tax assets and liabilities. Management uses the asset liability method of accounting for income taxes in which deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. Deferred tax expense is the result of changes between deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are allowance for loan losses, deferred compensation, securities available for sale and interest rate swaps. Significant estimation is required to determine if a valuation allowance for deferred tax assets is required. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company’s control, it is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred taxes could change in the near term.

Goodwill. We have recorded goodwill of $27.3 million at December 31, 2019, primarily related to the acquisitions of Community and Enterprise of $22.3 million and $2.2 million, respectively. Our recorded goodwill total includes $2.3 million related to the acquisition of SB One Insurance in October of 2001. Our recorded goodwill total also includes $486 thousand related to the 2006 acquisition of $6.3 million in deposits in our Port Jervis branch. During the quarter ended March 31, 2016 we announced the closing of the Port Jervis branch and the deposits from that branch were transferred to our Montague, New Jersey branch. As of December 31, 2019, deposits originated in that branch were $5.8 million. FASB ASC 350, Intangibles-Goodwill and Others, requires that goodwill is not amortized to expense, but rather be tested for impairment at least annually. We periodically assess whether events or changes in circumstances indicate that the carrying amounts of goodwill require additional impairment testing. We perform our annual impairment test on the goodwill of SB One Insurance in the fourth quarter of each calendar year. If the fair value of the reporting unit exceeds the book value, no write-downs of goodwill are necessary. If the fair value is less than the book value, an additional test is necessary to assess the proper carrying value of goodwill. We determined that no impairment write-offs were necessary during 2019 and 2018.

Reporting unit valuation is inherently subjective, with a number of factors based on assumptions and management judgments. Among these are future growth rates, discount rates and earnings capitalization rates. Changes in assumptions and results due to economic conditions, industry factors and reporting unit performance could result in different assessments of the fair value and could result in impairment charges in the future.

Investment Securities Impairment Evaluation. The Company periodically evaluates the security portfolio to determine if a decline in the fair value of any security below its cost basis is other-than-temporary. The Company’s evaluation of other-than-temporary impairment considers the duration and severity of the impairment, the company’s intent and ability to hold the securities and our assessments of the reason for the decline in value and the likelihood of a near-term recovery. If a determination is made that a debt security is other-than-temporarily impaired, the Company will estimate the amount of the unrealized loss that is attributable to credit and all other non-credit related factors. The credit related component will be recognized as an other-than-temporary impairment charge in non-interest income. The non-credit related component will be recorded as an adjustment to AOCI, net of tax. For held to maturity securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security. No available for sale and held to maturity securities at December 31, 2019 or December 31, 2018 were deemed to be impaired.

Fair Value Measurements. We use fair value measurements to record fair value adjustments to certain assets to determine fair value disclosures. Investment, mortgage-backed securities available for sale, and interest rate swaps are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans, real estate owned and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC Topic 820”), establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The three levels of the fair value hierarchy under ASC Topic 820 are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:

Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability. Level 2 includes debt securities with quoted prices that are traded less frequently then exchange-traded instruments. Valuation techniques include matrix pricing which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

Under ASC Topic 820, we base our fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in FASB ASC Topic 820. Fair value measurements for assets where there exists limited or no observable market data and, therefore, are based primarily upon our or other third-party’s estimates, are often calculated based on the characteristics of the asset, the economic and competitive environment and other such factors. Management uses its best judgment in estimating the fair value of our financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts we could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective period end and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end. Additionally, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future valuations.

COMPARISON OF FINANCIAL CONDITION AT YEAR-END DECEMBER 31, 2019 AND 2018

General. At December 31, 2019, we had total assets of $2.0 billion compared to total assets of $1.8 billion at December 31, 2018, an increase of $206.0 million, or 11.5%. Gross loans increased $154.1 million, or 10.4%, to $1.6 billion at December 31, 2019, from $1.5 billion at December 31, 2018. Total deposits increased 12.6% to $1.5 billion at December 31, 2019, from $1.4 billion at December 31, 2018.

Cash and Cash Equivalents. Our cash and cash equivalents increased $17.0 million, or 63.8%, at December 31, 2019 to $43.7 million from $26.7 million at December 31, 2018.

Securities Portfolio. Our securities portfolio is designed to provide interest income, including tax-exempt income, provide a source of liquidity, diversify the earning assets portfolio, allow for management of interest rate risk, and provide collateral for public fund deposits and borrowings. Securities are classified as either, available for sale or held to maturity. The portfolio is composed primarily of obligations of U.S. government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and tax-exempt municipal bonds.

We periodically conduct reviews to evaluate whether unrealized losses on our investment securities portfolio are deemed temporary or whether an other-than-temporary impairment has occurred. Various inputs to economic models are used to determine if an unrealized loss is other-than-temporary. All of our debt securities in an unrealized loss position have been evaluated as of December 31, 2019, and we do not consider any security to be other-than-temporarily impaired. We evaluated the prospects of the issuers in relation to the severity and the duration of the unrealized losses. Our securities in unrealized loss positions are mostly driven by wider credit spreads and changes in interest rates. Based on that evaluation we do not intend to sell any security in an unrealized loss position, and it is more likely than not that we will not have to sell any of our securities before recovery of its cost basis.

Our available for sale securities are carried at fair value while securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of stockholders’ equity net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar requirements. Management determines the appropriate classification of securities at the time of purchase.

The following table shows the carrying value of our available for sale security portfolio as of December 31, 2019, 2018 and 2017.

	December 31,
(Dollars in thousands)	2019	2018	2017
U.S. government agencies	$8,679	$24,794	$18,861
U.S. government sponsored agencies	53,249	20,362	6,061
State and political subdivisions	32,214	60,362	41,234
Mortgage-backed securities
U.S. government-sponsored enterprises	82,469	73,613	30,544
Private mortgage-backed securities	22,445	—	—
Corporate debt	13,125	3,008	2,030

Total available for sale	$212,181	$182,139	$98,730

Our securities available for sale, increased by $30.0 million, or 16.5%, to $212.2 million at December 31, 2019 from $182.1 million at December 31, 2018. During 2019, we purchased $141.6 million in new securities, $105.3 million in securities were sold and $11.2 million in securities matured, were called or were repaid. At December 31, 2019, there was an unrealized gain of $1.0 million in securities available for sale as compared to an unrealized loss of $1.6 million at December 31, 2018. During 2019 there was a net realized gain of $2.1 million on the sale of available for sale securities as compared to a $36 thousand realized gain in 2018.

We had $4.0 million of our security portfolio classified as held to maturity at December 31, 2019, a decrease of $66 thousand from December 31, 2018. Held to maturity securities, carried at amortized cost, consist of the following at December 31, 2019, 2018 and 2017.

(Dollars in thousands)	2019	2018	2017
State and political subdivisions	$4,012	$4,078	$5,304

Total held to maturity securities	$4,012	$4,078	$5,304

The securities portfolio contained no high-risk securities or derivatives as of December 31, 2019.

The contractual maturity distribution and weighted average yield of our available for sale securities at December 31, 2019, are summarized in the following table. Securities available for sale are carried at amortized cost in the table for purposes of calculating the weighted average yield received on such securities. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has not been tax-effected on the tax-exempt obligations.

	Due under 1 Year		Due 1-5 Years		Due 5-10 Years		Due over 10 Years
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for sale:
U.S. Government agencies	$—	—%	$—	—%	$1,312	2.39%	$7,446	2.41%
U.S. Government sponsored agencies	—	—%	—	—%	—	—%	54,338	2.61%
State and political subdivisions	—	—%	—	—%	1,913	3.02%	29,588	3.00%
Mortgage-backed securities—
U.S. government-sponsored enterprises	—	—%	—	—%	19,516	2.63%	61,933	2.73%
Private mortgage-backed securities	—	—%	—	—%	—	—%	22,110	3.03%
Corporate debt	—	—%	—	—%	11,019	3.76%	2,000	5.25%

Total Available for Sale	$—	—%	$—	—%	$33,760	3.01%	$177,415	2.79%

The contractual maturity distribution and weighted average yield of our securities held to maturity, at cost, at December 31, 2019, are summarized in the following table. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has not been tax-effected on the tax-exempt obligations.

	Due under 1 Year		Due 1-5 Years		Due 5-10 Years		Due over 10 Years
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held to maturity:
State and political subdivisions	$1,490	2.15%	$1,505	3.21%	$1,017	4.56%	$—	—%

Total held to maturity	$1,490	2.15%	$1,505	3.21%	$1,017	4.56%	$—	—%

We held $12.5 million in Other Bank Stock, primarily Federal Home Loan Bank of New York (“FHLBNY”) stock at December 31, 2019 that we do not consider an investment security. Ownership of this restricted stock is required for membership in the FHLBNY.

Loans. The loan portfolio comprises the largest component of our earning assets. Total loans receivable, net of unearned income, at December 31, 2019, increased $154.1 million, or 10.5%, to $1.6 billion from $1.5 billion at December 31, 2018. Loan growth for 2019 occurred primarily in commercial real estate loans (an increase of $116.8 million, or 13.3%), commercial and industrial (an increase of $43.2 million, or 52.9%), and residential real estate loans (an increase of $11.6 million, or 3.1%). In 2018, at each acquisition date, the Company acquired $236.0 million in loans resulting from the merger with Community and $257.2 million in loans resulting from the merger with Enterprise.

The following table summarizes the composition of our loan portfolio by type as of December 31, 2015 through 2019:

	December 31,
(Dollars in thousands)	2019	2018	2017	2016	2015
Commercial and industrial loans	$124,937	$81,709	$54,759	$40,280	$20,023
Construction	125,291	142,321	42,484	25,360	13,348
Commercial real estate	995,220	878,449	551,445	479,227	382,262
Residential real estate	382,567	370,955	171,844	150,237	127,204
Consumer and other	2,097	2,393	1,130	1,038	1,253

Total gross loans	$1,630,112	$1,475,827	$821,662	$696,142	$544,090

Loan growth of $154.1 million was primarily funded during 2019 by an increase in our deposits and borrowings.

The maturity ranges of the loan portfolio and the amounts of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 2019, are presented in the following table.

	December 31, 2019
(Dollars in thousands)	Due Under 1 Year	Due 1-5 Years	Due Over 5 Years
Commercial and industrial	$46,947	$22,056	$55,934
Construction	88,684	34,615	1,992
Commercial real estate	36,640	54,067	904,514
Residential real estate	7,972	13,204	361,391
Consumer and other	835	403	859

Total loans	$181,078	$124,345	$1,324,690

Interest rates:
Fixed or predetermined	$164,218	$75,461	$269,492
Floating or adjustable	16,860	48,884	1,055,198

Total loans	$181,078	$124,345	$1,324,690

Loan and Asset Quality. NPAs consist of non-accrual loans, loans over 90 days delinquent and still accruing interest, troubled debt restructured loans still accruing and foreclosed real estate. Total NPAs decreased by $9.1 million, or 35.3%, to $16.7 million at year-end 2019 from $25.8 million at year-end 2018. The ratio of NPAs to total assets for December 31, 2019 and December 31, 2018 were 0.83% and 1.43%, respectively.

Our non-accrual loan balance decreased $9.3 million, or 44.9%, to $11.4 million at December 31, 2019, from $20.7 million at December 31, 2018. Troubled debt restructured loans still accruing increased $550 thousand, or 60.7%, to $1.5 million at December 31, 2019, from $906 thousand at December 31, 2018. Foreclosed assets decreased $356 thousand to $3.8 million at December 31, 2019, from $4.1 million at December 31, 2018.

Management continues to monitor our asset quality and believes that the non-accrual loans are adequately collateralized and anticipated material losses have been adequately reserved for in the allowance for loan losses.

The following table provides information regarding risk elements in the loan and securities portfolio as of December 31, 2015 through 2019.

	December 31,
(Dollars in thousands)	2019	2018	2017	2016	2015
Non-accrual loans:
Commercial and industrial	$701	$372	$20	$33	$20
Construction	—	—	105	—	—
Commercial real estate	5,643	15,760	4,313	4,048	4,016
Residential real estate	5,070	4,572	1,582	1,752	1,138
Consumer and other	1	—	—	—	138

Total nonaccrual loans	11,415	20,704	6,020	5,833	5,312
Loans past due 90 days and still accruing	—	—	—	468	—
Troubled debt restructured loans still accruing	1,456	906	932	679	1,553

Total non-performing loans	12,871	21,610	6,952	6,980	6,865
Foreclosed real estate	3,793	4,149	2,275	2,367	3,354

Total non-performing assets	$16,664	$25,759	$9,227	$9,347	$10,219

Non-accrual loans to total loans	0.70%	1.40%	0.73%	0.84%	0.98%
Non-performing assets to total assets	0.83%	1.43%	0.94%	1.10%	1.49%
Interest income received on nonaccrual loans	$316	$790	$157	$165	$138
Interest income that would have been recorded under the original terms of the loans	$464	$866	$210	$213	$264

In addition to monitoring non-performing loans we continue to monitor our portfolio for potential problem loans. Potential problem loans are defined as loans which cause management to have serious concerns as to the ability of such borrowers to comply with the present loan repayment terms and which may cause the loan to be placed on non-accrual status. As of December 31, 2019, we had a total of $3.8 million of loans that we deemed as potential problem loans. Management is actively monitoring these loans.

Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the impact of deterioration of the real estate and economic environments in our lending region. Although we use the best information available, the level of allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. For additional information, see Critical Accounting Policies above and as more fully described in Note 1 to our consolidated financial statements included elsewhere in this report.

Allowance for Loan Losses. The allowance for loan losses consists of general, specific and unallocated components. The specific component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

The allowance contains reserves identified as unallocated. These reserves reflect management’s attempt to ensure that the overall allowance reflects a margin for imprecision and the uncertainty that is inherent in estimates of probable credit losses.

Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented.

At December 31, 2019, the allowance for loan losses was $10.3 million, an increase of $1.5 million, or 17.0%, from $8.8 million at December 31, 2018. The provision for loan losses was $2.5 million and there were $1.2 million in charge-offs and $207 thousand in recoveries during 2019. The allowance for loan losses as a percentage of total loans was 0.63% at December 31, 2019 compared to 0.60% at December 31, 2018.

The table below presents information regarding our provision and allowance for loan losses for each of the periods presented.

	Year Ended December 31,
(Dollars in thousands)	2019	2018	2017	2016	2015
Balance, beginning of period	$8,775	$7,335	$6,696	$5,590	$5,641

Provision charged to operating expenses	2,531	1,437	1,586	1,291	636

Recoveries of loans previously charged-off:
Commercial and industrial	3	3	2	268	17
Commercial real estate	124	17	7	37	41
Residential real estate	71	91	10	21	17
Consumer and other	9	20	7	7	7

Total recoveries	207	131	26	333	82

Loans charged-off:
Commercial and industrial	198	11	13	227	19
Commercial real estate	473	26	874	187	560
Residential real estate	499	22	49	67	165
Consumer and other	76	69	37	37	25

Total charge-offs	1,246	128	973	518	769

Net charge-offs	1,039	(3)	947	185	687

Balance, end of period	$10,267	$8,775	$7,335	$6,696	$5,590

Net charge-offs to average loans outstanding	0.01%	—%	0.13%	0.03%	0.14%
Allowance for loan losses total loans at year-end	0.63%	0.60%	0.89%	0.96%	1.03%

The table below presents details concerning the allocation of the allowance for loan losses to the various categories for each of the periods presented. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur. The total allowance is available to absorb losses from any category of loans.

	Allowance for Loans Losses at December 31,
	2019		2018		2017
(Dollars in thousands)	Amount	Percentage of Loans In Each Category To to Total	Amount	Percentage of Loans In Each Category To Gross Loans	Amount	Percent of Loans in Each to Total
Commercial and industrial	$1,175	7.7%	$603	6.6%	$208	6.7%
Construction	537	7.7%	663	6.9%	336	5.2%
Commercial real estate	6,717	61.0%	5,575	66.2%	5,185	67.1%
Residential real estate	1,338	23.5%	1,371	20.2%	1,032	20.9%
Consumer and other loans	9	0.1%	23	0.1%	26	0.1%
Unallocated	491	—%	540	—%	548	—

Total	$10,267	100.0%	$8,775	100.0%	$7,335	100.0%

	Allowance for Loans Losses at December 31,
	2016		2015
(Dollars in thousands)	Amount	Percent of Loans in Each Category to Total	Amount	Percent of Loans in Each Category to Total
Commercial and industrial	$110	5.8%	$85	3.7%
Construction	359	3.6%	220	2.5%
Commercial real estate	3,932	68.9%	3,646	70.2%
Residential real estate	899	21.6%	784	23.4%
Consumer and other loans	19	0.1%	87	0.2%
Unallocated	1,377	—	768	—

Total	$6,696	100.0%	$5,590	100.0%

Bank-owned Life Insurance. Our BOLI carrying value increased to $37.2 million at December 31, 2019 from $35.8 million at December 31, 2018. The increase was partially the result of the addition of one new policy for $500 thousand during the fourth quarter of 2019. Additionally there was $931 thousand in net earnings on BOLI policies in 2019.

Deposits. Total deposits increased $171.1 million, or 12.6%, to $1.5 billion at December 31, 2019, from $1.4 billion at December 31, 2018. The increase in deposits was due to increases in interest bearing demand deposits of $172.6 million, or 15.8%, mainly attributable to a $14.2 million increase in brokered money market deposits, and an increase in time deposits of $164.5 million, or 42.3%, which were offset by a decrease in non-interest bearing transaction deposits of $1.5 million, or 0.6%, at December 31, 2019, as compared to December 31, 2018.

Total average deposits increased $385.1 million from $1.1 billion for the year ended December 31, 2018 to $1.5 billion for the year ended December 31, 2019, a 35.2% increase. Average time deposits increased $228.0 million, or 84.2%, from $270.8 million for 2018 to $498.8 million for 2019. Average money market balances increased $113.1 million, or 90.5%, from $125.0 million for 2018 to $238.1 million for 2019. Average savings accounts increased $6.1 million or 2.8%, from $216.3 million for 2018 to $222.4 million for 2019. Average demand accounts increased $44.1 million, or 19.7% from $224.0 million for 2018 to $268.1 million for 2019. Average NOW accounts decreased $6.1 million, or 2.4%, from $257.3 million for 2018 to $251.2 million for 2019.

The average balances and weighted average rates paid on deposits for 2019, 2018 and 2017 are presented below.

	Year Ended December 31,
	2019 Average		2018 Average		2017 Average
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Demand, non-interest bearing	$268,079	—%	$223,984	—%	$139,611	—%
NOW	251,171	0.75%	257,314	0.59%	183,457	0.32%
Money market	238,052	1.84%	124,973	1.56%	93,505	0.90%
Savings	222,392	0.61%	216,275	0.38%	137,120	0.21%
Time	498,798	2.00%	270,807	1.40%	171,163	1.09%

Total deposits	$1,478,492	1.19%	$1,093,353	0.74%	$724,856	0.49%

The remaining maturity for certificates of deposit accounts of $100,000 or more as of December 31, 2019 is presented in the following table.

(Dollars in thousands)
3 months or less	$49,348
3 to 6 months	44,207
6 to 12 months	109,835
Over 12 months	34,296

Total	$237,686

Borrowings. Borrowings may consist of short and long-term advances from the FHLBNY and a line of credit at Atlantic Central Bankers Bank. The FHLBNY advances are secured under terms of a blanket collateral agreement by a pledge of qualifying residential and commercial mortgage loans. At December 31, 2019, we had $40.1 million in long-term FHLB advances outstanding at a weighted average interest rate of 2.12%.

The following table summarizes short-term borrowings and weighted average interest rates paid during the past three years.

	Year Ended December 31,
(Dollars in thousands)	2019	2018	2017
Average daily amount of short-term borrowings outstanding during the period	$132,317	$123,073	$19,713
Weighted average interest rate on average daily short-term borrowings	2.46%	2.19%	1.21%
Maximum short-term borrowings outstanding at any month-end	$196,685	$175,295	$60,696
Short-term borrowings outstanding at period end	$193,000	$175,295	$55,350
Weighted average interest rate on short-term borrowings at period end	1.81%	2.66%	1.58%

Subordinated Debentures. On June 28, 2007, we raised $12.9 million in capital through the issuance of subordinated debentures to a non-consolidated statutory trust subsidiary. The subsidiary in turn issued $12.5 million in variable rate capital trust pass through securities to investors in a private placement. The interest rate is based on the three-month LIBOR plus 144 basis points and adjusts quarterly. The rate at December 31, 2019 was 3.33%. The capital securities are currently redeemable by us at par in whole or in part. These trust preferred securities must be redeemed upon final maturity on September 15, 2037. The proceeds of these trust preferred securities, which have been contributed to the Bank, are included in the Bank’s capital ratio calculations and treated as Tier I capital.

During the quarter ended March 31, 2016, the Company entered into an interest rate swap agreement related to the subordinated notes where the Company pays a fixed rate of 3.10% and receives the three-month LIBOR plus 144 basis points. The Company utilizes the interest rate swap to hedge the risk of variability in its future cash flows attributable to changes in the three-month LIBOR rate.

In accordance with FASB ASC 810, Consolidation, our wholly owned subsidiary, Sussex Capital Trust II, is not included in our consolidated financial statements. For regulatory reporting purposes, the Federal Reserve Board allows trust preferred securities to continue to qualify as Tier I capital subject to specified limitations.

During the quarter ended December 31, 2016, the Company completed a $15 million private placement of fixed-to-floating rate subordinated notes to an institutional investor. The subordinated notes have a maturity date of December 22, 2026 and bear interest at the rate of 5.75% per annum, payable quarterly, for the first five years of the term, and then at a variable rate that will reset quarterly to a level equal to the then current 3-month LIBOR plus 350 basis points over the remainder of the term.

Equity. Stockholders’ equity inclusive of AOCI, net of income taxes, was $199.2 million at December 31, 2019, an increase of $13.8 million, from the $185.4 million at year-end 2018. The increase in stockholders’ equity was mostly due to $22.5 million in net income in 2019, which was partially offset by $3.0 million in dividends declared during 2019.

In 2019, the Company approved a common stock repurchase plan with authorization to purchase up to 470,000 shares. During the year ended December 31, 2019, the Company repurchased 231,207 shares.

COMPARISON OF OPERATING RESULTS FOR YEAR-END DECEMBER 31, 2019 AND 2018

Results of Operations. Our net income is impacted by five major components and each of them is reviewed in more detail in the following discussion:

•	net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds;

•	provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for inherent losses on loans;

•	non-interest income, which is made up primarily of certain loan and deposit fees, insurance commissions and gains and losses from sales of securities or other transactions;

•	non-interest expense, which consists primarily of salaries, employee benefits, credit collection and write-off costs, merger-related expenses and other operating expenses; and

•	income taxes.

For the year ended December 31, 2019, the Company reported net income of $22.5 million, or $2.41 per basic share and $2.40 per diluted share, an increase of 127.2%, as compared to $9.9 million, or $1.26 per basic share and $1.25 per diluted share, for the year ended December 31, 2018. For the year ended December 31, 2019, net income growth was driven by an increase in net interest income of $15.0 million, or 34.0%, resulting from growth of $24.2 million in loan interest income which was attributable to average loan growth and the merger with Enterprise. In addition, non-interest income increased $3.6 million, or 33.5%, as compared to the year ended December 31, 2018 due to a $1.4 million increase in insurance commissions and fees and a $2.0 million increase in gain on security transactions. The increase in net income was partially offset by an increase in non-interest expense of $825 thousand, or 2.0%.

Net Interest Income. Net interest income is the most significant component of our income from operations. Net interest income is the difference between interest earned on total interest-earning assets (primarily loans and investment securities), on a fully taxable equivalent basis, where appropriate, and interest paid on total interest-bearing liabilities (primarily deposits and borrowed funds). Fully taxable equivalent basis represents income on total interest-earning assets that is either tax-exempt or taxed at a reduced rate, adjusted to give effect to the prevailing incremental federal tax rate, and adjusted for nondeductible carrying costs and state income taxes, where applicable. Yield calculations, where appropriate, include these adjustments. Net interest income depends on the volume and interest rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.

Comparative Average Balance and Average Interest Rates. The following table presents, on a fully taxable equivalent basis (a non-GAAP measurement), a summary of our interest-earning assets and their average yields, and interest-bearing liabilities and their average costs for each of the years ended December 31, 2019, 2018 and 2017. The average balances of loans include non-accrual loans, and associated yields include loan fees, which are considered adjustment to yields.

	Year Ended December 31,
	2019			2018			2017
(Dollars in thousands)	Average Balance	Interest	Average Rate (2)	Average Balance	Interest	Average Rate (2)	Average Balance	Interest	Average Rate (2)
Earning Assets:
Securities(2):
Tax exempt(3)	$36,031	$1,579	4.38%	$61,673	$2,632	4.27%	$46,449	$1,918	4.13%
Taxable	175,597	5,466	3.11%	126,104	3,507	2.78%	64,636	1,437	2.22%

Total securities	211,628	7,045	3.33%	187,777	6,139	3.27%	111,085	3,355	3.02%
Total loans receivable(1)(4)	1,539,816	75,537	4.91%	1,139,199	51,359	4.51%	756,766	32,953	4.35%
Other interest-earning assets	23,308	258	1.11%	10,586	99	0.94%	8,611	35	0.41%

Total earning assets	$1,774,752	$82,840	4.67%	1,337,562	57,597	4.31%	876,462	36,343	4.15%
Non-interest earning assets	119,108			97,078			45,398
Allowance for loan losses	(9,516)			(8,185)			(7,113)

Total Assets	$1,884,344			$1,426,455			$914,747

Sources of Funds:
Interest bearing deposits:
NOW	$251,171	$1,879	0.75%	$257,314	$1,527	0.59%	$183,457	$584	0.32%
Money market	238,052	4,388	1.84%	124,973	1,952	1.56%	93,505	843	0.90%
Savings	222,392	1,351	0.61%	216,275	818	0.38%	137,120	285	0.21%
Time	498,798	9,977	2.00%	270,807	3,781	1.40%	171,163	1,872	1.09%

Total interest bearing deposits	1,210,413	17,595	1.45%	869,369	8,078	0.93%	585,245	3,584	0.61%
Borrowed funds	171,523	4,388	2.56%	150,294	3,288	2.19%	78,551	1,749	2.23%
Junior subordinated debentures	27,864	1,266	4.54%	27,853	1,263	4.53%	27,844	1,278	4.59%

Total interest bearing liabilities	$1,409,800	$23,249	1.65%	1,047,516	12,629	1.21%	691,640	6,611	0.96%
Non-interest bearing liabilities:
Demand deposits	268,079			223,984			139,611
Other liabilities	13,133			5,060			4,167

Total non-interest bearing liabilities	281,212			229,044			143,778
Stockholders’ equity	193,332			149,895			79,329

Total Liabilities and Stockholders’ Equity	$1,884,344			$1,426,455			$914,747

Net Interest Income and Margin(5)		59,591	3.36%		44,968	3.36%		29,732	3.39%
Tax-equivalent basis adjustment		(531)			(888)			(644)

Net Interest Income		$59,060			$44,080			$29,088

(1)	Includes loan fee income

(2)	Average rates on securities are calculated on amortized costs
(3)	Full taxable equivalent basis, using a 21% (2019) and 34% (2019 and 2018) effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4)	Loans outstanding include non-accrual loans
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

Net interest income on a fully tax equivalent basis increased $14.6 million, or 32.5%, to $59.6 million for the year ended December 31, 2019 as compared to $45.0 million for the year ended December 31, 2018. The increase in net interest income was largely due to a $437.2 million, or 32.7%, increase in average interest earning assets, principally loans receivable, which increased $400.6 million, or 35.2%, driven by organic growth and the Enterprise merger. In addition, the increase in net interest income was due to an increase in purchase accounting accretion, related to the Enterprise and Community mergers, of $2.3 million ($1.8 million related to loan accretion) to $3.9 million ($3.0 million related to loan accretion) for the year ended 2019, as compared to $1.6 million in 2018.

Interest Income. Total interest income, on a fully taxable equivalent basis, increased $25.2 million, or 43.8%, to $82.8 million for the year ended December 31, 2019 as compared to $57.6 million for the same period in 2018. The increase in interest income was largely due to a $437.2 million, or 32.7%, increase in average interest earning assets, principally loans receivable, which increased $400.6 million, or 35.2%. The increase in interest income benefited from an increase in average rate of 36 basis points to 4.67% for the year ended December 31, 2019 as compared to the same period in 2018.

Interest income from securities, on a fully taxable equivalent basis, increased $906 thousand, or 14.8%, for the year ended December 31, 2019 compared to the same period in 2018. The increase was due to an increase in the average balance of the securities portfolio of $23.9 million, or 12.7%, to $211.6 million for the year ended December 31, 2019 as compared to the same period in 2018. The increase in the average balance of the securities portfolio was complimented by an increase in the average rate of six basis points to 3.33% for 2019 from 3.27% for 2018.

Interest income from the loan portfolio increased by $24.2 million, or 47.1%, to $75.5 million for 2019 from $51.4 million for 2018. The improvement was due to an increase in the average balance on loans, which increased $400.6 million, or 35.2%, for the year ended December 31, 2019 as compared to the same period in 2018. The increase in the average balance on loans was complimented by an increase of 40 basis points in the average rate on the loan portfolio for the year ended December 31, 2019 as compared to the same period in 2018.

Interest Expense. Total interest expense increased $10.6 million, or 84.1%, to $23.2 million for the year ended December 31, 2019 from $12.6 million for the same period in 2018. The increase was principally due to growth in the average balance of interest-bearing deposits of $341.0 million and average balance of borrowed funds of $21.2 million in 2019 compared to 2018. The average rate increased 44 basis points for 2019 compared to 2018.

The following table reflects the impact on net interest income from changes in the volume of earning assets and interest bearing liabilities and changes in rates earned and paid by us on such assets and liabilities. For purposes of this table, nonaccrual loans have been included in the average loan balance. Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar amount change in each.

	December 31, 2019 v. 2018			December 31, 2018 v. 2017
	Increase (decrease)			Increase (decrease)
	Due to changes in:			Due to changes in:
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Securities:
Tax exempt(1)	$(1,122)	$69	$(1,053)	$648	$66	$714
Taxable	1,503	456	1,959	1,638	432	2,070

Total securities	381	525	906	2,286	498	2,784
Total loans receivable(2)	19,334	4,844	24,178	17,203	1,203	18,406
Other interest-earning assets	138	21	159	9	55	64

Total net change in income on interest-earning assets	19,853	5,390	25,243	19,498	1,756	21,254

Interest bearing deposits:
NOW	(37)	389	352	299	644	943
Money market	2,031	405	2,436	350	759	1,109
Savings	24	509	533	220	313	533
Time	4,093	2,103	6,196	1,294	615	1,909

Total interest bearing deposits	6,111	3,406	9,517	2,163	2,331	4,494
Borrowed funds	500	600	1,100	1,571	(32)	1,539
Subordinated debentures	—	3	3	—	(15)	(15)

Total net change in expense on interest-bearing liabilities	6,611	4,009	10,620	3,734	2,284	6,018

Change in net interest income	$13,242	$1,381	$14,623	$15,764	$(528)	$15,236

(1)	Fully taxable equivalent basis, using 21% (2019 and 2018) and 34% (2017) effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(2)	Includes loan fee income

Provision for Loan Losses. Provision for loan losses increased $1.1 million to $2.5 million for the year ended December 31, 2019, as compared to $1.4 million for the same period in 2018. The provision for loan losses reflects management review, analysis and judgment of the credit quality of the loan portfolio for 2019 and the effects of current economic environment and changes in real estate collateral values from the time the loans were originated. Our non-accrual loans, excluding $2.5 million of Purchased Credit Impaired (“PCI”) loans, decreased $9.3 million, or 44.9%, to $11.4 million at December 31, 2019, as compared to $20.7 million at December 31, 2018. We believe these loans are adequately provided for in our loan loss allowance or are sufficiently collateralized at December 31, 2019. The decrease in non-accrual loans was attributable to the payoff of two commercial real estate loans totaling approximately $8.9 million. The provision for loan losses reflects management’s judgment concerning the risks inherent in our existing loan portfolio and the size of the allowance necessary to absorb the risks, as well as the activity in the allowance during the periods. Management reviews the adequacy of its allowance on an ongoing basis and will provide additional provisions, as deemed necessary. Also see Note 7 to our consolidated financial statements herein for further discussion.

Non-Interest Income. Non-interest income consists of all income other than interest and dividend income and is principally derived from: service charges on deposits; insurance commission income; commissions on sales of annuities and mutual funds; ATM and debit card income; BOLI income; and net gains on sale of securities and loans. We recognize the importance of supplementing net interest income with other sources of income as we continue to explore new opportunities to generate non-interest income.

Non-interest income increased $3.6 million, or 33.5%, to $14.3 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The increase was principally due to a $1.4 million increase in insurance commissions and fees relating to SB One Insurance Agency, and a $2.0 million increase in gains on sale of securities, which were partially offset by a $334 thousand loss on the disposal of fixed assets relating to closing of the Company’s corporate center in Rockaway, NJ, and the sale of the Andover branch. The increase in commissions and fees relating to SB One Insurance Agency in 2019 was driven by higher property and casualty income, agency fee income and contingency income, as compared to 2018. The Company’s gain on sale of securities of $2.0 million for the year ended December 31, 2019, was due to a restructure of its investment portfolio to take advantage of market opportunities.

Non-Interest Expense. Total non-interest expense increased $825 thousand, or 2.0%, to $41.2 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The increase in non-interest expense was primarily due to increases in salaries and employee benefits of $4.2 million, data processing of $641 thousand and occupancy of $607 thousand. The aforementioned increases were partially offset by a decrease in merger related expenses of $5.8 million.

Income Taxes. The provision for income taxes increased $4.0 million to $7.1 million for the year ended December 31, 2019, as compared to the year ended December 31, 2018 as a result of an increase in pre-tax income. The Company’s effective tax rate for the year ended December 31, 2019 was 23.9%, as compared to 23.6% for the year ended December 31, 2018. See Notes 1 and 19 to our consolidated financial statements for further discussion on income taxes.

Operational Risk

We are exposed to a variety of operational risks that can affect each of our business activities, particularly those involving processing and servicing of loans. Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people or systems from external events. The risk of loss also includes losses that may arise from potential legal actions that could result from operational deficiencies or noncompliance with contracts, laws or regulations. We monitor and evaluate operational risk on an ongoing basis through systems of internal control, formal corporate-wide policies and procedures, and an internal audit function.

Liquidity, Capital Resources and Off-Balance Sheet Arrangements

Liquidity. A fundamental component of our business strategy is to manage liquidity to ensure the availability of sufficient resources to meet all financial obligations and to finance prospective business opportunities. Liquidity management is critical to our stability. Our liquidity position over any given period of time is a product of our operating, financing and investing activities. The extent of such activities is often shaped by such external factors as competition for deposits and loan demand.

Traditionally, financing for our loans and investments is derived primarily from deposits, along with interest and principal payments on loans and investments. At December 31, 2019, total deposits amounted to $1.5 billion, an increase of $171.1 million, or 12.6%, from December 31, 2018. At December 31, 2019, borrowings from the FHLBNY and subordinated debentures totaled $261.0 million and represented 13.0% of total assets as compared to $247.8 million and 13.8% of total assets, at December 31, 2018.

Loan production continued to be our principal investing activity. Loans receivable, net of unearned income, at December 31, 2019 amounted to $1.6 billion, an increase of $154.1 million, or 10.5%, from December 31, 2018.

Our most liquid assets are cash and cash equivalents. At December 31, 2019, the total of such assets amounted to $43.7 million, or 2.2%, of total assets, compared to $26.7 million, or 1.5%, of total assets at year-end 2018. Another significant liquidity source is our available for sale securities. At December 31, 2019, available for sale securities amounted to $212.2 million compared to $182.1 million at year-end 2018.

In addition to the aforementioned sources, we have available various other sources of liquidity, including federal funds purchased from other banks and the Federal Reserve Board discount window. The Bank also has the capacity to borrow an additional $143.7 million through its membership in the FHLBNY and $10.0 million line of credit at ACBB at December 31, 2019. Management believes that our sources of funds are sufficient to meet our present funding requirements.

Capital Resources. The Bank’s regulators have classified and defined bank capital as consisting of Tier I capital, which includes tangible stockholders’ equity for common stock and certain preferred stock and other hybrid instruments, and Total risk based capital. Total risk based capital includes Tier I capital and Tier II capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital.

The Bank’s regulators have implemented risk-based guidelines which require banks to maintain certain minimum capital as a percent of such assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). Banks are required to maintain Tier I capital as a percent of risk-adjusted assets of 7.875% and Total risk based capital as of risk-adjusted assets of 9.875% at a minimum, both including the capital conservation buffer. At December 31, 2019, the Bank’s Tier I and Total risk based capital ratios were 11.65% and 12.27%, respectively.

In addition to the risk-based guidelines discussed above, the Bank’s regulators require that banks, which meet the regulators’ highest performance and operational standards, maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 4.0%. For those banks with higher levels of risk or that are experiencing or anticipating growth, the minimum will be proportionately increased. Minimum leverage ratios for each bank and bank holding company are established and updated through the ongoing regulatory examination process. As of December 31, 2019, the Bank had a leverage ratio of 10.16%.

Off-Balance Sheet Arrangements. Our consolidated financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. These off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These unused commitments at December 31, 2019 totaled $336.2 million, which consisted of $55.5 million in commitments to grant commercial and residential loans, $278.5 million in unfunded commitments under lines of credit and $2.1 million in outstanding letters of credit. These instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to us. Management believes that any amounts actually drawn upon can be funded in the normal course of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Market risk is generally described as the sensitivity of income to adverse changes in interest rates, foreign currency exchange rates, commodity prices, and other relevant market rates or prices. Market rate sensitive instruments include: financial instruments such as investments, loans, mortgage-backed securities, deposits, borrowings and other debt obligations; derivative financial instruments, such as futures, forwards, swaps and options; and derivative commodity instruments, such as commodity futures, forwards, swaps and options that are permitted to be settled in cash or another financial instrument.

We do not have any material exposure to foreign currency exchange rate risk or commodity price risk. We did not enter into any market rate sensitive instruments for trading purposes nor did we engage in any trading or hedging transactions utilizing derivative financial instruments during 2019. Our real estate loan portfolio, concentrated largely in northern New Jersey, is subject to risks associated with the local and regional economies. Our primary source of market risk exposure arises from changes in market interest rates (“interest rate risk”).

Interest Rate Risk

Interest rate risk is generally described as the exposure to potentially adverse changes in current and future net interest income resulting from: fluctuations in interest rates, product spreads, and imbalances in the repricing opportunities of interest-rate-sensitive assets and liabilities. Therefore, managing our interest rate sensitivity is a primary objective of our senior management. Our Asset/Liability Committee (“ALCO”) is responsible for managing the exposure to changes in market interest rates. We review a variety of strategies that project changes in asset or liability mix and the impact of those changes on projected net interest income and net income.

Current and future sensitivity to changes in interest rates are measured through the use of balance sheet and income simulation models. The analyses capture changes in net interest income using flat rates as a base, a most likely rate forecast and rising and declining interest rate forecasts. Changes in net interest income and net income for the forecast period, generally twelve to twenty-four months, are measured and compared to policy limits for acceptable change. There are a variety of reasons that may cause actual results to vary considerably from the predictions presented below which include, but are not limited to, the timing, magnitude, and frequency of changes in interest rates, interest rate spreads, prepayments, and actions taken in response to such changes. Specific assumptions used in the simulation model include instantaneous and permanent yield curve shifts for market rates and current asset and liability spreads to market interest rates are fixed.

The following table sets forth our interest rate risk profile at December 31, 2019 and 2018. The interest rate sensitivity of our assets and liabilities and the impact on net interest income illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by the assumptions.

	Net Portfolio Value(2)			Net interest Income
(Dollars in thousands)	Estimated NPV(1)	Estimated Increase (Decrease)		Estimated Net Interest Income (3)	Estimated Increase (Decrease)
Change in Interest Rates (basis points)		Amount	Percent		Amount	Percent
December 31, 2019
+200bp	$207,494	$(22,497)	(9.8)%	$62,073	$(463)	(0.7)%
0bp	$229,991	—	—	$62,536	—	—
-100bp	$226,589	$(3,402)	(1.50)%	$60,948	$(1,588)	(2.5)%
December 31, 2018
+200bp	$177,661	$(37,371)	(17.4)%	$56,056	$(5,741)	(9.3)%
0bp	$215,032	—	—	$61,797	—	—
-100bp	$221,122	$6,090	(2.8)%	$62,841	$1,044	1.7%

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.
(2)	NPV, also referred to as economic value of equity, is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Assumes a gradual change in interest rates over a one year period at all maturities.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes in net interest income requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While management believes such assumptions are reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the net interest income table presented assumes that the composition of interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the net interest income table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results. Furthermore, the simulation does not reflect actions that ALCO might take in response to anticipated changes in interest rates or competitive conditions in the marketplace.

Impact of Inflation and Changing Prices

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution’s performance than general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the price of goods and services, which are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of our assets and liabilities are more indicative of our ability to maintain acceptable performance levels. Management monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of assets and liabilities, thus seeking to minimize the potential effect of inflation.

REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13A-15 (f) and 15d-15 (f) of the Exchange Act. Our internal control system was designed to provide reasonable assurance to our management and Board of Directors as to the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements, errors or fraud. Also, projections of any evaluations of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management, including our President and Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of our internal controls over financial reporting as of December 31, 2019. In making this assessment, management used criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013). Based on this assessment, management concluded that as of December 31, 2019, our internal control over financial reporting is operating as designed and is effective based on the COSO criteria.

Our independent registered public accounting firm, BDO USA, LLP, that audited the consolidated financial statements has issued an audit report on the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2019. The report can be found on E-2.

ANNEX E

ANNEX E – CONSOLIDATED FINANCIAL STATEMENTS OF SB ONE BANCORP

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

SB One Bancorp

Paramus, New Jersey

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SB One Bancorp (the “Company”) and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 10, 2020, expressed an unqualified opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2013.

New York, New York

March 10, 2020

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

SB One Bancorp

Paramus, New Jersey

Opinion on Internal Control over Financial Reporting

We have audited SB One Bancorp’s (the “Company’s”) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of SB One Bancorp and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes, and our report dated March 10, 2020 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ BDO USA, LLP

New York, New York

March 10, 2020

SB ONE BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)	December 31, 2019	December 31, 2018
ASSETS
Cash and due from banks	$9,525	$11,768
Interest-bearing deposits with other banks	34,161	14,910

Cash and cash equivalents	43,686	26,678
Interest bearing time deposits with other banks	200	200
Securities available for sale, at fair value	212,181	182,139
Securities held to maturity, at amortized cost (fair value of $4,083 and $4,151 at December 31, 2019 and December 31, 2018, respectively)	4,012	4,078
Other Bank Stock, at cost	12,498	11,764
Loans receivable, net of unearned income	1,628,846	1,474,775
Less: allowance for loan losses	10,267	8,775

Net loans receivable	1,618,579	1,466,000
Foreclosed real estate	3,793	4,149
Premises and equipment, net	19,080	19,215
Right-of-use assets, net	4,644	—
Accrued interest receivable	6,175	6,546
Goodwill and intangibles	29,039	29,446
Bank-owned life insurance	37,209	35,778
Other assets	10,561	9,710

Total Assets	$2,001,657	$1,795,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$258,311	$259,807
Interest bearing	1,266,730	1,094,132

Total deposits	1,525,041	1,353,939
Short-term borrowings	193,000	175,295
Long-term borrowings	40,114	44,611
Lease liability	4,727	—
Accrued interest payable and other liabilities	11,677	8,555
Subordinated debentures	27,869	27,859

Total Liabilities	1,802,428	1,610,259
Stockholders’ Equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, no par value, 15,000,000 shares authorized; 9,589,201 and 9,532,943 shares issued and 9,357,994 and 9,532,943 shares outstanding at December 31, 2019 and December 31, 2018, respectively	151,165	150,419
Treasury stock, at cost; 231,207 shares at December 31, 2019	(5,132)	—
Deferred compensation obligation under Rabbi Trust	1,852	1,647
Retained earnings	54,706	35,192
Accumulated other comprehensive (loss)	(1,510)	(167)
Stock held by Rabbi Trust	(1,852)	(1,647)

Total Stockholders’ Equity	199,229	185,444

Total Liabilities and Stockholders’ Equity	$2,001,657	$1,795,703

See Notes to Consolidated Financial Statements

SB ONE BANCORP

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year Ended December 31,
(Dollars in thousands except per share data)	2019	2018
INTEREST INCOME
Loans receivable, including fees	$75,537	$51,359
Securities:
Taxable	5,466	3,507
Tax-exempt	1,048	1,744
Interest bearing deposits	258	99

Total Interest Income	82,309	56,709

INTEREST EXPENSE
Deposits	17,595	8,078
Borrowings	4,388	3,288
Subordinated debentures	1,266	1,263

Total Interest Expense	23,249	12,629

Net Interest Income	59,060	44,080
PROVISION FOR LOAN LOSSES	2,531	1,437

Net Interest Income after Provision for Loan Losses	56,529	42,643

NON -INTERST INCOME
Service fees on deposit accounts	1,403	1,290
ATM and debit card fees	1,075	983
Bank-owned life insurance	931	761
Insurance commissions and fees	8,017	6,640
Investment brokerage fees	134	104
Net gain on sales of securities	2,055	36
Net (loss) gain on disposal of premises and equipment	(334)	9
Other	1,064	926

Total Non-Interest Income	14,345	10,749

NON-INTEREST EXPENSES
Salaries and employee benefits	24,934	20,710
Occupancy, net	3,383	2,776
Data processing	3,992	3,351
Furniture and equipment	1,345	1,194
Advertising and promotion	545	587
Professional fees	1,687	1,412
Director fees	637	550
FDIC assessment	706	529
Insurance	126	210
Stationary and supplies	331	285
Merger-related expenses	—	5,804
Loan collection costs	276	255
Net expenses and write-downs related to foreclosed real estate	286	324
Amortization of intangible assets	406	247
Other	2,581	2,176

Total Non-Interest Expenses	41,235	40,410

Income before Income Taxes	29,639	12,982
EXPENSE FOR INCOME TAXES	7,096	3,059

Net Income	22,543	9,923

OTHER COMPREHENSIVE INCOME:
Unrealized gain (loss) on available for sale securities arising during the period	4,614	(1,966)
Fair value adjustments on derivatives	(4,538)	(116)
Fair value adjustments on retirement benefits	—	11
Reclassification adjustment for net (gain) on securities transactions included in net income	(2,055)	(36)
Income tax related to items of other comprehensive income	636	553

Other comprehensive (loss), net of income taxes	(1,343)	(1,554)

Comprehensive income	$21,200	$8,369

EARNINGS PER SHARE
Basic	$2.41	$1.26
Diluted	$2.40	$1.25

See Notes to Consolidated Financial Statements

SB ONE BANCORP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2019 and 2018

(Dollars in Thousands)	Number of Shares Outstanding	Common Stock	Deferred Compensation Obligation Under Rabbi Trust	Retained Earnings	Accumulated Other Comprehensive Income	Stock Held by Rabbi Trust	Treasury Stock	Total Stockholders’ Equity
Balance December 31, 2017	6,040,564	$65,274	$1,399	$27,532	$1,387	$(1,399)	$—	$94,193
Net income	—	—	—	9,923	—	—	—	9,923
Other comprehensive loss	—	—	—	—	(1,554)	—	—	(1,554)
Shares issued in mergers	3,446,482	84,329	—	—	—	—	—	84,329
Funding of Supplemental Director Retirement Plan	—	—	248	—	—	(248)	—	—
Restricted stock granted	50,045	—	—	—	—	—	—	—
Restricted stock forfeited	(4,148)	—	—	—	—	—	—	—
Compensation expense related to stock option and restricted stock grants	—	816	—	—	—	—	—	816
Dividends declared on common stock ($0.285 per share)	—	—	—	(2,263)	—	—	—	(2,263)

Balance December 31, 2018	9,532,943	$150,419	$1,647	$35,192	$(167)	$(1,647)	$—	$185,444
Net income	—	—	—	22,543	—	—	—	22,543
Other comprehensive loss	—	—	—	—	(1,343)	—	—	(1,343)
Common Stock repurchased	(231,221)	—	—	—	—	—	(5,132)	(5,132)
Funding of Supplemental Director Retirement Plan	—	—	205	—	—	(205)	—	—
Options Exercised	14	(314)	—	—	—	—	—	(314)
Restricted stock granted	74,670	—	—	—	—	—	—	—
Restricted stock forfeited	(18,412)	—	—	—	—	—	—	—
Compensation expense related to stock option and restricted stock grants	—	1,060	—	—	—	—	—	1,060
Dividends declared on common stock ($0.32 per share)	—	—	—	(3,029)	—	—	—	(3,029)

Balance December 31, 2019	9,357,994	$151,165	$1,852	$54,706	$(1,510)	$(1,852)	$(5,132)	$199,229

See Notes to Consolidated Financial Statements

SB ONE BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Dollars in thousands)	2019	2018
Cash Flows from Operating Activities
Net income	$22,543	$9,923
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,531	1,437
Depreciation and amortization	2,049	1,836
Net amortization of securities premiums and discounts	1,678	2,046
Amortization of subordinated debt issuance costs	10	11
Net realized (gain) on sale of securities	(2,055)	(36)
Net realized loss (gain) on disposal of premises and equipment	334	(9)
Net realized (gain) on sale of foreclosed real estate	(115)	(18)
Write-downs of and provisions for foreclosed real estate	156	218
Deferred income tax (benefit)	(562)	(446)
Earnings on bank-owned life insurance	(931)	(761)
Compensation expense for stock options and restricted stock grants	1,061	816
Decrease (increase) in assets:
Accrued interest receivable	371	(2,370)
Other assets	(4,944)	3,138
Increase in accrued interest payable and other liabilities	4,273	418

Net Cash Provided by Operating Activities	26,399	16,203

Cash Flows from Investing Activities
Net cash acquired in acquisition	—	15,846
Securities available for sale:
Purchases	(141,584)	(101,664)
Sales	103,285	82,725
Maturities, calls and principal repayments	11,220	9,659
Securities held to maturity:
Purchases	(1,490)	(1,279)
Maturities, calls and principal repayments	1,529	2,466
Net (increase) in loans	(156,717)	(161,240)
Proceeds from the sale of foreclosed real estate	1,922	836
Purchases of bank premises and equipment	(2,432)	(1,426)
Proceeds from the sale of premises and equipment	590	53
Purchases of bank owned life insurance	(500)	(5,000)
Net (increase) in other bank stock	(734)	(3,304)

Net Cash Used in Investing Activities	(184,911)	(162,328)

Cash Flows from Financing Activities
Net increase in deposits	171,102	92,970
Net (decrease) in short-term borrowed funds	17,705	85,450
Proceeds from long-term borrowings	15,122	—
Repayment of long-term borrowings	(19,620)	(15,000)
Net proceeds from capital raise	—	—
Purchase of treasury stock	(5,446)	—
Dividends paid	(3,029)	(2,263)

Net Cash Provided by Financing Activities	175,834	161,157

Net increase in Cash and Cash Equivalents	17,322	15,032
Cash and Cash Equivalents—Beginning	26,678	11,646

Cash and Cash Equivalents—Ending	$44,000	$26,678

SB ONE BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Dollars in thousands)	2019	2018
Supplementary Cash Flows Information
Interest paid	$23,263	$11,619

Income taxes paid	$2,606	$3,111

Supplementary Schedule of Noncash Investing and Financing Activities
Foreclosed real estate acquired in settlement of loans	$1,607	$348

Other real estate owned transferred from fixed assets	$—	$—

Acquisitions of Community and Enterprise:
Non-cash assets acquired:
Other bank stock	—	3,535
Securities available for sale	—	78,102
Loans	—	493,180
Foreclosed real estate	—	2,562
Premises and equipment	—	11,034
Interest receivable	—	1,704
Bank owned life insurance	—	7,963
Goodwill and intangibles assets	—	26,872
Other assets	—	4,841
Total non-cash assets acquired	—	629,793
Liabilities assumed:
Deposits	—	(498,478)
Borrowings	—	(59,106)
Other liabilities	—	(3,726)
Total liabilities assumed	—	(561,310)
Common stock issued for acquisitions	—	(84,329)

See Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of SB One Bancorp (the “Company”), formerly Sussex Bancorp, and its wholly owned subsidiary, SB One Bank (the “Bank”), formerly Sussex Bank. The Bank’s wholly owned subsidiaries are SCB Investment Company, Inc., SCBNY Company, Inc., Community Investing Company, Inc., ClassicLake Enterprises, LLC, GFR Maywood LLC, 490 Boulevard Realty Corp., PPD Holding Company, LLC and SB One Insurance Agency, Inc. (“SB One Insurance Agency”), formerly Tri-State Insurance Agency, Inc. All intercompany transactions and balances have been eliminated in consolidation.

Organization and Nature of Operations

The Company’s business is conducted principally through the Bank. The Bank is a New Jersey state chartered bank and provides full banking services. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers at its seven branches located in Sussex County, New Jersey, two branches in Essex County, New Jersey, one branch in Warren County, New Jersey, one branch in Bergen County, New Jersey, one branch in Middlesex County, New Jersey, one branch in Union County, New Jersey, and one in Queens County, New York. As a state bank, the Bank is subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. The Company is subject to regulation by the Federal Reserve Board. SCB Investment Company, Inc., Community Investing Company, Inc. and SCBNY Company, Inc. hold portions of the Bank’s investment portfolio. SB One Insurance provides insurance agency services mostly through the sale of property and casualty insurance policies. ClassicLake Enterprises, LLC, and PPD Holding Company, LLC, GFR Maywood LLC and 490 Boulevard Realty Corp. hold certain foreclosed properties. In 2018, the Company opened a corporate office in Rockaway, New Jersey, a regional office and corporate centers in Wantage, New Jersey and Rochelle Park, New Jersey. In 2019, the Company opened a corporate office in Paramus, New Jersey.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the other-than-temporary impairment, allowance for loan losses, valuation of foreclosed real estate, valuation of goodwill, the valuation of deferred tax assets and the fair value of financial instruments.

Business Combinations

The Company accounts for business combinations under the purchase method of accounting. The application of this method of accounting requires the use of significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are amortized, accreted or depreciated from those that are recorded as goodwill. Our estimates of the fair values of assets acquired and liabilities assumed are based upon assumptions that we believe to be reasonable, and whenever necessary, include assistance from independent third-party appraisal and valuation firms.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Sussex, Bergen, and Essex Counties and adjacent counties in the states of New Jersey, New York and Pennsylvania. Notes 4 and 5 discuss the types of securities that the Company invests in. The types of lending that the Company engages are included in Note 6. Although the Company has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy. The Company does not have any significant concentrations in any one industry or customer.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include highly liquid instruments with original maturities of less than 90 days, primarily, balances due from banks, interest bearing deposits with banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

Securities are designated at the time of acquisition as available for sale or held to maturity. Securities that the Company will hold for indefinite periods of time and that might be sold in the future as part of efforts to manage interest rate risk or in response to changes in interest rates, changes in prepayment risk, changes in market conditions or changes in economic factors are classified as available for sale. Securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of related deferred tax effect. Securities that the Company has the positive intent and ability to hold to maturity are designated as held to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions and carried at amortized cost.

Purchase premiums and discounts are recognized in interest income using the level yield method over the earlier of call date or contractual terms of the securities. Gains and losses realized on sales of securities are determined on the specific identification method and are reported in non-interest income.

The Company periodically evaluates the security portfolio to determine if a decline in the fair value of any security below its cost basis is other-than-temporary. The Company’s evaluation of other-than-temporary impairment considers the duration and severity of the impairment, the company’s intent and ability to hold the securities and our assessments of the reason for the decline in value and the likelihood of a near-term recovery. If a determination is made that a debt security is other-than-temporarily impaired, the Company will estimate the amount of the unrealized loss that is attributable to credit and all other non-credit related factors. The credit related component will be recognized as an other-than-temporary impairment charge in non-interest income. The non-credit related component will be recorded as an adjustment to accumulated other comprehensive income (“AOCI”), net of tax.

Federal Home Loan Bank Stock

Federal law requires a member institution of the Federal Home Loan Bank (“FHLB”) system to hold stock of its district FHLB according to a predetermined formula. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. The FHLB stock was carried at $12.1 million and $11.4 million for the years ended December 31, 2019 and 2018, respectively.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan.

The loans receivable portfolio is segmented into commercial, residential and consumer loans. Commercial loans consist of the following classes: commercial and industrial, commercial real estate, and construction loans. Residential and consumer loans consist of the following classes: residential real estate, consumer and other loans.

For all classes of loans, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans including impaired loans generally are either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

PCI loans are loans acquired at a discount rate, in part, to credit quality. PCI loans are accounted for in accordance with ASC Subtopic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality”, and are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance (i.e., the allowance for loan losses). The difference between the undiscounted cash flows expected at acquisition and the initial carrying amount (fair value) of the PCI loans, or the “accretable yield,” is recognized as interest income utilizing the level-yield method over the life of the loans. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment, as a loss accrual or a valuation allowance. Reclassifications of the non-accretable difference to the accretable yield may occur subsequent to the loan acquisition dates due to increases in expected cash flows of the loans and would result in an increase in yield on a prospective basis.

Allowance for Loan Losses

The allowance for loan losses represents the amount, which, in management’s judgment, will be adequate to absorb credit losses inherent in the loan portfolio as of the balance sheet date. The adequacy of the allowance is determined by management’s evaluation of the loan portfolio based on factors such as the differing economic risks associated with each loan category, the current financial condition of specific borrowers, the economic environment in which borrowers operate, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or indemnifications.

The allowance for loan losses is established through the provision for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance for loan losses. The allowance for loan losses consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows, collateral value or observable market price is lower than the carrying value for that loan. The general component covers all other loans and is based on historical loss factors adjusted for general economic factors and other qualitative risk factors such as changes in delinquency trends, industry concentrations and local/national economic trends. The allowance contains reserves identified as unallocated. These reserves reflect management’s attempt to ensure that the overall allowance reflects a margin for imprecision and the uncertainty that is inherent in estimates of probable credit losses.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and industrial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Troubled Debt Restructurings (“TDR”)

A modification to the terms of a loan is generally considered a TDR if the Company grants a concession to the borrower that it would not otherwise consider for economic or legal reasons related to the debtor’s financial difficulties. A TDR may include, but is not necessarily limited to, the modification of loan terms such as a temporary or permanent reduction of the loan’s stated interest rate, extension of the maturity date and/or reduction or deferral of amounts owed under the terms of the loan agreement.

All restructured loans that qualify as TDRs are placed on nonaccrual status for a period of no less than six months after restructuring, irrespective of the borrower’s adherence to a TDR’s modified repayment terms during which time TDRs continue to be adversely classified and reported as impaired. TDRs may be returned to accrual status if (1) the borrower has performed in accordance with the terms of the restructured loan agreement for no less than six consecutive months after restructuring, and (2) the Company expects to receive all principal and interest owed in accordance with the terms of the restructured loan agreement. If these conditions are met the loan may also be returned to a non-adverse classification while retaining its impaired status.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Real Estate

Foreclosed real estate is primarily comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Foreclosed real estate is initially recorded at fair value, less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in expenses related to foreclosed real estate.

We may obtain physical possession of real estate loans via foreclosure on an in-substance repossession. As of December 31, 2019, we held $3.8 million in foreclosed real estate properties as a result of obtaining physical possession. As of December 31, 2018, we held $4.1 million in foreclosed real estate properties as a result of obtaining physical possession.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the related assets:

Years
Buildings and building improvements	20 – 40
Leasehold improvements	5 – 10
Furniture, fixtures and equipment	5 – 10
Computer equipment and software	3 – 5

The Company periodically evaluates impairment of long-lived assets to be held and used or to be disposed of by sale. There was no impairment of long-lived assets at any of the reported periods.

Bank-owned Life Insurance (“BOLI”)

BOLI is carried at the amount that could be realized under the Company’s life insurance contracts as of the date of the consolidated balance sheets and is classified as a non-interest earning asset. BOLI involves purchasing life insurance by the Company on a chosen group of employees in order to fund certain employee and director benefits. The Company is the owner and beneficiary of the policies. Increases in the carrying value are recorded as other income in the consolidated statements of income and insurance proceeds received are generally recorded as a reduction of the carrying value. The carrying value consists of cash surrender value of $37.2 million at December 31, 2019 and $35.8 million at December 31, 2018.

Goodwill and intangible assets

Goodwill represents the excess of the purchase price over the fair market value of net assets acquired. At December 31, 2019 and 2018, the Company has recorded goodwill totaling $27.3 million and $27.3 million, respectively, consisting of $22.3 million from the acquisition of Community in 2018, $2.2 million from the acquisition of Enterprise in 2018, $2.3 million from the acquisition of an insurance agency in 2001 and $486 thousand from the acquisition of a bank branch in 2006. In accordance with current accounting standards, goodwill is not amortized, but evaluated at least annually for impairment. Any impairment of goodwill results in a charge to income. The Company periodically assesses whether events and changes in circumstances indicate that the carrying amounts of goodwill and intangible assets may be impaired. The estimated fair value of each reporting segment exceeded its book value; therefore, no write-down of goodwill was required. Goodwill related to acquisitions is not deductible for tax purposes.

The balance of other intangible assets at December 31, 2019 totaled $1.7 million representing the remaining unamortized balance of the core deposit intangibles ascribed to the value of deposits acquired by the Bank through the acquisitions of Community in January 2018 and Enterprise in December 2018. The Company reported $2.1 million in intangible assets at December 31, 2018. Core deposit premiums represent the intangible value of depositor relationships assumed in purchase acquisitions and are amortized on an accelerated basis over 10 years.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes

The Company accounts for income taxes under the asset/liability method in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 740, Income Taxes. The income tax guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which they occur. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company’s control, it is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred taxes could change in the near term.

In connection with the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions, the Company has evaluated its tax positions as of December 31, 2019. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of the tax benefit that has more than a 50 percent likelihood of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Under the “more likely than not” threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. As of December 31, 2019, the Company had no material unrecognized tax benefits or accrued interest or penalties. The Company’s policy is to account for interest as a component of interest expense and penalties as a component of other expense. The Company and its subsidiaries file a consolidated federal income tax return as well as income tax returns in the States of New Jersey, New York and Pennsylvania. The Company’s federal and state income tax returns subsequent to 2016 remain subject to examination by respective tax authorities.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Derivatives

The Company utilizes derivative instruments in the form of interest rate swaps to hedge the variability in its cash flows due to interest rate risk. The variability in cash flows is managed as part of the Company’s asset/liability management process. In accordance with accounting requirements, the Company formally designates all of its hedging relationships as cash flow hedges, intended to offset changes in the cash flows of certain financial instruments due to movement in interest rates, and documents the strategy for undertaking the hedge transactions and its method of assessing ongoing effectiveness.

All derivatives are recognized as either assets or liabilities in the Consolidated Financial Statements at their fair values. Should the cash flow hedge become ineffective, the ineffective portion of changes in fair value (i.e. gain or loss) is reported in current period earnings. The effective portion of the change in fair value is initially recorded as a component of other comprehensive income net of deferred tax.

Derivative effectiveness and ineffectiveness will be assessed and measured at the date of designation (inception), each reporting date, and ongoing ensure that ongoing high effectiveness is expected by regression analysis of the periodic change in fair value of the hedging instrument and the periodic change in fair value of the hypothetical derivative.

The Company’s interest rate derivatives are comprised entirely of interest rate swaps hedging floating-rate and forecasted issuances of fixed-rate liabilities and accounted for as cash flow hedges. The carrying value of interest rate derivatives is included in the balance of other assets or other liabilities.

Stock Compensation Plans

The Company currently has multiple stock plans in place for employees and directors of the Company. U.S. GAAP requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The share-based compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over a defined vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite vesting period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. If pre-vesting termination (forfeiture) occurs, then any expense recognized to date can be reversed.

Effective in 2016, the Company and Bank amended the Directors’ Deferred Compensation Agreement (“DCA”) to permit directors of the Company and Bank to defer their board fees in the form of shares of to be held in Rabbi Trust. Fees deferred in the form of shares placed in the Rabbi Trust are accounted for and disclosed in accordance with the applicable guidance specific to deferred compensation plans involving Rabbi Trusts contained within Accounting Standards Codification (“ASC”) section 710.

Earnings per Share

Basic earnings per share represents net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. The weighted-average common shares outstanding include the weighted-average number of shares of common stock outstanding and the weighted average number of unvested shares of participating restricted stock. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to unexercised outstanding stock options. Potential common shares related to stock options are determined using the treasury stock method. Shares held by the Rabbi Trust are treated as treasury stock for purposes of basic and diluted earnings per share calculations while the related share obligations are reflection in the denominator of the earnings per share calculations in accordance with the provisions of ASC 260-10-45.

Comprehensive Income

Comprehensive income includes net income and all other changes in equity during a period except those resulting from investments by owners and distributions to owners. Other comprehensive income includes revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive income but excluded from net income. Comprehensive income and accumulated other comprehensive income (“AOCI”) are reported net of related income taxes. AOCI for the Company consists of unrealized holding gains or losses on securities available for sale and fair value adjustments on derivatives.

Segment Reporting

The Company acts as an independent community financial services provider and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and mortgage banking operations of the

Bank. As such, discrete financial information is not available and segment reporting would not be meaningful. The Company’s insurance agency is managed separately from the traditional banking and related financial services that the Company offers. The insurance operations provide primarily property and casualty coverage. See Note 3 for segment reporting of insurance operations.

Insurance Agency Operations

SB One Insurance is a retail insurance broker operating in the State of New Jersey. The insurance agency’s primary source of revenue is commission income, which is earned by placing insurance coverage for its customers with various insurance underwriters. The insurance agency places basic property and casualty, life and health coverage with about twenty different insurance carriers. There are two main billing processes, direct billing (currently accounts for approximately 80% of revenues) and agency billing.

Revenue Recognition of SB One Insurance Agency

Commission revenues are recognized as of the effective date of the insurance policy or the date on which the policy premium is processed into our systems, whichever is later. Commission revenues related to installment billings are recognized on the latter of effective or invoiced date. Subsequent commission adjustments are recognized upon our receipt of notification from insurance companies concerning matters necessitating such adjustments. Profit-sharing contingent commissions are recognized when determinable, based on our best estimate of earned amounts and other pertinent factors.

Subsequent Events

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2019 for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date these financial statements were issued.

New Accounting Standards

In February 2016, FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). Under the new guidance, lessees are required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases which was issued to clarify and correct untended application of the guidance in ASU 2016-02 (Topic 842). The amendments in this ASU affect aspects of the guidance issued in ASU 2016-02 and provide clarification to related topics, such as 1) Rate implicit in the lease; 2) Reassessment of leases; 3) Transition guidance; and 4) Impairment of net investment in the lease. In July 2018, the FASB also issued ASU 2018-11 Leases (Topic 842) Targeted Improvements, which provides guidance related to comparative reporting requirements for initial adoption and separating lease and non-lease components. Currently, entities are required to adopt the new standard utilizing the modified retrospective approach. This amendment provides entities with an additional transition method which allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Currently, ASU 2016-02 provides a practical expedient to lessees to allow them to not separate non-lease components from lease components; however, it does not provide a similar practical expedient to lessors. This amendment provides a practical expedient to lessors which allows them the option to not separate non-lease components from the associated lease components. However, the lessor practical expedient is limited to circumstances in which the non-lease components would otherwise be account for under the new revenue guidance (Topic 606). In addition, both of the following conditions must be met: the timing and pattern of transfer are the same for non-lease components and associated lease components 2) the lease component, if accounted for separately, would be classified as an operating lease. An entity that elects the lessor practical expedient is also required to provide certain disclosures. For entities that early adopted Topic 842 the amendments in these ASUs are effective upon issuance. The Company adopted both ASU No. 2016-02 and ASU No. 2018-11 effective January 1, 2019 and elected to apply the guidance as of the beginning of the period of adoption (January 1, 2019) and not restate comparative periods. The Company also elected certain optional practical expedients, which allow the Company to forego a reassessment of (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) the initial direct costs for any existing leases. Additionally, the Company elected to adopt the practical expedient use of hindsight to determine right of use asset and lease liability for each lease with a renewal option through their first option date. Adoption of the standard did not result in material changes to the Company’s consolidated results of operations. The Company’s adoption of the ASU resulted in a right of use asset and lease liability of approximately $2.7 million at January 1, 2019. The impact of the adoption on the Company’s operating results was not significant.

In March 2019, FASB issued ASU 2019-01, Leases (Topic 842): Codification Improvements, which amends certain aspects of FASB’s leasing standard, ASU 2016-02.1 ASU 2019-01 is the result of a proposed ASU issued in December 2018. The ASU addresses the following issues:

•	Determining the fair value of the underlying asset by lessors that are not manufacturers or dealers.

•	Statement of cash flows presentation for sales-type and direct financing leases by lessors within the scope of ASC 942.3

•	Clarification of interim disclosure requirements during transition.

ASU 2019-01 will be effective for public business entities for fiscal years ending after December 15, 2019. The adoption of the ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), which introduces new guidance for the accounting for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for- sale (AFS) debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. In April 2019, FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses. ASU 2019-04 made amendments to the following categories in ASU 2016-13 which include Accrued interest, transfers between classifications or categories for loans and debt securities, recoveries, reinsurance recoverables, projections of interest rate environments for variable-rate financial instruments, costs to sell when foreclosure is probable, consideration of expected prepayments when determining the effective interest rate, vintage disclosures and extension and renewal options. In May 2019, FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326); Targeted Transition Relief, ASU 2019-05 allows the Company to irrevocably elect, upon adoption of ASU 2016-13, the fair value option on financial instruments that (1) were previously recorded at amortized cost and (2) are within the scope of Topic 326 if the instruments are eligible for the fair value option under authoritative guidance for fair value. The fair value option election does not apply to held-to-maturity debt securities. We are required to make this election on an instrument-by-instrument basis. This ASU will be effective for public business entities that are SEC filers and considered smaller reporting companies in fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application of the guidance will be permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company elected not to adopt ASU 2016-13 early. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements. The Company has determined that a third-party vendor will assist with model development, data governance and operational controls to support the adoption of this ASU. Model implementation, including development and validation, began in the second quarter of 2019, as did the establishment of the control activities required to support the models.

In January 2017, FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (Topic 350). The main objective of this ASU is to simplify the accounting for goodwill impairment by requiring impairment charges be based upon the first step in the current two-step impairment test under Accounting Standards Codification (ASC) 350. Currently, if the fair value of a reporting unit is lower than its carrying amount (Step 1), an entity calculates any impairment charge by comparing the implied fair value of goodwill with its carrying amount (Step 2). This ASU’s objective is to simplify how all entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The standard will be applied prospectively and is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The Company is currently evaluating the impact of the pending adoption on its consolidated financial statements and expects no significant impact on its results.

In March 2017, FASB issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (Subtopic 310-20). The update shortens the amortization period for premiums on purchased callable debt securities to the earliest call date. The amendment will apply only to callable debt securities with explicit, noncontingent call features that are callable at fixed prices and on preset dates, apply to all premiums on callable debt securities, regardless of how they were generated, and require companies to reset the effective yield using the payment terms of the debt security if the call option is not exercised on the earliest call date. The ASU does not require an accounting change for securities held at a discount. The discount continues to be amortized to maturity and does not apply when the investor has already incorporated prepayments into the calculation of its effective yield under other GAAP. The amendments in the ASU are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company’s adoption of the ASU did not have a significant impact on the Company’s consolidated financial statements.

In August 2017, FASB issued ASU 2017-12 Derivatives and Hedging (Topic 815). The objective of the ASU is to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements and to make improvements to simplify the application of hedge accounting guidance in current GAAP. The amendments in the ASU will, among other things, 1) permit hedge accounting for risk components in hedging relationships involving nonfinancial risk and interest rate risks; 2) change the guidance for designating fair value hedges of interest rate risk and for measuring the change in fair value of the hedged item in fair value hedges of interest rate risk; 3) modify disclosures to include a tabular disclosure related to the effect on the income statement of fair value and cash flow hedges; and 4) eliminate the requirement to disclose the ineffective portion of the change in fair value of hedging instruments. These changes will more closely align the results of cash flow and fair value hedge accounting with risk management activities and the presentation of hedge results in the financial statements. ASU 2017-12 will be effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For all other entities, the ASU will be effective for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early application is permitted in any interim period after issuance of the update with all transition requirements and elections being applied to hedging relationships existing on the date of adoption. The Company’s adoption of the ASU did not have a significant impact on the Company’s consolidated financial statements.

In August 2018, FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The updates in this ASU are part of the disclosure framework project and modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. The modifications include removal, modification, and removal of disclosure requirements. The ASU removed the following disclosure requirements: a) The amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, b) The policy for timing of transfers between levels, c) The valuation process for Level 3 fair value measurements, c) For nonpublic entities, the changes in unrealized gains and losses for the period included in earnings for recurring Level 3 fair value measurements held at the end of the reporting period. The ASU added the following disclosure requirements: a) the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period; b) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. The ASU also modified the following disclosure requirements: a) In lieu of a rollforward for Level 3 fair value measurements, a nonpublic entity is required to disclose transfers into and out of Level 3 of the fair value hierarchy and purchases and issues of Level 3 assets and liabilities; b) For investments in certain entities that calculate net asset value, an entity is required to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse only if the investee has communicated the timing to the entity or announced the timing publicly; c) Clarifies that the measurement uncertainty disclosure is to communicate information about the uncertainty in measurement as of the reporting date. ASU 2018-13 will be effective for public business entities for fiscal years and interim periods within those years beginning after December 15, 2019. The Company is currently evaluating the impact of the pending adoption on its consolidated financial statements.

In August 2018, FASB issued ASU 2018-14, Compensation-Retirement Benefits-Defined Benefit Plans - General (Topic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans which modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The updates in this ASU are part of the disclosure framework project ASU 2018-14 and modify the disclosure requirements under ASC 715-201 for employers that sponsor defined benefit pension or other postretirement plans. Those modifications include the removal, addition, and of disclosure requirements as well as clarifying specific disclosure requirements. The ASU removed the following disclosures: a) the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year; b) the amount and timing of plan assets expected to be returned to the employer; c) the disclosures related to the June 2001 amendments to the Japanese Welfare Pension Insurance Law; d) related party disclosures about the amount of future annual benefits covered by insurance and annuity contracts and significant transactions between the employer or related parties and the plan; and e) for nonpublic entities, the reconciliation of the opening balances to the closing balances of plan assets measured on a recurring basis in Level 3 of the fair value hierarchy. However, nonpublic entities will be required to disclose separately the amounts of transfers into and out of Level 3 of the fair value hierarchy and purchases of Level 3 plan assets. f) For public entities, the effects of a one-percentage-point change in assumed health care cost trend rates on the (a) aggregate of the service and interest cost components of net periodic benefit costs and (b) benefit obligation for postretirement health care benefits. The ASU added the following disclosures: a) The weighted-average interest crediting rates for cash balance plans and other plans with promised interest crediting rates. b) An explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period. The ASU then clarified the following disclosures: a) the projected benefit obligation (PBO) and fair value of plan assets for plans with PBOs more than plan assets; and b) the accumulated benefit obligation (ABO) and fair value of plan assets for plans with ABOs more than plan assets. ASU 2018-14 will be effective for public business entities for fiscal years ending after December 15, 2020. The Company is currently evaluating the impact of the pending adoption on its consolidated financial statements.

In October 2018, the FASB issued ASU 2018-16: “Derivatives and Hedging (Topic 815)-Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes”. The amendment permits the use of the Overnight Index Swap (OIS) Rate based on the Secured Overnight Financing Rate (SOFR) as a U.S. benchmark interest rate for hedge accounting purposes. ASU 2018-16 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Early adoption is permitted in any interim period upon issuance of this ASU if an entity already has adopted ASU 2017-12. The amendments in this update should be applied prospectively for qualifying new or redesignated hedging relationships entered into on or after the date of adoption. The Company’s adoption of the ASU did not have a significant impact on the Company’s consolidated financial statements.

NOTE 2—ACQUISITIONS

On January 4, 2018 the Company announced the successful closing of the merger with Community Bank of Bergen County, NJ, a New Jersey-chartered bank (“Community”) in an all-stock transaction (the “Community Merger”). The Community Merger enhanced and expanded SB One Bank’s presence in Bergen County, New Jersey with the addition of 3 full service branch locations in that county, which complements SB One Bank’s existing location in Oradell, New Jersey. Under the terms of the agreement, Community merged with and into SB One Bank, with SB One Bank being the surviving entity and each outstanding share of Community common stock was exchanged for 0.97 shares of the Company’s common stock. The Company issued 1,873,028 shares of its common stock, having an aggregate fair value of $51.9 million in the Community Merger and paid approximately $2 thousand in cash for fractional shares. Outstanding Community stock options were paid out in cash by the Company for a total payment of $140 thousand. Expenses related to the Community merger totaled $0.0 million and $4.0 million for the years ended December 31, 2019 and 2018, respectively.

On December 21, 2018, the Company announced the successful completion of the merger with Enterprise Bank N.J. (“Enterprise”) in an all-stock transaction (the “Enterprise Merger”). The Enterprise Merger is expected to enhance and expand the Company’s presence in Union, Middlesex and Essex Counties, New Jersey with the addition of 4 full service branch locations in those counties. Pursuant to the terms of the merger agreement, Enterprise merged with and into SB One Bank and each outstanding share of Enterprise common stock was exchanged for 0.4538 shares of the Company’s common stock. The Company issued 1,573,454 shares of its common stock, having an aggregate fair value of $32.4 million and paid approximately $1 thousand in cash for fractional shares. Outstanding Enterprise stock options were paid out in cash by the Company for a total payment of $1.6 million. Expenses related to the Enterprise merger totaled $0.0 million and $1.8 million for the years ended December 31, 2019 and 2018, respectively.

Community

The Community acquisition was accounted for under the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed in the acquisition were recorded at their estimated fair values based on management’s best estimate using information available at the date of the acquisition, including the use of a third party valuation specialist. The following table summarized the estimated fair value of the acquired assets and liabilities assumed at the date of acquisition for Community.

(Dollars in thousands)	January 4, 2018
Cash and cash equivalents	$6,693
Interest bearing time deposits with other banks	100
Securities available for sale	75,909
Other bank stock	1,155
Loans	236,010
Foreclosed real estate	1,312
Premises and equipment, net	10,612
Accrued interest receivable	824
Goodwill (banking segment)	22,298
Intangibles assets	1,331
Bank-owned life insurance	7,963
Other assets	1,677

Total Assets	$365,884

Deposits	$(301,157)
Borrowings	(12,000)
Other liabilities	(844)

Total Liabilities	$(314,001)

Net consideration paid—common shares issued	$51,883

The fair values of deposit liabilities with no stated maturities such as checking, money market and savings accounts, were assumed to equal the carrying amounts since these deposits are payable on demand. The fair values of certificates of deposits and IRAs represent the present value of contractual cash flows discounted at market rates for similar certificates of deposit.

The Company has finalized the accounting as a result of the merger with Community.

Fair values of the major categories of assets acquired and liabilities assumed were determined as follows:

Investment securities available-for-sale

The estimated fair values of the investment securities available for sale, primarily comprised of U.S. Government agency mortgage-backed securities, U.S. government agencies and municipal bonds, were determined using open market pricing provided by multiple independent securities brokers. Management reviewed the open market quotes used in pricing the securities. A fair value discount of $261 thousand was recorded on the investments.

Loans

Loans acquired in the Community acquisition were recorded at fair value, and there was no carryover related allowance for loan and lease losses. The fair values of loans acquired from Community were estimated using cash flow projections based on the remaining maturity and repricing terms. Cash flows were adjusted for estimated future credit losses and the rate of prepayments. Projected cash flows were then discounted to present value using a risk-adjusted market rate for similar loans. The fair value of the acquired loans receivable had a gross amortized cost basis of $242.5 million. The table below illustrates the fair value adjustments made to the amortized cost basis in order to present a fair value of the loans acquired. The credit adjustment on purchased credit impaired loans is derived in accordance with ASC 310-30 and represents the portion of the loan balances that has been deemed uncollectible based on the Company’s expectations of future cash flows for each respective loan on a level yield amortization over 3.5 years.

(Dollars in thousands)
Gross amortized cost basis at January 4, 2018	$242,471
Fair value adjustment on general pooled loans	(3,737)
Credit fair value adjustment on purchased credit impaired loans	(2,724)

Fair value of acquired loans at January 4, 2018	$236,010

For loans acquired without evidence of credit quality deterioration, the Company prepared the interest rate loan fair value and credit fair value adjustments. Loans were grouped into general pools by characteristics such as loan type, term, collateral and rate. Market rates for similar loans were obtained from various internal and external data sources and reviewed by management for reasonableness. The average of these rates was used as the fair value interest rate a market participant would utilize. A present value approach was utilized to calculate the interest rate fair value premium of $324 thousand.

Additionally for loans acquired without credit deterioration, a credit fair value adjustment was calculated using a two-part credit fair value analysis: 1) expected lifetime credit migration losses; and 2) estimated fair value adjustment for certain qualitative factors. The expected lifetime losses were calculated using historical losses observed at the Bank, Community and peer banks. The Company also estimated an environmental factor to apply to each loan type. The environmental factor represents potential discount which may arise due to general credit and economic factors. A credit fair value discount of $4.1 million was determined. Both the interest rate and credit fair value adjustments relate to performing loans and loans acquired with evidence of credit quality deterioration will be substantially recognized as interest income on a level yield amortization method over the weighted average life of the loans of 4 years.

The following is a summary of the loans accounted for in accordance with ASC 310-30 that were acquired in the Community acquisition as of the closing date.

(Dollars in thousands)	Acquired Credit Impaired Loans
Contractually required principal and interest at acquisition	$6,289
Contractual cash flows not expected to be collected (non-accretable difference)	1,819

Expected cash flows at acquisition	4,470
Interest component of expected cash flows (accretable difference)	846

Fair value of acquired loans	$3,624

Bank Premises

The Company acquired three branches of Community, all of which were owned by Community, at a premium of $3.5 million. The fair value of Community’s premises was determined based upon independent third- party appraisals performed by licensed appraisers in the market in which the premises are located which will be amortized on a straight line basis over 40 years.

Core Deposit Intangible

The fair value of the core deposit intangible was determined based on a discounted cash flow analysis using a discount rate commensurate with market participants. To calculate cash flows, deposit account servicing costs (net of deposit fee income) and interest expense on deposits were compared to the cost of alternative funding sources available through national brokered CD offering rates. The projected cash flows were developed using projected deposit attrition rates. The core deposit intangible will be amortized over ten years using the sum-of-years digits method.

The core deposit intangible totaled $1.3 million and is being amortized over its estimated useful life of approximately 10 years using an accelerated method of the sum of the years digits. The goodwill will be evaluated annually for impairment. The goodwill is not deductible for tax purposes. The goodwill recognized from the merger with Community was created based on the consideration paid by the Company for enhancing its presence in the Bergen County, NJ area in addition to our expected synergies from the combined operations of the Company and Community.

Time Deposits

The fair value adjustment for time deposits represents a discount from the value of the contractual repayments of fixed-maturity deposits using prevailing market interest rates for similar-term time deposits. The time deposit discount of approximately $965 thousand is being amortized into income on a level yield amortization method over the contractual life of the deposits of 22.5 months and a weighted average life of 16.5 months.

Bank Owned Life Insurance

Community’s bank-owned life insurance book value was $8.0 million with no fair value adjustment.

Borrowings

The Company acquired borrowings at Community’s carrying value of $12.0 million with no fair value adjustment. The remaining maturity of Community’s borrowings was less than thirty days at a weighted average cost of funds equivalent to the current market rate for the similar term borrowing type.

The following table presents certain pro forma information as if Community had been acquired on January 1, 2017 and January 1, 2018. These results combine the historical results of the Company in the Company’s Consolidated Statements of Income and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other acquisition-related activity, they are not indicative of what would have occurred had the acquisition taken place on January 1, 2017 and January 1, 2018. In particular, no adjustments have been made to eliminate the amount of Community’s provision for loan losses that would not have been necessary had the acquired loans been recorded at fair value as of January 1, 2017 and January 1, 2018. The Company expects to achieve further operating cost savings and other business synergies as a result of the acquisition which are not reflected in the pro forma amounts below:

(Dollars in thousands)	Year Ended December 31, 2018	Year Ended December 31, 2017
Total revenues (net interest income plus non-interest income)	$54,941	$47,280
Net Income	9,935	6,257
Basic and diluted earnings per share applicable to common stockholders	$1.25	$0.79

Following the closing of the Community Merger on January 4, 2018, the Company reported the results of the combined Company. The Company cannot disaggregate the additional revenue and income before extraordinary items provided by Community since the Company operates as one consolidated entity on its internal systems. The cumulative effect to the Company’s net income and net income per share are reported on a consolidated basis for the period ended December 31, 2018.

Enterprise

The Enterprise acquisition was accounted for under the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed in the acquisition were recorded at their estimated fair values based on management’s best estimate using information available at the date of the acquisition, including the use of a third party valuation specialist. The following table summarized the estimated fair value of the acquired assets and liabilities assumed at the date of acquisition for Enterprise.

(Dollars in thousands)	December 21, 2018
Cash and cash equivalents, net of stock options paid in cash	$9,153
Securities available for sale	2,193
Other bank stock	2,380
Loans	257,170
Foreclosed real estate	1,250
Premises and equipment, net	422
Accrued interest receivable	880
Goodwill (banking segment)	2,204
Intangibles assets	1,039
Other assets	3,064

Total Assets	$279,755

Deposits	$(197,321)
Borrowings	(47,106)
Other liabilities	(2,882)

Total Liabilities	$(247,309)

Net consideration paid—common shares issued	$32,446

The fair values of deposit liabilities with no stated maturities such as checking, money market and savings accounts, were assumed to equal the carrying amounts since these deposits are payable on demand. The fair values of certificates of deposits and IRAs represent the present value of contractual cash flows discounted at market rates for similar certificates of deposit.

Fair values of the major categories of assets acquired and liabilities assumed were determined as follows:

Investment securities available-for-sale

The estimated fair values of the investment securities available for sale, primarily comprised of U.S. Government agency mortgage-backed securities, U.S. government agencies and municipal bonds, were determined using open market pricing provided by multiple independent securities brokers. Management reviewed the open market quotes used in pricing the securities. A fair value discount of $100 thousand was recorded on the investments.

Loans

Loans acquired in the Enterprise acquisition were recorded at fair value, and there was no carryover related allowance for loan and lease losses. The fair values of loans acquired from Enterprise were estimated using cash flow projections based on the remaining maturity and repricing terms. Cash flows were adjusted for estimated future credit losses and the rate of prepayments. Projected cash flows were then discounted to present value using a risk-adjusted market rate for similar loans. The fair value of the acquired loans receivable had a gross amortized cost basis of $262.1 million. The table below illustrates the fair value adjustments made to the amortized cost basis in order to present a fair value of the loans acquired. There was no credit adjustment for purchased credit impaired loans in the Enterprise acquisition.

(Dollars in thousands)
Gross amortized cost basis at December 21, 2018	$262,126
Fair value adjustment on general pooled loans	(4,956)

Fair value of acquired loans at December 21, 2018	$257,170

For loans acquired without evidence of credit quality deterioration, the Company prepared the interest rate loan fair value and credit fair value adjustments. Loans were grouped into general pools by characteristics such as loan type, term, collateral and rate. Market rates for similar loans were obtained from various internal and external data sources and reviewed by management for reasonableness. The average of these rates was used as the fair value interest rate a market participant would utilize. A present value approach was utilized to calculate the interest rate fair value discount of $1.1 million.

Additionally for loans acquired without credit deterioration, a credit fair value adjustment was calculated using a two-part credit fair value analysis: 1) expected lifetime credit migration losses; and 2) estimated fair value adjustment for certain qualitative factors. The expected lifetime losses were calculated using historical losses observed at the Bank, Enterprise and peer banks. The Company also estimated an environmental factor to apply to each loan type. The environmental factor represents potential discount which may arise due to general credit and economic factors. A credit fair value discount of $3.9 million was determined. Both the interest rate and credit fair value adjustments will be substantially recognized as interest income on a level yield amortization method over the expected life of the loans.

Bank Premises

The Company acquired four branches of Enterprise, all of which were leased by Enterprise, at a discount of $282 thousand. The fair value of Enterprise’s premises was determined based upon independent third-party appraisals performed by licensed appraisers in the market in which the premises are located which will be amortized on a straight line basis over 3 years.

Core Deposit Intangible

The fair value of the core deposit intangible was determined based on a discounted cash flow analysis using a discount rate commensurate with market participants. To calculate cash flows, deposit account servicing costs (net of deposit fee income) and interest expense on deposits were compared to the cost of alternative funding sources available through national brokered CD offering rates. The projected cash flows were developed using projected deposit attrition rates. The core deposit intangible will be amortized over ten years using the sum-of-years digits method.

The core deposit intangible totaled $1.0 million and is being amortized over its estimated useful life of approximately 10 years using an accelerated method of the sum of the years digits. The goodwill will be evaluated annually for impairment. The goodwill is not deductible for tax purposes. The goodwill recognized from the merger with Enterprise was created based on the consideration paid by the Company for enhancing its presence in the Bergen County, NJ area in addition to our expected synergies from the combined operations of the Company and Enterprise.

Time Deposits

The fair value adjustment for time deposits represents a discount from the value of the contractual repayments of fixed-maturity deposits using prevailing market interest rates for similar-term time deposits. The time deposit discount of approximately $1.0 million is being amortized into income on a level yield amortization method over the contractual life of the deposits of 11.4 months and a weighted average life of 11.4 months.

Borrowings

The Company acquired borrowings at Enterprise’s carrying value of $47.3 million at a weighted average rate of 2.23% with a fair value adjustment of $149 thousand. The fair value of borrowings represents the present value of the borrowings expected contracted payments discounted by market rates for similar borrowings. Market rates were obtained from the FHLB of New York as of December 21, 2018.

The following table presents certain pro forma information as if Enterprise had been acquired on January 1, 2017 and January 1, 2018. These results combine the historical results of the Company in the Company’s Consolidated Statements of Income and, while certain adjustments were made for the estimated impact of certain fair value adjustments and January 1, 2017 and January 1, 2018. In particular, no adjustments have been made to eliminate the amount of Enterprise’s provision for loan losses that would not have been necessary had the acquired loans been recorded at fair value as of January 1, 2017 and January 1, 2018. The Company expects to achieve further operating cost savings and other business synergies as a result of the acquisition which are not reflected in the pro forma amounts below:

(Dollars in thousands)	Year Ended December 31, 2018	Year Ended December 31, 2017
Total revenues (net interest income plus non-interest income)	$64,827	$46,175
Net Income	12,496	7,283
Basic and diluted earnings per share applicable to common stockholders	$1.80	$0.84

The merger transaction was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed, and consideration exchanged were recorded at estimated fair values on the acquisition date. Management has finalized the accounting in connection with the merger and has assessed the fair value of loans, other assets and other liabilities which can result in an adjustment to the Company’s goodwill and deferred tax asset.

Following the closing of the Enterprise Merger on December 21, 2018, the Company reported the results of the combined Company. The Company cannot disaggregate the additional revenue and income before extraordinary items provided by Enterprise since the Company operates as one consolidated entity on its internal systems. The cumulative effect to the Company’s net income and net income per share are reported on a consolidated basis for the period ended December 31, 2018.

NOTE 3—SEGMENT REPORTING

Segment information for 2019 and 2018 is as follows:

	Year Ended December 31, 2019
(Dollars in thousands)	Banking and Financial Services	Insurance Services	Total
Year Ended December 31, 2019:
Net interest income from external sources	$59,060	$—	$59,060
Other income from external sources	6,129	8,216	14,345
Depreciation and amortization	2,003	46	2,049
Income before income taxes	27,358	2,281	29,639
Income tax expense(1)	6,184	912	7,096
Total assets	1,995,973	5,684	2,001,657

	December 31, 2018
(Dollars in thousands)	Banking and Financial Services	Insurance Services	Total
Year Ended December 31, 2018:
Net interest income from external sources	$44,080	$—	$44,080
Other income from external sources	3,975	6,774	10,749
Depreciation and amortization	1,809	27	1,836
Income before income taxes	10,987	1,995	12,982
Income tax expense(1)	2,261	798	3,059
Total assets	1,790,851	4,852	1,795,703

(1)	Insurance Services calculated at statutory tax rate of 28.1%

NOTE 4—FAIR VALUE OF ASSETS AND LIABILITIES

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sale transaction on the dates indicated. The fair value amounts have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

In accordance with U.S. GAAP, the Company uses a hierarchical disclosure framework associated with the level of pricing observability utilized in measuring assets and liabilities at fair value. The three broad levels defined by the hierarchy are as follows:

Level I—Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these asset and liabilities include items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level III—Assets and liabilities that have little to no pricing observability as of reported date. These items do not have two-way markets and are measured using management’s best estimate of market participants’ estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The following table summarizes the fair value of the Company’s financial assets and liabilities measured on a recurring basis by the above pricing observability levels as of December 31, 2019 and 2018:

(Dollars in thousands)	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
December 31, 2019
U.S. government agencies	$8,679	$—	$8,679	$—
U.S. government-sponsored enterprises	53,249	—	53,249	—
State and political subdivisions	32,214	—	32,214	—
Mortgage-backed securities—
U.S. government-sponsored enterprises	82,469	—	82,469	—
Private mortgage-backed securities	22,445	—	19,873	2,572
Corporate debt	13,125	—	12,096	1,029
Derivative instruments
Interest rate swaps
Assets	688	—	688	—
Liabilities	3,890	—	3,890	—

December 31, 2018
U.S. government agencies	$24,794	$—	$24,794	$—
U.S. government-sponsored enterprises	20,362	—	20,362	—
State and political subdivisions	60,362	—	60,362	—
Mortgage-backed securities—
U.S. government-sponsored enterprises	73,613	—	73,613	—
Corporate debt	3,008	—	3,008	—
Derivative instruments
Interest rate swaps
Assets	2,114	—	2,114	—
Liabilities	779	—	779	—

The Company’s available for sale securities portfolio contains investments which are all rated within the Company’s investment policy guidelines; and upon review of the entire portfolio, all securities are marketable and have observable pricing inputs.

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2019 and 2018 are as follows:

(Dollars in thousands)	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
December 31, 2019
Impaired loans	$1,630	$—	$—	$1,630
Foreclosed real estate	2,183	—	—	2,183

December 31, 2018
Impaired loans	$1,785	$—	$—	$1,785
Foreclosed real estate	730	—	—	730

The following table presents additional qualitative information about assets measured at fair value on a nonrecurring basis and for which Level III inputs were used to determine fair value:

	Qualitative Information about Level III Fair Value Measurements
(Dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2019
Impaired loans	$1,630	Appraisal of collateral	Appraisal adjustments(1)	0% to - 72.0% (-3.6%)
Foreclosed real estate	2,183	Appraisal of collateral	Selling expenses(1)	-7.0% (-7.0%)
December 31, 2018
Impaired loans	$1,785	Appraisal of collateral	Appraisal adjustments(1)	0% to 100.0% (-7.8%)
Foreclosed real estate	730	Appraisal of collateral	Selling expenses(1)	-7.0% (-7.0%)

(1)

Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated selling expenses. The range and weighted average of selling expenses and other appraisal adjustments are presented as a percentage of the appraisal.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair value of the Company’s financial instruments presented below at December 31, 2019 and 2018:

Securities: The fair value of securities, available for sale (carried at fair value) and securities held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level I), or matrix pricing (Level II), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level III). In the absence of such evidence, management’s best estimate of market participants’ estimate is used. Management’s best estimate consists of both internal and external support on certain Level III measurements. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level III investments.

Impaired Loans (Carried at Lower of Cost or Fair Value): Fair value of impaired loans is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included in Level III fair values, based upon the lowest level of input that is significant to the fair value measurements.

Derivatives (Carried at Fair Value): The fair value of the Company’s derivatives are determined using discounted cash flow analysis using observable market-based inputs, which are considered Level 2 inputs.

Other Real Estate Owned (Carried at Fair Value): Other Real Estate Owned is recorded at estimated fair value, less estimated selling costs when acquired, thus establishing a new cost basis. Fair value is generally based on independent appraisals. These appraisals include adjustments to comparable assets based on the appraisers’

market knowledge and experience. When an asset is acquired, the excess of the loan balance over fair value, less estimated selling costs, a writedown is recorded through expense.

The fair values of the Company’s financial instruments at December 31, 2019 and 2018 were as follows:

	December 31, 2019		Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
(Dollars in thousands)	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$43,686	$43,686	$43,686	$—	$—
Time deposits with other banks	200	200	—	200	—
Securities available for sale	212,181	212,181	—	208,580	3,601
Securities held to maturity	4,012	4,083	—	2,593	1,490
Other bank stock	12,498	12,498	—	12,498	—
Loans receivable, net of allowance	1,618,579	1,605,295	—	—	1,605,295
Accrued interest receivable	6,175	6,175	—	6,175	—
Interest rate swaps	688	688	—	688	—

Financial liabilities:
Non-maturity deposits	971,653	971,653	—	971,653	—
Time deposits	553,388	551,886	—	551,886	—
Short-term borrowings	193,000	193,081	193,081	—	—
Long-term borrowings	40,114	40,228	—	40,228	—
Subordinated debentures	27,869	26,930	—	26,930	—
Accrued interest payable	1,466	1,466	—	1,466	—
Interest rate swaps	3,890	3,890	—	3,890	—

	December 31, 2018		Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
(Dollars in thousands)	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$26,678	$26,678	$26,678	$—	$—
Time deposits with other banks	200	200	—	200	—
Securities available for sale	182,139	182,139	—	182,139	—
Securities held to maturity	4,078	4,152	—	4,152	—
Other bank stock	11,764	11,764	—	11,764	—
Loans receivable, net of allowance	1,466,000	1,428,094	—	—	1,428,094
Accrued interest receivable	6,546	6,546	—	6,546	—
Interest rate swaps	2,114	2,114	—	2,114	—
Financial liabilities:
Non-maturity deposits	965,065	965,065	—	965,065	—
Time deposits	388,874	383,264	—	383,264	—
Short-term borrowings	175,295	175,366	175,366	—	—
Long-term borrowings	44,611	44,365	—	44,365	—
Subordinated debentures	27,859	26,840	—	26,840	—
Accrued interest payable	1,480	1,480	—	1,480	—
Interest rate swaps	779	779	—	779	—

NOTE 5—SECURITIES

Available for Sale

The amortized cost and fair value of securities available for sale as of December 31, 2019 and 2018 are summarized as follows:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2019
U.S. government agencies	$8,758	$5	$(84)	$8,679
U.S. government-sponsored enterprises	54,338	—	(1,089)	53,249
State and political subdivisions	31,501	938	(225)	32,214
Mortgage-backed securities—
U.S. government-sponsored enterprises	81,449	1,198	(178)	82,469
Private mortgage-backed securities	22,110	368	(33)	22,445
Corporate Debt	13,019	113	(7)	13,125

	$211,175	$2,622	$(1,616)	$212,181

December 31, 2018
U.S. government agencies	$25,161	$4	$(371)	$24,794
U.S. government-sponsored enterprises	20,404	38	(80)	20,362
State and political subdivisions	60,457	445	(540)	60,362
Mortgage-backed securities—
U.S. government-sponsored enterprises	74,670	100	(1,157)	73,613
Corporate Debt	3,000	8	—	3,008

	$183,692	$595	$(2,148)	$182,139

Securities with a carrying value of approximately $4.3 million and $2.5 million at December 31, 2019 and 2018, respectively, were pledged to secure public deposits and for borrowings at the Federal Reserve Bank as required or permitted by applicable laws and regulations.

The amortized cost and fair value of securities available for sale at December 31, 2019 are shown below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Investments which pay principal on a periodic basis are not included in the maturity categories.

(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	12,932	13,167
Due after ten years	31,588	32,172

Total bonds and obligations	44,520	45,339
U.S. government agencies	8,758	8,679
U.S. government-sponsored enterprises	54,338	53,249
Mortgage-backed securities:
U.S. government-sponsored enterprises	81,449	82,469
Private mortgage-backed securities(1)	22,110	22,445

Total available for sale securities	$211,175	$212,181

(1)	Private mortgage-backed securities are non-industry specific

Gross gains on sales of securities available for sale were $2.1 million and $46 thousand and gross losses were $393 thousand and $10 thousand for the years ended December 31, 2019 and 2018, respectively.

Temporarily Impaired Securities

The following table shows our investments’ gross unrealized losses and fair values with unrealized losses that are not deemed to be other than temporarily impaired, aggregated by investment category and length of time that individual available for sale securities have been in a continuous unrealized loss position, at December 31, 2019 and 2018.

	Less Than 12 Months		12 Months or More		Total
(Dollars in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2019
U.S. government agencies	$—	$—	$5,966	$(84)	$5,966	$(84)
U.S. government-sponsored enterprises	44,110	(770)	9,139	(319)	53,249	(1,089)
State and political subdivisions	17,421	(225)	—	—	17,421	(225)
Mortgage-backed securities—
U.S. government-sponsored enterprises	17,205	(113)	4,973	(65)	22,178	(178)
Private mortgage-backed securities	6,973	(33)	—	—	6,973	(33)
Corporate Debt	2,142	(7)	—	—	2,142	(7)

Total temporarily impaired securities	$87,851	$(1,148)	$20,078	$(468)	$107,929	$(1,616)

December 31, 2018
U.S. government agencies	$18,998	$(316)	$2,593	$(55)	$21,591	$(371)
U.S. government-sponsored enterprises	10,348	(80)	—	—	10,348	(80)
State and political subdivisions	17,164	(204)	18,785	(336)	35,949	(540)
Mortgage-backed securities—
U.S. government-sponsored enterprises	30,547	(271)	28,773	(886)	59,320	(1,157)

Total temporarily impaired securities	$77,057	$(871)	$50,151	$(1,277)	$127,208	$(2,148)

As of December 31, 2019, we reviewed our investment portfolio for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer and the intent and likelihood of selling the security. The intent and likelihood of sale of debt securities is evaluated based upon our investment strategy for the particular type of security and our cash flow needs, liquidity position, capital adequacy and interest rate risk position. For each security (including but not limited to those whose fair value is less than their amortized cost basis), a review is conducted to determine if an other-than-temporary impairment has occurred.

U.S. Government Agencies

At December 31, 2019 and 2018, the decline in fair value and the unrealized losses for our U.S. government agencies securities were primarily due to changes in spreads and market conditions and not credit quality. At December 31, 2019, there were six securities with a fair value of $6.0 million that had an unrealized loss that amounted to $84 thousand. As of December 31, 2019, we did not intend to sell and it was not more-likely-than-not that we would be required to sell any of these securities before recovery of their amortized cost basis.

Therefore, none of the U.S. government agency securities at December 31, 2019, were deemed to be other-than-temporarily impaired.

At December 31, 2018, there were eighteen securities with a fair value of $21.6 million that had an unrealized loss that amounted to $371 thousand.

U.S. Government Sponsored Agencies

At December 31, 2019, the decline in fair value and the unrealized losses for our U.S. government sponsored agencies securities were primarily due to changes in spreads and market conditions and not credit quality. At December 31, 2019, there were 26 securities with a fair value of $53.2 million that had an unrealized loss that amounted to $1.1 million. As of December 31, 2019, we did not intend to sell and it was not more-likely-than-not that we would be required to sell any of these securities before recovery of their amortized cost basis. Therefore, none of the U.S. government sponsored agency securities at December 31, 2019, were deemed to be other-than-temporarily impaired.

At December 31, 2018, there were six securities with a fair value of $10.3 million that had an unrealized loss that amounted to $80 thousand.

State and Political Subdivisions

At December 31, 2019 and 2018, the decline in fair value and the unrealized losses for our state and political subdivisions securities were caused by changes in interest rates and spreads and were not the result of credit quality. At December 31, 2019, there were fourteen securities with a fair value of $17.4 million that had an unrealized loss that amounted to $225 thousand. These securities typically have maturity dates greater than 10 years and the fair values are more sensitive to changes in market interest rates. As of December 31, 2019, we did not intend to sell and it was not more-likely-than-not that we would be required to sell any of these securities before recovery of their amortized cost basis. Therefore, none of our state and political subdivision securities at December 31, 2019, were deemed to be other-than-temporarily-impaired.

At December 31, 2018, there were 34 securities with a fair value of $35.9 million that had an unrealized loss of $540 thousand.

Mortgage-Backed Securities—U.S. government-sponsored enterprises

At December 31, 2019 and 2018, the decline in fair value and the unrealized losses for our mortgaged-backed securities guaranteed by U.S. government-sponsored enterprises were primarily due to changes in spreads and market conditions and not credit quality. At December 31, 2019, there were 13 securities with a fair value of $22.2 million that had an unrealized loss of $178 thousand. As of December 31, 2019, we did not intend to sell and it was not more-likely-than-not that we would be required to sell any of these securities before recovery of their amortized cost basis. Therefore, none of our mortgage-backed securities at December 31, 2019, were deemed to be other-than-temporarily impaired.

At December 31, 2018, there were 38 securities with a fair value of $59.3 million that had an unrealized loss of $1.2 million.

Mortgage-Backed Securities—Private mortgage-backed securities

At December 31, 2019, the decline in fair value and the unrealized losses for our private mortgaged-backed securities were primarily due to changes in spreads and market conditions and not credit quality. At December 31, 2019, there were three securities with a fair value of $7.0 million that had an unrealized loss of $33 thousand. As of December 31, 2019, we did not intend to sell and it was not more-likely-than-not that we would be required to sell any of these securities before recovery of their amortized cost basis. Therefore, none of our mortgage-backed securities at December 31, 2019, were deemed to be other-than-temporarily impaired.

There were no Mortgage-Backed Securities—Private mortgage-backed securities as of December 31, 2018.

Corporate Debt

At December 31, 2019, there was one security with a fair value of $2.1 million that had an unrealized loss of $7 thousand. These securities typically have maturity dates greater than 5 years and the fair values are more sensitive to changes in market interest rates. As of December 31, 2019, we did not intend to sell and it was more-likely-than-not that we would be required to sell any of these securities before recovery of their amortized cost basis. Therefore, none of our corporate debt securities at December 31, 2019, were deemed to be OTTI.

At December 31, 2018, there were no securities with an unrealized loss.

Held to Maturity Securities

The amortized cost and fair value of securities held to maturity as of December 31, 2019 and 2018 are summarized as follows:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2019
State and political subdivisions	$4,012	$71	$—	$4,083

December 31, 2018
State and political subdivisions	$4,078	$74	$—	$4,152

During the twelve months ended December 31, 2019 and 2018, the Company did not sell any securities out of its held to maturity portfolio.

The amortized cost and fair value of securities held to maturity at December 31, 2019 are shown below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$1,490	$1,490
Due after one year through five years	1,505	1,537
Due after five years through ten years	1,017	1,056
Due after ten years	—	—

Total held to maturity securities	$4,012	$4,083

Temporarily Impaired Securities

For each security whose fair value is less than its amortized cost basis, a review is conducted to determine if an other-than-temporary impairment has occurred. As of December 31, 2019, there were no securities that had an unrealized loss. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near- term prospects of the issuer, including any specific events which may influence the operations of the issuer and the intent and likelihood of selling the security. The intent and likelihood of sale of debt securities is evaluated based upon our investment strategy for the particular type of security and our cash flow needs, liquidity position, capital adequacy and interest rate risk position. For each security whose fair value is less than their amortized cost basis, a review is conducted to determine if an other- than-temporary impairment has occurred.

At December 31, 2018, there were no held to maturity securities with an unrealized loss.

NOTE 6—LOANS

The composition of net loans receivable at December 31, 2019 and 2018 is as follows:

(Dollars in thousands)	December 31, 2019	December 31, 2018
Commercial and industrial	$124,937	$81,709
Construction	125,291	142,321
Commercial real estate	995,220	878,449
Residential real estate	382,567	370,955
Consumer and other	2,097	2,393

Total loans receivable	1,630,112	1,475,827
Unearned net loan origination fees	(1,266)	(1,052)
Allowance for loan losses	(10,267)	(8,775)

Net loans receivable	$1,618,579	$1,466,000

Mortgage loans serviced for others are not included in the accompanying balance sheets. The total amount of loans serviced for the benefit of others was approximately $218 thousand and $229 thousand at December 31, 2019 and 2018, respectively. Mortgage servicing rights were immaterial at December 31, 2019 and 2018.

Purchased Credit Impaired Loans

The carrying value of loans acquired in the Community acquisition and accounted for in accordance with ASC Subtopic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality,” was $2.5 million at December 31, 2019, which was $1.1 million less than the balance at the time of acquisition on January 4, 2018. Under ASC Subtopic 310-30, these loans, referred to as purchased credit impaired (“PCI”) loans, may be aggregated and accounted for as pools of loans if the loans being aggregated have common risk characteristics. The Company elected to account for the loans with evidence of credit deterioration individually rather than aggregate them into pools. The difference between the undiscounted cash flows expected at acquisition and the investment in the acquired loans, or the “accretable yield,” is recognized as interest income utilizing the level-yield method over the life of each loan. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment, as a loss accrual or as a valuation allowance.

Increases in expected cash flows subsequent to the acquisition are recognized prospectively through an adjustment of the yield on the loans over the remaining life, while decreases in expected cash flows are recognized as impairments through a loss provision and an increase in the allowance for loan and lease losses. Valuation allowances (recognized in the allowance for loan and lease losses) on these impaired loans reflect only losses incurred after the acquisition (representing all cash flows that were expected at acquisition but currently are not expected to be received).

The following table presents changes in the accretable yield for PCI loans:

(Dollars in thousands)	Year ended December 31, 2019	Year ended December 31, 2018
Accretable yield, beginning balance	$539	$—
Acquisition of impaired loans	—	846
Accretable yield amortized to interest income	(314)	(307)
Reclassification from non-accretable difference	—	—

Accretable yield, ending balance	$225	$539

NOTE 7—ALLOWANCE FOR LOAN LOSSES AND CREDIT QUALITY OF FINANCING RECEIVABLES

The following table presents changes in the allowance for loan losses disaggregated by the class of loans receivable for the years ended December 31, 2019 and 2018:

(Dollars in thousands)	Commercial and Industrial	Construction	Commercial Real Estate	Residential Real Estate	Consumer and Other	Unallocated	Total
Year Ended :
December 31, 2019
Beginning balance	$603	$663	$5,575	$1,371	$23	$540	$8,775
Charge-offs	(198)	—	(473)	(499)	(76)	—	(1,246)
Recoveries	3	—	124	71	9	—	207
Provision	767	(126)	1,491	395	53	(49)	2,531

Ending balance	$1,175	$537	$6,717	$1,338	$9	$491	$10,267

December 31, 2018
Beginning balance	$208	$336	$5,185	$1,032	$26	$548	$7,335
Charge-offs	(11)	—	(26)	(22)	(69)	—	(128)
Recoveries	3	—	17	91	20	—	131
Provision	403	327	399	270	46	(8)	1,437

Ending balance	$603	$663	$5,575	$1,371	$23	$540	$8,775

The following table presents the balance in the allowance of loan losses at December 31, 2019 and 2018 disaggregated on the basis of our impairment method by class of loans receivable along with the balance of loans receivable by class disaggregated on the basis of our impairment methodology:

	Allowance for Loan Losses			Loans Receivable
(Dollars in thousands)	Balance	Balance Loans Individually Evaluated for Impairment	Balance Related to Loans Collectively Evaluated for Impairment	Balance	Individually Evaluated for Impairment(a)	Collectively Evaluated for Impairment
December 31, 2019
Commercial and industrial	$1,175	$353	$822	$124,937	$835	$124,102
Construction	537	—	537	125,291	250	125,041
Commercial real estate	6,717	296	6,421	995,220	7,176	988,044
Residential real estate	1,338	67	1,271	382,567	6,002	376,565
Consumer and other loans	9	—	9	2,097	—	2,097
Unallocated	491	—	—	—	—	—

Total	$10,267	$716	$9,060	$1,630,112	$14,263	$1,615,849

December 31, 2018
Commercial and industrial	$603	$152	$451	$81,709	$372	$81,337
Construction	663	—	663	142,321	—	142,321
Commercial real estate	5,575	274	5,301	878,449	15,760	862,689
Residential real estate	1,371	89	1,282	370,955	4,572	366,383
Consumer and other loans	23	—	23	2,393	—	2,393
Unallocated	540	—	—	—	—	—

Total	$8,775	$515	$7,720	$1,475,827	$20,704	$1,455,123

An age analysis of loans receivable which were past due as of December 31, 2019 and 2018 is as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 days Past Due	Greater Than 90 Days(a)	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
December 31, 2019
Commercial and industrial	$300	$5	$701	$1,006	$123,931	$124,937	$—
Construction	—	—	—	—	125,291	125,291	—
Commercial real estate	6,326	68	5,643	12,037	983,183	995,220	—
Residential real estate	563	520	5,070	6,153	376,414	382,567	—
Consumer and other	14	1	1	16	2,081	2,097	—

Total	$7,203	$594	$11,415	$19,212	$1,610,900	$1,630,112	$—

December 31, 2018
Commercial and industrial	$491	$—	$372	$863	$80,846	$81,709	$—
Construction	—	582	—	582	141,739	142,321	—
Commercial real estate	2,282	—	15,760	18,042	860,407	878,449	—
Residential real estate	393	35	4,572	5,000	365,955	370,955	—
Consumer and other	4	1	—	5	2,388	2,393	—

Total	$3,170	$618	$20,704	$24,492	$1,451,335	$1,475,827	$—

(a)	includes loans greater than 90 days past due and still accruing and non-accrual loans. At both December 31, 2019 and 2018, there were no loans 90 days past due and still accruing.

Loans for which the accrual of interest has been discontinued, excluding PCI loans, at December 31, 2019 and 2018 were:

(Dollars in thousands)	December 31, 2019	December 31, 2018
Commercial and industrial	$701	$372
Construction	—	—
Commercial real estate	5,643	15,760
Residential real estate	5,070	4,572
Consumer and other	1	—

Total	$11,415	$20,704

Loans are made to individuals as well as commercial entities. Specific loan terms vary as to interest rate, repayment, and collateral requirements based on the type of loan requested and the credit worthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that a majority of the loan customers are located in the markets serviced by the Company. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type. A description of the Company’s different loan segments follows:

Commercial Loans: Commercial credit is extended primarily to middle market and small business customers. Commercial loans are generally made in the Company’s marketplace for the purpose of providing working capital, financing the purchase of equipment, inventory or commercial real estate and for other business purposes. Loans will generally be guaranteed in full or for a meaningful amount by the businesses’ major owners. Underwriting of commercial loans is based primarily on the historical and projected cash flow of the business and secondarily on the underlying collateral provided.

Residential Mortgage and Consumer Loans: The Company originates mortgage and consumer loans including principally residential real estate and home equity lines and loans. Each loan type is evaluated on debt to income, type of collateral and loan to collateral value, credit history and Company relationship with the borrower.

In determining the adequacy of the allowance for loan losses, the Company estimates losses based on the identification of specific problem loans through its credit review process and also estimates losses inherent in other loans on an aggregate basis by loan type. The credit review process includes the independent evaluation of the loan officer assigned risk ratings by the Chief Credit Officer and a third party loan review company. Such risk ratings are assigned loss component factors that reflect the Company’s loss estimate for each group of loans. It is management’s and the board of directors’ responsibility to oversee the lending process to ensure that all credit risks are properly identified, monitored, and controlled, and that loan pricing, terms, and other safeguards against non-performance and default are commensurate with the level of risk undertaken and is rated as such based on a risk-rating system. Factors considered in assigning risk ratings and loss component factors include: borrower specific information related to expected future cash flows and operating results, collateral values, financial condition, payment status and other information; levels of and trends in portfolio charge-offs and recoveries; levels in portfolio delinquencies; effects of changes in loan concentrations and observed trends in the economy and other qualitative measurements.

The Company’s risk-rating system as defined below is consistent with the system used by regulatory agencies and consistent with industry practices. Loan classifications of Substandard, Doubtful or Loss are consistent with the regulatory definitions of classified assets.

Pass: This category represents loans performing to contractual terms and conditions and the primary source of repayment is adequate to meet the obligation. The Company has five categories within the Pass classification depending on strength of repayment sources, collateral values and financial condition of the borrower.

Special Mention: This category represents loans performing to contractual terms and conditions; however the primary source of repayment or the borrower is exhibiting some deterioration or weaknesses in financial condition that could potentially threaten the borrowers’ future ability to repay our loan principal and interest or fees due.

Substandard: This category represents loans that the primary source of repayment has significantly deteriorated or weakened which has or could threaten the borrowers’ ability to make scheduled payments. The weaknesses require close supervision by the Company’s management and there is a distinct possibility that the Company could sustain some loss if the deficiencies are not corrected. Such weaknesses could jeopardize the timely and ultimate collection of our loan principal and interest or fees due. Loss may not be expected or evident, however, loan repayment is inadequately supported by current financial information or pledged collateral.

Doubtful: Loans so classified have all the inherent weaknesses of a substandard loan with the added provision that collection or liquidation in full is highly questionable and not reasonably assured. The probability of at least partial loss is high, but extraneous factors might strengthen the asset to prevent loss. The validity of the extraneous factors must be continuously monitored. Once these factors are questionable the loan should be considered for full or partial charge-off.

Loss: Loans so classified are considered uncollectible, and of such little value that their continuance as active assets of the Company is not warranted. Such loans are fully charged off.

Residential and consumer loans are rated non-performing if they are delinquent in payments ninety or more days, or a TDR with less than six (6) months current contractual performance or past maturity. All other residential and consumer loans not rated pass or better are reviewed on a case by case basis at the time of a credit event.

The following tables illustrate the Company’s corporate credit risk profile by creditworthiness category as of December 31, 2019 and 2018:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2019
Commercial and industrial	$124,102	$—	$835	$—	$124,937
Construction	122,689	2,352	250	—	125,291
Commercial real estate	982,480	5,520	7,220	—	995,220

	$1,229,271	$7,872	$8,305	$—	$1,245,448

December 31, 2018
Commercial and industrial	$80,977	$32	$700	$—	$81,709
Construction	141,871	—	450	—	142,321
Commercial real estate	855,180	3,908	19,361	—	878,449

	$1,078,028	$3,940	$20,511	$—	$1,102,479

(Dollars in thousands)	Residential Real Estate	Consumer and other
December 31, 2019
Performing	$377,497	$2,096
Non-Performing	5,070	1

Total	$382,567	$2,097

December 31, 2018
Performing	$366,408	$2,393
Non-Performing	4,547	—

Total	$370,955	$2,393

The following table reflects information regarding the Company’s impaired loans as of December 31, 2019 and 2018 and for the years then ended:

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2019
With no related allowance recorded:
Commercial and industrial	$345	$495	$—	$184	$8
Construction	250	250	—	250	—
Commercial real estate	6,632	5,790	—	10,474	170
Residential real estate	5,450	5,775	—	4,831	100
With an allowance recorded:
Commercial and industrial	490	491	353	406	7
Commercial real estate	544	498	296	947	10
Residential real estate	552	548	67	505	3
Consumer and other	—	—	—	—	—
Total:
Commercial and industrial	835	986	353	590	15
Construction	250	250	—	250	—
Commercial real estate	7,176	6,288	296	11,421	180
Residential real estate	6,002	6,323	67	5,336	103
Consumer and other	—	—	—	—	—

	$14,263	$13,847	$716	$17,597	$298

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2018
With no related allowance recorded:
Commercial and industrial	$—	$10	$—	$4	$—
Construction	—	—	—	21	—
Commercial real estate	13,745	13,745	—	9,774	102
Residential real estate	2,790	2,790	—	3,082	48
With an allowance recorded:
Commercial and industrial	372	572	152	195	—
Commercial real estate	2,015	2,437	274	1,291	4
Residential real estate	1,782	2,329	89	714	—
Consumer and other	—	—	—	—	—
Total:
Commercial and industrial	372	582	152	199	—
Construction	—	—	—	21	—
Commercial real estate	15,760	16,182	274	11,065	106
Residential real estate	4,572	5,119	89	3,796	48
Consumer and other	—	—	—	—	—

	$20,704	$21,883	$515	$15,081	$154

The average recorded investment in impaired loans is calculated using the average of impaired loans over the past five quarter-end periods. The Company recognizes income on impaired loans by recording all payments as a reduction of principal on such loans.

Impaired loans include loans modified in TDRs where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, postponement or forgiveness of principal, forbearance or other actions intended to maximize collection.

The following table presents the recorded investment in troubled debt restructured loans as of December 31, 2019 and 2018 based on payment performance status:

(Dollars in thousands)	Commercial Real Estate	Commercial & Industrial	Residential Real Estate	Total
December 31, 2019
Performing	$416	$131	$909	$1,456
Non-performing	395	35	638	1,068

Total	$811	$166	$1,547	$2,524

December 31, 2018
Performing	$431	$—	$475	$906
Non-performing	1,531	—	517	2,048

Total	$1,962	$—	$992	$2,954

Troubled debt restructured loans are considered impaired and are included in the previous impaired loans disclosures in this footnote. As of December 31, 2019, we have not committed to lend additional amounts to customers with outstanding loans that are classified as TDRs.

There were four TDRs with an outstanding balance of $768 thousand that occurred during the year ended December 31, 2019. There was one TDR with an outstanding balance of $306 thousand that occurred during the year ended December 31, 2018. The following table summarizes TDRs that occurred during the years ended December 31, 2019 and 2018.

(Dollars in thousands)	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
December 31, 2019
Commercial & industrial	1	$135	$133
Residential real estate	3	636	635

(Dollars in thousands)	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
December 31, 2018
Residential real estate	1	$514	$306

The TDRs described above did not require an allocation of the allowance for credit losses, nor were any charge-offs recorded subsequent to modification during the years ended December 31, 2019 and 2018.

There were no TDRs for which there were payment defaults within twelve months following the date of the restructuring for the year ended December 31, 2019.

There were no TDRs for which there was a payment default within twelve months following the date of the restructuring for the year ended December 31, 2018.

Loans are considered to be in payment default once they are greater than 30 days contractually past due under the modified terms. There were no charge-offs on defaulted TDRs during the years ended December 31, 2019 and 2018.

NOTE 8—PREMISES AND EQUIPMENT

The components of premises and equipment at December 31, 2019 and 2018 are as follows:

(Dollars in thousands)	2019	2018
Land and land improvements	$3,184	$3,378
Building and building improvements	15,775	15,194
Leasehold improvements	2,925	3,351
Furniture, fixtures and equipment	9,575	8,382
Assets in progress	582	879

	32,041	31,184
Accumulated depreciation	(12,961)	(11,969)

Premises and equipment, net	$19,080	$19,215

During the years ended December 31, 2019 and 2018, depreciation expense totaled $1.6 million and $1.6 million, respectively.

NOTE 9—GOODWILL AND OTHER INTANGIBLES

The Company had goodwill of $27.3 million at December 31, 2019 and 2018, respectively. The mergers with Community Bank, with total goodwill amounting to $22.3 million, and Enterprise, with total goodwill amounting to $2.2 million. Goodwill at December 31, 2019 and 2018, included $2.3 million related to insurance segment and $486 thousand related to banking segment. The Company reviews its goodwill and intangible assets annually, on September 30, or more frequently if conditions warrant, for impairment. In testing goodwill for impairment, the Company compares the estimated fair value of its reporting unit to its carrying amount, including goodwill. The estimated fair value of each reporting unit exceeded its book value, therefore, no write-down of goodwill was required at September 30, 2019.

The Company recorded a core deposit intangible of $1.3 million for the Community acquisition and $1.0 million for the Enterprise acquisition. For the year ended December 31, 2019, the Company amortized $406 thousand in core deposit intangible. For the year ended December 31, 2018, the Company amortized $247 thousand in core deposit intangible. The estimated future amortization expense for each of the succeeding five years ended December 31 is as follows (dollars in thousands):

For the Year Ended	Amortization Expense
2020	$364
2021	320
2022	277
2023	234
2024	191

NOTE 10—DEPOSITS

The components of deposits at December 31, 2019 and 2018 are as follows:

(Dollars in thousands)	2019	2018
Demand, non-interest bearing	$258,311	$259,807
Savings, money market and interest-bearing demand	713,342	705,258
Time deposits less than $100 thousand	315,702	205,372
Time deposits $100 thousand and over	237,686	183,502

Total deposits	$1,525,041	$1,353,939

Included in deposits at December 31, 2019 and 2018, were brokered deposits of $321.7 million and $188.3 million, respectively.

At December 31, 2019, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)
Within one year	$434,056
One to two years	81,534
Two to three years	28,984
Three to four years	5,493
After four years	3,321

$553,388

Certificates of deposits with balances of $250 thousand or more at December 31, 2019 and 2018, totaled approximately $118.9 million and $72.2 million, respectively. Deposit overdrafts totaled $321 thousand and $231 thousand at December 31, 2019 and 2018, respectively, and are included in the Company’s Consumer and other loan balance (Refer to Note 6 – Loans).

NOTE 11—BORROWINGS

At December 31, 2019, the Bank had secured borrowing potential with the Federal Home Loan Bank of New York (“FHLBNY”) for borrowings of up to $320.3 million and a $10.0 million line of credit at Atlantic Central Bankers Bank (“ACBB”). The borrowings at the FHLBNY are secured by a pledge of qualifying residential and commercial mortgage loans, having an aggregate unpaid principal balance of approximately $320.3 million. At December 31, 2019, the Bank had the ability to borrow up to $143.7 million at FHLBNY and $10.0 million at ACBB.

At December 31, 2019 and 2018, the Company had $193.0 million and $175.3 million, respectively, in short term advances at the FHLBNY, having weighted average interest rates of 1.81% and 2.66%, respectively. These advances are priced at the federal funds rate plus a spread (generally between 10 and 30 basis points), re-price daily and mature within three months.

At December 31, 2019 and 2018 the Bank had the following long-term fixed rate borrowings:

(Dollars in thousands)	Borrowing Institution	Interest Rate	Balance at December 31,
Maturity Date			2019	2018
January 8, 2019	FHLBNY	1.68%	$—	$1,000
February 4, 2019	FHLBNY	1.53%	—	5,000
February 8, 2019	FHLBNY	1.70%	—	1,000
March 18, 2019	FHLBNY	1.45%	—	949
April 8, 2019	FHLBNY	1.73%	—	1,170
May 30, 2019	FHLBNY	1.91%	—	1,005
May 7, 2019	FHLBNY	2.39%	—	1,250
June 12, 2019	FHLBNY	1.52%	—	1,000
July 30, 2019	FHLBNY	2.19%	—	1,000
August 2, 2019	FHLBNY	1.05%	—	2,500
September 30, 2019	FHLBNY	2.21%	—	1,000
October 30, 2019	FHLBNY	2.22%	—	746
November 8, 2019	FHLBNY	2.38%	—	1,000
December 9, 2019	FHLBNY	2.39%	—	1,000
January 15, 2020	FHLBNY	1.66%	5,000	5,000
March 9, 2020	FHLBNY	2.43%	1,000	1,000
May 7, 2020	FHLBNY	2.68%	1,045	1,045
May 7, 2020	FHLBNY	2.68%	308	308
June 12, 2020	FHLBNY	1.69%	741	741
June 15, 2020	FHLBNY	2.69%	1,000	1,000
July 14, 2020	FHLBNY	2.70%	789	789
July 14, 2020	FHLBNY	2.70%	520	520
September 8, 2020	FHLBNY	2.51%	680	680
October 5, 2020	FHLBNY	1.78%	5,000	5,000
December 23, 2020	FHLBNY	2.79%	852	852
January 20, 2021	FHLBNY	2.07%	5,000	5,000
March 23, 2021	FHLBNY	2.83%	1,200	1,200
June 23, 2021	FHLBNY	3.07%	2,000	2,000
July 19, 2022	FHLBNY	2.10%	5,000	—
July 19, 2023	FHLBNY	2.13%	5,000	—
August 7, 2024	FHLBNY	1.81%	5,000	—
Fair value adjustment on acquired borrowings			(21)	(144)

			$40,114	$44,611

Maturities of long-term debt in years subsequent to December 31, 2019 are as follows:

(Dollars in thousands)
Within one year	$16,914
One to two years	8,200
Two to three years	5,000
Three to four years	5,000
Four to five years	5,000
After five years	—

$40,114

At December 31, 2019 the Company had $40.1 million in long-term fixed rate advances of which $16.9 million matures within one year.

NOTE 12—DERIVATIVES

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges are recorded in accumulated other comprehensive income. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

The Company has agreements with certain of its dealer counterparties that contain a provision allowing the counterparty to terminate the derivative positions if the Company fails to maintain its status as a well or adequately capitalized institution. Upon any such termination, the Company would be required to settle its obligations under the agreements.

As of December 31, 2019, the Company had two dealer counterparties and had a net liability position with respect to each counterparty. The termination value for these net liability positions, which includes accrued interest, was $3.2 million at December 31, 2019. The Company has minimum collateral posting thresholds with its derivative counterparties and has posted collateral of $3.6 million against its obligations under these agreements. If the Company had breached any of these provisions at December 31, 2019, it would have been required to settle its obligations under the agreements at the termination value.

During the twelve months ended December 31, 2019 the Company did not record any hedge ineffectiveness.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Consolidated Statements of Financial Condition at December 31, 2019 and 2018:

	December 31, 2019
(Dollars in thousands)	Notional/ Contract Amount	Fair Value	Balance Sheet Location	Counterparty Weighted Average Remaining Years	Counterparty Maximum Length Derivative Contract (years)
Derivatives designated as hedging instruments
Counterparty
PNC	$12,500	$62	Other Assets
PNC	66,000	(1,440)	Other Liabilities	4.3	7
US Bank	80,000	627	Other Assets
US Bank	170,000	(2,450)	Other Liabilities	3.1	4.75

Total	$328,500	$(3,202)		3.3

	December 31, 2018
(Dollars in thousands)	Notional/ Contract Amount	Fair Value	Balance Sheet Location	Counterparty Weighted Average Remaining Years	Counterparty Maximum Length Derivative Contract (years)
Derivatives designated as hedging instruments
Counterparty
PNC	$38,500	$2,114	Other Assets
PNC	40,000	(442)	Other Liabilities	5.3	8
US Bank	—	—	Other Assets
US Bank	35,000	(337)	Other Liabilities	3.2	2.75

Total	113,500	1,335		4.6

The table below presents the Company’s derivative financial instruments that are designated as cash flow hedges of interest rate risk and their effect on the Company’s Consolidated Statements of Financial Conditions during the years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019
(Dollars in thousands)	Amount of Gain Recognized in OCI on Derivatives, net of Tax (Effective Portion)	Location of Gain (Loss) Recognized in Income of Derivatives (Ineffective Portion)	Amount of Gain (Loss) Recognized in Income of Derivatives (Ineffective Portion)
Derivatives in cash flow hedges
Interest rate swaps by effective date:
PNC	$(2,133)	Not applicable	$—
US Bank	(1,039)	Not applicable	—

Total	$(3,172)		$—

	Year Ended December 31, 2018
(Dollars in thousands)	Amount of Gain Recognized in OCI on Derivatives, net of Tax (Effective Portion)	Location of Gain (Loss) Recognized in Income of Derivatives (Ineffective Portion)	Amount of Gain(Loss) Recognized in Income of Derivatives (Ineffective Portion)
Derivatives in cash flow hedges
Interest rate swaps by effective date:
PNC	$159	Not applicable	$—
US Bank	(241)	Not applicable	—

Total	$(82)		$—

Offsetting derivatives

The following table presents a gross presentation, the effects of offsetting, and a net presentation of the Company’s derivatives in the Consolidated Balance Sheets as of December 31, 2019 and December 31, 2018. The derivative financial instruments are subject to separate master netting agreements with two counterparties and as required under the master netting arrangements with its derivatives counterparties, the Company posted financial collateral in the amount of $2.1 million at December 31, 2019 and received $3.6 million at December 31, 2018. The net amounts of derivative liabilities and assets can be reconciled to the tabular disclosure of the fair value hierarchy, see Note 12, Fair Value of Financial Instruments. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the Company’s Consolidated Balance Sheets.

				Gross Amounts Not Offset
(Dollars in thousands)	Derivatives in Asset Position	Derivatives in Liability Position	Net Amounts Presented	Financial Instruments	Cash Collateral Pledged	Net Amount
December 31, 2019
Interest Rate Swaps (PNC)	$61	(1,440)	$(1,380)	—	$(1,550)	$170
Interest Rate Swaps (US Bank)	627	(2,450)	(1,823)	—	(2,050)	227

Total	$688	(3,890)	$(3,203)	—	$(3,600)	$397

December 31, 2018
Interest Rate Swaps (PNC)	$2,114	(442)	$1,672	—	$2,200	$(528)
Interest Rate Swaps (US Bank)	—	(337)	(337)	—	260	(597)

Total	$2,114	(779)	$1,335	—	$2,460	$(1,125)

The Company has not made a policy election to offset its derivative positions.

Changes in the fair value of derivatives designated and that qualify as cash flow hedges of interest rate risk are recorded in accumulated other comprehensive income and are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the years ended December 31, 2019 and 2018, such derivatives were used to hedge the variable cash outflows associated with borrowings.

Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s borrowings. During the next twelve months, the Company estimates that $44 thousand will be reclassified as an increase to interest expense.

NOTE 13—SUBORDINATED DEBENTURES AND MANDATORY REDEEMABLE CAPITAL DEBENTURES

On June 28, 2007, Sussex Capital Trust II, a Delaware statutory business trust and a non-consolidated wholly-owned subsidiary of the Company, issued $12.5 million of variable rate capital trust pass-through securities to investors. Sussex Capital Trust II purchased $12.9 million of variable rate subordinated deferrable interest debentures from the Company. The debentures are the sole asset of the Trust. The terms of the subordinated debentures are the same as the terms of the capital securities. The Company has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The variable interest rate reprices quarterly at the three month LIBOR plus 1.44% and was 3.33% and 4.23% at December 31, 2019 and 2018, respectively. The capital securities are currently redeemable by the Company at par in whole or in part. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 15, 2037.

During the quarter ended December 31, 2016, the Company completed a $15 million private placement of fixed-to-floating rate subordinated notes to an institutional investor. The subordinated notes have a maturity date of December 22, 2026 and bear interest at the rate of 5.75% per annum, payable quarterly, for the first five years of the term, and then at a variable rate that will reset quarterly to a level equal to the then current 3-month LIBOR plus 350 basis points over the remainder of the term. The notes are redeemable after five years subject to satisfaction of certain conditions. The indebtedness evidenced by the subordinated notes, including principal and interest, is unsecured and subordinate and junior to general and secured creditors and depositors.

NOTE 14—RIGHT OF USE ASSET AND LEASE LIABILITY

Effective January 1, 2019, the Company adopted ASC Update 2016-02, “Leases (Topic 842),” using the modified retrospective method of applying the new standard at the adoption date. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard as the lessee. This permitted the carry forward of the conclusions on lease identification, lease classification and initial direct costs. The Company also elected not to separate lease and non-lease components. Financial results for reporting periods beginning on or after January 1, 2019 are presented under the new guidance (Topic 842), while prior period amounts are not adjusted and continue to be reported in accordance with previous guidance (Topic 840).

As a lessee, the majority of the operating lease portfolio consists of real estate leases for the Company’s branches and office space. The operating leases have remaining lease terms of 1 year to 20 years, some of which include options to extend the leases for 5 years or more. The Company recognized and elected the 5-year option for each of its branch locations where an extension was available. Right-of-use (“ROU”) assets and lease liabilities are not recognized for leases with an initial term of 12 months or less. The Company does not have any finance leases as the lessee.

Operating lease expense primarily represents fixed lease payments for operating leases recognized on a straight-line basis over the applicable lease term. Variable lease expense represents the payment of real estate taxes, insurance and common area maintenance based on the Company’s pro-rata share.

The following table presents the components of the Company’s lease costs for operating leases as the lessee, which is included in net occupancy expense on the consolidated statements of income (in thousands):

Year Ended December 31, 2019
Operating lease expense	$639
Short term lease expense	445

Total lease expense	$1,084

Supplemental balance sheet information related to leases was as follows (in thousands, except for weighted-averages):

Operating Leases	Classification	December 31, 2019
ROU assets	Right of use asset, net	$4,644
Lease liabilities	Lease liability	$4,727
Weighted-average remaining lease term		10.2
Weighted-average discount rate		3.09%

The discount rate used in determining the lease liability for each individual lease was the Federal Home Loan Bank (“FHLB”) fixed advance rate which corresponded with the remaining lease term as of January 1, 2019 for leases that existed at adoption and as of the lease commencement or modification date for leases subsequently entered into.

Supplemental cash flow information related to operating leases was as follows (in thousands):

Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities	$626
ROU assets obtained in exchange for lease obligations	$613

Lease payment obligations for each of the next five years and thereafter with a reconciliation to the Corporation’s lease liability were as follows (in thousands):

Year	Operating Leases
2020	$654
2021	548
2022	569
2023	571
2024	574
Thereafter	2,671

Total lease payments	5,587
Less imputed interest	(860)

Total	$4,727

NOTE 15—EMPLOYEE BENEFIT PLANS

The Company has a 401(k) Plan and Trust (the “401(k) Plan”) for its employees. Non-highly compensated employees may contribute up to the statutory limit of 75% of their salary to the 401(k) Plan. Highly compensated employees are restricted to a contribution up to 7% of their salary. The Company provides a 50% match of the employee’s contribution up to 6% of the employee’s annual salary. The amount charged to expense related to the 401(k) Plan for the years ended December 31, 2019 and 2018 was $311 thousand and $240 thousand, respectively.

The Company also maintains nonqualified Supplemental Salary Continuation Plans (the “Supplemental Plans”) covering the Company’s former Chairman and a former executive officer of the Company. Under the provisions of the Supplemental Plans, the Company has executed agreements providing the officers a retirement benefit. Payments from the Supplemental Plans for the Chairman began in May of 2008 and the other executive started in April of 2010. For the years ended December 31, 2019 and 2018, $33 thousand and $25 thousand, respectively, were charged to expense in connection with the Plans. At December 31, 2019 and 2018, the carrying value of the Supplemental Plans was $445 thousand and $542 thousand, respectively.

In March of 2005, the Board of Directors approved an Executive Incentive and Deferred Compensation Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to motivate and reward participants for achieving bank financial and strategic goals as well as to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. Participants may elect to receive their award or defer compensation in a deferral account which will earn interest at the average interest rate earned by the Company in its investment portfolio, compounded monthly. At December 31, 2019 and 2018, the carrying value of deferred compensation was $266 thousand and $234 thousand, respectively.

In July 2006, the Board of Directors adopted a Director Deferred Compensation Agreement for both the Bank and the Company (the “DCA”). Under the terms of the DCA, a director may elect to defer all or a portion of his retainer and fees for the coming year. Under the DCA, only the payment of the compensation earned is deferred, and there is no deferral of the expense in the Company’s financial statements related to the participant’s deferred compensation, which will be charged to the Company’s income statement as an expense in the period in which the participant earned the compensation. The deferred amounts are credited with earnings at a rate equal to the average interest rate earned by the Company on its investment portfolio or at a rate that tracks the performance of the Company’s common stock. In September 2015, the Board of Directors adopted an amendment under the DCA. The amendment, which is effective October 1, 2015, specifies that participants are no longer eligible to be credited earnings based on a rate that tracks the performance of the Company’s common stock on new amounts deferred after such date. Additionally, effective January 1, 2016, the maximum earnings on deferred compensation amounts that are eligible to be credited with an earnings rate that tracks the performance of the Company’s common stock is limited to 10% of the stock price at end of the previous plan year. In June 2016, the Board of Directors adopted an amendment to the DCA which supersedes the prior amendment from September 2015. The amendment, effective July 1, 2016, allows the Company’s Directors to elect to defer part or all of their fees into a stock account, consisting of the Company’s common stock, which is administered through a rabbi trust. The Company is responsible for submitting each Director’s deferral to the trustee of the rabbi trust to be used for the purchase of the Company’s common stock. Distributions from the Director’s stock account shall be made in the same medium, the Company’s common stock.

The participant’s benefit will be distributed to the participant or his beneficiary upon a change in control of the Company, the termination of the DCA, the occurrence of an unforeseeable emergency, the termination of service or the participant’s death or disability. Upon distribution, a participant’s benefit will be paid in monthly installments over a period of ten years. At December 31, 2019 and 2018, the liability for the DCA was $54 thousand and $25 thousand, respectively. The DCA liability of $54 thousand at December 31, 2019, consisted entirely of amounts deferred under the interest rate earnings election; the liability of $25 thousand at December 31, 2018, consisted entirely of amounts deferred under the interest rate earnings election. During 2016, the amounts deferred under the common stock performance election were transferred into the stock account administered through the Rabbi Trust. In conjunction with the DCA, at December 31, 2019, 88,901 shares of Company common stock were held in the Rabbi Trust.

In July 2011, the Company entered into a Supplemental Executive Retirement Agreement (“SERP”), a non-qualified defined contribution pension plan that provides supplemental retirement income for the Company’s Chief Executive Officer. The SERP was effective as of January 1, 2011. Based on the attainment of certain annual performance targets, the Company will make annual contributions to the SERP. Any amounts credited to the SERP will accrue interest equal to that paid by U.S. 10-year Treasury Notes for each applicable year. The SERP provides for the benefits to be paid monthly over a 5-year period commencing the first day of the month following the later of the participant’s 65th birthday, or normal retirement age, or termination of employment. At December 31, 2019 and 2018, the carrying value of the SERP was $643 thousand and $535 thousand, respectively.

NOTE 16—COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of accumulated other comprehensive (loss) income, net of tax, are as follows:

	Year Ended December 31, 2019				Year Ended December 31, 2018
(Dollars in thousands)	Unrealized gains (losses) on available for sale securities	Unrealized gains (losses) on derivatives	Retirement benefit plan	Total	Unrealized gains (losses) on available for sale securities	Unrealized gains (losses) on derivatives	Retirement benefit plan	Total
Beginning balance, net of tax	$(1,150)	$975	$8	$(167)	$329	$1,058	$—	$1,387

Other comprehensive (loss) income before reclassification, net of tax	3,267	(3,216)	—	51	(1,454)	(97)	8	(1,543)
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	(1,437)	43	—	(1,394)	(25)	14	—	(11)

Net current period other comprehensive income, net of tax	1,830	(3,173)	—	(1,343)	(1,479)	(83)	8	(1,554)

Ending balance, net of tax	$680	$(2,198)	$8	$(1,510)	$(1,150)	$975	$8	$(167)

Reclassification adjustments for gains (loss) on securities transactions of $2.1 million and $(36) thousand for the years ended December 31, 2019 and 2018, respectively, are presented in the income statement within the line item for net gain on securities transactions.

The other components of accumulated other comprehensive (loss) income included in stockholders` equity at December 31, 2019 and 2018 are as follows:

(Dollars in thousands)	2019	2018
Unrealized gain (loss) on available for sale investments	$665	$(1,152)
Unrealized (loss) gain on derivative instruments	(2,182)	977
Unrealized gain on retirement benefits	7	8
Accumulated other comprehensive (loss)	$(1,510)	$(167)

NOTE 17—EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

(Dollars in thousands, except share and per share data)	Income (Numerator)	Shares (Denominator)	Per Share Amount
Year Ended December 31, 2019:
Shares Outstanding (weighted average)		9,349,907
Shares held by Rabbi Trust		88,901
Shares liability under deferred compensation agreement		(88,901)
Basic earnings per share:
Net earnings applicable to common stockholders	$22,543	9,349,907	$2.41

Effect of dilutive securities:
Unexercised stock awards	—	31,670

Diluted earnings per share:
Net income applicable to common stockholders and assumed conversions	$22,543	9,381,577	$2.40

Year Ended December 31, 2018:
Shares Outstanding (weighted average)		7,874,676
Shares held by Rabbi Trust		99,029
Share liability under deferred compensation agreement		(99,029)
Basic earnings per share:
Net earnings applicable to common stockholders	$9,923	7,874,676	$1.26

Effect of dilutive securities:
Unexercised stock awards	—	46,593

Diluted earnings per share:
Net income applicable to common stockholders and assumed conversions	$9,923	7,921,269	$1.25

There were 50,045 and 13,317 shares of unvested restricted stock awards and options outstanding during the twelve months ended December 31, 2019 and 2018, respectively, that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented.

NOTE 18—STOCK INCENTIVE PLANS

During 2005, the stockholders approved the 2004 Equity Incentive Plan (the “2004 Plan”) to provide equity incentives to selected persons. Awards may be granted to employees, officers, directors, consultants and advisors of the Company or subsidiary. Awards granted under the 2004 Plan may be either stock options or restricted stock awards and are designated at the time of grant. Options granted under the 2004 Plan to directors, consultants and advisors are non-qualified stock options. Options granted to officers and other employees may be incentive stock options or non-qualified stock options. Restricted stock awards may be made to any plan participant. As of December 31, 2019, there were no authorized shares available for future grants under the 2004 Plan.

During 2013, the stockholders approved the 2013 Equity Incentive Plan (the “2013 Plan”) to provide equity incentives to selected persons. Awards may be granted to employees, officers, directors, consultants and advisors of the Company or subsidiary. Awards granted under the 2013 Plan may be either stock options or restricted stock awards and are designated at the time of grant. Restricted stock awards may be made to any plan participant. As of December 31, 2019, there were 15,898 shares available for future grants under the 2013 Plan.

During 2019, the Company’s stockholders approved the 2019 Equity Incentive Plan (the “2019 Plan”) to provide equity incentives to selected persons. Awards may be granted to employees, officers, directors, consultants and advisors of the Company or subsidiary. Awards granted under the 2019 Plan may be either stock options or restricted stock awards and are designated at the time of grant. Restricted stock awards may be made to any plan participant. As of December 31, 2019, there were 269,387 shares available for future grants under the 2019 Plan.

Information regarding the Company’s restricted stock grants activity for the years ended December 31, 2019 and 2018 are as follows:

	2019		2018
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Unvested restricted stock, beginning of year	97,465	$24.45	85,761	$18.34
Granted (vesting period between 3-5 years)	74,670	21.96	50,045	28.85
Forfeited	(18,412)	24.38	(4,148)	17.66
Vested	(41,050)	22.26	(34,193)	16.39

Unvested restricted stock, end of period	112,673	$23.60	97,465	$24.45

Total stock-based compensation related to restricted stock awards was $1.0 million and $767 thousand for the years ended December 31, 2019 and December 31, 2018, respectively. As of December 31, 2019 and 2018, there were $1.8 million and $1.6 million, respectively, of unrecognized compensation cost related to non-vested restricted stock awards which is expected to be recognized over a weighted average period of 3.6 years and 2.1 years.

Options granted to officers and other employees and which are incentive stock options, are subject to limitations under Section 422 of the Internal Revenue Code. The option price under each such grant shall not be less than the fair market value on the date of the grant. No option will be granted for a term in excess of ten years. The Company established a vesting schedule that must be satisfied before the options may be exercised.

Stock option transactions under all plans are summarized as follows:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Contractual Term	Aggregate Intrinsic Value
Outstanding, December 31, 2017	69,123	$11.10
Options granted	—	—
Options expired	—	—
Options exercised	—	—

Outstanding, December 31, 2018	69,123	11.10
Options granted	—	—
Options expired	(5,077)	11.37
Options forfeited	(14,304)	$11.37

Outstanding, December 31, 2019	49,742	$11.17	5.4	$683,998

Exercisable, December 31, 2019	40,349	$10.87	5.3	$567,067

The following table summarizes information about stock options outstanding and exercisable at December 31, 2019:

Exercise Price	Number Outstanding	Weighted Average Remaining Life (Years)	Number Exercisable
9.97	23,000	4.9	23,000
10.25	6,526	5.1	5,220
12.83	20,216	6.2	12,129

	49,742	5.4	40,349

During the year ended December 31, 2019 there were $5 thousand stock options exercised with an intrinsic value of $161 thousand to the stock options outstanding. There were no options exercised in 2018.

During the year ended December 31, 2019 and 2018, we expensed $33 thousand and $49 thousand, respectively, in stock-based compensation under stock options awards.

There were no options granted during the year ended December 31, 2019 and 2018. The weighted average expected life of stock options represents the period of time that the stock options are expected to be outstanding and is estimated using historical data of stock option exercises and estimated forfeiture rates. Expected future expense relating to the non-vested options outstanding as of December 31, 2019 is $16 thousand over a weighted average period of 0.4 years. Upon exercise of vested options, management expects to draw on authorized unissued stock as the source of the shares.

NOTE 19—INCOME TAXES

The Company and its subsidiary are subject to U.S. federal and state income tax. The components of income tax expense for the years ended December 31, 2019 and 2018 are as follows:

(Dollars in thousands)	2019	2018
Current:
Federal	$5,197	$2,112
State	2,461	1,393

	7,658	3,505
Deferred:
Federal	187	(51)
State	(749)	(395)

	(562)	(446)

	$7,096	$3,059

The reconciliation of the statutory federal income tax at a rate of 21% and 21%, respectively, to the income tax expense included in the statements of income and comprehensive income for the years ended December 31, 2019 and 2018 is as follows:

(Dollars in thousands)	2019		2018
Federal income tax at statutory rate	$6,224	21%	$2,726	21%
Tax exempt interest	(223)	(1)	(371)	(3)
State income tax, net of federal income tax effect	1,352	5	788	6
Bank owned life insurance	(195)	(1)	(160)	(1)
M&A expenses	—	—	171	1
Other	(62)	—	(95)	—

	$7,096	24%	$3,059	24%

The components of the net deferred tax asset at December 31, 2019 and 2018 are as follows:

(Dollars in thousands)	2019	2018
Deferred tax assets:
Allowance for loan losses	$2,654	$2,069
Deferred compensation	500	462
Deferred fees	—	—
Foreclosed real estate	38	99
Restricted stock	300	258
Depreciation	303	—
Prepaid expenses	13	—
Purchase accounting	772	—
Unrealized loss on securities available for sale	—	401
Unrealized loss on interest rate swaps	1,007	—
Other	1,280	759

Total deferred tax assets	6,867	4,048
Deferred tax liabilities:
Depreciation	—	(26)
Prepaid expenses	—	(66)
Purchase accounting	—	(51)
Unrealized gain on retirement benefit plan	(3)	(3)
Unrealized gain on securities, available for sale	(328)	—
Unrealized gain on interest rate swaps	—	(358)

Total deferred tax asset (liabilities)	(331)	(504)

Net deferred tax asset, included in other assets	$6,536	$3,544

NOTE 20—TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

The related party loan activity for the years ended December 31, 2019 and 2018 is summarized as follows:

(Dollars in thousands)	2019	2018
Balance, beginning	$28,923	$21,564
Disbursements	603	9,852
Repayments and other	(10,861)	(2,493)

Balance, ending	$18,665	$28,923

Deposits from certain executive officers, directors and their affiliates at December 31, 2019 and 2018 totaled $20.0 million and $45.5 million, respectively.

Certain related parties of the Company provided legal services and appraisal services to the Company. Legal services provided by related parties totaled $93 thousand and $39 thousand for the years ended December 31, 2019 and 2018, respectively. Appraisal services provided by related parties totaled $45 thousand and $9 thousand for the years ended December 31, 2019 and 2018, respectively. The Company also paid rent to related parties for an office location in the amount of $155 thousand and $152 thousand for the years ended December 31, 2019 and 2018, respectively.

NOTE 21—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company`s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Company’s financial instrument commitments at December 31, 2019 and 2018 is as follows:

(Dollars in thousands)	2019	2018
Commitments to grant loans	$134,140	$87,722
Unfunded commitments under lines of credit	199,872	184,523
Outstanding standby letters of credit	2,149	1,376

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. These standby letters of credit expire within twelve months, although many have automatic renewal provisions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral and personal guarantees supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral and enforcement of personal guarantees would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2019 and 2018 for guarantees under standby letters of credit issued is not material.

NOTE 22—REVENUE RECOGNITION

Effective July 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as securities and premises and equipment. The majority of the Company’s revenues come from interest income and other sources, including loans, leases, securities, and derivatives that are outside the scope of ASC 606. The Company’s services that fall within the scope of ASC 606 are presented within other income and are recognized as revenue as the Company satisfies its performance obligation to the customer. Services within the scope of ASC 606 include deposit service charges on deposits, interchange income, and insurance contracts.

The Company, using a modified retrospective transition approach, determined that there will be no cumulative effect adjustment to retained earnings as a result of adopting the new standard, nor will the standard have a material impact on our consolidated financial statements including the timing or amounts of revenue recognized.

All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized within other income. The following table presents the Company’s sources of other income for the years ended December 31, 2019 and 2018. Sources of revenue outside the scope of ASC 606 are noted as such.

	Year Ended December 31,
(Dollars In Thousands)	2019	2018
Other income:
Service fees on deposit accounts	$1,403	$1,290
ATM and debit card fees	1,075	983
Bank-owned life insurance (1)	931	761
Insurance commissions and fees	8,017	6,640
Investment brokerage fees (1)	134	104
Net gain on sales of securities (1)	2,055	36
Net (loss) gain on sale and disposal of premises and equipment (1)	(334)	9
Other	1,064	926

Total Other Income	$14,345	$10,749

(1)	Not within the scope of ASC 606.

A description of the Company’s revenue streams accounted for under ASC 606 is as follows:

Service Fees on Deposit Accounts

The Company earns fees from deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed at the point in the time the

Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

ATM and debit card fees

The Company earns interchange fees from debit and credit card holder transactions conducted through various payment networks. Interchange fees from cardholder transactions are recognized daily, concurrently with the transaction processing services provided by an outsource technology solution and are presented on a net basis.

Insurance commissions and fees

Commission revenues are recognized as of the effective date of the insurance policy or the date on which the policy premium is processed into our systems, whichever is later. Commission revenues related to installment billings are recognized on the latter of effective or invoiced date. Subsequent commission adjustments are recognized upon our receipt of notification from insurance companies concerning matters necessitating such adjustments. Profit-sharing contingent commissions are recognized when determinable based on our best estimate of earned amounts and other pertinent factors.

Other

Other fees consist of revenues that are both in scope and out of scope of ASC 606. Other fee revenues in scope of ASC 606 are made up of wire transfer fees for deposit customers, other agency fee income for SB One Insurance, and other deposit related fees. Revenues for such fees are recognized at the point the fee is incurred by the customer.

NOTE 23—STOCKHOLDERS’ EQUITY, CAPITAL AND REGULATORY MATTERS

In 2017, the Company closed a public offering of 1,136,363 shares of the Company’s common stock at a public offering price of $24.00 per share. The Company granted the underwriters a 30-day option to purchase up to an additional 113,636 shares of its common stock, which was exercised in full by the Underwriters on June 16, 2017. The net proceeds to the Company (including the proceeds from the exercise of the Underwriters’ option) after deducting underwriting discounts and commissions was $28.0 million, which will be used for general corporate purposes. The Company incurred $470 thousand in offering expenses which reduced net proceeds.

The Company is required to maintain cash reserve balances either in vault cash or with the Federal Reserve Bank. The total of those reserve balances was approximately $1.3 million at December 31, 2019.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

The federal banking agencies have substantially amended the regulatory risk-based capital rules applicable to the Bank in 2013, and subsequently adopted in 2019 (effective January 1, 2020) a final rule intended to further simplify the Capital Rules applicable to depository institutions and their holding companies that have less than $10 billion in total consolidated assets. The 2013 amendments implemented the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act.

Pursuant to the Capital Rules, effective January 1, 2015, the minimum capital ratios are as follows:

•	4.5% CET1 to risk-weighted assets;

•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets;

•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and

•	4.0% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (called “leverage ratio”)

The Capital Rules also include a “capital conservation buffer,” composed entirely of CET1, in addition to these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions that do not hold the requisite capital conservation buffer will face constraints on dividends, capital instrument repurchases, interest payments on capital instruments and discretionary bonus payments based on the amount of the shortfall. Thus, the capital standards applicable to the Company include an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios inclusive of the capital conservation buffer of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) total capital to risk-weighted assets of at least 10.5%

An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions.

As of December 31, 2019, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Effective January 1, 2020 community banks with total consolidated assets under $10 billion, total off-balance sheet exposures of 25% or less of total consolidated assets, leverage ratio greater than 9% and trading assets and liabilities of 5% or less of total consolidated assets can opt into the Community Bank Leverage Ratio (“CBLR”) framework. A qualifying bank can opt into the CBLR framework at any time or opt out and become subject to general capital rules by completing the associated reporting data in the FFIEC Call Report. The impact of this regulatory simplification allows the electing bank to not have to complete the risk weighting schedules for schedule RC-R in the FFIEC Call Report. Instead, if the Company opts into the CBLR framework and meets the qualifying criteria, it will be considered to have satisfied the risk-based and leverage capital requirements in the generally applicable Capital Rules and to have met the well-capitalized ratio requirements for PCA purposes. As of December 31, 2019, the Company has not made a decision on whether to elect to adopt the CBLR framework.

The Bank’s actual capital amounts and ratios at December 31, 2019 and 2018 are presented below:

	Actual		For Capital Adequacy Purposes plus Capital Conservation Buffer		To be Well Capitalized under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2019
Total capital (to risk-weighted assets):	$205,317	12.27%	>175,748	>10.50%	>167,379	>10.00%
Tier I capital (to risk-weighted assets):	195,050	11.65%	>142,272	>8.50	>133,903	>8.00
Common equity tier I capital (to average assets):	195,050	11.65%	>117,166	>7.00	>108,797	>6.50
Tier I capital (to average assets):	195,050	10.16%	>76,796	>4.00	>95,995	>5.00
As of December 31, 2018
Total capital (to risk-weighted assets):	$188,647	12.94%	>143,984	>9.88%	>145,733	>10.00%
Tier I capital (to risk-weighted assets):	179,872	12.34%	>114,837	>7.88	>116,586	>8.00
Common equity tier I capital (to average assets):	179,872	12.34%	>92,977	>6.38	>94,726	>6.50
Tier I capital (to average assets):	179,872	12.06%	>59,673	>4.00	>74,591	>5.00

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The State of New Jersey banking laws specify that no dividend shall be paid by the Bank on its capital stock unless, following the payment of such dividend, the capital stock of the Bank will be unimpaired and the Bank will have a surplus of not less than 50% of its capital stock or, if not, the payment of such dividend will not reduce the surplus of the Bank.

At December 31, 2019, the Bank’s funds available for payment of dividends were $216.5 million. Accordingly, $4.4 million of the Company’s equity in the net assets of the Bank was restricted as of December 31, 2019.

In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

NOTE 24—PARENT COMPANY ONLY FINANCIAL

Condensed financial information pertaining only to the parent company, SB One Bancorp, is as follows:

BALANCE SHEETS

	December 31,
(Dollars in thousands)	2019	2018
Assets
Cash	$38	$80
Interest-bearing deposits with other banks	396	248
Investment in subsidiary	222,901	209,037
Accrued interest and other assets	3,843	3,995

Total Assets	$227,178	$213,360

Liabilities and Stockholders’ Equity
Other liabilities	$80	$58
Subordinated debentures	27,869	27,859
Stockholders’ equity	199,229	185,443

Total Liabilities and Stockholders’ Equity	$227,178	$213,360

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year Ended December 31,
(Dollars in thousands)	2019	2018
Dividend received from subsidiaries	$9,075	$2,803
Other income	1	—
Interest expense on borrowings	(12)	(15)
Interest expense on debentures	(1,265)	(1,263)
Other expenses	(301)	(280)

Income (loss) before income tax benefit and equity in undistributed net income of subsidiaries	7,498	1,245
Income tax benefit	330	305

Income (loss) before equity in undistributed net income of subsidiaries	7,828	1,550
Equity in undistributed net income of subsidiaries	14,715	8,373

Net Income	22,543	9,923

Comprehensive income	$21,200	$8,369

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Dollars in thousands)	2019	2018
Cash Flows from Operating Activities:
Net Income	$22,543	$9,923
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of subordinated debenture	10	11
Net change in other assets and liabilities	595	435
Equity in undistributed net income of subsidiaries	(14,715)	(8,373)

Net Cash Provided by Operating Activities	8,433	1,996

Cash Flows from Investing Activities:
Capital contribution from to subsidiaries	—	—

Net Cash Used in Investing Activities	—	—

Cash Flows from Financing Activities:
Cash dividends paid	(3,029)	(2,263)
Common stock issued	(314)	—
Common stock repurchased	(5,132)	—

Net Cash (Used in) by Financing Activities	(8,475)	(2,263)

Net (Decrease) in Cash and Cash Equivalents	(42)	(267)
Cash and Cash Equivalents—Beginning of Year	80	347

Cash and Cash Equivalents—End of Year	$38	$80

NOTE 25—CONTINGENCIES

In the normal course of businesss, the Company is subject to various lawsuits involving matters generally incidental to its business. Management is of the opinion that the ultimate liability, if any, resulting from any pending actions or proceedings will not have a material effect on the financial condition or results of operations of the Company.

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. JOHN PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES NAMED IN ITEM 4, AND A VOTE FOR THE PROPOSALS IN ITEMS 1, 2, 3, 5 AND 6. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20330030303030000000 7 062420 COMPANY NUMBER ACCOUNT NUMBER Form of Proxy Card ANNUAL MEETING OF SHAREHOLDERS OF SB ONE BANCORP June 24, 2020 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.snl.com/irweblinkx/genpage.aspx?IID=4015338&GKP=203214 4. Election of Directors: To elect three directors to serve three-year terms or until their respective successors have been elected and appointed; O Gail Gordon O Edward J. Leppert O Michael X. McBride FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger by and between Provident Financial Services, Inc. and SB One Bancorp, dated as of March 11, 2020, pursuant to which SB One Bancorp will merge with and into Provident Financial Services, Inc. (the “Merger”), and to approve the Merger (the “Merger Proposal”); 2. To consider and vote upon an advisory, non-binding proposal to approve the compensation payable to the named executive officers of SB One Bancorp in connection with the Merger (the “Compensation Proposal”); 3. To approve one or more adjournments of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Merger Proposal or to approve the Compensation Proposal; 5. To vote on a non-binding advisory resolution on the compensation of the named executive officers of SB One Bancorp; and 6. To ratify the appointment of BDO USA, LLP as the registered public accounting firm for the year ending December 31, 2020. The proxies are authorized to vote in accordance with their discretion with respect to such other business as may properly come before the meeting. This Proxy will be voted as directed but, if no direction is indicated, it will be voted FOR the election of all nominees in Item 4 and FOR the proposals listed in Items 1, 2, 3, 5 and 6. PLEASE SIGN AND DATE BELOW, AND RETURN. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. DURING THE MEETING - You may vote your shares during the Annual Meeting by attending in person or online at https://web.lumiagm.com/268977681 and entering the password “sb2020” (case sensitive) and your control number. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

014475PROXYSB ONE BANCORPTHIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THEANNUAL MEETING OF SHAREHOLDERS, JUNE 24, 2020The undersigned hereby appoints Adriano Duarte and Tracy Lehman, and each of them, as proxies,with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of SBOne Bancorp to be held at the offices of SB One Bancorp, located at 95 State Route 17, Paramus,New Jersey 07652, on June 24, 2020, at 9:00 a.m. and at any adjournments or postponementsthereof, and to vote as specified on the reverse side all shares of stock, as designated on the reverseside, which the undersigned may be entitled to vote at such meeting, and with all other powers whichthe undersigned would possess if personally present.CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE1.1